Form 10-K405, Exhibit 13
period 1995-12-31
HARLEYSVILLE GROUP INC
filed 1996-03-27
CIK 792013

EXHIBIT 13(A)

SELECTED CONSOLIDATED FINANCIAL DATA

     Harleysville Group Inc. (Company) is 56% owned by Harleysville Mutual Insurance Company (Mutual). Harleysville Group Inc. and its wholly-owned subsidiaries (Harleysville Group) are engaged in property and casualty insurance. These subsidiaries are: Great Oaks Insurance Company (Great
Oaks), Harleysville-Atlantic Insurance Company (Atlantic), Harleysville Insurance Company of New Jersey (HNJ), Huron Insurance Company (Huron), Lake States Insurance Company (Lake States), Mid-America Insurance Company (Mid-America), New York Casualty Insurance Company (New York Casualty), and Worcester Insurance Company (Worcester), and Harleysville Ltd., a real estate partnership that owns the home office.

                                        YEAR ENDED DECEMBER 31,
                          --------------------------------------------------
                             1995       1994      1993      1992      1991
                          ---------  --------- ---------  -------- ---------
                                (in thousands, except per share data)

INCOME STATEMENT DATA <F1>:
Premiums earned          $  477,042  $447,731   $388,541  $359,170  $363,853
Investment income, net       68,445    64,366     59,198    57,921    56,484
Realized investment
  gains                       2,245     3,367      2,721     8,589       437
Total revenues              558,549   525,458    457,811   428,455   421,871
Income before income taxes   52,642    16,832     38,572    32,506    30,687
Income taxes (benefit)       11,311    (1,622)     6,351     5,579     5,660
Net income                   41,331    18,454     31,940    26,927    25,027
Earnings per share       $     3.05  $   1.40   $   2.48  $   2.14  $   2.05
Weighted average number
  of shares outstanding      13,532    13,198     12,906    12,593    12,227
Cash dividends per share $      .72  $    .66   $    .60  $    .52  $    .45

BALANCE SHEET DATA AT YEAR END:
Total investments        $1,085,151  $956,316   $908,400  $763,601  $716,558
Total assets              1,378,341 1,241,072  1,180,389   957,613   888,977
Debt and lease obligations   97,965   100,195    100,405    22,700    22,800
Shareholders' equity        345,009   276,924    267,749   237,388   211,275
Shareholders' equity
  per share              $    25.15  $  20.72   $  20.51  $  18.57  $  16.98


--------------------
[FN]
<F1> The Company's insurance subsidiaries, other than Lake States, participate in an underwriting pooling arrangement with Mutual. Harleysville Group's participation has been 60% since January 1, 1991. As of January 1, 1996, Harleysville Group's participation increased to 65%. Lake States was acquired as of November 1, 1993, and is not a participant in the pool. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3(a) of the Notes to Consolidated Financial Statements. For 1993, net income is net of a $281,000 charge for the cumulative effect of accounting changes, net of income taxes.