Form 10-K405, Exhibit 13
period 1995-12-31
HARLEYSVILLE GROUP INC
filed 1996-03-27
CIK 792013

EXHIBIT 13(B)

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

     Harleysville Group underwrites property and casualty insurance, including auto, homeowners, commercial multi-peril, workers compensation and other lines of business, that is marketed primarily in the eastern half of the United States through independent agents. The Company's property and casualty subsidiaries other than Lake States participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Beginning January 1, 1996, Harleysville Group's participation in the pooling agreement increased from 60% to 65% as described in Note 3(a) of Notes to Consolidated Financial Statements.

     Historically, Harleysville Group's results of operations have been influenced by factors affecting the property and casualty insurance industry in general. The operating results of the U.S. property and casualty insurance industry have been subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.

     Insurance industry price competition has made it more difficult to attract and retain properly priced personal and commercial lines business. Harleysville Group's premium growth and underwriting results have been, and continue to be, affected by this market condition. It is management's policy to maintain its underwriting standards, even at the expense of premium growth.

     1995 COMPARED TO 1994

     Premiums earned increased $29.3 million for the year ended
December 31, 1995 primarily due to an increase in commercial lines business.

     Investment income increased $4.1 million for the year ended
December 31, 1995 primarily resulting from an increase in invested assets provided by operating cash flow.

     Realized investment gains declined $1.1 million for the year ended December 31, 1995 primarily due to a decrease in the amount of bonds called by their issuers at a premium.

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION
                           (Continued)

     1995 COMPARED TO 1994 (CONTINUED)

     Other income increased by $0.8 million for the year ended
December 31, 1995 primarily due to an increase in the management fee income received under an agreement whereby Harleysville Group
Inc. provides management services to affiliates.

     Income before income taxes increased $35.8 million for the year ended December 31, 1995 primarily due to improved underwriting results and the higher investment income, partially offset by the lower realized investment gains. Harleysville Group's statutory combined ratio decreased to 103.4% for the year ended December 31, 1995 from 111.4% for the year ended December 31, 1994.

     The 1994 results were adversely affected by prolonged severe winter weather. During the first three months of 1994, there were claims from seven industry-designated catastrophes and a large number of additional property claims that occurred on dates other than the designated catastrophe dates that related to the prolonged severe winter weather. These winter weather claims adversely affected Harleysville Group's combined ratio by 6.4 points and its income before income taxes by $28.5 million ($1.41 per share after taxes) for the year ended December 31, 1994. Excluding this impact, the statutory combined ratio improved 1.6 points primarily due to improved results in the workers compensation line of business.

     The 1995 effective tax expense (benefit) rate was 21.5% compared to (9.6)% in 1994 primarily due to tax-exempt investment income comprising a lesser proportion of income before income taxes in 1995.

     Weather-related events have impacted Harleysville Group's results over the past several years. A severe blizzard and related winter weather in January 1996 have caused losses that are currently expected to adversely impact first quarter after-tax earnings by $9.7 million, or $0.71 per share. Harleysville Group is attempting to reduce exposure to catastrophes by achieving greater geographic distribution of risks and reducing exposure in catastrophe-prone areas. In addition, the limit on the catastrophe reinsurance treaty has been increased to provide greater protection for a large catastrophe. Effective for one year from July 1, 1995, the Company's subsidiaries (other than Lake States), and Mutual and its wholly-owned subsidiaries are reinsured under a catastrophe reinsurance treaty that provides coverage for 85% of up to $127 million in excess of a retention of $20 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $108 million for any catastrophe involving an insured loss of $147 million or greater.

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION
                           (Continued)

     1995 COMPARED TO 1994 (CONTINUED)

     The treaty includes reinstatement provisions providing for coverage for a second catastrophe and requiring payment of an additional premium in the event of a first catastrophe occurring. Effective January 1, 1996, Lake States purchased catastrophe reinsurance affording recovery of 95% of $19 million in excess of $1 million from Mutual. Harleysville Group will share in 65% of this coverage with Mutual through the pooling arrangement. Harleysville Group has not purchased funded catastrophe covers.


     1994 COMPARED TO 1993

     Premiums earned increased $59.2 million for the year ended December 31, 1994. Premiums earned for Lake States, which was acquired as of November 1, 1993, increased $61.7 million for the year ended December 31, 1994. Lake States had premiums earned of $71.3 million in 1994 compared to $9.6 million of premiums earned in 1993 subsequent to the acquisition.

     Investment income increased $5.2 million for the year ended December 31, 1994 primarily resulting from an increase in average invested assets partially offset by a decline in average yield. Average invested assets increased $132.4 million from 1993 to 1994 from operating cash flow and from a $92.8 million increase in invested assets in the fourth quarter of 1993 from the acquisition of Lake States and from the proceeds of a note offering in excess of the purchase price of Lake States. The 1994 average yield was 6.9% compared to 7.4% for 1993. The decline in average yield is primarily due to generally lower market interest rates.

     Realized investment gains increased $0.6 million for the year ended December 31, 1994 due to an increase in the amount of bonds called by their issuers at a premium.

     Other income increased by $2.6 million for the year ended December 31, 1994 primarily due to a $1.9 million increase in the management fee income received under an agreement whereby Harleysville Group Inc. provides management services to affiliates. Policy finance fee income increased $0.7 million in 1994 primarily due to the inclusion of Lake States' results of operations for a full year.

     Interest expense increased $4.7 million for the year ended
December 31, 1994 due to the note offering that financed the acquisition of Lake States.

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION
                           (Continued)

     1994 COMPARED TO 1993 (CONTINUED)

     Income before income taxes decreased $21.7 million for the year ended December 31, 1994 primarily due to higher losses from severe winter weather and the higher interest expense partially offset by the higher investment income, realized investment gains and other income. Harleysville Group's statutory combined ratio increased to 111.4% for the year ended December 31, 1994 from 106.7% for the year ended December 31, 1993.

     During the first three months of 1994, there were claims from seven industry-designated catastrophes and a large number of additional property claims that occurred on dates other than the designated catastrophe dates and that related to the prolonged severe winter weather. These winter weather claims adversely affected Harleysville Group's income before income taxes by $28.5 million ($1.41 per share after taxes) for the year ended December 31, 1994. For the year ended December 31, 1993, a blizzard had a $4.9 million ($0.25 per share after taxes) adverse impact on income before income taxes. Such weather events impacted Harleysville Group's statutory combined ratio by 6.4 points and 1.2 points in 1994 and 1993, respectively. Excluding these impacts, the statutory combined ratio improved 0.5 points primarily due to improved results in the workers compensation line of business due to higher rates, stricter underwriting and cost containment efforts.

     The 1994 effective tax expense (benefit) rate was (9.6)% compared to 16.5% in 1993 primarily due to tax-exempt investment income comprising a greater proportion of income before income taxes in 1994. The income tax expense for the year ended December 31, 1993 includes a net benefit of $0.7 million for the effects of a change in tax rate resulting from the Omnibus Budget Reconciliation Act of 1993, which was signed into law during the third quarter of 1993.

     NEW ACCOUNTING STANDARD

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was issued in October 1995 and is effective for fiscal years beginning after December 15, 1995. It permits a company to choose one of two methods of accounting for stock-based compensation arrangements: either the intrinsic value-based method as is currently being followed or an
estimated fair value-based method.   Harleysville Group has not yet
determined whether it will adopt the new method or continue with its current practice of accounting for stock-based compensation. However, the new method, if adopted, is not currently expected to have a material effect on the financial statements.

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION
                           (Continued)

     LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of the ability to generate sufficient cash to meet cash obligations as they come due. Harleysville Group's primary sources of cash are premium income, investment income and maturing investments. Cash outflows can be variable because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, Harleysville Group maintains investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments.

     Harleysville Group's policy with respect to fixed maturity investments is to purchase only those that are of investment grade quality. Fixed maturity investments are purchased with the intention of holding them until maturity except for those classified as available for sale, which may be sold due to changing strategies or market conditions.

     Net cash provided by operating activities was $89.5 million and $57.3 million for 1995 and 1994, respectively. The increase in net cash provided by operating activities in 1995 primarily reflects increased revenues and lower paid losses and loss settlement expenses.

     Net cash used by investing activities was $83.9 million and $56.1 million for 1995 and 1994, respectively. The higher amount in 1995 reflects the investment of the cash provided by operating activities.

     Financing activities used net cash of $4.0 million in 1995 compared to $2.2 million in 1994. The change was primarily due to the prepayment of a $2.0 million capitalized lease obligation in 1995.

     The Company maintained $15.2 million of cash and marketable securities at the holding company level at December 31, 1995, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries and acquisitions. During 1995, Harleysville Group Inc. contributed $5.0 million of capital to Lake States. Harleysville Group has no material commitments for capital expenditures as of December 31, 1995.

     As a holding company, Harleysville Group Inc.'s principal source of cash for the payment of dividends is dividends from its subsidiaries. The Company's insurance subsidiaries are subject to state laws that restrict their ability to pay dividends.

                       HARLEYSVILLE GROUP
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
              OF OPERATIONS AND FINANCIAL CONDITION
                           (Continued)

     LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

     Applying the current regulatory restrictions as of December 31, 1995, the maximum amount of dividends that may be paid to Harleysville Group Inc. by its subsidiaries without prior regulatory approval was $37.6 million. The Company's insurance subsidiaries have not paid any dividends to Harleysville Group Inc. in any of the years presented. See the Business-Regulation section of Harleysville Group Inc.'s 1995 Form 10-K which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 9 of the Notes to Consolidated Financial Statements.

     The National Association of Insurance Commissioners has adopted risk-based capital (RBC) standards that require insurance companies to calculate and report statutory capital and surplus needs based on a formula measuring underwriting, investment and other business risks inherent in an individual company's operations. These RBC standards have not affected the operations of Harleysville Group since each of the Company's insurance subsidiaries have statutory capital and surplus in excess of RBC requirements.

     Harleysville Group had off-balance-sheet credit risk related to $59.0 million of premium balances due to Mutual from agents at December 31, 1995. At such date, Harleysville Group had recorded a $1.0 million bad debt allowance related to such credit risk.


     IMPACT OF INFLATION

     Property and casualty insurance premiums are established before the amount of losses and loss settlement expenses, or the extent to which inflation may affect such expenses, are known. Consequently, Harleysville Group attempts, in establishing rates, to anticipate the potential impact of inflation. In the past, inflation has contributed to increased losses and loss settlement expenses.