Form 10-K405, Exhibit 13
period 1995-12-31
HARLEYSVILLE GROUP INC
filed 1996-03-27
CIK 792013

EXHIBIT 13(C)

                       HARLEYSVILLE GROUP
                   CONSOLIDATED BALANCE SHEETS
                (in thousands, except share data)

                                                    DECEMBER 31,
                                              ------------------------
                                                 1995          1994
                                              ----------    ----------
          ASSETS
          ------
Investments:
  Fixed maturities:
    Held to maturity, at amortized
      cost (fair value $542,895
      and $535,114)                          $  509,846     $  557,486
    Available for sale, at fair value
      (cost $468,206 and $384,691)              496,595        374,322
  Equity securities, at fair value
    (cost $30,347 and $14,999)                   34,584         14,184
  Short-term investments, at cost,
    which approximates fair value                44,126         10,324
                                             ----------     ----------
      Total investments                       1,085,151        956,316
Cash                                              3,256          1,584
Receivables:
  Premiums                                       62,233         50,308
  Reinsurance                                    70,366         69,190
  Accrued investment income                      16,496         16,359
                                             ----------     ----------
      Total receivables                         149,095        135,857
Deferred policy acquisition costs                59,109         52,490
Prepaid reinsurance premiums                      8,334          7,630
Property and equipment, net                      22,578         21,849
Deferred income taxes                            23,109         39,292
Other assets                                     27,709         26,054
                                             ----------     ----------
      Total assets                           $1,378,341     $1,241,072
                                             ==========     ==========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Unpaid losses and loss
    settlement expenses                      $  645,941     $  603,088
  Unearned premiums                             238,710        209,570
  Accounts payable and accrued expenses          48,478         42,576
  Debt and capitalized lease obligations         97,965        100,195
  Due to affiliate                                2,238          8,719
                                             ----------     ----------
      Total liabilities                       1,033,332        964,148
                                             ----------     ----------
Shareholders' equity:
  Preferred stock, $1 par value, authorized
    1,000,000 shares; none issued
  Common stock, $1 par value, authorized
    23,000,000 shares; shares issued and
    outstanding 1995, 13,718,086 and
    1994, 13,364,062                             13,718         13,364
  Additional paid-in capital                    111,519        103,851
  Net unrealized investment gains (losses),
    net of deferred income taxes                 21,207         (7,276)
  Retained earnings                             198,565        166,985
                                             ----------     ----------
      Total shareholders' equity                345,009        276,924
                                             ----------     ----------
      Total liabilities and
        shareholders' equity                 $1,378,341     $1,241,072
                                             ==========     ==========

See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                    CONSOLIDATED STATEMENTS OF INCOME
              (dollars in thousands, except per share data)

                                           YEAR ENDED DECEMBER 31,
                                      ---------------------------------
                                        1995        1994         1993
                                      ---------   ---------    --------
Revenues:
 Premiums earned                      $477,042    $447,731    $388,541
 Investment income, net
  of investment expense                 68,445      64,366      59,198
 Realized investment gains               2,245       3,367       2,721
 Other income                           10,817       9,994       7,351
                                      --------    --------    --------
  Total revenues                       558,549     525,458     457,811
                                      --------    --------    --------
Losses and expenses:
 Losses and loss settlement
  expenses                             335,496     348,870     283,778
 Amortization of deferred
  policy acquisition costs             123,019     116,398     103,601
 Other underwriting expenses            37,764      33,909      27,352
 Interest expense                        6,811       6,476       1,747
 Other expenses                          2,817       2,973       2,761
                                      --------    --------    --------
  Total expenses                       505,907     508,626     419,239
                                      --------    --------    --------
  Income before income taxes
   and cumulative effect
   of accounting changes                52,642      16,832      38,572

Income taxes (benefit)                   1,311      (1,622)      6,351
                                      --------    --------    --------
  Income before cumulative effect
   of accounting changes                41,331      18,454      32,221

Cumulative effect of accounting
 changes, net of income taxes                                     (281)
                                      --------    --------    --------
  Net income                          $ 41,331    $ 18,454    $ 31,940
                                      ========    ========    ========
Weighted average number of
 shares outstanding                 13,532,371  13,198,038  12,905,650
                                    ==========  ==========  ==========
Earnings per common share:

 Income before cumulative effect
  of accounting changes               $   3.05    $   1.40    $   2.50
 Cumulative effect of accounting
  changes, net of income taxes                                    (.02)
                                      --------    --------    --------
 Net income                           $   3.05    $   1.40    $   2.48
                                      ========    ========    ========

Cash dividends per share              $    .72    $    .66    $    .60
                                      ========    ========    ========


See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         (dollars in thousands)

                                   ADDITIONAL  NET UNREALIZED
                   COMMON STOCK      PAID-IN     INVESTMENT   RETAINED
                  SHARES    AMOUNT   CAPITAL   GAINS (LOSSES) EARNINGS   TOTAL
                ---------  ------- ----------  -------------- -------- --------
Balance at
 December 31,
 1992         12,782,739   $12,783  $ 91,548   $    -        $133,057 $237,388
Net income                                                     31,940   31,940
Issuance of
 common stock:
  Employee plans 106,026       106     1,184                             1,290
  Dividend
   Reinvestment
   Plan          166,808       167     4,348                             4,515
Tax benefit from
 stock options
 exercised                               367                               367
Cash dividends
 paid                                                          (7,751)  (7,751)
              ----------   -------  --------    --------     -------- --------
Balance at
 December 31,
 1993         13,055,573    13,056    97,447        -         157,246  267,749

Net income                                                     18,454   18,454
Issuance of
 common stock:
  Employee plans  88,963        89     1,346                             1,435
  Dividend
   Reinvestment
   Plan          219,526       219     4,896                             5,115
Tax benefit from
 stock options
 exercised                               162                               162
Cash dividends
 paid                                                          (8,715)  (8,715)
Cumulative
 effect of
 accounting
 change for
 investments,
 net                                              19,341                19,341
Change in
 unrealized
 investment
 gains (losses),
 net                                             (26,617)              (26,617)
              ----------   -------  --------    --------     -------- --------
Balance at
 December 31,
 1994         13,364,062    13,364   103,851      (7,276)     166,985  276,924

Net income                                                     41,331   41,331
Issuance of
 common stock:
  Employee plans 144,295       144     1,770                             1,914
  Dividend
   Reinvestment
   Plan          209,729       210     5,524                             5,734
Tax benefit from
 stock options
 exercised                               374                               374
Cash dividends
 paid                                                          (9,751)  (9,751)
Change in
 unrealized
 investment
 gains (losses),
 net                                              28,483                28,483
              ----------   -------  --------    --------     -------- --------
Balance at
 December 31,
 1995         13,718,086   $13,718  $111,519    $ 21,207     $198,565 $345,009
              ==========   =======  ========    ========     ======== ========


See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in thousands)

                                          YEAR ENDED DECEMBER 31,
                                   -------------------------------------
                                      1995          1994         1993
                                   ----------    ----------   ----------

Cash flows from operating activities:
  Net income                          $  41,331    $  18,454    $  31,940
  Adjustments to reconcile net
    income to net cash provided by
    operating activities, excluding
    effects of acquisition:
      Change in receivables, unearned
        premiums, prepaid reinsurance
        and due to affiliate              8,717          909        4,753
      Increase in unpaid losses
        and loss settlement
        expenses                         42,853       42,277       21,598
      Deferred income taxes                 845       (5,228)      (3,292)
      Increase in deferred policy
        acquisition costs                (6,619)        (143)      (1,820)
      Amortization and depreciation       1,151        1,403          585
      Gain on sale of
        investments                      (2,245)      (3,367)      (2,721)
      Other, net                          3,460        2,976        5,590
                                      ---------    ---------    ---------
        Net cash provided by
          operating activities           89,493       57,281       56,633
                                      ---------    ---------    ---------
Cash flows from investing activities:
  Held to maturity investments:
    Purchases                           (25,492)     (85,261)    (161,157)
    Maturities                           25,739       11,497       56,712
    Sales                                 4,766
  Available for sale investments:
    Purchases                          (140,176)     (90,039)     (23,686)
    Maturities                           20,931       80,213       23,840
    Sales                                66,250       22,863       29,975
  Net sales (purchases) or maturities
    of short-term investments           (33,802)       5,517       (7,435)
  Acquisition, net of cash                                        (42,773)
  Purchases of property and
    equipment                            (2,078)        (855)      (1,166)
                                      ---------    ---------    ---------
        Net cash used by
          investing activities          (83,862)     (56,065)    (125,690)
                                      ---------    ---------    ---------


Cash flows from financing activities:
  Issuance of common stock                8,022        6,712        6,172
  Debt proceeds                                                   119,000
  Repayment of debt and capitalized
    lease obligations                    (2,230)        (218)     (46,200)
  Dividends paid                         (9,751)      (8,715)      (7,751)
                                      ---------    ---------    ---------
        Net cash provided (used)
          by financing activities        (3,959)      (2,221)      71,221
                                      ---------    ---------    ---------

Increase (decrease) in cash               1,672       (1,005)       2,164
  Cash at beginning of year               1,584        2,589          425
                                      ---------    ---------    ---------
  Cash at end of year                 $   3,256    $   1,584     $  2,589
                                      =========    =========     ========


See accompanying notes to consolidated financial statements.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

     DESCRIPTION OF BUSINESS

     Harleysville Group consists of Harleysville Group Inc. and
its subsidiaries (all wholly owned).   Those subsidiaries are:
     - Great Oaks Insurance Company (Great Oaks)
     - Harleysville-Atlantic Insurance Company (Atlantic)
     - Harleysville Insurance Company of New Jersey (HNJ)
     - Huron Insurance Company (Huron)
     - Lake States Insurance Company (Lake States)
     - Mid-America Insurance Company (Mid-America)
     - New York Casualty Insurance Company (New York Casualty)
     - Worcester Insurance Company (Worcester)
     - Harleysville Ltd. (a real estate partnership that owns the home office)

     Harleysville Group is approximately 56% owned by Harleysville Mutual Insurance Company (Mutual).

     Harleysville Group underwrites property and casualty insurance, including auto, homeowners, commercial multi-peril, workers compensation and other lines of business, that is marketed primarily in the eastern half of the United States through independent agents.

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Harleysville Group prepared in conformity with generally accepted accounting principles, which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INVESTMENTS

     Accounting for fixed maturities depends on their classification as either held to maturity, available for sale or trading. Fixed maturities classified as available for sale are carried at fair value, with unrealized gains or losses credited or charged directly to a separate component of shareholders' equity.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES (CONTINUED)

     INVESTMENTS (CONTINUED)

     Investments in fixed maturities that are classified as held to maturity are carried at amortized cost. Equity securities are carried at fair value. There were no investments classified as trading. Short-term investments are recorded at cost, which approximates fair value.

     Realized gains and losses on sales of investments are recognized in net income on the specific identification basis. Unrealized investment gains or losses, net of applicable income taxes, are reflected directly in shareholders' equity and, accordingly, have no effect on net income.

     PREMIUMS

     Premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the monthly pro rata basis.


     POLICY ACQUISITION COSTS

     Policy acquisition costs, such as commissions, premium taxes and certain other underwriting and agency expenses that vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss settlement expenses and certain other costs expected to be incurred as the premium is earned.


     LOSSES AND LOSS SETTLEMENT EXPENSES

     The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred. Such estimates may be more or less than the amounts ultimately paid when the claims are settled. These estimates are periodically reviewed and adjusted as necessary; such adjustments are reflected in current operations.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES (CONTINUED)

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated primarily on the straight-line basis over the estimated useful lives of the assets
(40 years for buildings and three to 15 years for the equipment).

     INCOME TAXES

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     EARNINGS PER SHARE

     Earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the year. The stock options described in Note 11 have no material dilutive effect on earnings per common share amounts in any of the periods presented.

 2 - ACQUISITION

     Effective November 1, 1993, Harleysville Group acquired Lake States, a property and casualty insurance company conducting business in Michigan, for a cash purchase price of $44,300,000. The acquisition was funded with a short-term loan from Mutual that was repaid with proceeds from an offering of $75,000,000 of notes. The acquisition was accounted for as a purchase, and resulted in goodwill of $18,574,000 which is being amortized over 40 years on the straight-line basis.

     The consolidated financial statements include the results of operations of Lake States from the date of acquisition. Unaudited pro forma consolidated results of operations for the year ended December 31, 1993, giving effect to the acquisition and financing of Lake States as though it had occurred at the beginning of 1993, would reflect revenues, net income and earnings per share of $502,991,000, $32,313,000 and $2.50, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 2 - ACQUISITION - (CONTINUED)

     Supplemental cash flow information for the acquisition is as follows:
                                               1993
                                             --------
                                          (in thousands)

     Fair value of assets acquired           $134,943
     Liabilities assumed                       90,643
                                             --------
     Cash paid                                 44,300
     Less cash acquired                         1,527
                                             --------
     Net cash paid for acquisition           $ 42,773
                                             ========


 3 - TRANSACTIONS WITH AFFILIATES

     (a) UNDERWRITING

     The insurance subsidiaries, other than Lake States, participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Harleysville Group's participation in the pooling agreement was 60% for all years presented. Beginning January 1, 1996, Harleysville Group's participation increased to 65% and Pennland Insurance Company (Pennland) became a participant in the pooling arrangement. Pennland, a subsidiary of Mutual, writes Pennsylvania personal automobile insurance policies and had earned premium of $64,839,000 in 1995. Effective January 1, 1996, Harleysville Group received cash and investments from Mutual and Pennland of $117,800,000 which related to the various insurance liabilities assumed in connection with this change in pool participation.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 3 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

     (a) UNDERWRITING (CONTINUED)

     The following amounts represent reinsurance transactions between Harleysville Group and Mutual under the pooling arrangement:

                                 1995        1994        1993
                               --------    --------    --------
                                        (in thousands)
Ceded:
  Premiums earned              $349,280    $331,105    $326,706
                               ========    ========    ========
  Unearned premiums            $175,903    $158,421    $161,886
                               ========    ========    ========
  Losses incurred              $254,842    $271,957    $236,581
                               ========    ========    ========
  Unpaid losses and
    loss settlement
    expenses                   $421,579    $391,883    $368,361
                               ========    ========    ========

Assumed:
  Premiums earned              $398,778    $376,463    $378,921
                               ========    ========    ========
  Unearned premiums            $190,308    $171,614    $175,770
                               ========    ========    ========
  Losses incurred              $277,182    $294,473    $276,363
                               ========    ========    ========
  Unpaid losses and
    loss settlement
    expenses                   $517,586    $489,532    $469,235
                               ========    ========    ========

     (b) PROPERTY

     Harleysville Ltd. leases the home office to Mutual which shares most of the facility with Harleysville Group. Rental income under the lease was $2,750,000, $2,668,000 and $2,569,000 for 1995,
1994 and 1993, respectively, and is included in other income after elimination of intercompany amounts of $1,405,000, $1,361,000 and $1,310,000 in 1995, 1994 and 1993, respectively.


     (c) MANAGEMENT AGREEMENTS

     Harleysville Group Inc. received $6,944,000, $6,587,000 and $4,683,000 of management fee income in 1995, 1994 and 1993, respectively, under agreements whereby Harleysville Group Inc. provides management services to Mutual and other affiliates.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 3 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

     (d) INTERCOMPANY BALANCES

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly) and allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items.

     Harleysville Group Inc. paid Mutual $146,000 of interest in
1993 on the short-term loan (LIBOR plus 1%) described in Note 2.
Interest expense on the loan from Mutual described in Note 8 was $1,360,000, $977,000 and $842,000 in 1995, 1994 and 1993,
respectively.

     Harleysville Group had off-balance-sheet credit risk related to approximately $59,000,000 and $54,000,000 of premium balances due to Mutual from agents at December 31, 1995 and 1994, respectively. Harleysville Group had a bad debt allowance related to such risk of $964,000 and $1,195,000 at December 31, 1995 and 1994, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 4 - INVESTMENTS

     The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:


                                          DECEMBER 31, 1995
                           -----------------------------------------------
                                         GROSS        GROSS     ESTIMATED
                           AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                              COST       GAINS        LOSSES      VALUE
                           ---------   ----------  ----------- ----------
                                              (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies       $ 10,288     $   885     $   (13)   $   11,160

 Obligations of states
  and political
  subdivisions              245,525      13,485         (248)     258,762

 Corporate securities       253,734      19,230         (290)     272,674

 Mortgage-backed
  securities                    299                                   299
                           --------     -------     --------   ----------
Total held to maturity      509,846      33,600         (551)     542,895
                           --------     -------     --------   ----------
Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies        114,534       6,337          (33)     120,838

 Obligations of states
  and political
  subdivisions              127,202      10,405         (106)     137,501

 Corporate securities       115,123       4,621           (4)     119,740

 Mortgage-backed
  securities                111,347       7,169                   118,516
                           --------     -------     --------   ----------
Total available for sale    468,206      28,532         (143)     496,595
                           --------     -------     --------   ----------
Total fixed maturities     $978,052     $62,132     $   (694)  $1,039,490
                           ========     =======     ========   ==========

Total equity securities    $ 30,347     $ 6,265     $ (2,028)  $   34,584
                           ========     =======     ========   ==========

                            HARLEYSVILLE GROUP
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)

 4 - INVESTMENTS (CONTINUED)

                                            DECEMBER 31, 1994
                             ----------------------------------------------
                                           GROSS        GROSS     ESTIMATED
                             AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                COST       GAINS       LOSSES       VALUE
                             ---------   ----------  -----------  ---------
                                              (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies         $  8,404     $   129     $   (269)   $  8,264

 Obligations of states
  and political
  subdivisions                268,361       4,155      (12,537)    259,979

 Corporate securities         279,408       1,910      (15,578)    265,740

 Mortgage-backed
  securities                    1,313                     (182)      1,131
                             --------     -------     --------    --------
Total held to maturity        557,486       6,194      (28,566)    535,114
                             --------     -------     --------    --------
Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies           94,133         361       (2,652)     91,842

 Obligations of states
  and political
  subdivisions                130,250       3,913       (2,019)    132,144

 Corporate securities          42,354          29       (2,663)     39,720

 Mortgage-backed
  securities                  117,954         132       (7,470)    110,616
                             --------     -------     --------    --------
Total available for sale      384,691       4,435      (14,804)    374,322
                             --------     -------     --------    --------
Total fixed maturities       $942,177     $10,629     $(43,370)   $909,436
                             ========     =======     ========    ========
Total equity securities      $ 14,999     $   605     $ (1,420)   $ 14,184
                             ========     =======     ========    ========


     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 4 - INVESTMENTS (CONTINUED)

                                                  ESTIMATED
                                AMORTIZED           FAIR
                                   COST             VALUE
                                ---------        ----------
                                       (in thousands)
Held to maturity:

  Due in one year or less        $ 14,160        $   14,389

  Due after one year
   through five years              81,682            87,458

  Due after five years
   through ten years              202,469           217,595

  Due after ten years             211,236           223,154
                                 --------        ----------
                                  509,547           542,596
  Mortgage-backed
   securities                         299               299
                                 --------        ----------

                                  509,846           542,895
                                 --------        ----------
Available for sale:

  Due in one year or less          31,365            31,881

  Due after one year
   through five years             119,337           125,029

  Due after five years
   through ten years              145,735           155,507

  Due after ten years              60,422            65,662
                                 --------        ----------
                                  356,859           378,079
  Mortgage-backed
   securities                     111,347           118,516
                                 --------        ----------
                                  468,206           496,595
                                 --------        ----------
  Total fixed maturities         $978,052        $1,039,490
                                 ========        ==========


     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1995 and 1994 amounted to $10,283,000 and $7,899,000, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

 4 - INVESTMENTS (CONTINUED)

     A summary of net investment income is as follows:

                                   1995       1994       1993
                                 --------   --------   --------
                                         (in thousands)

Interest on fixed maturities     $67,428     $63,293    $59,143
Dividends on equity securities       478         163
Interest on short-term
  investments                      1,316       1,501        574
                                 -------     -------    -------
Total investment income           69,222      64,957     59,717

Investment expense                   777         591        519
                                 -------     -------    -------
Net investment income            $68,445     $64,366    $59,198
                                 =======     =======    =======

     Realized gross gains (losses) from investment sales and redemptions and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:
                                  1995         1994        1993
                               ----------   ----------   --------
                                          (in thousands)
Fixed maturity securities:
  Held to maturity:
    Gross gains                 $   194     $     141    $ 1,285
    Gross losses                    (44)           (6)       (57)

  Available for sale:
    Gross gains                   3,079         3,476      1,579
    Gross losses                   (769)         (244)       (86)

Equity securities:
  Gross gains                       485
  Gross losses                     (700)
                                -------     ---------    -------
Net realized investment gains   $ 2,245     $   3,367    $ 2,721
                                =======     =========    =======

Change in difference between
 fair value and cost of
 investments<FN1>:
  Fixed maturity securities     $94,179     $ (99,668)   $27,861
  Equity securities               5,052          (815)
                                -------     ---------    -------
Total                           $99,231     $(100,483)   $27,861
                                =======     =========    =======

[FN]
<F1> Parentheses indicate a net unrealized decline in fair value.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

 4 - INVESTMENTS (CONTINUED)

     Income taxes on realized investment gains were $786,000, $1,141,000 and $952,000 for 1995, 1994 and 1993, respectively.
Deferred income taxes (benefits) applicable to unrealized investment gains (losses) were $11,419,000 and $(3,918,000) at December 31, 1995 and 1994, respectively.

     The Consolidated Statement of Shareholders' Equity for the year ended December 31, 1994 reflects $19,341,000 in unrealized investment gains, net of $10,414,000 of deferred income taxes, for the cumulative effect of adopting Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     In November 1995, the Financial Accounting Standards Board issued guidance on the implementation of SFAS No. 115. As a result of adopting this implementation guidance, fixed maturity investments classified as held to maturity with an amortized cost of $50,699,000 and unrealized gains of $4,156,000 were transferred to the available for sale classification. During 1995, Harleysville Group sold Kmart Corp. bonds that had been classified as held to maturity due to a significant deterioration in the issuer's creditworthiness. These bonds had an amortized cost of $4,690,000, and the sale resulted in a realized gain of $76,000. There were no other sales or transfers from the held to maturity portfolio.

     Harleysville Group has not held or issued derivative financial instruments.


 5 - REINSURANCE

     In the ordinary course of business, Harleysville Group cedes insurance to, and assumes insurance from, unrelated insurers to limit its maximum loss exposure through diversification of its risks. See Note 3(a) for discussion of the reinsurance pooling agreement with Mutual. Reinsurance contracts do not relieve Harleysville Group of primary liability as the originating insurer. The effect of Harleysville Group's share of reinsurance with unrelated insurers on premiums written and earned is as follows:

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 5 - REINSURANCE (CONTINUED)

                                1995        1994        1993
                             ----------  ----------  ----------
                                       (in thousands)
Premiums written:
  Direct                      $505,198    $448,602    $380,529
  Assumed                       40,655      42,450      49,323
  Ceded                        (40,375)    (41,695)    (34,689)
                              --------    --------    --------
 Net premiums written         $505,478    $449,357    $395,163
                              ========    ========    ========
Premiums earned:
  Direct                      $475,984    $446,853    $376,500
  Assumed                       40,728      43,551      46,062
  Ceded                        (39,670)    (42,673)    (34,021)
                              --------    --------    --------
Net premiums earned           $477,042    $447,731    $388,541
                              ========    ========    ========


     Losses and loss settlement expenses are net of reinsurance recoveries of $19,117,000, $24,399,000 and $20,605,000 for 1995,
1994 and 1993, respectively.


 6 - PROPERTY AND EQUIPMENT

     Property and equipment consisted of land and buildings with a cost of $25,346,000 and $25,254,000, and equipment with a cost of $4,733,000 and $2,841,000 at December 31, 1995 and 1994,
respectively. Accumulated depreciation related to such assets was $7,501,000 and $6,248,000 at December 31, 1995 and 1994,
respectively.

     Rental expense under leases with non-affiliates amounted to $2,152,000, $1,871,000 and $1,575,000 for 1995, 1994 and 1993,
respectively. Operating lease commitments were not material at December 31, 1995.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES

     Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:

                                       1995        1994        1993
                                    ---------   ---------   ---------
                                             (in thousands)

Liability at January 1              $603,088    $560,811    $486,608
  Less reinsurance recoverables       67,636      61,539      48,725
                                    --------    --------    --------
Net liability at January 1           535,452     499,272     437,883
                                    --------    --------    --------
Net liability of acquired company                             32,293
                                                            --------
Incurred related to:
  Current year                       346,383     352,085     283,526
  Prior years                        (10,887)     (3,215)        252
                                    --------    --------    --------
        Total incurred               335,496     348,870     283,778
                                    --------    --------    --------
Paid related to:
  Current year                       129,446     151,133     110,217
  Prior years                        164,849     161,557     144,465
                                    --------    --------    --------
        Total paid                   294,295     312,690     254,682
                                    --------    --------    --------
Net liability at December 31         576,653     535,452     499,272
  Plus reinsurance recoverables       69,288      67,636      61,539
                                    --------    --------    --------
Liability at December 31            $645,941    $603,088    $560,811
                                    ========    ========    ========

     Harleysville Group recognized (favorable) adverse development in the provision for insured events of prior years of $(10,887,000), $(3,215,000) and $252,000 in 1995, 1994 and 1993,
respectively. The favorable development in 1995 and 1994 primarily related to lower than expected claim severity in workers compensation.

     In establishing the liability for unpaid losses and loss settlement expenses, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known losses (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES
     (CONTINUED)

management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted losses. Estimates of the liabilities are reviewed and updated continually.

     The property and casualty insurance industry has received significant publicity about environmental-related losses from exposures insured many years ago. Since the intercompany pooling agreement pertains to insurance business written or earned on or after January 1, 1986, Harleysville Group has not incurred significant environmental-related losses.


 8 - DEBT AND CAPITALIZED LEASE OBLIGATIONS

     Debt is as follows:

                                         DECEMBER 31,
                                     --------------------
                                       1995        1994
                                     --------    --------
                                        (in thousands)

     Notes, 6.75%, due 2003          $75,000     $ 75,000
     Demand term-loan payable
       to Mutual, LIBOR plus
       1%, due 1998                   18,500       18,500
     Economic Development
       Corporation (EDC)
       Revenue Bond obligation         4,465        4,695
     Capitalized lease
       obligation, 8.5%                             2,000
                                      -------    --------
                                      $97,965    $100,195
                                      =======    ========

     The fair value of the Notes was $75,801,000 and $65,100,000 at December 31, 1995 and 1994, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt and capitalized lease obligations approximates fair value.

     The EDC obligation is secured by Lake States' building.
Interest is payable semiannually at a variable rate (3.9% at December 31, 1995) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


 8 - DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)

     Interest paid was $6,716,000, $6,347,000 and $1,386,000 in
1995, 1994 and 1993, respectively.


 9 - SHAREHOLDERS' EQUITY

     A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 1995, $37,620,000 was available for distribution to Harleysville Group Inc. without prior approval.

     The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:

                                           DECEMBER 31,
                                --------------------------------
                                  1995        1994        1993
                                --------    --------   ---------
                                         (in thousands)

Statutory capital and surplus   $303,675    $262,841    $238,867
                                ========    ========    ========

Statutory unassigned surplus    $185,202    $149,368    $131,393
                                ========    ========    ========

Statutory net income            $ 36,063    $ 16,674    $ 26,103
                                ========    ========    ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

10 - INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                  1995        1994        1993
                                --------    --------    --------
                                        (in thousands)

Current                         $10,466     $ 3,606     $ 9,643
Deferred (benefit)                  845      (5,228)     (3,292)
                                -------     -------     -------

                                $11,311     $(1,622)    $ 6,351
                                =======     =======     =======

     Cash paid for federal income taxes in 1995, 1994 and 1993 was $11,201,000, $1,349,000 and $6,646,000, respectively.

     The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes and cumulative effect of accounting changes as follows:

                                  1995        1994        1993
                                --------    --------    --------
Statutory federal income
  tax rate                        35.0 %      35.0 %      35.0 %
Tax-exempt interest              (13.0)      (45.1)      (16.9)
Other, net                        (0.5)        0.5        (1.6)
                                 -----       ------      ------
                                  21.5 %      (9.6)%      16.5 %
                                 =====       ======      ======

     The Consolidated Statement of Income for the year ended
December 31, 1993 reflects a $568,000 cumulative effect benefit of adopting SFAS No. 109 as of January 1, 1993.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

10 - INCOME TAXES (CONTINUED)

     The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:


                                          DECEMBER 31,
                                  ---------------------------
                                    1995               1994
                                  --------           --------
                                        (in thousands)

Deferred tax liabilities
  Deferred policy acquisition
    costs                          $20,688            $18,372
  Unrealized investment gains       11,419
  Other                              3,051              2,603
                                   -------            -------
    Total deferred tax
      liabilities                   35,158             20,975
                                   -------            -------
Deferred tax assets
  Unearned premiums                 16,126             14,135
  Losses incurred                   35,291             33,657
  Unrealized investment
    losses                                              3,918
  Tax credit carryforward              809              3,059
  Other                              6,041              5,498
                                   -------            -------

    Total deferred tax
      assets                        58,267             60,267
                                   -------            -------
    Net deferred tax asset         $23,109            $39,292
                                   =======            =======

     A valuation allowance is required to be established for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the benefit of the deferred tax asset will be realized and, therefore, no such valuation allowance has been established.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


11 - INCENTIVE PLANS

     Harleysville Group has an Equity Incentive Plan for key employees. Awards may be made in the form of stock options, stock appreciation rights (SARs), restricted stock, or any combination of the above. Such awards are limited to an aggregate of 1,407,000 shares of Harleysville Group Inc.'s common stock. The plan provides that stock options may become exercisable from six months to 10 years from date of grant with an option price not less than fair market value on date of grant. The SARs permit surrender of the option and receipt of current market price over the option price in cash. SARs associated with 23,123 shares are outstanding. Results of operations include charges (benefits) related to the SARs of $132,000, $(143,000) and $58,000 for 1995, 1994 and 1993,
respectively. The income tax benefit related to the difference between the market price at the date of exercise and the option price for non-qualified stock options was credited to additional paid-in capital.

     The Harleysville Group Inc. 1995 Directors Stock Option Program provides for the granting of options to eligible directors to purchase a maximum of 65,000 shares of common stock. Options are granted at exercise prices equal to fair market value on the date of grant. The options vest and become exercisable at the rate of 20% per year of active service. The options have a term of 10 years.

     Harleysville Group adopted stock option plans for substantially all employees and certain designated agents in 1992. The plans provide for the granting of options to purchase a maximum of 425,000 shares of common stock. The plans provide that the options may become exercisable from three to 10 years from date of grant with an option price not less than fair market value on date of grant.

     Information regarding the various stock option plans is as follows:

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


11 - INCENTIVE PLANS (CONTINUED)

                                 NUMBER       OPTION PRICES
                               OF SHARES        PER SHARE
                               ---------     --------------
      Outstanding at
        December 31, 1992       891,823      $ 8.73 - 27.25
      Granted--1993              80,765       28.00 - 29.13
      Exercised--1993           (87,648)       9.60 - 19.00
      Forfeited--1993           (15,590)      18.84 - 27.25
                               --------      --------------
      Outstanding at
        December 31, 1993       869,350        8.73 - 29.13
      Granted--1994             124,600               22.25
      Exercised--1994           (44,485)       9.60 - 19.00
      Forfeited--1994            23,540)      19.00 - 28.00
                               --------      --------------
      Outstanding at
        December 31, 1994       925,925        8.73 - 29.13
      Granted--1995             196,210               25.00
      Exercised--1995          (130,288)       9.60 - 28.00
      Forfeited--1995           (50,085)      22.25 - 28.00
                               --------      --------------
      Outstanding at
        December 31, 1995       941,762      $ 8.73 - 29.13
                               ========      ==============
      Exercisable at
        December 31, 1995       695,651      $ 8.73 - 29.13
                               ========      ==============

      SFAS No. 123, "Accounting for Stock-Based Compensation," was issued in October 1995 and is effective for fiscal years beginning after December 15, 1995. It permits a company to choose one of two methods of accounting for stock-based compensation arrangements: either the intrinsic value-based method as is currently being
followed or an estimated fair value-based method.   Harleysville
Group has not yet determined whether it will adopt the new method or continue with its current practice of accounting for stock-based compensation. However, the new method, if adopted, is not currently expected to have a material effect on the financial statements.

      Harleysville Group has incentive bonus plans. Cash bonuses are paid or deferred on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. Harleysville Group's expense for such plans was $1,161,000, $365,000 and $570,000 for 1995, 1994 and 1993,
respectively. Harleysville Group has an Employee Stock Purchase Plan under which eligible employees may purchase shares of common stock at a price equal to 85% of the fair market value during a specified time interval. The number of shares issued under the plan was 53,421, 44,478 and 36,522 in 1995, 1994 and 1993, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

11 - INCENTIVE PLANS (CONTINUED)

      In 1995, Harleysville Group adopted an Agency Stock Purchase Plan under which eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 500,000 shares of common stock available under the plan. No shares were issued in 1995.


12 - PENSION AND OTHER BENEFIT PLANS

      Harleysville Group Inc. has a pension plan that covers substantially all full-time employees. Retirement benefits are a function of both the years of service and level of compensation. Harleysville Group Inc.'s funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by ERISA. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

      The following table sets forth the year-end funded status of the plan including Mutual:
                                              1995        1994
                                           ---------   ---------
                                               (in thousands)
Actuarial present value of benefit
  obligations:

    Accumulated benefit obligation,
      including vested benefits of
      $42,739,000 and $33,603,000          $(44,312)   $(35,513)
                                           ========    ========

    Projected benefit obligation for
      service rendered to date             $(60,473)   $(49,333)
Plan assets at fair value (primarily
  listed stocks and fixed income
  securities)                                50,847      37,652
                                           --------    --------
Excess of the projected benefit
  obligation over plan assets                (9,626)    (11,681)
Unrecognized net loss due to past
  experience different from that
  assumed and effects of changes
  in assumptions                              4,761       7,064
Prior service cost not yet
  recognized in net periodic
  pension cost                                2,881       3,295
Unrecognized net transition asset
  being recognized over 14 years               (884)     (1,054)
                                           --------    --------
Accrued pension cost --
  entire plan                             $  (2,868)   $ (2,376)
                                          =========    ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


12 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

    The net periodic pension cost for the plan including Mutual includes the following components:

                             1995           1994         1993
                           --------       --------     --------
                                       (in thousands)
Service cost--benefits
  earned during the
  period                  $  3,123        $ 3,113       $ 2,694

Interest cost on
  projected benefit
  obligation                 3,938          3,505         2,939
Actual return on
  plan assets              (10,433)          (149)       (2,557)
Net amortization and
  deferral                   7,709         (2,066)          887
                          --------        -------       -------
Net periodic pension
  cost:
  Entire plan             $  4,337        $ 4,403       $ 3,963
                          ========        =======       =======
  Harleysville Group
   portion                $  2,493        $ 2,485       $ 2,224
                          ========        =======       =======


      In determining the actuarial present value of the projected benefit obligation, the weighted-average discount rate was 7.5%, 8.0% and 7.75% for 1995, 1994 and 1993, respectively, and the rate of increase in future compensation levels was 5.5%. The expected long-term rate of return on retirement plan assets was 8.5%.

     A non-qualified unfunded Supplemental Executive Retirement Plan provides for incremental pension payments essentially for pension benefits that have been reduced by legislative action. Harleysville Group's expense for such plan was $175,000, $186,000 and $153,000 for 1995, 1994 and 1993, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


12 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

     SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was issued in December 1990 and establishes accounting standards principally for postretirement health care benefits. Effective January 1, 1993, Harleysville Group adopted SFAS No. 106 and recorded a charge of $393,000, net of a tax benefit of $202,000, as the cumulative effect of the accounting change. Postretirement benefit expense was not material.

     SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992. It establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Effective January 1, 1993, Harleysville Group adopted SFAS No. 112 and recorded a charge of $456,000, net of a tax benefit of $235,000, as the cumulative effect of the accounting change. Postemployment benefit expense was not material.

     Harleysville Group has profit sharing plans covering qualified employees. Harleysville Group's expense under the plans was $1,314,000, $365,000 and $1,082,000 for 1995, 1994 and 1993,
respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

13 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                     1995
               ---------------------------------------------------
                (dollars in thousands, except per share data)

                 FIRST     SECOND    THIRD     FOURTH      TOTAL
               ---------  --------  --------  --------   --------

Revenues       $134,610   $137,295  $140,788  $145,856   $558,549
Losses and
  expenses      124,097    124,151   127,268   130,391    505,907
Net income        8,627     10,528    10,467    11,709     41,331
Earnings
  per common
  share        $    .64   $    .78  $    .77  $    .86   $   3.05



                                     1994
               --------------------------------------------------
                (dollars in thousands, except per share data)

                 FIRST     SECOND    THIRD     FOURTH      TOTAL
               ---------  --------  --------  --------   --------

Revenues       $133,072   $129,715  $131,375  $131,296   $525,458
Losses and
  expenses      143,703    124,994   120,364   119,565    508,626
Net income
  (loss)         (5,044)     4,984     9,055     9,459     18,454
Earnings
  (loss)
  per common
  share        $   (.39)  $    .38  $    .68  $    .71   $   1.40

                  Independent Auditors' Report




The Board of Directors
Harleysville Group Inc.:



We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity
Securities" as of January 1, 1994.



                                   /s/KPMG PEAT MARWICK LLP




Philadelphia, Pennsylvania
February 19, 1996