Form 10-K405, Exhibit 13
period 1996-12-31
HARLEYSVILLE GROUP INC
filed 1997-03-25
CIK 792013

EXHIBIT 13(A)


SELECTED CONSOLIDATED FINANCIAL DATA

        Harleysville Group Inc. (Company) is 55% owned by Harleysville Mutual Insurance Company (Mutual). Harleysville Group Inc. and its wholly-owned subsidiaries (Harleysville Group) are engaged in property and casualty insurance. These subsidiaries are: Great Oaks Insurance Company (Great
Oaks), Harleysville-Atlantic Insurance Company (Atlantic), Harleysville Insurance Company of New Jersey (HNJ), Huron Insurance Company (Huron), Lake States Insurance Company (Lake States), Mid-America Insurance Company (Mid-America), New York Casualty Insurance Company (New York Casualty), and Worcester Insurance Company (Worcester), and Harleysville Ltd., a real estate partnership that owns the home office.

                                    YEAR ENDED DECEMBER 31,
                    ----------------------------------------------------------
                       1996         1995         1994        1993        1992
                    ----------   ----------   ----------   ---------   --------
                                  (in thousands, except per share data)

INCOME STATEMENT DATA <F1>:
-------------------------
Premiums earned    $  615,197   $  477,042   $  447,731   $  388,541   $359,170
Investment income,
 net                   78,008       68,445       64,366       59,198     57,921
Realized investment
 gains                  3,182        2,245        3,367        2,721      8,589
Total revenues        707,425      558,549      525,458      457,811    428,455
Income before
 income taxes          31,375       52,642       16,832       38,572     32,506
Income taxes
 (benefit)              2,695       11,311       (1,622)       6,351      5,579
Net income             28,680       41,331       18,454       31,940     26,927
Earnings per share $     2.06   $     3.05   $     1.40   $     2.48   $   2.14
Weighted average
 number of shares
 outstanding           13,922       13,532       13,198       12,906     12,593
Cash dividends
 per share         $      .80   $      .72   $      .66   $      .60   $    .52

BALANCE SHEET DATA AT YEAR END:
------------------------------
Total investments  $1,291,279   $1,085,151   $  956,316   $  908,400   $763,601
Total assets        1,622,612    1,378,341    1,241,072    1,180,389    957,613
Debt and lease
 obligations           97,715       97,965      100,195      100,405     22,700
Shareholders'
  equity              370,245      345,009      276,924      267,749    237,388
Shareholders'
 equity per
  share            $    26.18   $    25.15   $    20.72   $    20.51   $  18.57

--------------------
[FN]
<F1>The Company's insurance subsidiaries participate in an underwriting pooling arrangement with Mutual. Harleysville Group's participation was 60% from January 1, 1992 to December 31, 1995 and 65% for 1996. Lake States was acquired as of November 1, 1993, and was not a participant in the pool through 1996. As of January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pool. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 2(a) of the Notes to Consolidated Financial Statements. For 1993, net income is net of a $281,000 charge for the cumulative effect of accounting changes, net of income taxes.