Form 10-K405, Exhibit 13
period 1996-12-31
HARLEYSVILLE GROUP INC
filed 1997-03-25
CIK 792013

EXHIBIT 13(B)
                         HARLEYSVILLE GROUP
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

       Harleysville Group underwrites property and casualty insurance, including auto, homeowners, commercial multi-peril, workers compensation and other lines of business, that is marketed primarily in the eastern half of the United States through independent agents. The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Beginning January 1, 1996, Harleysville Group's participation in the pooling agreement increased from 60% to 65% and Pennland Insurance Company (Pennland), a wholly-owned subsidiary of Mutual that writes Pennsylvania personal automobile policies, became a participant in the pooling agreement. Lake States was not a participant in the pooling agreement in 1996, 1995 or 1994. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling arrangement.

       When the Company's subsidiaries' pooling participation increases, there is a larger retrocession of this pooled business from Mutual. Through this retrocession, Harleysville Group is assuming a larger share of premiums, losses and expenses for current and future periods originating both from its subsidiaries and Mutual. An increase in Harleysville Group's pooling participation results in a larger share of the pooled liabilities being assumed by Harleysville Group. Cash and investments are received by Harleysville Group equal to this greater share of loss reserves, unearned premiums and other insurance liabilities (primarily commissions and premium taxes) less a ceding commission based on acquisition costs related to unearned premiums. An increase in pool participation also increases Harleysville Group's leverage and exposure to adverse development. Only balance sheet entries have been made as of the date of changes in pool participation and no gain or loss has been recognized on the transactions.

       Historically, Harleysville Group's results of operations have been influenced by factors affecting the property and casualty insurance industry in general. The operating results of the U.S. property and casualty insurance industry have been subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.
                                                 2

                         HARLEYSVILLE GROUP
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
               OF OPERATIONS AND FINANCIAL CONDITION
                             (Continued)

       RESULTS OF OPERATIONS (CONTINUED)

       Insurance industry price competition has made it more difficult to attract and retain properly priced personal and commercial lines business. Harleysville Group's premium growth and underwriting results have been, and continue to be, affected by this market condition. It is management's policy to maintain its underwriting standards, even at the expense of premium growth.

       1996 COMPARED TO 1995

       Premiums earned increased $138.2 million for the year ended December 31, 1996. Of such increase, $76.7 million was due to the increased pooling participation. Excluding the effect of this change, the premiums earned from pooled business increased $30.5 million for the year ended December 31, 1996 due to an increase in commercial lines business. The remaining increase of $31.0 million was due to growth in Lake States, primarily from its expansion into the neighboring states of Indiana, Illinois and Wisconsin.

       Investment income increased $9.6 million for the year ended December 31, 1996 resulting from an increase in invested assets. Such increase was primarily provided by a $117.8 million cash transfer received for various insurance liabilities assumed January 1, 1996 in connection with the increase in Harleysville Group's pool participation.

       Realized investment gains increased $0.9 million for the year ended December 31, 1996 primarily resulting from sales of equity securities.

       Income before income taxes decreased $21.3 million for the year ended December 31, 1996 primarily due to higher losses from severe weather, partially offset by the higher investment income and realized investment gains. Harleysville Group's statutory combined ratio increased to 107.3% for the year ended December 31, 1996 from 103.4% for the year ended December 31, 1995.

       The 1996 results were adversely affected by Hurricanes Fran and Bertha which both struck the North Carolina coast and resulted in losses of $13.0 million ($0.61 per share after taxes). In January 1996, a blizzard and related storms resulted in losses of $15.2 million ($0.71 per share after taxes). Together, these losses totalled $28.2 million and adversely affected Harleysville Group's 1996 combined ratio by 4.6 points. Excluding this impact, the statutory combined ratio improved 0.7 points due to improved results in the personal automobile line of business.

                         HARLEYSVILLE GROUP
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                OF OPERATIONS AND FINANCIAL CONDITION
                            (Continued)

       1996 COMPARED TO 1995 (CONTINUED)

       Harleysville Group recognized favorable development in the provision for insured events of prior years of $34.5 million and $10.9 million in 1996 and 1995, respectively. The increase relates to lower than expected claim severity in the workers compensation and automobile lines of business.

       The 1996 effective tax expense rate declined to 8.6% compared to 21.5% in 1995 primarily due to tax-exempt investment income comprising a higher proportion of income before income taxes in 1996.

       Weather-related events have impacted Harleysville Group's results over the past several years. Harleysville Group is attempting to reduce the impact of catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual reinsures accumulated catastrophe losses in a quarter up to $15,750,000 in excess of $1,750,000 in return for a reinsurance premium. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes. Effective for one year from July 1, 1996, the Company's subsidiaries, and Mutual and its wholly-owned subsidiaries are reinsured under a catastrophe reinsurance treaty that provides coverage for 85% of up to $127 million in excess of a retention of $20 million for any given catastrophe. Harleysville Group's 1997 pooling share of this coverage would be 85% of up to $89 million in excess of a retention of $14 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $108 million for any catastrophe involving an insured loss of $147 million or greater. Harleysville Group's 1997 pooling share of this maximum recovery would be $76 million for any catastrophe involving an insured loss of $103 million or greater. The treaty includes reinstatement provisions providing for coverage for a second catastrophe and requiring payment of an additional premium in the event of a first catastrophe occurring.

       1995 COMPARED TO 1994

       Premiums earned increased $29.3 million for the year ended
December 31, 1995 primarily due to an increase in commercial lines business.
                                                 4

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

because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, Harleysville Group maintains investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments. Harleysville Group models its exposure to catastrophes and has the ability to pay claims without selling held to maturity securities even for events having a low probability (less than 1%). In recent years, Harleysville Group has experienced more frequent catastrophes than in prior years and has been able to pay claims without liquidating any investments. Harleysville Group has also considered scenarios of declines in revenue and increases in loss payments and has the ability to meet cash requirements under such scenarios without selling held to maturity securities. Harleysville Group's policy with respect to fixed maturity investments is to purchase only those that are of investment grade quality.

       Net cash provided by operating activities was $207.0 million and $89.5 million for 1996 and 1995, respectively. The increase in net cash provided by operating activities in 1996 primarily reflects the effect of the January 1, 1996 amendment to the pooling agreement with Mutual. A $117.8 million cash transfer was received by Harleysville Group related to the various liabilities assumed in connection with such amendment.

       Net cash used by investing activities was $206.6 million and $83.9 million for 1996 and 1995, respectively. The higher amount in 1996 reflects the investment of the cash provided by operating activities.

       Financing activities used net cash of $1.5 million in 1996 compared to $4.0 million in 1995. The change was primarily due to the prepayment of a $2.0 million capitalized lease obligation in 1995.

       The Company maintained $12.4 million of cash and marketable securities at the holding company level at December 31, 1996, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries and acquisitions. Harleysville Group has no material commitments for capital expenditures as of December 31, 1996.

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

       Applying the current regulatory restrictions as of December 31, 1996, the maximum amount of dividends that may be paid to Harleysville Group Inc. by its subsidiaries without prior regulatory approval was $32.1 million. The Company's insurance subsidiaries have not paid any dividends to Harleysville Group Inc. in any of the years presented. See the Business-Regulation section of Harleysville Group Inc.'s 1996 Form 10-K which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 8 of the Notes to Consolidated Financial Statements.

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

       Harleysville Group had off-balance-sheet credit risk related to $59.0 million of premium balances due to Mutual from agents at December 31, 1996.

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