Form 10-K405, Exhibit 13
period 1996-12-31
HARLEYSVILLE GROUP INC
filed 1997-03-25
CIK 792013

EXHIBIT 13(C)
                                     HARLEYSVILLE GROUP
                                 CONSOLIDATED BALANCE SHEETS
                              (in thousands, except share data)

                                                         DECEMBER 31,
                                                  ------------------------
                                                    1996             1995
                                                ----------        ----------
          ASSETS
          ------
Investments:
   Fixed maturities:
     Held to maturity, at amortized
         cost (fair value $606,770
         and $542,895)                          $  587,979       $  509,846
      Available for sale, at fair value
         (cost $583,449 and $468,206)              598,193          496,595
   Equity securities, at fair value
      (cost $55,473 and $30,347)                    69,932           34,584
   Short-term investments, at cost,
      which approximates fair value                 35,175           44,126
                                                ----------       ----------
         Total investments                       1,291,279        1,085,151

Cash                                                 2,120            3,256
Receivables:
   Premiums                                         73,963           62,233
   Reinsurance                                      80,163           70,366
   Accrued investment income                        19,527           16,496
                                                ----------       ----------
         Total receivables                         173,653          149,095

Deferred policy acquisition costs                   68,779           59,109
Prepaid reinsurance premiums                         5,444            8,334
Property and equipment, net                         22,157           22,578
Deferred income taxes                               30,963           23,109
Other assets                                        28,217           27,709
                                                ----------       ----------
         Total assets                           $1,622,612       $1,378,341
                                                ==========       ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Liabilities:
   Unpaid losses and loss
      settlement expenses                       $  796,820       $  645,941
   Unearned premiums                               281,366          238,710
   Accounts payable and accrued expenses            60,966           48,478
   Debt                                             97,715           97,965
   Due to affiliate                                 15,500            2,238
                                                ----------       ----------
         Total liabilities                       1,252,367        1,033,332
                                                ----------       ----------
Shareholders' equity:
   Preferred stock, $1 par value, authorized
      1,000,000 shares; none issued
   Common stock, $1 par value, authorized
      80,000,000 shares; shares issued and
      outstanding 1996, 14,139,862 and
      1995, 13,718,086                              14,140           13,718
   Additional paid-in capital                      121,033          111,519
   Net unrealized investment gains,
      net of deferred income taxes                  18,982           21,207
   Retained earnings                               216,090          198,565
                                                ----------       ----------
         Total shareholders' equity                370,245          345,009
                                                ----------       ----------
         Total liabilities and
           shareholders' equity                 $1,622,612       $1,378,341
                                                ==========       ==========


See accompanying notes to consolidated financial statements.

                                         HARLEYSVILLE GROUP
                                  CONSOLIDATED STATEMENTS OF INCOME
                            (dollars in thousands, except per share data)


                                              YEAR ENDED DECEMBER 31,
                                        ---------------------------------
                                         1996           1995          1994
                                      ---------      ---------      --------
Revenues:
  Premiums earned                     $615,197       $477,042       $447,731
  Investment income, net
    of investment expense              78,008          68,445         64,366
  Realized investment gains             3,182           2,245          3,367
  Other income                         11,038          10,817          9,994
                                     --------        --------       --------
    Total revenues                    707,425         558,549        525,458
                                     --------        --------       --------
Losses and expenses:
  Losses and loss settlement
    expenses                          468,490         335,496        348,870
  Amortization of deferred
    policy acquisition costs          154,320         123,019        116,398
  Other underwriting expenses          43,965          37,764         33,909
  Interest expense                      6,548           6,811          6,476
  Other expenses                        2,727           2,817          2,973
                                     --------        --------       --------
    Total expenses                    676,050         505,907        508,626
                                     --------        --------       --------

    Income before income taxes         31,375          52,642         16,832

Income taxes (benefit)                  2,695          11,311         (1,622)
                                     --------        --------       --------
    Net income                       $ 28,680        $ 41,331       $ 18,454
                                     ========        ========       ========

Weighted average number of
  shares outstanding               13,922,058      13,532,371     13,198,038
                                   ==========      ==========     ==========

Earnings per common share            $   2.06        $   3.05       $   1.40
                                     ========        ========       ========


Cash dividends per share             $    .80        $    .72       $     66
                                     ========        ========       ========

See accompanying notes to consolidated financial statements.

                                        HARLEYSVILLE GROUP
                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                      (dollars in thousands)
                                    ADDITIONAL   NET UNREALIZED
                  COMMON STOCK       PAID-IN      INVESTMENT      RETAINED
                SHARES    AMOUNT     CAPITAL     GAINS (LOSSES)   EARNINGS     TOTAL
              ---------   -------   ----------   --------------   --------   --------

Balance at
 December 31,
 1993         13,055,573   $13,056   $ 97,447    $    -            $157,246   $267,749
Net income                                                           18,454     18,454
Issuance of
 common stock:
  Incentive
   plans          88,963        89      1,346                                    1,435
  Dividend
   Reinvestment
   Plan          219,526       219      4,896                                    5,115
Tax benefit
 from stock
 options
 exercised                                162                                      162
Cash dividends
 paid                                                             (8,715)       (8,715)
Cumulative
 effect of
 accounting
 change for
 investments,
 net                                             19,341                         19,341
Change in
 unrealized
 investment
 gains (losses),
 net                                            (26,617)                       (26,617)
              ----------   -------  --------    --------       --------       --------
Balance at
 December 31,
 1994         13,364,062    13,364   103,851     (7,276)        166,985        276,924

Net income                                                       41,331         41,331
Issuance of
 common stock:
  Incentive
  plans          144,295       144     1,770                                     1,914
  Dividend
   Reinvestment
   Plan          209,729       210     5,524                                     5,734
Tax benefit from
 stock options
 exercised                               374                                       374
Cash dividends
 paid                                                           (9,751)         (9,751)
Change in
 unrealized
 investment
 gains (losses),
 net                                             28,483                        28,483
             ----------    -------  --------   --------       --------       --------
Balance at
 December 31,
 1995        13,718,086    13,718    111,519     21,207        198,565        345,009

Net income                                                      28,680         28,680
Issuance of
 common stock:
  Incentive
  plans         234,470       235      4,249                                    4,484
  Dividend
   Reinvestment
   Plan         187,306       187      4,776                                    4,963
Tax benefit from
 stock options
 exercised                               489                                      489
Cash dividends
 paid                                                         (11,155)        (11,155)
Change in
 unrealized
 investment
 gains (losses),
 net                                              (2,225)                      (2,225)
            ----------   -------    --------    --------     --------        --------
Balance at
 December 31,
 1996       14,139,862   $14,140    $121,033    $ 18,982     $216,090        $370,245
            ==========   =======    ========    ========     ========        ========

See accompanying notes to consolidated financial statements.

                                                           10

                                                HARLEYSVILLE GROUP
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (in thousands)

                                                 YEAR ENDED DECEMBER 31,
                                         ------------------------------------
                                            1996         1995        1994
                                         ----------   ---------   ----------

Cash flows from operating activities:
  Net income                             $  28,680    $  41,331   $  18,454
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
       Change in receivables, unearned
         premiums, prepaid reinsurance
         and due to affiliate                6,282        8,717         909
       Increase in unpaid losses
          and loss settlement
          expenses                          56,914       42,853      42,277
       Deferred income taxes                (6,655)         845      (5,228)
       Increase in deferred policy
          acquisition costs                 (9,670)      (6,619)       (143)
       Amortization and depreciation         1,430        1,151       1,403
       Gain on sale of
          investments                       (3,182)      (2,245)     (3,367)
       Other, net                           15,380        3,460       2,976
       Cash provided from the change in
          the intercompany pooling
          agreement participation          117,800
                                         ---------    ---------   ---------
          Net cash provided by
             operating activities          206,979       89,493      57,281
                                         ---------    ---------   ---------
Cash flows from investing activities:
  Held to maturity investments:
    Purchases                              (97,062)     (25,492)    (85,261)
    Maturities                              19,279       25,739      11,497
    Sales                                                 4,766
  Available for sale investments:
    Purchases                             (244,185)    (140,176)    (90,039)
    Maturities                              69,829       20,931      80,213
    Sales                                   37,724       66,250      22,863
  Net sales (purchases) or maturities
    of short-term investments                8,951      (33,802)      5,517
  Purchases of property and
    equipment                               (1,182)      (2,078)       (855)
                                         ---------    ---------   ---------
          Net cash used by
             investing activities         (206,646)     (83,862)    (56,065)
                                         ---------    ---------   ---------
Cash flows from financing activities:
  Issuance of common stock                   9,936        8,022       6,712
  Repayment of debt                           (250)      (2,230)       (218)
  Dividends paid                           (11,155)      (9,751)     (8,715)
                                         ---------    ---------   ---------

         Net cash used by financing
             activities                     (1,469)      (3,959)     (2,221)
                                         ---------    ---------   ---------

Increase (decrease) in cash                 (1,136)       1,672      (1,005)
   Cash at beginning of year                 3,256        1,584       2,589
                                         ---------    ---------   ---------

   Cash at end of year                   $   2,120    $   3,256    $  1,584
                                         =========    =========    ========

See accompanying notes to consolidated financial statements.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1 -   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES

       DESCRIPTION OF BUSINESS

       Harleysville Group consists of Harleysville Group Inc. and
its subsidiaries (all wholly owned).   Those subsidiaries are:
       -  Great Oaks Insurance Company (Great Oaks)
       -  Harleysville-Atlantic Insurance Company (Atlantic)
       -  Harleysville Insurance Company of New Jersey (HNJ)
       -  Huron Insurance Company (Huron)
       -  Lake States Insurance Company (Lake States)
       -  Mid-America Insurance Company (Mid-America)
       -  New York Casualty Insurance Company (New York Casualty)
       -  Worcester Insurance Company (Worcester)
       - Harleysville Ltd., a real estate partnership that owns the home office

       Harleysville Group is approximately 55% owned by Harleysville Mutual Insurance Company (Mutual).

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

       INVESTMENTS

       Accounting for fixed maturities depends on their classification as held to maturity, available for sale or trading. Fixed maturities classified as available for sale are carried at fair value, with unrealized gains or losses credited or charged directly to a separate component of shareholders' equity.

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

       POLICY ACQUISITION COSTS

       Policy acquisition costs, such as commissions, premium taxes and certain other underwriting and agency expenses that vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss settlement expenses, and certain other costs expected to be incurred as the premium is earned.

       LOSSES AND LOSS SETTLEMENT EXPENSES

       The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred which includes the gross liabilities to Harleysville Group's policyholders plus the net liability to Mutual under the pooling agreement. See Note 2(a). Such estimates may be more or less than the amounts ultimately paid when the claims are settled. These estimates are periodically reviewed and adjusted as necessary; such adjustments are reflected in current operations.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       STOCK-BASED COMPENSATION

       Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," is effective for 1996 and permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Harleysville Group has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under SFAS No. 123.

       PROPERTY AND EQUIPMENT

       Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated primarily on the straight-line basis over the estimated useful lives of the assets
(40 years for buildings and three to 15 years for equipment).

       INCOME TAXES

       Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

       EARNINGS PER SHARE

       Earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the year. The stock options described in Note 10 have no material dilutive effect on earnings per common share amounts in any of the periods presented.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 2 - TRANSACTIONS WITH AFFILIATES

       (a) UNDERWRITING

       The insurance subsidiaries participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Harleysville Group's participation in the pooling agreement was 60% for 1995 and 1994. Beginning January 1, 1996, Harleysville Group's participation increased to 65% and Pennland Insurance Company (Pennland) became a participant in the pooling arrangement. Pennland, a subsidiary of Mutual, only writes Pennsylvania personal automobile business which had earned premiums of $63.0 million in 1996. Lake States was not a participant in the pooling agreement in 1996, 1995 or 1994. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling arrangement. In connection with these changes in pool participation, Harleysville Group received cash and investments from Mutual of $29,002,000 and $117,800,000 which related to the various insurance liabilities assumed on January 1, 1997 and 1996, respectively. These liabilities consist of the following at January 1:


                                   1997                 1996
                                 --------             --------
                                         (in thousands)

Unpaid losses and loss
  settlement expenses            $ 28,318             $ 93,966
Unearned premiums                     441               22,225
Other liabilities                     243                1,609
                                 --------             --------

                                 $ 29,002             $117,800
                                 ========             ========


     Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net balance with Mutual is a liability at December 31, 1996 and 1995. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $311.8 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 1996.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 2 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

       (a) UNDERWRITING (CONTINUED)

       The following amounts represent reinsurance transactions between Harleysville Group and Mutual under the pooling arrangement:

                                 1996            1995            1994
                               --------        --------        --------
                                            (in thousands)
Ceded:
  Premiums written             $394,787        $366,763        $327,640
                               ========        ========        ========
  Premiums earned              $383,593        $349,280        $331,105
                               ========        ========        ========
  Losses incurred              $280,421        $254,842        $271,957
                               ========        ========        ========

Assumed:
  Premiums written             $537,648        $417,472        $372,307
                               ========        ========        ========
  Premiums earned              $505,921        $398,778        $376,463
                               ========        ========        ========
  Losses incurred              $386,009        $277,182        $294,473
                               ========        ========        ========

Net assumed from Mutual:
  Unearned premiums            $ 34,937         $14,405         $13,193
                               ========        ========        ========
  Unpaid losses and loss
    settlement expenses        $205,790         $96,007         $97,649
                               ========        ========        ========


       Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual reinsures accumulated catastrophe losses in a quarter up to $15,750,000 in excess of $1,750,000 in return for a reinsurance premium. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes, and supplements the existing external catastrophe reinsurance program.

       (b) PROPERTY

       Harleysville Ltd. leases the home office to Mutual which shares most of the facility with Harleysville Group. Rental income under the lease was $2,754,000, $2,750,000 and $2,668,000 for 1996,
1995 and 1994, respectively, and is included in other income after elimination of intercompany amounts of $1,552,000, $1,405,000 and $1,361,000 in 1996, 1995 and 1994, respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 2 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

       (c) MANAGEMENT AGREEMENTS

       Harleysville Group Inc. received $6,628,000, $6,944,000 and $6,587,000 of management fee income in 1996, 1995 and 1994, respectively, under agreements whereby Harleysville Group Inc.
provides management services to Mutual and other affiliates.

       (d) INTERCOMPANY BALANCES

       Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in Note 7 was $1,212,000, $1,360,000 and $977,000 in 1996, 1995 and 1994,
respectively.

       Harleysville Group had off-balance-sheet credit risk related to approximately $59,000,000 of premium balances due to Mutual from agents at both December 31, 1996 and 1995.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - INVESTMENTS

       The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:


                                            DECEMBER 31, 1996
                            -------------------------------------------------
                                             GROSS       GROSS     ESTIMATED
                              AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                COST         GAINS      LOSSES       VALUE
                            -----------   ----------   ----------  ----------
                                             (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies         $     9,298    $   509    $   (63)   $    9,744

 Obligations of states
  and political
  subdivisions                   322,283     12,113       (265)      334,131

 Corporate securities            256,164      9,469     (2,972)      262,661

 Mortgage-backed
  securities                         234                                 234
                               ----------   -------    -------    ----------

Total held to maturity            587,979    22,091     (3,300)      606,770
                               ----------   -------    -------    ----------

Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies               99,325     2,334       (671)      100,988

 Obligations of states
  and political
  subdivisions                    229,744    10,381        (30)      240,095

 Corporate securities             129,141     1,469     (1,150)      129,460

 Mortgage-backed
  securities                      125,239     3,304       (893)      127,650
                               ----------   -------    -------    ----------

Total available for sale          583,449    17,488     (2,744)      598,193
                               ----------   -------    -------    ----------

Total fixed maturities         $1,171,428   $39,579    $(6,044)   $1,204,963
                               ==========   =======    =======    ==========

Total equity securities        $   55,473   $15,920    $(1,461)   $   69,932
                               ==========   =======    =======    ==========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 3 - INVESTMENTS (CONTINUED)

                                              December 31, 1995
                              -----------------------------------------------
                                           GROSS        GROSS      ESTIMATED
                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                               COST        GAINS        LOSSES       VALUE
                             ---------   ----------   -----------  ----------
                                              (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies         $ 10,288    $   885     $    (13)    $   11,160

 Obligations of states
  and political
  subdivisions                245,525     13,485         (248)       258,762

 Corporate securities         253,734     19,230         (290)       272,674

 Mortgage-backed
  securities                      299                                    299
                             --------    -------      -------     ----------

Total held to maturity        509,846     33,600         (551)       542,895
                             --------    -------      -------     ----------

Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies          114,534      6,337          (33)       120,838

 Obligations of states
  and political
  subdivisions                127,202     10,405         (106)       137,501

 Corporate securities         115,123      4,621           (4)       119,740

 Mortgage-backed
  securities                  111,347      7,169                     118,516
                             --------    -------     --------     ----------

Total available for sale      468,206     28,532         (143)       496,595
                             --------    -------     --------     ----------

Total fixed maturities       $978,052    $62,132     $   (694)    $1,039,490
                             ========    =======     ========     ==========

Total equity securities      $ 30,347    $ 6,265     $ (2,028)    $   34,584
                             ========    =======     ========     ==========


       The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - INVESTMENTS (CONTINUED)

                                                            ESTIMATED
                                       AMORTIZED              FAIR
                                         COST                 VALUE
                                      ----------            ----------
                                              (in thousands)
Held to maturity:

   Due in one year or less            $   17,705            $   17,976

   Due after one year
    through five years                    84,516                88,876

   Due after five years
    through ten years                    224,629               232,005

   Due after ten years                   260,895               267,679
                                      ----------            ----------
                                         587,745               606,536

   Mortgage-backed
    securities                               234                   234
                                      ----------            ----------

                                         587,979               606,770
                                      ----------            ----------

Available for sale:

   Due in one year or less                21,358                21,680

   Due after one year
    through five years                   138,637               143,921

   Due after five years
    through ten years                    141,481               144,094

   Due after ten years                   156,734               160,848
                                      ----------            ----------
                                         458,210               470,543

   Mortgage-backed
    securities                           125,239               127,650
                                      ----------            ----------

                                         583,449               598,193
                                      ----------            ----------

   Total fixed maturities             $1,171,428            $1,204,963
                                      ==========            ==========


       The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1996 and 1995 amounted to $11,312,000 and $10,283,000, respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - INVESTMENTS (CONTINUED)

       A summary of net investment income is as follows:

                                         1996          1995         1994
                                      ---------      --------     --------
                                                  (in thousands)

Interest on fixed maturities          $ 75,204       $67,428      $63,293
Dividends on equity securities             776           478          163
Interest on short-term
  investments                            2,917         1,316        1,501
                                      --------       -------      -------

Total investment income                 78,897        69,222       64,957

Investment expense                         889           777          591
                                      --------       -------      -------

Net investment income                 $ 78,008       $68,445      $64,366
                                      ========       =======      =======

       Realized gross gains (losses) from investment sales and redemptions and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                         1996           1995         1994
                                      ----------     ----------   ----------
                                                   (in thousands)
Fixed maturity securities:
   Held to maturity:
      Gross gains                     $    178       $   194      $     141
      Gross losses                          (2)          (44)            (6)

   Available for sale:
      Gross gains                           69         3,079          3,476
      Gross losses                        (323)         (769)          (244)

Equity securities:
   Gross gains                           4,716           485
   Gross losses                         (1,456)         (700)
                                      --------       -------      ---------

Net realized investment gains         $  3,182       $ 2,245      $   3,367
                                     =========       =======      =========

Change in difference between
 fair value and cost of
 investments<FN1>:
   Fixed maturity securities          $(27,903)      $94,179      $ (99,668)
   Equity securities                    10,222         5,052           (815)
                                      --------       -------      ---------

Total                                 $(17,681)      $99,231      $(100,483)
                                     =========       =======      =========

[FN]
<F1> Parentheses indicate a net unrealized decline in fair value.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - INVESTMENTS (CONTINUED)

       Income taxes on realized investment gains were $1,114,000, $786,000 and $1,141,000 for 1996, 1995 and 1994, respectively.
Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $10,221,000 and $11,419,000 at December 31, 1996 and 1995, respectively.

       The Consolidated Statement of Shareholders' Equity for the year ended December 31, 1994 reflects $19,341,000 in unrealized investment gains, net of $10,414,000 of deferred income taxes, for the cumulative effect of adopting Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994.

       During 1995, Harleysville Group sold Kmart Corp. bonds that had been classified as held to maturity due to a significant deterioration in the issuer's creditworthiness. These bonds had an amortized cost of $4,690,000, and the sale resulted in a realized gain of $76,000. There were no other sales from the held to maturity portfolio.

       Harleysville Group has not held or issued derivative financial instruments.

 4 - REINSURANCE

       In the ordinary course of business, Harleysville Group cedes insurance to, and assumes insurance from, unrelated insurers to limit its maximum loss exposure through diversification of its risks. See Note 2(a) for discussion of the reinsurance pooling agreement with Mutual. Reinsurance contracts do not relieve Harleysville Group of primary liability as the originating insurer. The effect of Harleysville Group's share of reinsurance with unrelated insurers on premiums written and earned is as follows:

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 4 - REINSURANCE (CONTINUED)

                               1996              1995              1994
                            ----------        ----------        ----------
                                            (in thousands)
Premiums written:

   Direct                    $659,053          $505,198          $448,602
   Assumed                     37,369            40,655            42,450
   Ceded                      (35,679)          (40,375)          (41,695)
                             --------          --------          --------

Net premiums written         $660,743          $505,478          $449,357
                             ========          ========          ========

Premiums earned:

   Direct                    $616,083          $475,984          $446,853
   Assumed                     37,684            40,728            43,551
   Ceded                      (38,570)          (39,670)          (42,673)
                             --------          --------          --------

Net premiums earned          $615,197          $477,042          $447,731
                             ========          ========          ========


       Losses and loss settlement expenses are net of reinsurance recoveries of $31,560,000, $19,117,000 and $24,399,000 for 1996,
1995 and 1994, respectively.


 5 - PROPERTY AND EQUIPMENT

       Property and equipment consisted of land and buildings with a cost of $25,565,000 and $25,346,000, and equipment with a cost of $5,647,000 and $4,733,000 at December 31, 1996 and 1995,
respectively. Accumulated depreciation related to such assets was $9,055,000 and $7,501,000 at December 31, 1996 and 1995,
respectively.

       Rental expense under leases with non-affiliates amounted to $2,497,000, $2,152,000 and $1,871,000 for 1996, 1995 and 1994,
respectively. Operating lease commitments were not material at December 31, 1996.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 6 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES


       Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:

                                      1996          1995            1994
                                    ---------     ---------       ---------
                                                (in thousands)

Liability at January 1               $645,941      $603,088       $560,811
   Less reinsurance recoverables       69,288        67,636         61,539
                                     --------      --------       --------
Net liability at January 1            576,653       535,452        499,272
                                     --------      --------       --------

Incurred related to:
   Current year                       503,489       346,383        352,085
   Prior years                        (34,999)      (10,887)        (3,215)
                                     --------      --------       --------

            Total incurred            468,490       335,496        348,870
                                     --------      --------       --------

Paid related to:
   Current year                       220,669       129,446        151,133
   Prior years                        199,740       164,849        161,557
   Adjustments to beginning
       of the year reserves
       resulting from the change
      in the pool participation
      percentage                      (93,966)
                                     --------      --------       --------

            Total paid                326,443       294,295        312,690
                                     --------      --------       --------

Net liability at December 31          718,700       576,653        535,452
   Plus reinsurance recoverables       78,120        69,288         67,636
                                     --------      --------       --------

Liability at December 31             $796,820      $645,941       $603,088
                                     ========      ========       ========


       Harleysville Group recognized favorable development in the provision for insured events of prior years of $34,999,000, $10,887,000 and $3,215,000 in 1996, 1995 and 1994, respectively.
The favorable development in 1996 primarily related to lower than expected claim severity in the workers compensation and automobile lines of business. The 1995 and 1994 favorable development primarily related to lower than expected claim severity in workers compensation.

       In establishing the liability for unpaid losses and loss settlement expenses, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known losses (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 6 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES
     (CONTINUED)

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


 7 - DEBT

       Debt is as follows:

                                                   DECEMBER 31,
                                              --------------------
                                             1996              1995
                                           --------          --------
                                                  (in thousands)

    Notes, 6.75%, due 2003                  $75,000           $75,000
    Demand term-loan payable
      to Mutual, LIBOR plus
      1%, due 1998                           18,500            18,500
    Economic Development
      Corporation (EDC)
      Revenue Bond obligation                 4,215             4,465
                                            -------           -------

                                            $97,715           $97,965
                                            =======           =======

       The fair value of the notes was $73,267,000 and $75,801,000 at December 31, 1996 and 1995, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

       The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (3.8% at December 31, 1996) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 7 - DEBT (CONTINUED)

       Interest paid was $6,446,000, $6,716,000 and $6,347,000 in
1996, 1995 and 1994, respectively.


 8 - SHAREHOLDERS' EQUITY

       A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 1996, $32,096,000 was available for distribution to Harleysville Group Inc. without prior approval.

       The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:


                                             DECEMBER 31,
                              ---------------------------------------
                              1996               1995              1994
                            --------           --------         ---------
                                         (in thousands)

Statutory capital
 and surplus                $326,455           $303,675          $262,841
                            ========           ========          ========

Statutory unassigned
 surplus                    $209,199           $185,202          $149,368
                            ========           ========          ========

Statutory net income        $ 15,332           $ 36,063          $ 16,674
                            ========           ========          ========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 9 - INCOME TAXES

       The components of income tax expense (benefit) are as follows:

                                 1996           1995            1994
                               --------       --------        --------
                                           (in thousands)

Current                        $ 9,350         $10,466         $ 3,606
Deferred (benefit)              (6,655)            845          (5,228)
                               -------         -------         -------

                               $ 2,695         $11,311         $(1,622)
                               =======         =======         =======


       Cash paid for federal income taxes in 1996, 1995 and 1994 was $10,100,000, $11,201,000 and $1,349,000, respectively.

       The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:

                               1996            1995           1994
                             --------        --------       --------

Statutory federal income
  tax rate                     35.0 %          35.0 %         35.0 %
Tax-exempt interest           (26.8)          (13.0)         (45.1)
Other, net                      0.4            (0.5)           0.5
                              ------          ------         ------

                                8.6 %          21.5 %         (9.6)%
                              ======          ======         ======

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 9 - INCOME TAXES (CONTINUED)

       The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:

                                                 DECEMBER 31,
                                          ---------------------------
                                           1996                 1995
                                         --------             --------
                                                 (in thousands)
Deferred tax liabilities:
   Deferred policy acquisition
      costs                               $24,072              $20,688
   Unrealized investment gains             10,221               11,419
   Other                                    3,501                3,051
                                          -------              -------

      Total deferred tax
        liabilities                        37,794               35,158
                                          -------              -------

Deferred tax assets:
   Unearned premiums                       19,315               16,126
   Losses incurred                         42,060               35,291
   Tax credit carryforward                    580                  809
   Other                                    6,802                6,041
                                          -------              -------

      Total deferred tax
        assets                             68,757               58,267
                                          -------              -------

      Net deferred tax asset              $30,963              $23,109
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

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

10 - INCENTIVE PLANS

       Harleysville Group applies APB Opinion 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans. Had compensation cost for these stock-based compensation plans been determined under SFAS No. 123, Harleysville Group's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                            1996                 1995
                                           -------              -------
                                      (in thousands, except per share data)
    Net income:
          As reported                      $28,680              $41,331
          Pro forma                        $27,691              $40,717

    Earnings per share:
          As reported                      $  2.06              $  3.05
          Pro forma                        $  1.99              $  3.01

       The per share weighted-average fair value of options granted during 1996 and 1995 was $7.65 and $7.89, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2.87% and 2.72%; expected volatility of 26.13% and 29.69%; risk-free interest rate of 6.4% and 6.25%; and an expected life of 6.5 years for both years.

       Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of two years and compensation cost for options granted prior to January 1, 1995 is not considered.

Fixed Stock Option Plans
------------------------

       Harleysville Group has an Equity Incentive Plan for key employees. Awards may be made in the form of stock options, stock appreciation rights (SARs), restricted stock or any combination of the above. Such awards are limited to an aggregate of 1,407,000 shares of Harleysville Group Inc.'s common stock. The plan provides that stock options may become exercisable from six months to 10 years from the date of grant with an option price not less than fair market value on the date of grant. The options normally vest 50% at the end of one year and 50% at the end of two years from the date of grant. SARs have not been material.

       The income tax benefit related to the difference between the market price at the date of exercise and the option price for non-qualified stock options was credited to additional paid-in capital.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

10 - INCENTIVE PLANS (CONTINUED)

       The Harleysville Group Inc. 1995 Directors' Stock Option Program provides for the granting of options to eligible directors to purchase a maximum of 65,000 shares of common stock. Options are granted at exercise prices equal to fair market value on the date of grant. The options vest and become exercisable as follows:
20% on the date of grant and thereafter 20% per year of active service. The options have a term of 10 years.

       Harleysville Group maintains stock option plans for substantially all employees and certain designated agents. The plans provide for the granting of options to purchase a maximum of 425,000 shares of common stock. The plans provide that the options become exercisable from three to 10 years from the date of grant with an option price not less than fair market value on the date of grant.

       Information regarding activity in Harleysville Group's fixed stock option plans is presented below:
                                                         WEIGHTED-AVERAGE
                                        NUMBER            EXERCISE PRICE
                                       OF SHARES             PER SHARE
                                       ---------         ----------------

   Outstanding at
      December 31, 1993                 869,350              $ 20.60
   Granted--1994                        124,600                22.25
   Exercised--1994                      (44,485)               12.87
   Forfeited--1994                      (23,540)               25.96
                                       --------               ------

   Outstanding at
      December 31, 1994                 925,925                21.06
   Granted--1995                        196,210                25.00
   Exercised--1995                     (130,288)               15.57
   Forfeited--1995                      (50,085)               26.84
                                       --------               ------
   Outstanding at
      December 31, 1995                 941,762                22.33
   Granted--1996                        156,760                26.53
   Exercised--1996                     (129,739)               14.31
   Forfeited--1996                      (20,100)               26.86
                                       --------               ------

   Outstanding at
      December 31, 1996                 948,683               $24.02
                                       ========               ======

   Exercisable at:
      December 31, 1995                 695,651               $21.61
                                       ========               ======

      December 31, 1996                 698,953               $23.34
                                       ========               ======

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


10 - INCENTIVE PLANS (CONTINUED)

       The following table summarizes information about fixed stock options at December 31, 1996:

                                           RANGE OF EXERCISE PRICES
                                ------------------------------------------

                                $9.60-14.13    $15.00-22.25     $25.00-29.13
                                -----------    ------------     ------------

Options outstanding at
  December 31, 1996:

  Number of options                 58,492         218,211         671,980
                                 =========      ==========      ==========

  Weighted-average
   remaining contractual
   life                          1.7 years       5.8 years       7.4 years
                                 =========      ==========      ==========

  Weighted-average
   exercise price                   $11.66          $19.68          $26.51
                                 =========      ==========      ==========

Options exercisable at
  December 31, 1996:

  Number of options                 58,492         216,951         423,510
                                 =========      ==========      ==========

  Weighted-average
   exercise price                   $11.66          $19.66          $26.84
                                 =========      ==========      ==========

Other Stock Purchase and Incentive Plans
----------------------------------------

     Harleysville Group Inc. is authorized to issue up to 500,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have a minimum of 2% and a maximum of 10% of his base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 49,895, 53,421 and 44,478 shares to employees in 1996, 1995 and 1994, respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

10 - INCENTIVE PLANS (CONTINUED)

       Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 500,000 shares of common stock available under the plan. In 1996, 36,932 shares were issued under the plan for which $69,000 of expense was recognized. No shares were issued prior to 1996.

       The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 100,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. No shares were issued under the plan in 1996.

       The Harleysville Group Inc. Directors' Equity Award Program, which was adopted in 1996, granted directors a one-time award totaling 22,584 shares of restricted common stock with a fair value of $26.50 per share. Under the terms of the program, the shares may not be transferred until the director retires after attaining
age 72, dies or becomes disabled.   The director has the right to
receive dividends and the right to vote the shares during the restriction period. Compensation expense of $31,000 associated with this award program has been recognized in 1996.

       Harleysville Group has incentive bonus plans. Cash bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. Harleysville Group's expense for such plans was $627,000, $1,161,000 and $365,000 for 1996, 1995 and 1994, respectively.


11 - PENSION AND OTHER BENEFIT PLANS

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

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


11 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

       The following table sets forth the year-end funded status of the plan including Mutual:
                                                  1996              1995
                                               ---------         ---------
                                                    (in thousands)
Actuarial present value of benefit
  obligations:

    Accumulated benefit obligation,
      including vested benefits of
      $49,746,000 and $42,739,000              $(51,394)         $(44,312)
                                               ========          ========

    Projected benefit obligation for
      service rendered to date                 $(66,546)         $(60,473)
Plan assets at fair value (primarily
   listed stocks and fixed income
   securities)                                   63,161            50,847
                                               --------          --------
Excess of the projected benefit
   obligation over plan assets                   (3,385)           (9,626)
Unrecognized net (gain) loss due to
   past experience different from
   that assumed and effects of
   changes in assumptions                        (2,893)            4,761
Prior service cost not yet
   recognized in net periodic
   pension cost                                   2,444             2,881
Unrecognized net transition asset
   being recognized over 14 years                  (714)             (884)
                                               --------          --------

Accrued pension cost --
   entire plan                                $  (4,548)         $ (2,868)
                                              =========          ========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


11 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

      The net periodic pension cost for the plan including Mutual includes the following components:

                                  1996             1995            1994
                               ---------         --------        --------
                                              (in thousands)
Service cost--benefits
   earned during the
   period                      $  3,679          $ 3,123         $ 3,113
Interest cost on
   projected benefit
   obligation                     4,548            3,938           3,505
Actual return on
   plan assets                  (10,273)         (10,433)           (149)
Net amortization and
   deferral                       7,303            7,709          (2,066)
                               --------          -------         -------
Net periodic pension
   cost:
   Entire plan                 $  5,257          $ 4,337         $ 4,403
                               ========          =======         =======
   Harleysville Group
    portion                    $  3,286          $ 2,493         $ 2,485
                               ========          =======         =======


        In determining the actuarial present value of the projected benefit obligation, the weighted-average discount rate was 7.75%, 7.5% and 8.0% for 1996, 1995 and 1994, respectively. The rate of increase in future compensation levels was 5.0% for 1996 and 5.5% for 1995 and 1994. The expected long-term rate of return on retirement plan assets was 8.5%.

       A non-qualified unfunded Supplemental Executive Retirement Plan provides for incremental pension payments essentially for pension benefits that have been reduced by legislative action. Harleysville Group's expense for such plan was $218,000, $175,000 and $186,000 for 1996, 1995 and 1994, respectively.

       Harleysville Group has profit-sharing plans covering qualified employees. Harleysville Group's expense under the plans was $1,526,000, $1,314,000 and $365,000 for 1996, 1995 and 1994,
respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


12 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                            1996
                      --------------------------------------------------
                       (dollars in thousands, except per share data)

                    FIRST      SECOND      THIRD       FOURTH        TOTAL
                  --------    --------    --------    --------     --------

Revenues          $172,231    $174,296    $180,307    $180,591     $707,425
Losses and
  expenses         173,577     159,374     178,279     164,820      676,050
Net income             873      11,735       3,508      12,564       28,680
Earnings
  per common
  share           $    .06    $    .85    $    .25     $   .89      $  2.06



                                            1995
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

                                   Independent Auditors' Report



The Board of Directors
Harleysville Group Inc.:



We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity
Securities," as of January 1, 1994.



                                     /s/KPMG PEAT MARWICK LLP



Philadelphia, Pennsylvania
February 17, 1997