Form 10-K405, Exhibit 13
period 1997-12-31
HARLEYSVILLE GROUP INC
filed 1998-03-25
CIK 792013

EXHIBIT 13(A)

SELECTED CONSOLIDATED FINANCIAL DATA

       Harleysville Group Inc. (Company) is 54% owned by Harleysville Mutual Insurance Company (Mutual). Harleysville Group Inc. and its wholly-owned subsidiaries (Harleysville Group) are engaged in property and casualty insurance. These subsidiaries are: Great
Oaks Insurance Company (Great Oaks), Harleysville-Atlantic
Insurance Company (Atlantic), Harleysville Insurance Company of New Jersey (HNJ), Huron Insurance Company (Huron), Lake States
Insurance Company (Lake States), Mid-America Insurance Company (Mid-America), Minnesota Fire and Casualty Company (Minnesota
Fire), New York Casualty Insurance Company (New York Casualty), and Worcester Insurance Company (Worcester), and Harleysville Ltd., a real estate partnership that owns the home office.

                                    YEAR ENDED DECEMBER 31,
                     -----------------------------------------------------
                     1997         1996        1995          1994        1993
                  ----------   ----------   ----------   ----------  ----------
                                       (in thousands, except per share data)

INCOME STATEMENT DATA <F1>:
-------------------------
Premiums earned   $  624,905   $  615,197   $  477,042   $  447,731  $  388,541
Investment income,
 net                  81,783       78,008       68,445       64,366      59,198
Realized investment
 gains                 6,541        3,182        2,245        3,367       2,721
Total revenues       724,179      707,425      558,549      525,458     457,811
Income before
 income taxes         67,281       31,375       52,642       16,832      38,572
Income taxes
 (benefit)            13,209        2,695       11,311       (1,622)      6,351
Net income            54,072       28,680       41,331       18,454      31,940
Basic earnings
 per share        $     1.89   $     1.03   $     1.53   $      .70  $     1.24
Diluted earnings
 per share        $     1.86   $     1.02   $     1.51   $      .69  $     1.22
Cash dividends
 per share        $      .44   $      .40   $      .36   $      .33  $      .30

BALANCE SHEET DATA AT YEAR END:
------------------------------
Total
 investments      $1,451,590   $1,291,279   $1,085,151   $  956,316  $  908,400
Total assets       1,801,195    1,622,612    1,378,341    1,241,072   1,180,389
Debt and lease
 obligations          97,440       97,715       97,965      100,195     100,405
Shareholders'
 equity              446,515      370,245      345,009      276,924     267,749
Shareholders'
 equity
 per share        $    15.49   $    13.09    $   12.57   $    10.36  $    10.25

--------------------
[FN]
<F1>  The Company's insurance subsidiaries participate in an underwriting pooling arrangement with Mutual. Harleysville Group's participation was 60% from January 1, 1993 to December 31, 1995 and 65% for 1996. Lake States was acquired as of November 1, 1993, and was not a participant in the pool through 1996. As of January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pool. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pool as of January 1, 1998 at which time Harleysville Group's participation increased to 72%. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3(a) of the Notes to Consolidated Financial Statements. The presentation of earnings per share amounts prior to 1997 reflect retroactive application of a new accounting standard. See
      Note 1. For 1993, net income is net of a $281,000 charge for the cumulative effect of accounting changes, net of income taxes.