Form 10-K405, Exhibit 13
period 1997-12-31
HARLEYSVILLE GROUP INC
filed 1998-03-25
CIK 792013

EXHIBIT 13(B)
                                  HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

       Harleysville Group underwrites property and casualty insurance, including auto, homeowners, commercial multi-peril, workers compensation and other lines of business, that is marketed primarily in the eastern and midwestern United States through independent agents. The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Beginning January 1, 1996, Harleysville Group's participation in the pooling agreement increased from 60% to 65% and Pennland Insurance Company (Pennland), a wholly-owned subsidiary of Mutual that writes Pennsylvania personal automobile policies, became a participant in the pooling agreement. Lake States was not a participant in the pooling agreement in 1996 or 1995. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling arrangement. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pooling agreement as of January 1, 1998 at which time Harleysville Group's participation increased to 72%.

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


       1997 COMPARED TO 1996

       Premiums earned increased $9.7 million for the year ended December 31, 1997. Of such increase, $9.6 million was due to the acquisition of Minnesota Fire. The change in pool participation did not materially affect premiums earned. However, effective January 1, 1997, 30% of Lake States' business was ceded to and retained by Mutual and an additional 5% of the pooled business was assumed from Mutual.

       Investment income increased $3.8 million for the year ended December 31, 1997 primarily resulting from an increase in invested assets provided by operating cash flow including $29.0 million from a cash transfer received for various insurance liabilities assumed January 1, 1997 in connection with the increase in Harleysville Group's pool participation. Also, invested assets increased by $26.4 million due to the October 1, 1997 acquisition of Minnesota Fire.

       Realized investment gains increased $3.4 million for the year ended December 31, 1997 primarily resulting from sales of equity securities at greater gains.

       Income before income taxes increased $35.9 million for the year ended December 31, 1997 primarily due to improved underwriting results and the higher investment income and realized investment gains. Harleysville Group's combined ratio determined under generally accepted accounting principles (GAAP) decreased to 103.6% for the year ended December 31, 1997 from 108.4% for the year ended December 31, 1996. The 1996 results were adversely affected by two hurricanes that struck the North Carolina coast and a blizzard which, together, resulted in losses of $28.2 million ($0.66 per basic share after taxes) and adversely affected Harleysville Group's 1996 combined ratio by 4.6 points. Excluding this impact, the GAAP combined ratio improved 0.2 points primarily due to improved results in the personal automobile line of business.

                                  HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION
                                      (Continued)


       1997 COMPARED TO 1996 (CONTINUED)

       Harleysville Group recognized favorable development in the provision for insured events of prior years of $29.7 million and $35.0 million in 1997 and 1996, respectively. The decreased favorable development primarily related to a smaller variance from expected claim severity in the automobile lines of business.

       The 1997 effective tax expense rate increased to 19.6% compared to 8.6% in 1996 primarily due to tax-exempt investment income comprising a lower proportion of income before income taxes in 1997.

       Weather-related events have impacted Harleysville Group's results over the past several years. Harleysville Group is attempting to reduce the impact of catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual reinsures accumulated catastrophe losses in a quarter up to $15,750,000 ($16,200,000 in 1998) in excess of
$1,750,000 ($1,800,000 in 1998) in return for a reinsurance
premium. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $2.6 million and losses incurred of $1.6 million for 1997. Effective for one year from July 1, 1997, the Company's subsidiaries, and Mutual and its wholly-owned subsidiaries are reinsured under a catastrophe reinsurance treaty that provides coverage for 85% of up to $147 million in excess of a retention of $20 million for any given catastrophe. Harleysville Group's 1998 pooling share of this coverage would be 85% of up to $105.8 million in excess of a retention of $14.4 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $125 million for any catastrophe involving an insured loss of $167 million or greater. Harleysville Group's 1998 pooling share of this maximum recovery would be $90 million for any catastrophe involving an insured loss of $120 million or greater. The treaty includes reinstatement provisions providing for coverage for a second catastrophe and requiring payment of an additional premium in the event of a first catastrophe occurring.

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

       Income before income taxes decreased $21.3 million for the year ended December 31, 1996 primarily due to higher losses from severe weather, partially offset by the higher investment income and realized investment gains. Harleysville Group's GAAP combined ratio increased to 108.4% for the year ended December 31, 1996 from 104.0% for the year ended December 31, 1995.

       The 1996 results were adversely affected by Hurricanes Fran and Bertha that both struck the North Carolina coast and resulted in losses of $13.0 million. In January 1996, a blizzard and related storms resulted in losses of $15.2 million. Together, these losses totaled $28.2 million ($0.66 per basic share after taxes) and adversely affected Harleysville Group's 1996 combined ratio by 4.6 points. Excluding this impact, the GAAP combined ratio improved 0.2 points due to improved results in the personal automobile line of business.

       Harleysville Group recognized favorable development in the provision for insured events of prior years of $35.0 million and $10.9 million in 1996 and 1995, respectively. The increase relates to lower than expected claim severity in the workers compensation and automobile lines of business.

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

                                   HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION
                                      (Continued)

       YEAR 2000

       Harleysville Group is in the process of comprehensively assessing and modifying, where necessary, its computer applications to ensure their functionality with respect to the year 2000 millennium change. This process began in 1996 with an assessment of the basic transaction processing systems, which include the policy issuance, billing and claims systems. The modifications of these systems is planned to be completed and tested during the second half of 1998. Currently, Harleysville Group is completing detailed plans for the remaining work to be done. As most of Harleysville Group's computer systems have been internally developed, Harleysville Group primarily is utilizing internal resources through redeployment of existing information technology resources. Costs incurred have not been material and, at present, are not expected to be material in any single future year.

       Year 2000 computer problems create risk for Harleysville Group because of unforeseen problems in computer systems of its own and of third parties with whom Harleysville Group does business.
Failure of the Harleysville Group or third party computer systems could have a material impact on Harleysville Group's ability to conduct its business.

       Harleysville Group is in the process of reviewing the coverages provided under insurance policies it underwrites to evaluate the potential impact on future results of operations, if any, of year 2000 computer problems.


       NEW ACCOUNTING STANDARDS

       In 1997, Statement of Financial Accounting Standards (SFAS) No. 130, "Comprehensive Income," was issued and established standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The statement is effective for fiscal years beginning after December 31, 1997. Harleysville Group will adopt the statement in 1998.

                                  HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION
                                      (Continued)

       NEW ACCOUNTING STANDARDS (CONTINUED)

       In 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued and established standards for the way public business enterprises report information about operating segments in annual financial statements. The statement requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for fiscal years beginning after December 15, 1997. Harleysville Group is in the process of determining the effect of this statement upon its financial reporting requirements.


       LIQUIDITY AND CAPITAL RESOURCES

       Liquidity is a measure of the ability to generate sufficient cash to meet cash obligations as they come due. Harleysville Group's primary sources of cash are premium income, investment in-come and maturing investments. Cash outflows can be variable because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, Harleysville Group maintains investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments. Harleysville Group models its exposure to catastrophes and has the ability to pay claims without selling held to maturity securities even for events having a low probability (less than 1%). In recent years, Harleysville Group has experi-enced more frequent catastrophes than in prior years and has been able to pay claims without liquidating any investments. Harleys-ville Group has also considered scenarios of declines in revenue and increases in loss payments and has the ability to meet cash requirements under such scenarios without selling held to maturity securities. Harleysville Group's policy with respect to fixed maturity investments is to purchase only those that are of investment grade quality.

       Net cash provided by operating activities was $89.8 million and $207.0 million for 1997 and 1996, respectively. The decrease in net cash provided by operating activities in 1997 primarily reflects the effect of amendments to the pooling agreement with Mutual. Cash transfers of $29.0 million and $117.8 million were received effective January 1, 1997 and 1996, respectively, by Harleysville Group related to the various liabilities assumed in connection with such amendments.

                                  HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION
                                     (Continued)


       LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

       Net cash used by investing activities was $84.9 million and $206.6 million for 1997 and 1996, respectively. The lower amount in 1997 reflects the investment of the cash provided by operating activities.

       Financing activities used net cash of $5.6 million in 1997 compared to $1.5 million in 1996. The change was primarily due to an increase in dividend payments and a decrease in the issuance of common stock as Mutual did not reinvest its dividend from the Company.

       The Company maintained $3.8 million of cash and marketable securities at the holding company level at December 31, 1997, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries and acquisitions. Harleysville Group has no material commitments for capital expenditures as of December 31, 1997.

       As a holding company, the Company's principal source of cash for the payment of dividends is dividends from its subsidiaries.
The Company's insurance subsidiaries are subject to state laws that restrict their ability to pay dividends.

       Applying the current regulatory restrictions as of December 31, 1997, $24.1 million would be available for distribution to the Company by its subsidiaries without prior regulatory approval until September 30, 1998, after which $57.8 million would be available for distribution to the Company without prior approval. In 1997, the Company's insurance subsidiaries paid dividends of $31.7 million to the Company which was used to purchase Minnesota Fire. See the Business-Regulation section of the Company's 1997 Form 10-K which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 9 of the Notes to Consolidated Financial Statements.

       The National Association of Insurance Commissioners has adopted risk-based capital (RBC) standards that require insurance companies to calculate and report statutory capital and surplus needs based on a formula measuring underwriting, investment and other business risks inherent in an individual company's operations. These RBC standards have not affected the operations of Harleysville Group since each of the Company's insurance subsidiaries has statutory capital and surplus in excess of RBC requirements.

                                  HARLEYSVILLE GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                         OF OPERATIONS AND FINANCIAL CONDITION
                                     (Continued)

       LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

       Harleysville Group had off-balance-sheet credit risk related to $59.0 million of premium balances due to Mutual from agents at December 31, 1997.


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