Form 10-K405, Exhibit 13
period 1997-12-31
HARLEYSVILLE GROUP INC
filed 1998-03-25
CIK 792013

EXHIBIT 13(C)
                                        HARLEYSVILLE GROUP
                                    CONSOLIDATED BALANCE SHEETS
                                 (in thousands, except share data)


                                                     DECEMBER 31,
                                              -------------------------
                                                1997             1996
                                             ----------       ----------
          ASSETS
          ------
Investments:
   Fixed maturities:
      Held to maturity, at amortized
         cost (fair value $643,951
         and $606,770)                       $  611,604       $  587,979
      Available for sale, at fair value
         (cost $660,911 and $583,449)           689,806          598,193
   Equity securities, at fair value
      (cost $79,221 and $55,473)                121,830           69,932
   Short-term investments, at cost,
      which approximates fair value              28,350           35,175
                                             ----------       ----------
         Total investments                    1,451,590        1,291,279

Cash                                              1,460            2,120
Receivables:
   Premiums                                      83,948           73,963
   Reinsurance                                   78,750           80,163
   Accrued investment income                     21,253           19,527
                                             ----------       ----------
         Total receivables                      183,951          173,653

Deferred policy acquisition costs                72,076           68,779
Prepaid reinsurance premiums                     14,504            5,444
Property and equipment, net                      24,778           22,157
Deferred income taxes                            18,906           30,963
Other assets                                     33,930           28,217
                                             ----------       ----------
         Total assets                        $1,801,195       $1,622,612
                                             ==========       ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Liabilities:
   Unpaid losses and loss
      settlement expenses                   $  868,393       $  796,820
   Unearned premiums                           298,625          281,366
   Accounts payable and accrued expenses        72,427           60,966
   Debt                                         97,440           97,715
   Due to affiliate                             17,795           15,500
                                            ----------       ----------

         Total liabilities                   1,354,680        1,252,367
                                            ----------       ----------
Shareholders' equity:
   Preferred stock, $1 par value,
      authorized 1,000,000 shares;
      none issued
   Common stock, $1 par value,
      authorized 80,000,000 shares;
      shares issued and outstanding
      1997, 28,821,973 and 1996,
      14,139,862                               28,822           14,140
   Additional paid-in capital                 113,646          121,033
   Net unrealized investment gains,
      net of deferred income taxes             46,478           18,982
      Retained earnings                       257,569          216,090
                                           ----------       ----------
         Total shareholders' equity           446,515          370,245
                                           ----------       ----------
         Total liabilities and
           shareholders' equity            $1,801,195       $1,622,612
                                           ==========       ==========

See accompanying notes to consolidated financial statements.

                                        HARLEYSVILLE GROUP
                                CONSOLIDATED STATEMENTS OF INCOME
                              (in thousands, except per share data)


                                              YEAR ENDED DECEMBER 31,
                                       -----------------------------------
                                         1997           1996          1995
                                      ---------      ---------     ---------
Revenues:
  Premiums earned                      $624,905       $615,197      $477,042
  Investment income, net
   of investment expense                 81,783         78,008        68,445
  Realized investment gains               6,541          3,182         2,245
  Other income                           10,950         11,038        10,817
                                       --------       --------      --------
    Total revenues                      724,179        707,425       558,549
                                       --------       --------      --------
Losses and expenses:
  Losses and loss settlement
    expenses                            439,488        468,490       335,496
  Amortization of deferred
    policy acquisition costs            157,591        154,320       123,019
  Other underwriting expenses            50,108         43,965        37,764
  Interest expense                        6,597          6,548         6,811
  Other expenses                          3,114          2,727         2,817
                                       --------       --------      --------
    Total expenses                      656,898        676,050       505,907
                                       --------       --------      --------
    Income before income taxes           67,281         31,375        52,642
Income taxes                             13,209          2,695        11,311
                                       --------       --------      --------
    Net income                         $ 54,072       $ 28,680      $ 41,331
                                       ========       ========      ========

Per common share:

  Basic earnings                       $   1.89       $   1.03      $   1.53
                                       ========       ========      ========

  Diluted earnings                     $   1.86       $   1.02      $   1.51
                                       ========       ========      ========

  Cash dividends                       $    .44       $    .40      $    .36
                                       ========       ========      ========


See accompanying notes to consolidated financial statements.

                                    HARLEYSVILLE GROUP
                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                  (dollars in thousands)

                                            ADDITIONAL   NET UNREALIZED
                        COMMON STOCK         PAID-IN      INVESTMENT       RETAINED
                     SHARES       AMOUNT     CAPITAL     GAINS (LOSSES)    EARNINGS    TOTAL
                    ---------     ------    ----------   --------------    --------   --------

Balance at
 December 31,
 1994               13,364,062    $13,364    $103,851       $(7,276)       $166,985   $276,924

Net income                                                                   41,331     41,331
Issuance of
 common stock:
  Incentive plans      144,295         144     1,770                                     1,914
  Dividend
   Reinvestment
   Plan                209,729         210     5,524                                     5,734
Tax benefit from
 stock options
 exercised                                       374                                       374
Cash dividends
 paid                                                                        (9,751)     (9,751)
Change in
 unrealized
 investment
 gains (losses),
 net                                                         28,483                      28,483
                    ----------     -------  --------        -------        --------    --------
Balance at
 December 31,
 1995               13,718,086     13,718    111,519         21,207         198,565     345,009

Net income                                                                   28,680      28,680
Issuance of
 common stock:
  Incentive plans      234,470        235      4,249                                      4,484
  Dividend
   Reinvestment
   Plan                187,306        187      4,776                                      4,963
Tax benefit from
 stock options
 exercised                                       489                                        489
Cash dividends
 paid                                                                       (11,155)    (11,155)
Change in
 unrealized
 investment
 gains (losses),
 net                                                         (2,225)                     (2,225)
                   ----------     -------   --------        -------        --------    --------
Balance at
 December 31,
 1996              14,139,862     14,140     121,033         18,982         216,090     370,245

Net income                                                                   54,072      54,072
Issuance of
 common stock:
  Incentive plans     303,682        304       5,161                                      5,465
  Dividend
   Reinvestment
   Plan                15,984         16         500                                        516
Tax benefit from
 stock options
 exercised                                     1,314                                      1,314
Cash dividends
 paid                                                                       (12,593)    (12,593)
Two-for-one
 stock split       14,362,445     14,362     (14,362)
Change in
 unrealized
 investment
 gains (losses),
 net                                                         27,496                      27,496
                  ----------     -------    --------        -------         --------   --------
Balance at
 December 31,
 1997             28,821,973     $28,822    $113,646        $46,478         $257,569   $446,515
                  ==========     =======    ========        =======         ========   ========

See accompanying notes to consolidated financial statements.

                                              HARLEYSVILLE GROUP
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (in thousands)

                                                 YEAR ENDED DECEMBER 31,
                                          -----------------------------------
                                             1997         1996         1995
                                          ----------   ----------  ----------

Cash flows from operating activities:
    Net income                            $  54,072    $  28,680    $  41,331
    Adjustments to reconcile net
      income to net cash provided by
      operating activities:
         Change in receivables, unearned
           premiums, prepaid reinsurance
           and due to affiliate                (132)       6,282        8,717
         Increase in unpaid losses
            and loss settlement
            expenses                          2,502       56,914       42,853
         Deferred income taxes                 (159)      (6,655)         845
         (Increase) decrease in deferred
            policy acquisition costs            841       (9,670)      (6,619)
         Amortization and depreciation        1,794        1,430        1,151
         Gain on sale of investments         (6,541)      (3,182)      (2,245)
         Other, net                           8,430       15,380        3,460
         Cash from change in
            intercompany pooling
            agreement                        29,002      117,800
                                          ---------    ---------    ---------
            Net cash provided by
               operating activities          89,809      206,979       89,493
                                          ---------    ---------    ---------

Cash flows from investing activities:
    Held to maturity investments:
      Purchases                             (36,419)     (97,062)     (25,492)
      Maturities                             28,630       19,279       25,739
      Sales                                                             4,766
    Available for sale investments:
      Purchases                            (139,859)    (244,185)    (140,176)
      Maturities                             28,970       69,829       20,931
      Sales                                  57,427       37,724       66,250
    Net sales (purchases) or
      maturities of short-term
      investments                            11,042        8,951      (33,802)
    Acquisition, net of cash                (32,920)
    Purchases of property and
      equipment                              (1,767)      (1,182)      (2,078)
                                          ---------     --------    ---------
            Net cash used by
               investing activities         (84,896)    (206,646)     (83,862)
                                          ---------    ---------    ---------

Cash flows from financing activities:
    Issuance of common stock                  7,295        9,936        8,022
    Repayment of debt                          (275)        (250)      (2,230)
    Dividends paid                          (12,593)     (11,155)      (9,751)
                                          ---------    ---------    ---------
            Net cash used by financing
               activities                    (5,573)      (1,469)      (3,959)
                                          ---------    ---------    ---------

Increase (decrease) in cash                    (660)      (1,136)       1,672

    Cash at beginning of year                 2,120        3,256        1,584
                                          ---------    ---------    ---------

    Cash at end of year                   $   1,460    $   2,120     $  3,256
                                          =========    =========     ========

See accompanying notes to consolidated financial statements.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1 -   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES

       DESCRIPTION OF BUSINESS

       Harleysville Group consists of Harleysville Group Inc. and
its subsidiaries (all wholly owned).   Those subsidiaries are:
       -  Great Oaks Insurance Company (Great Oaks)
       -  Harleysville-Atlantic Insurance Company (Atlantic)
       -  Harleysville Insurance Company of New Jersey (HNJ)
       -  Huron Insurance Company (Huron)
       -  Lake States Insurance Company (Lake States)
       -  Mid-America Insurance Company (Mid-America)
       -  Minnesota Fire and Casualty Company (Minnesota Fire)
       -  New York Casualty Insurance Company (New York Casualty)
       -  Worcester Insurance Company (Worcester)
       - Harleysville Ltd., a real estate partnership that owns the home office

       Harleysville Group is approximately 54% owned by Harleysville Mutual Insurance Company (Mutual).

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

       LOSSES AND LOSS SETTLEMENT EXPENSES

       The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred which includes the gross liabilities to Harleysville Group's policyholders plus the net liability to Mutual under the pooling agreement. See Note 3(a). Such estimates may be more or less than the amounts ultimately paid when the claims are settled. These estimates are periodically reviewed and adjusted as necessary; such adjustments are reflected in current operations.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       STOCK-BASED COMPENSATION

       Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. For disclosure purposes, pro forma net income and earnings per share are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

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


       EARNINGS PER SHARE

       In 1997, SFAS No. 128 "Earnings Per Share," was issued and replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share are computed by dividing earnings by the weighted-average number of common shares outstanding during the year. For Harleysville Group, basic and primary earnings per share do not differ for the years presented. Diluted earnings per share includes the dilutive effect of the stock option and stock purchase plans described in Note 11. Share and per share amounts have been retroactively adjusted to reflect a two-for-one stock split in 1997.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 2 - ACQUISITION

       On October 1, 1997 Harleysville Group Inc. acquired Minnesota Fire, a property and casualty insurance company conducting business primarily in Minnesota and neighboring states, for $33,986,000 in cash. The acquisition was accounted for as a purchase and resulted in goodwill of $7,028,000 which is being amortized over 40 years on the straight-line basis. The consolidated financial statements include the results of operations of Minnesota Fire from the date of acquisition. Pro forma consolidated results of operations are not presented because the amounts are not materially different from Harleysville Group's historical results. Supplemental cash flow information for the acquisition is as follows:

                                                (in thousands)

       Fair value of assets                        $112,795
       Liabilities assumed                           78,809
                                                   --------
       Cash paid                                     33,986
       Less cash acquired                             1,066
                                                   --------
                                                   $ 32,920
                                                   ========


 3 - TRANSACTIONS WITH AFFILIATES

       (a) UNDERWRITING

       The insurance subsidiaries participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Harleysville Group's participation in the pooling agreement was 60% for 1995. Beginning January 1, 1996, Harleysville Group's participation increased to 65% and Pennland Insurance Company (Pennland), a subsidiary of Mutual, became a participant in the pooling arrangement. Pennland writes Pennsylvania personal automobile business which had earned premiums of $63.0 million in 1996. Lake States was not a participant in the pooling agreement in 1996 or 1995. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling arrangement. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pool as of January 1, 1998, at which time Harleysville Group's participation increased to 72%. In connection with these changes in pool participation, Harleysville Group received cash and investments from Mutual of $14,962,000, $29,002,000 and $117,800,000, which related to the

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

       (a) UNDERWRITING (CONTINUED)

various insurance liabilities assumed on January 1, 1998, 1997 and 1996, respectively. These liabilities consist of the following at January 1:

                                   1998             1997           1996
                                 --------         --------       --------
                                               (in thousands)
Unpaid losses and loss
  settlement expenses            $ 12,392         $ 28,318       $ 93,966
Unearned premiums                   2,271              441         22,225
Other liabilities                     299              243          1,609
                                 --------         --------       --------

                                 $ 14,962         $ 29,002       $117,800
                                 ========         ========       ========


       Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net balance with Mutual is a liability at December 31, 1997 and 1996. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $334.0 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 1997.

       The following amounts represent reinsurance transactions between Harleysville Group and Mutual under the pooling arrangement:

                                      1997           1996           1995
                                    --------       --------       --------
                                        (in thousands)
Ceded:
  Premiums written                  $533,311       $394,787       $366,763
                                    ========       ========       ========
  Premiums earned                   $532,456       $383,593       $349,280
                                    ========       ========       ========
  Losses incurred                   $381,650       $280,421       $254,842
                                    ========       ========       ========
Asssumed:
  Premiums written                  $609,270       $537,648       $417,472
                                    ========       ========       ========
  Premiums earned                   $617,899       $505,921       $398,778
                                    ========       ========       ========
  Losses incurred                   $433,886       $386,009       $277,182
                                    ========       ========       ========
Net assumed from Mutual:
  Unearned premiums                 $ 25,453       $ 34,937       $ 14,405
                                    ========       ========       ========
  Unpaid losses and loss
    settlement expenses             $205,756       $205,790       $ 96,007
                                    ========       ========       ========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 3 - TRANSACTIONS WITH AFFILIATES (CONTINUED)

       (a) UNDERWRITING (CONTINUED)

       Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual reinsures accumulated catastrophe losses in a quarter up to $15,750,000 ($16,200,000 in 1998) in excess of $1,750,000 ($1,800,000 in 1998)
in return for a reinsurance premium. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes, and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $2,615,000 and losses incurred of $1,616,000 for 1997.

       (b) PROPERTY

       Harleysville Ltd. leases the home office to Mutual which shares most of the facility with Harleysville Group. Rental income under the lease was $2,754,000, for both 1997 and 1996 and $2,750,000 for 1995 and is included in other income after elimination of intercompany amounts of $1,639,000, $1,552,000 and $1,405,000 in 1997, 1996 and 1995, respectively.

       (c) MANAGEMENT AGREEMENTS

       Harleysville Group Inc. received $5,992,000, $6,628,000 and $6,944,000 of management fee income in 1997, 1996 and 1995, respectively, under agreements whereby Harleysville Group Inc.
provides management services to Mutual and other affiliates.

       (d) INTERCOMPANY BALANCES

       Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in Note 8 was $1,275,000, $1,212,000 and $1,360,000 in 1997, 1996 and 1995,
respectively.

       Harleysville Group had off-balance-sheet credit risk related to approximately $59,000,000 of premium balances due to Mutual from agents at both December 31, 1997 and 1996.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 4 - INVESTMENTS

       The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:


                                            DECEMBER 31, 1997
                            -------------------------------------------------
                                            GROSS        GROSS     ESTIMATED
                              AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                COST        GAINS        LOSSES      VALUE
                             -----------  ----------   ----------  ----------
                                               (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies         $   10,295    $   527     $   (14)   $   10,808

 Obligations of states
  and political
  subdivisions                  333,946     19,250                   353,196

 Corporate securities           267,194     13,081        (497)      279,778

 Mortgage-backed
  securities                        169                                 169
                             ----------    -------     -------   ----------

Total held to maturity          611,604     32,858        (511)     643,951
                             ----------    -------     -------   ----------

Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies             92,742      2,655         (84)       95,313

 Obligations of states
  and political
  subdivisions                  287,507     16,667        (113)      304,061

 Corporate securities           141,750      2,705         (71)      144,384

 Mortgage-backed
  securities                    138,912      7,137          (1)      146,048
                             ----------    -------     -------    ----------

Total available for sale        660,911     29,164        (269)      689,806
                             ----------    -------     -------    ----------

Total fixed maturities       $1,272,515    $62,022     $  (780)   $1,333,757
                             ==========    =======     =======    ==========

Total equity securities      $   79,221    $43,049     $  (440)   $  121,830
                             ==========    =======     =======    ==========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 4 - INVESTMENTS (CONTINUED)

                                              DECEMBER 31, 1996
                               -----------------------------------------------
                                           GROSS         GROSS     ESTIMATED
                             AMORTIZED   UNREALIZED    UNREALIZED     FAIR
                              COST         GAINS        LOSSES       VALUE
                            ---------    ----------   -----------  -----------
                                             (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies       $     9,298    $   509     $   (63)    $    9,744

 Obligations of states
  and political
  subdivisions                 322,283     12,113        (265)       334,131

 Corporate securities          256,164      9,469      (2,972)       262,661

 Mortgage-backed
  securities                       234                                   234
                            ----------    -------     -------     ----------

Total held to maturity         587,979     22,091      (3,300)       606,770
                            ----------    -------     -------     ----------

Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies            99,325      2,334        (671)       100,988

 Obligations of states
  and political
  subdivisions                 229,744     10,381         (30)       240,095

 Corporate securities          129,141      1,469      (1,150)       129,460

 Mortgage-backed
  securities                   125,239      3,304        (893)       127,650
                            ----------    -------     -------     ----------

Total available for sale       583,449     17,488      (2,744)       598,193
                            ----------    -------     -------     ----------

Total fixed maturities      $1,171,428    $39,579     $(6,044)    $1,204,963
                            ==========    =======     =======     ==========

Total equity securities     $   55,473    $15,920     $(1,461)    $   69,932
                            ==========    =======     =======     ==========

       The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 4 - INVESTMENTS (CONTINUED)
                                                              ESTIMATED
                                       AMORTIZED                FAIR
                                          COST                  VALUE
                                       ----------             ----------
                                                (in thousands)
Held to maturity:

   Due in one year or less             $   12,568            $   12,623

   Due after one year
    through five years                    110,777               116,227

   Due after five years
    through ten years                     280,588               296,072

   Due after ten years                    207,502               218,860
                                       ----------            ----------
                                          611,435               643,782

   Mortgage-backed
    securities                                169                   169
                                       ----------            ----------

                                          611,604               643,951
                                       ----------            ----------
Available for sale:

   Due in one year or less                 39,128                39,403

   Due after one year
    through five years                    130,152               134,354

   Due after five years
    through ten years                     153,514               160,225

   Due after ten years                    199,205               209,776
                                       ----------            ----------
                                          521,999               543,758

   Mortgage-backed
    securities                            138,912               146,048
                                       ----------            ----------

                                          660,911               689,806
                                       ----------            ----------

   Total fixed maturities              $1,272,515            $1,333,757
                                       ==========            ==========


       The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1997 and 1996 amounted to $17,665,000 and $11,312,000, respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 4 - INVESTMENTS (CONTINUED)

       A summary of net investment income is as follows:

                                      1997           1996           1995
                                    --------       --------       --------
                                                (in thousands)

Interest on fixed maturities         $79,765        $75,204        $67,428
Dividends on equity securities         1,345            776            478
Interest on short-term
  investments                          1,626          2,917          1,316
                                     -------        -------        -------

Total investment income               82,736         78,897         69,222

Investment expense                       953            889            777
                                     -------        -------        -------

Net investment income                $81,783        $78,008        $68,445
                                     =======        =======        =======

       Realized gross gains (losses) from investment sales and redemptions and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                     1997           1996            1995
                                  ---------       --------        --------
                                            (in thousands)
Fixed maturity securities:
   Held to maturity:
      Gross gains                 $    255        $   178         $   194
      Gross losses                      (3)            (2)            (44)

   Available for sale:
      Gross gains                    1,263             69           3,079
      Gross losses                    (223)          (323)           (769)

Equity securities:
   Gross gains                       6,934          4,716             485
   Gross losses                     (1,685)        (1,456)           (700)
                                  --------        -------         -------

Net realized investment gains     $  6,541        $ 3,182         $ 2,245
                                  ========        =======         =======

Change in difference between
 fair value and cost of
 investments(1):
   Fixed maturity securities      $ 27,707       $(27,903)        $94,179
   Equity securities                28,150         10,222           5,052
                                  --------        -------         -------

Total                             $ 55,857       $(17,681)        $99,231
                                  ========       ========         =======

(1) Parentheses indicate a net unrealized decline in fair value.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

 4 - INVESTMENTS (CONTINUED)

       Income taxes on realized investment gains were $2,289,000, $1,114,000 and $786,000 for 1997, 1996 and 1995, respectively.
Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $25,026,000 and $10,221,000 at December 31, 1997 and 1996, respectively.

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


 5 - REINSURANCE

       In the ordinary course of business, Harleysville Group cedes insurance to, and assumes insurance from, insurers to limit its maximum loss exposure through diversification of its risks. See
Note 3(a) for discussion of reinsurance with Mutual. Reinsurance contracts do not relieve Harleysville Group of primary liability as the originating insurer. After excluding reinsurance transactions with Mutual under the pooling arrangement, the effect of Harleysville Group's share of other reinsurance on premiums written and earned is as follows:

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 5 - REINSURANCE (CONTINUED)

                                1997            1996             1995
                             ----------      ----------       ----------
                                           (in thousands)
Premiums written:

   Direct                     $620,330        $659,053         $505,198
   Assumed                      28,871          37,369           40,655
   Ceded                       (32,264)        (35,679)         (40,375)
                              --------        --------         --------

Net premiums written          $616,937        $660,743         $505,478
                              ========        ========         ========

Premiums earned:

   Direct                     $628,330        $616,543         $475,984
   Assumed                      30,559          37,684           40,728
   Ceded                       (33,984)        (39,030)         (39,670)
                              --------        --------         --------

Net premiums earned           $624,905        $615,197         $477,042
                              ========        ========         ========

       Losses and loss settlement expenses are net of reinsurance recoveries of $18,401,000, $26,907,000 and $19,117,000 for 1997,
1996 and 1995, respectively.


 6 - PROPERTY AND EQUIPMENT

       Property and equipment consisted of land and buildings with a cost of $28,060,000 and $25,565,000, and equipment with a cost of $7,281,000 and $5,647,000 at December 31, 1997 and 1996,
respectively. Accumulated depreciation related to such assets was $10,563,000 and $9,055,000 at December 31, 1997 and 1996,
respectively.

       Rental expense under leases with non-affiliates amounted to $2,941,000, $2,497,000 and $2,152,000 for 1997, 1996 and 1995,
respectively. Operating lease commitments were not material at December 31, 1997.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES

       Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:


                                         1997          1996         1995
                                      ---------     ---------    ---------
                                                  (in thousands)

Liability at January 1                $796,820      $645,941      $603,088
   Less reinsurance recoverables        78,120        69,288        67,636
                                      --------      --------      --------
Net liability at January 1             718,700       576,653       535,452
                                      --------      --------      --------

Net liability of acquired company       34,836
                                      --------      --------      --------

Incurred related to:
   Current year                        469,216       503,489       346,383
   Prior years                         (29,728)      (34,999)      (10,887)
                                      --------      --------      --------

            Total incurred             439,488       468,490       335,496
                                      --------      --------      --------
Paid related to:
   Current year                        198,554       220,669       129,446
   Prior years                         229,225       199,740       164,849
   Adjustments to beginning
      reserves resulting from
      change in pool
      participation percentage         (28,318)      (93,966)
                                      --------      --------       --------

            Total paid                 399,461       326,443        294,295
                                      --------      --------       --------

Net liability at December 31           793,563       718,700        576,653
   Plus reinsurance recoverables        74,830        78,120         69,288
                                      --------      --------       --------

Liability at December 31              $868,393      $796,820       $645,941
                                      ========      ========       ========

       Harleysville Group recognized favorable development in the provision for insured events of prior years of $29,728,000, $34,999,000 and $10,887,000 in 1997, 1996 and 1995, respectively.
The favorable development in 1997 and 1996 primarily related to lower than expected claim severity in the workers compensation and automobile lines of business. The 1995 favorable development primarily related to lower than expected claim severity in workers compensation.

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


 8 - DEBT

       Debt is as follows:

                                                     DECEMBER 31,
                                                --------------------
                                                1997              1996
                                              --------          --------
                                          (in thousands)

       Notes, 6.75%, due 2003                 $75,000           $75,000
       Demand term-loan payable
         to Mutual, LIBOR plus
         1%, due 1998                          18,500            18,500
       Economic Development
         Corporation (EDC)
         Revenue Bond obligation                3,940             4,215
                                              -------           -------

                                              $97,440           $97,715
                                              =======           =======

     The fair value of the notes was $75,517,000 and $73,267,000 at December 31, 1997 and 1996, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

       The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (3.85% at December 31, 1997) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


 8 - DEBT (CONTINUED)

       Interest paid was $6,493,000, $6,446,000 and $6,716,000 in
1997, 1996 and 1995, respectively.


 9 - SHAREHOLDERS' EQUITY

       A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 1997, $24,061,000 would be available for distribution to Harleysville Group Inc. without prior approval until September 30, 1998, after which $57,808,000 would be available for distribution to Harleysville Group Inc. without prior approval.

       The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:


                                                  DECEMBER 31,
                                       --------------------------------
                                       1997          1996           1995
                                     --------      --------       ---------
                                                (in thousands)

Statutory capital and surplus        $398,468      $326,455       $303,675
                                     ========      ========       ========

Statutory unassigned surplus         $264,199      $209,199       $185,202
                                     ========      ========       ========

Statutory net income                 $ 59,658      $ 15,332       $ 36,063
                                     ========      ========       ========

                                    HARLEYSVILLE GROUP
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                        (Continued)

10 - INCOME TAXES

       The components of income tax expense (benefit) are as follows:

                               1997            1996           1995
                             --------        --------       --------
                                          (in thousands)

Current                      $13,368         $ 9,350         $10,466
Deferred                        (159)         (6,655)            845
                             -------         -------         -------

                             $13,209         $ 2,695         $11,311
                             =======         =======         =======


       Cash paid for federal income taxes in 1997, 1996 and 1995 was $11,564,000, $10,100,000 and $11,201,000, respectively.

       The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:

                                 1997          1996            1995
                               --------      --------        --------
Statutory federal income
  tax rate                      35.0 %         35.0 %          35.0 %
Tax-exempt interest            (15.6)         (26.8)          (13.0)
Other, net                       0.2            0.4            (0.5)
                               ------         -----           ------

                                19.6 %          8.6 %          21.5 %
                               ======         =====           ======

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


10 - INCOME TAXES (CONTINUED)

       The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:

                                               DECEMBER 31,
                                       ---------------------------
                                           1997             1996
                                         --------         --------
                                               (in thousands)

Deferred tax liabilities:
   Deferred policy acquisition
      costs                              $25,226           $24,072
   Unrealized investment gains            25,026            10,221
   Other                                   3,755             3,501
                                         -------           -------

      Total deferred tax
        liabilities                       54,007            37,794
                                         -------           -------

Deferred tax assets:
   Unearned premiums                      19,889            19,315
   Losses incurred                        44,788            42,060
   Tax credit carryforward                    96               580
   Other                                   8,140             6,802
                                         -------           -------

      Total deferred tax
        assets                            72,913            68,757
                                         -------           -------

      Net deferred tax asset             $18,906           $30,963
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

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

11 - INCENTIVE PLANS

       Harleysville Group applies APB Opinion No. 25 in accounting for its stock-based compensation plans.  Accordingly, no
compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans.  Had compensation cost for these stock-based compensation plans been determined under SFAS No. 123, Harleysville Group's net income and earnings per share would have been reduced to the pro forma amounts indicated
below:
                                    1997          1996           1995
                                  --------      --------       --------
                                  (in thousands, except per share data)
       Net income:
             As reported          $54,072       $28,680        $41,331
             Pro forma            $52,726       $27,691        $40,717

       Basic earnings
        per share:
             As reported          $  1.89       $  1.03        $  1.53
             Pro forma            $  1.85       $   .99        $  1.50

       Diluted earnings
        per share:
             As reported          $  1.86       $  1.02        $  1.51
             Pro forma            $  1.82       $   .99        $  1.49


       The per share weighted-average fair value of options granted during 1997, 1996 and 1995 was $5.36, $3.83 and $3.95, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 2.34%, 2.87% and 2.72%; expected volatility of 26.06%, 26.13% and 29.69%; risk-free interest rate of 6.65%, 6.4% and 6.25%; and an expected life of
5.75 years for 1997 and 6.5 years for 1996 and 1995.

Fixed Stock Option Plans
------------------------

       Harleysville Group has an Equity Incentive Plan (EIP) for key employees. Awards may be made in the form of stock options, stock appreciation rights (SARs), restricted stock or any combination of the above. The EIP was amended in 1997 and limited future awards to an aggregate of 4,260,946 shares of Harleysville Group Inc.'s common stock. The plan provides that stock options may become exercisable from six months to 10 years from the date of grant with an option price not less than fair market value on the date of grant. The options normally vest 50% at the end of one year and 50% at the end of two years from the date of grant. SARs have not been material.

       The income tax benefit related to the difference between the market price at the date of exercise and the option price for non-qualified stock options was credited to additional paid-in capital.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


11 - INCENTIVE PLANS (CONTINUED)

       The Harleysville Group Inc. 1995 Directors' Stock Option Program provides for the granting of options to eligible directors to purchase a maximum of 130,000 shares of common stock. Options are granted at exercise prices equal to fair market value on the date of grant. The options vest and become exercisable as follows:
20% six months after the date of grant and thereafter 20% per year of active service. The options have a term of 10 years.

       Harleysville Group maintains stock option plans for substantially all employees and certain designated agents. The plans provide for the granting of options to purchase a maximum of 850,000 shares of common stock. The plans provide that the options become exercisable from three to 10 years from the date of grant with an option price not less than fair market value on the date of grant.

       Information regarding activity in Harleysville Group's fixed stock option plans is presented below:
                                                            WEIGHTED-AVERAGE
                                          NUMBER             EXERCISE PRICE
                                         OF SHARES              PER SHARE
                                        ----------         ----------------
     Outstanding at
        December 31, 1994               1,851,850               $10.53
     Granted--1995                        392,420                12.50
     Exercised--1995                     (260,576)                7.79
     Forfeited--1995                     (100,170)               13.42
                                        ---------               ------

     Outstanding at
        December 31, 1995               1,883,524                11.17
     Granted--1996                        313,520                13.27
     Exercised--1996                     (259,478)                7.16
     Forfeited--1996                      (40,200)               13.43
                                        ---------               ------

     Outstanding at
        December 31, 1996               1,897,366                12.01
     Granted--1997                        318,212                17.94
     Exercised--1997                     (377,622)               10.03
     Forfeited--1997                      (49,744)               13.43
                                        ---------               ------
     Outstanding at
        December 31, 1997               1,788,212               $13.45
                                        =========               ======

     Exercisable at:
        December 31, 1995               1,391,302               $10.81
                                        =========               ======

        December 31, 1996               1,397,906               $11.67
                                        =========               ======

        December 31, 1997               1,292,018               $12.39
                                        =========               ======

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

11 - INCENTIVE PLANS (CONTINUED)

       The following table summarizes information about fixed stock options at December 31, 1997:

                                        RANGE OF EXERCISE PRICES
                             ------------------------------------------

                              $4.97-10.25     $11.13-13.75     $14.00-17.94
                              -----------     ------------     ------------

Options outstanding at
  December 31, 1997:

  Number of options              176,822        1,207,278          404,112
                              ==========       ==========       ==========

  Weighted-average
   remaining contractual
   life                        3.2 years        6.5 years        8.6 years
                              ==========       ==========       ==========

  Weighted-average
   exercise price                 $ 8.52           $12.94           $17.11
                              ==========       ==========       ==========

Options exercisable at
  December 31, 1997:

  Number of options              176,822        1,026,896           88,300
                              ==========       ==========       ==========

  Weighted-average
   exercise price                 $ 8.52           $12.91           $14.14
                              ==========       ==========       ==========


Other Stock Purchase and Incentive Plans
----------------------------------------

     Harleysville Group Inc. is authorized to issue up to 1,000,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have up to a maximum of 15% of his base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 97,424, 99,790 and 106,842 shares to employees in 1997, 1996 and 1995, respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

11 - INCENTIVE PLANS (CONTINUED)

       Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are
1,000,000 shares of common stock available under the plan.   There
were 38,671 and 73,864 shares issued under the plan for which $45,000 and $69,000 of expense was recognized in 1997 and 1996, respectively. No shares were issued prior to 1996.

       The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 200,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. In 1997, there were 32,538 shares issued under the plan for which $126,000 of expense was recognized. There were no shares issued prior to 1997.

       The Harleysville Group Inc. Directors' Equity Award Program, which was adopted in 1996, granted directors a one-time award totaling 45,168 shares of restricted common stock with a fair value of $13.25 per share. Under the terms of the program, the shares may not be transferred until the director retires after attaining
age 72, dies or becomes disabled.   The director has the right to
receive dividends and the right to vote the shares during the restriction period. Compensation expense of $56,000 and $31,000 associated with this award program was recognized in 1997 and 1996, respectively.

       Harleysville Group has incentive bonus plans. Cash bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. Harleysville Group's expense for such plans was $842,000, $627,000 and $1,161,000 for 1997, 1996 and 1995, respectively.


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

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


12 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

       The following table sets forth the year-end funded status of the plan including Mutual:
                                                 1997              1996
                                               ---------         ---------
                                                     (in thousands)
Actuarial present value of benefit
  obligations:

      Accumulated benefit obligation,
        including vested benefits of
        $64,392,000 and $49,746,000            $(67,595)         $(51,394)
                                               ========          ========

      Projected benefit obligation for
        service rendered to date               $(83,760)         $(66,546)
Plan assets at fair value (primarily
   listed stocks and fixed income
   securities)                                   87,154            63,161
                                               --------          --------
Plan assets in excess of (less than)
   projected benefit obligation                   3,394            (3,385)
Unrecognized net gain due to
   past experience different from
   that assumed and effects of
   changes in assumptions                       (14,036)           (2,893)
Prior service cost not yet
   recognized in net periodic
   pension cost                                   3,834             2,444
Unrecognized net transition asset
   being recognized over 14 years                  (544)             (714)
                                               --------          --------
Accrued pension cost --
   entire plan                                 $ (7,352)         $ (4,548)
                                               ========          ========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


12 - PENSION AND OTHER BENEFIT PLANS (CONTINUED)

      The net periodic pension cost for the plan including Mutual includes the following components:


                                1997            1996              1995
                             ---------        --------          --------
                                           (in thousands)
Service cost--benefits
   earned during the
   period                    $  3,825         $  3,679          $  3,123
Interest cost on
   projected benefit
   obligation                   5,270            4,548             3,938
Actual return on
   plan assets                (20,866)         (10,273)          (10,433)
Net amortization and
   deferral                    16,990            7,303             7,709
                             --------         --------          --------
Net periodic pension
   cost:
   Entire plan               $  5,219         $  5,257          $  4,337
                             ========         ========          ========

  Harleysville Group
    portion                  $  3,365         $  3,286          $  2,493
                             ========         ========          ========


        In determining the actuarial present value of the projected benefit obligation, the weighted-average discount rate was 7.25%, 7.75% and 7.5% for 1997, 1996 and 1995, respectively. The rate of increase in future compensation levels was 4.5% for 1997, 5.0% for 1996 and 5.5% for 1995. The expected long-term rate of return on retirement plan assets was 8.5%.

       A non-qualified unfunded Supplemental Executive Retirement Plan provides for incremental pension payments essentially for pension benefits that have been reduced by legislative action. Harleysville Group's expense for such plan was $236,000, $218,000 and $175,000 for 1997, 1996 and 1995, respectively.

       Harleysville Group has profit-sharing plans covering qualified employees. Harleysville Group's expense under the plans was $2,450,000, $1,526,000 and $1,314,000 for 1997, 1996 and 1995,
respectively.

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)

13 - EARNINGS PER SHARE

       The computation of basic and diluted earnings per share is as follows:

                               1997             1996             1995
                            ---------        --------          --------
                           (dollars in thousands, except per share data)

Numerator for basic
   and diluted earnings
   per share:
      Net income            $ 54,072         $ 28,680          $ 41,331
                            ========         ========          ========

Denominator for basic
   earnings per share --
   weighted-average
   shares outstanding     28,573,192       27,844,116        27,064,742

Effect of stock
   incentive plans           458,846          236,330           243,359
                            --------         --------          --------

Denominator for
   diluted earnings
   per share              29,032,038       28,080,446        27,308,101
                          ==========       ==========        ==========

Basic earnings
   per share                $   1.89         $   1.03          $   1.53
                            ========         ========          ========

Diluted earnings
   per share                $   1.86         $   1.02          $   1.51
                            ========         ========          ========

                                        HARLEYSVILLE GROUP
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            (Continued)


14 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                            1997
                      --------------------------------------------------
                            (in thousands, except per share data)

                    FIRST      SECOND       THIRD       FOURTH        TOTAL
                  ---------   --------     --------    --------     --------

Revenues          $180,182    $178,754     $179,893    $185,350     $724,179
Losses and
 expenses          167,368     162,491      159,583     167,456      656,898
Net income          10,832      13,164       15,830      14,246       54,072
Earnings per
 common share:
 Basic            $    .38    $    .46     $    .55     $   .50      $  1.89
 Diluted          $    .38    $    .46     $    .54     $   .49      $  1.86



                                            1996
                   --------------------------------------------------

                           (in thousands, except per share data)

                   FIRST     SECOND        THIRD        FOURTH        TOTAL
                ---------   --------      --------     --------     --------

Revenues        $172,231    $174,296      $180,307     $180,591     $707,425
Losses and
 expenses        173,577     159,374       178,279      164,820      676,050
Net income           873      11,735         3,508       12,564       28,680
Earnings per
 common share:
 Basic          $    .03    $    .42      $    .13      $   .45      $  1.03
 Diluted        $    .03    $    .42      $    .12      $   .44      $  1.02

                                   Independent Auditors' Report


The Board of Directors
Harleysville Group Inc.:

We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                     /s/KPMG PEAT MARWICK LLP



Philadelphia, Pennsylvania
February 16, 1998