Form 10-K405, Exhibit 13
period 1997-12-31
HARLEYSVILLE GROUP INC
filed 1998-03-25
CIK 792013

EXHIBIT 13(D)


MARKET FOR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

       The stock of Harleysville Group Inc. is quoted on the NASDAQ National Market System, and assigned the symbol HGIC. At the close of business on March 3, 1998, the approximate number of holders of record of Harleysville Group Inc.'s common stock was 2,766
(counting all shares held in nominee registration as one shareholder).

       The payment of dividends is subject to the discretion of Harleysville Group Inc.'s Board of Directors which each quarter considers, among other factors, Harleysville Group's operating results, overall financial condition, capital requirements and general business conditions. The present quarterly dividend of $0.115 per share paid in each of the third and fourth quarters of 1997 is expected to continue during 1998. As a holding company, one of Harleysville Group Inc.'s sources of cash with which to pay dividends is dividends from its subsidiaries. Harleysville Group Inc.'s insurance company subsidiaries are subject to state laws that restrict their ability to pay dividends. See Note 9 of the Notes to Consolidated Financial Statements.

       The following table sets forth the amount of cash dividends declared per share, and the high and low bid quotations as reported by NASDAQ for Harleysville Group Inc.'s common stock for each quarter during the past two years.

                                                  CASH
                                                DIVIDENDS
      1997                 HIGH        LOW      DECLARED
      --------------------------------------------------
      First Quarter      $15.90       $14.65       $.105
      Second Quarter      17.98        16.52        .105
      Third Quarter       20.98        19.10        .115
      Fourth Quarter      26.52        22.00        .115
      --------------------------------------------------



                                                 CASH
                                               DIVIDENDS
     1996                 HIGH         LOW     DECLARED
     --------------------------------------------------
     First Quarter      $16.00        $13.25      $.095
     Second Quarter      14.63         12.63       .095
     Third Quarter       14.38         12.25       .105
     Fourth Quarter      15.38         13.00       .105
     --------------------------------------------------