Form 10-K405, Exhibit 13
period 1998-12-31
HARLEYSVILLE GROUP INC
filed 1999-03-25
CIK 792013

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

                                        YEAR ENDED DECEMBER 31,
                    ---------------------------------------------------------
                       1998         1997        1996        1995       1994
                    ----------   ---------   ----------  ---------  ----------
                               (in  thousands, except per share data)

INCOME STATEMENT DATA <F1>:
-------------------------
Premiums earned    $  664,604   $  624,905   $  615,197  $  477,042  $  447,731
Investment income,
 net                   86,025       81,783       78,008      68,445      64,366
Realized investment
 gains                 16,085        6,541        3,182       2,245       3,367
Total revenues        779,311      724,179      707,425     558,549     525,458
Income before
 income taxes          80,441       67,281       31,375      52,642      16,832
Income taxes
 (benefit)             17,028       13,209        2,695      11,311      (1,622)
Net income             63,413       54,072       28,680      41,331      18,454
Basic earnings
 per share         $     2.18   $     1.89   $     1.03   $    1.53  $      .70
Diluted earnings
 per share         $     2.15   $     1.86   $     1.02   $    1.51  $      .69
Cash dividends
 per share         $      .48   $      .44   $      .40   $     .36  $      .33

BALANCE SHEET DATA AT YEAR END:
------------------------------
Total investments  $1,579,566   $1,451,590   $1,291,279   $1,085,151 $  956,316
Total assets        1,934,497    1,801,195    1,622,612    1,378,341  1,241,072
Debt and lease
 obligations           97,140       97,440       97,715       97,965    100,195
Shareholders'
 equity               529,658      446,515      370,245      345,009    276,924
Shareholders'
 equity
 per share         $    18.17   $    15.49   $    13.09   $    12.57 $    10.36

------------------------
[FN]
<F1> The  Company's  insurance  subsidiaries  participate  in  an underwriting pooling arrangement with Mutual. Harleysville Group's participation was 60% from January 1, 1994 to December 31, 1995 and 65% for 1996. Lake States was acquired as of November 1, 1993, and was not a participant in the pool through 1996. As of January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pool. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pool as of January 1, 1998, at which time Harleysville Group's participation increased to 72%. See "Management's Discussion and Analysis of Results of Operations and
     Financial Condition" and Note 3(a) of the Notes to Consolidated Financial Statements.