Form 10-K405, Exhibit 13
period 1998-12-31
HARLEYSVILLE GROUP INC
filed 1999-03-25
CIK 792013

EXHIBIT 13(B)
                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION

     RESULTS OF OPERATIONS

       Harleysville Group underwrites property and casualty insurance in both the personal and commercial lines of insurance. The personal lines of insurance include both auto and homeowners, and the commercial lines include auto, commercial multi-peril and workers compensation. The business is marketed primarily in the eastern and midwestern United States through independent agents. The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Beginning January 1, 1996, Harleysville Group's participation in the pooling agreement increased from 60% to 65% and Pennland Insurance Company (Pennland), a wholly owned subsidiary of Mutual that writes Pennsylvania personal automobile policies, became a participant in the pooling agreement. Lake States was not a participant in the pooling agreement in 1996. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling agreement. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pooling agreement as of January 1, 1998, at which time Harleysville Group's participation increased to 72%.

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

      Harleysville Group is reducing the potential impact of future catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual,

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     RESULTS OF OPERATIONS (continued)

in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $16.2 million and $15.8 million for 1998 and 1997, respectively. This reinsurance coverage was in excess of a retention of $1.8 million. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes, and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $3.0 million and $2.6 million and losses incurred of $29.5 million and $1.6 million for 1998 and 1997, respectively. Beginning January 1, 1999, Harleysville Group's retention increased to $3.6 million per quarter and the reinsurance premium rate increased by a factor of 2.2 times. Effective for one year from July 1, 1998, the Company's subsidiaries, and Mutual and its wholly owned subsidiaries are reinsured under a catastrophe reinsurance treaty that provides coverage for 85.5% of up to $147 million in excess of a retention of $20 million for any given catastrophe. Harleysville Group's 1999 pooling share of this coverage would be 85.5% of up to $105.8 million in excess of a retention of $14.4 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $126 million for any catastrophe involving an insured loss of $167 million or greater. Harleysville Group's 1999 pooling share of this maximum recovery would be $90 million for any catastrophe involving an insured loss of $120 million or greater. The treaty includes reinstatement provisions for coverage for a second catastrophe and payment of an additional premium in the event of a first catastrophe occurring.

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

     Harleysville Group's premium growth and underwriting results have been, and continue to be, influenced by market conditions. Insurance industry price competition has made it more difficult to attract and retain properly priced personal and commercial
lines business.   It  is management's policy to maintain its
underwriting standards,  even at the expense of premium growth.

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (continued)

     1998 COMPARED TO 1997

      Premiums earned increased $39.7 million for the year  ended
December  31,  1998.   The  increase  is  primarily  due  to  the
acquisition of Minnesota Fire on October 1, 1997 and its inclusion in the pooling agreement on January 1, 1998.

      Investment income increased $4.2 million for the year ended December 31, 1998 resulting from an increase in invested assets provided by operating cash flow including a $15.0 million cash transfer received for various insurance liabilities assumed January 1, 1998 in connection with the increase in Harleysville Group's pool participation.

      Realized investment gains increased $9.5 million for the year ended December 31, 1998 due to sales of equity securities at greater gains.

      Income before income taxes increased $13.2 million for the year ended December 31, 1998 primarily due to the higher investment income and realized investment gains. Harleysville Group's statutory combined ratio decreased to 103.2% for the year ended December 31, 1998 from 103.5% for the year ended December 31, 1997 primarily due to improved results in the personal and commercial automobile lines of business, partially offset by the effect of Hurricane Bonnie. Hurricane Bonnie struck North and South Carolina and Virginia during the third quarter of 1998 and caused losses of $3.0 million ($.07 per basic share after taxes) and adversely affected Harleysville Group's combined ratio by 0.4 points. Hurricane losses are not covered under the aggregate catastrophe reinsurance agreement with Mutual.

      Losses ceded under the aggregate catastrophe reinsurance agreement with Mutual increased by $27.9 million for the year ended December 31, 1998 primarily due to several spring and summer storms and a first quarter ice storm in upstate New York.

      Harleysville Group recognized favorable development in the provision for insured events of prior years of $42.6 million and $29.7 million in 1998 and 1997, respectively. The increased favorable development primarily related to a greater variance from expected claim severity in the automobile lines of business.

      The  1998  effective tax expense rate  increased  to  21.2%
compared to 19.6% in 1997 primarily due to tax-exempt investment income comprising a lower proportion of income before income taxes in 1998.

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

      Income before income taxes increased $35.9 million for the year ended December 31, 1997 primarily due to improved underwriting results and the higher investment income and realized investment gains. Harleysville Group's combined ratio, determined under generally accepted accounting principles (GAAP), decreased to 103.6% for the year ended December 31, 1997 from 108.4% for the year ended December 31, 1996. The 1996 results were adversely affected by two hurricanes that struck the North Carolina coast and a blizzard which, together, resulted in losses of $28.2 million ($0.66 per basic share after taxes) and adversely affected Harleysville Group's 1996 combined ratio by
4.6 points. Excluding this impact, the GAAP combined ratio improved 0.2 points primarily due to improved results in the personal automobile line of business.

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

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     YEAR 2000

       Harleysville Group began assessing its information technology (IT) systems in 1996 and developed plans to ensure their functionality with respect to the year 2000 millennium change. These plans contain four major phases: remediation, certification testing, enterprise testing and street testing.

      The major part of the remediation phase involved modifying our basic transaction processing systems that include the policy issuance, billing and claims systems. The remediation phase was completed during the fourth quarter of 1998.

      The certification testing phase began in the third quarter of 1998 and is expected to be completed in the first quarter of 1999. This phase involves testing each system using aged data and critical future dates in a separate year 2000 compliant environment and remediating any problems that arise. Harleysville Group has not encountered any significant problems during certification testing and all problems identified have been remediated.

      The enterprise testing phase is scheduled to begin in the second quarter of 1999 and involves testing hardware and operating system software running in concert with each other using critical future dates. It is expected to be essentially completed during the second quarter of 1999.

      The street testing phase involves testing Harleysville Group's IT systems with third parties and is scheduled for the second quarter of 1999, but the exact timing is dependent upon the readiness of the third parties. Harleysville Group has identified and communicated with all of the third parties identified.

      Harleysville Group has non-IT systems that include embedded technology such as office equipment and building systems. Harleysville Group has inventoried the non-IT systems and has either tested or communicated with vendors and landlords regarding year 2000 readiness for essentially all of the non-IT systems. Harleysville Group currently does not expect any material impact to its business, results of operations or financial condition from the failure of non-IT systems.

      Harleysville Group's expenses since 1996 to address year 2000 issues were approximately $3.0 million as of December 31, 1998 and consisted primarily of costs of internal resources. Estimated remaining costs to complete the year 2000 work are currently $0.4 million.

                       HARLEYSVILLE GROUP INC.
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     YEAR 2000 (Continued)

      Harleysville Group's year 2000 plans provide for time to correct problems encountered in the testing phases. Harleysville Group is continually assessing the most reasonably likely worst case year 2000 scenario, which is currently believed to be that problems encountered in the remaining testing are worse than expected and systems readiness is delayed. Under such a scenario, the contingency plan is to devote more internal resources to solving such problems in a timely manner so that delays in processing transactions are avoided or minimized.

      Harleysville Group has risk that third parties will suffer year 2000 problems. As most of Harleysville Group's computer systems have been internally developed, Harleysville Group is not significantly dependent on third party vendors for year 2000 compliance. Of the independent agents that interface electronically with Harleysville Group, almost all either utilize, or have access to, a system for which the remediation and certification testing phases are complete. Some information used in underwriting policies and adjusting claims, such as motor vehicle reports, rating information and crime data bases, is generally obtained electronically. Investment portfolio pricing information and bank statement information is obtained electronically. Harleysville Group is communicating with and monitoring the year 2000 progress of such third parties and will decide on contingency plans in mid-1999. Harleysville Group is also communicating with and monitoring the year 2000 readiness of other third parties it does business with but with which it does not exchange data electronically. To the extent that any of these third parties appear not to be year 2000 ready, Harleysville Group will make contingency plans dependent upon the facts and circumstances of each third party.

     Harleysville Group has risk that claims related to year 2000 issues will be made under insurance policies that it underwrites. Harleysville Group has concluded that its policies do not generally provide coverage for losses relating to year 2000 issues and has issued endorsements further clarifying this exclusion. However, due in part to the potential for judicial decisions which expand policies to cover risks that were not contemplated by the policy, which in turn may produce unanticipated claims, and because there is no prior history of such claims at this point in time, the amount of any potential year 2000 coverage liabilities is not determinable.

      This year 2000 disclosure contains statements which are forward-looking statements that involve risks and uncertainties and qualify for the statutory safe harbor under the Private Securities Litigation Reform Act of 1995. Future year 2000

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     YEAR 2000 (Continued)

readiness activities may not adhere to the anticipated schedule and cost estimations because: more problems may be encountered than anticipated in the various stages of testing and trained personnel may not be available to work on internal systems in the time required; or there may be unexpected problems with the readiness of third party business partners and vendors who cannot produce services; or utility companies may not be able to provide the vital services required to maintain operations.

     NEW ACCOUNTING STANDARDS

       In 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which provides guidance for determining when to recognize, and how to determine, a liability for guaranty-
fund  and  other  insurance-related  assessments.   SOP  97-3  is
effective  for  financial  statements  issued  for  fiscal  years beginning after December 15, 1998. Harleysville Group, which expects to adopt this SOP on January 1, 1999, currently expects the cumulative effect of this change in accounting principle to be approximately $3 million. This effect is primarily related to
other    insurance-related    assessments    involving    workers
compensation regulatory bodies and second-injury funds.

      In March 1998, the AICPA issued SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. This SOP also requires that costs related to the preliminary project stage and the post implementation/operations stage in an internal-use computer software development project be expensed as incurred. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. Harleysville Group, which expects to adopt this SOP on January 1, 1999, is currently assessing its impact on the Company's financial reporting.

      In  June  1998, Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and established standards for accounting and reporting of derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Harleysville Group is in the process of determining the effect, if any, of this statement on its financial statements. Harleysville Group has not held or issued derivative financial instruments.

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of the ability to generate sufficient cash to meet cash obligations as they come due. Harleysville Group's primary sources of cash are premium income, investment income and maturing investments. Cash outflows can be variable because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, Harleysville Group maintains investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments. Harleysville Group models its exposure to catastrophes and has the ability to pay claims without selling held to maturity securities even for events having a low (less than 1%) probability. Even in years of greater catastrophe frequency, Harleysville Group has been able to pay claims without liquidating any investments. Harleysville Group has also considered scenarios of declines in revenue and increases in loss payments and has the ability to meet cash requirements under such scenarios without selling held to maturity securities. Harleysville Group's policy with respect to fixed maturity investments is to purchase only those that are of investment grade quality.

      Net cash provided by operating activities was $81.9 million and $89.8 million for 1998 and 1997, respectively. The decrease in net cash provided by operating activities in 1998 primarily reflects the effect of amendments to the pooling agreement with
Mutual. Cash transfers of $15.0 million and $29.0 million were received effective January 1, 1998 and 1997, respectively, by Harleysville Group related to the various liabilities assumed in connection with such amendments.

      Net cash used by investing activities was $71.3 million and $84.9 million for 1998 and 1997, respectively. The lower amount in 1998 reflects the investment of the cash provided by operating activities.

      Financing activities used net cash of $8.3 million in  1998 compared to $5.6 million in 1997. The change was primarily due to an increase in dividend payments and a decrease in the issuance of common stock.

      The Company maintained $5.4 million of cash and marketable securities at the holding company level at December 31, 1998, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries and acquisitions. Harleysville Group has no material commitments for capital expenditures as of December 31, 1998.

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

      Applying the current regulatory restrictions as of December 31, 1998, $57.0 million would be available for distribution to the Company by its subsidiaries without prior regulatory approval during 1999. In 1997, the Company's insurance subsidiaries paid dividends of $31.7 million to the Company that were used to purchase Minnesota Fire. See the Business-Regulation section of the Company's 1998 Form 10-K, which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 9 of the Notes to Consolidated Financial Statements.

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

     Harleysville Group had off-balance-sheet credit risk related to $62.0 million of premium balances due to Mutual from agents at December 31, 1998.

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