Form 10-K405, Exhibit 13
period 1998-12-31
HARLEYSVILLE GROUP INC
filed 1999-03-25
CIK 792013

EXHIBIT 13(C)

                       HARLEYSVILLE GROUP
    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK

      Harleysville Group's exposure to market risk for changes in interest rates is concentrated in the investment portfolio and, to a lesser extent, the debt obligations. Harleysville Group monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are modeled regularly.

      Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

                                       DECEMBER 31, 1998
                               ----------------------------------
                               PRINCIPAL       WEIGHTED-AVERAGE
                               CASH FLOWS        INTEREST RATE
                               ----------      -----------------

Fixed maturities and short-
  term investments:
     1999                      $  123,965           6.89%
     2000                          85,299           7.32%
     2001                         131,727           7.07%
     2002                          96,420           6.58%
     2003                         209,012           5.92%
     Thereafter                   728,474           5.82%
                               ----------

  Total                        $1,374,897
                               ==========

  Market value                 $1,446,686
                               ==========

Debt
     1999                      $      330           3.25%
     2000                             360           3.25%
     2001                             395           3.25%
     2002                             435           3.25%
     2003                          75,475           6.73%
     Thereafter                    20,145           4.96%
                               ----------

  Total                        $   97,140
                               ==========

  Fair value                   $   98,332
                               ==========

      Actual cash flows may differ from those stated as a result of calls and prepayments.

                       HARLEYSVILLE GROUP
    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
                          (Continued)

EQUITY PRICE RISK

      Harleysville Group's portfolio of equity securities, which is carried on the balance sheet at market value, has exposure to price risk. Price risk is defined as the potential loss in market value resulting from an adverse change in prices. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. The portfolio is diversified across industries, and concentrations in any one company or industry are limited by parameters established by senior management.

      The combined total of realized and unrealized equity investment gains and losses were $51.5 million, $33.4 million and $13.5 million in 1998, 1997 and 1996, respectively. During these three years, the largest total equity investment gain and loss in a quarter was $32.6 million and $10.2 million, respectively.