Form 10-K405, Exhibit 13
period 1998-12-31
HARLEYSVILLE GROUP INC
filed 1999-03-25
CIK 792013

EXHIBIT 13(D)
                      HARLEYSVILLE GROUP
                  CONSOLIDATED BALANCE SHEETS
               (in thousands, except share data)

                                                   DECEMBER 31,
                                           -----------------------------
                                              1998               1997
                                           ----------         ----------
                ASSETS
                ------
Investments:
 Fixed maturities:
   Held to maturity, at amortized
    cost (fair value $680,371
    and  $643,951)                         $  638,319         $  611,604
   Available for sale, at fair value
    (cost $716,325 and $660,911)              751,293            689,806
 Equity securities, at fair value
  (cost $95,797 and $79,221)                  174,932            121,830
 Short-term investments, at cost,
  which approximates fair value                15,022             28,350
                                          -----------          ---------
    Total investments                       1,579,566          1,451,590

Cash                                            3,799              1,460
Receivables:
  Premiums                                     91,256             83,948
  Reinsurance                                  84,179             78,750
  Accrued investment income                    22,134             21,253
                                          -----------          ---------
    Total receivables                         197,569            183,951

Deferred policy acquisition costs              78,984             72,076
Prepaid reinsurance premiums                   12,108             14,504
Property and equipment, net                    25,051             24,778
Deferred income taxes                           3,604             18,906
Other assets                                   33,816             33,930
                                          -----------          ---------
    Total assets                           $1,934,497         $1,801,195
                                           ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities:
  Unpaid losses and loss
    settlement expenses                    $  893,420         $  868,393
  Unearned premiums                           317,772            298,625
  Accounts payable and
   accrued expenses                            83,735             72,427
  Debt                                         97,140             97,440
  Due to affiliate                             12,772             17,795
                                          -----------          ---------
    Total liabilities                       1,404,839          1,354,680
                                          -----------          ---------
Shareholders' equity:
  Preferred stock, $1 par value,
   authorized 1,000,000 shares;
     none issued
  Common stock, $1 par value,
     authorized 80,000,000 shares;
     shares issued and outstanding
     1998, 29,150,518 and
     1997, 28,821,973                          29,151            28,822
  Additional paid-in capital                  119,302           113,646
 Accumulated other comprehensive
  income                                       74,167            46,478
  Retained earnings                           307,038           257,569
                                           ----------         ---------
    Total shareholders' equity                529,658           446,515
                                           ----------         ---------
    Total liabilities and
      shareholders' equity                 $1,934,497        $1,801,195
                                           ==========        ==========

See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                                     YEAR ENDED DECEMBER 31,
                                ----------------------------------
                                   1998        1997        1996
                                ---------    ---------   --------
Revenues:
 Premiums earned                $664,604     $624,905    $615,197
 Investment income, net
   of investment expense          86,025       81,783      78,008
 Realized investment gains        16,085        6,541       3,182
 Other income                     12,597       10,950      11,038
                                --------     --------    --------
      Total revenues             779,311      724,179     707,425
                                --------     --------    --------

Losses and expenses:
 Losses and loss settlement
   expenses                      464,480      439,488     468,490
 Amortization of deferred
   policy acquisition costs      169,567      157,591     154,320
 Other underwriting expenses      54,154       50,108      43,965
 Interest expense                  6,470        6,597       6,548
 Other expenses                    4,199        3,114       2,727
                                --------     --------    --------
      Total expenses             698,870      656,898     676,050
                                --------     --------    --------

      Income before income
       taxes                      80,441       67,281      31,375

Income taxes                      17,028       13,209       2,695
                                --------     --------    --------

      Net income                $ 63,413     $ 54,072    $ 28,680
                                ========     ========    ========
Per common share:

 Basic earnings                 $   2.18     $   1.89    $   1.03
                                ========     ========    ========

 Diluted earnings               $   2.15     $   1.86    $   1.02
                                ========     ========    ========

 Cash dividends                 $    .48     $    .44    $    .40
                                ========     ========    ========

See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                         (dollars in thousands)

                                              ACCUMULATED
                                 ADDITIONAL   OTHER
              COMMON STOCK       PAID-IN      COMPREHENSIVE   RETAINED
            SHARES     AMOUNT    CAPITAL      INCOME (LOSS)   EARNINGS   TOTAL
          -----------  --------  ----------   --------------  --------   --------
Balance at
 December 31,
 1995     13,718,086   $13,718    $111,519       $21,207      $198,565   $345,009
Net income                                                      28,680     28,680
Other compre-
 hensive
 income,
 net of tax:
  Unrealized
  investment
  losses, net
  of reclassi-
  fication
  adjustment                                      (2,225)                  (2,225)
                                                                         --------
 Comprehensive
 income                                                                    26,455
                                                                         --------
Issuance of
 common stock:
  Incentive
   plans     234,470       235       4,249                                  4,484
  Dividend
   Reinvestment
   Plan      187,306       187       4,776                                  4,963
Tax benefit
 from
 stock options
 exercised                             489                                    489
Cash dividends
 paid                                                          (11,155)   (11,155)
          ----------   -------    --------       -------      --------   --------
Balance at
 December 31,
 1996     14,139,862    14,140     121,033        18,982       216,090    370,245
Net income                                                      54,072     54,072
Other compre-
 hensive
 income,
 net of tax:
  Unrealized
  investment
  gains, net
  of reclassi-
  fication
  adjustment                                      27,496                   27,496
                                                                         --------
Comprehensive
 income                                                                    81,568
                                                                         --------
Issuance of
 common stock:
  Incentive
   plans      303,682      304       5,161                                  5,465
  Dividend
   Reinvestment
   Plan        15,984       16         500                                    516


(continued)

                           HARLEYSVILLE GROUP
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              (Continued)
          FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                         (dollars in thousands)

                                              ACCUMULATED
                                  ADDITIONAL  OTHER
               COMMON STOCK       PAID-IN     COMPREHENSIVE  RETAINED
            SHARES      AMOUNT    CAPITAL     INCOME (LOSS)  EARNINGS    TOTAL
          ----------  --------    ----------  -------------  --------    ---------
Tax benefit
 from stock
 options
 exercised                           1,314                                  1,314
Cash dividends
 paid                                                         (12,593)    (12,593)
Two-for-one
 stock
 split    14,362,445    14,362     (14,362)
          ----------   -------    --------       -------      --------   --------
Balance at
 December 31,
 1997     28,821,973    28,822     113,646        46,478       257,569    446,515
Net income                                                      63,413     63,413
Other compre-
 hensive
 income,
 net of tax:
  Unrealized
  investment
  gains, net
  of reclassi-
  fication
  adjustment                                      27,689                   27,689
                                                                         --------
Comprehensive
 income                                                                    91,102
                                                                         --------
Issuance of
 common stock:
  Incentive
   plans     303,912     304        4,445                                   4,749
  Dividend
   Reinvestment
   Plan       24,633      25          541                                     566
Tax benefit
 from stock
 options
 exercised                            670                                     670
Cash dividends
 paid                                                         (13,944)    (13,944)
          ----------  -------    --------        -------     --------    --------
Balance at
 December 31,
 1998     29,150,518  $29,151    $119,302        $74,167     $307,038    $529,658
          ==========  =======    ========        =======     ========    ========

See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in thousands)

                                           YEAR ENDED DECEMBER 31,
                                   ----------------------------------
                                      1998        1997        1996
                                   ----------  ----------  ----------

Cash flows from operating
 activities:
  Net income                       $  63,413   $  54,072   $  28,680
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Change in receivables,
     unearned premiums, prepaid
     reinsurance and due to
     affiliate                           (23)       (132)      6,282
  Increase in unpaid losses
   and loss settlement
   expenses                           12,635       2,502      56,914
  Deferred income taxes                  392        (159)     (6,655)
  (Increase) decrease in deferred
   policy  acquisition  costs         (6,908)        841      (9,670)
  Amortization and depreciation        2,598       1,794       1,430
  Gain  on  sale of investments      (16,085)     (6,541)     (3,182)
  Other, net                          10,874       8,430      15,380
  Cash from change in pooling
   agreement                          14,962      29,002     117,800
                                   ---------   ---------   ---------
   Net cash provided by
    operating activities              81,858      89,809     206,979
                                   ---------   ---------   ---------
Cash flows from investing activities:
  Held to maturity investments:
   Purchases                         (49,037)    (36,419)    (97,062)
   Maturities                         22,432      28,630      19,279
  Available for sale investments:
   Purchases                        (183,793)   (139,859)   (244,185)
   Maturities                         69,001      28,970      69,829
   Sales                              59,334      57,427      37,724
  Net sales or maturities of
   short-term investments             13,328      11,042       8,951
  Acquisition, net of cash                       (32,920)
  Purchases of property and
   equipment                          (2,525)     (1,767)     (1,182)
                                   ---------   ---------   ---------
     Net cash used by
      investing activities           (71,260)    (84,896)   (206,646)
                                   ---------   ---------   ---------
Cash flows from financing
 activities:
  Issuance of common stock             5,985       7,295       9,936
  Repayment of debt                     (300)       (275)       (250)
  Dividends paid                     (13,944)    (12,593)    (11,155)
                                   ---------   ---------   ---------
    Net cash used by financing
     activities                       (8,259)     (5,573)     (1,469)
                                   ---------   ---------   ---------
Increase (decrease) in cash            2,339        (660)     (1,136)
  Cash at beginning of year            1,460       2,120       3,256
                                   ---------   ---------   ---------
  Cash at end of year              $   3,799   $   1,460   $   2,120
                                   =========   =========   =========


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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF   SIGNIFICANT
     ACCOUNTING POLICIES (Continued)

     COMPREHENSIVE INCOME

       In 1998, Harleysville Group adopted SFAS No. 130, "Comprehensive Income," which established standards for the reporting and disclosure of comprehensive income and its components. Comprehensive income consists of net income and net unrealized investment gains or losses and is presented in the Consolidated Statements of Shareholders' Equity. The adoption of SFAS No. 130 had no impact on total shareholders' equity. Prior year financial statements have been reclassified to conform to these requirements.

 2 - ACQUISITION

      On October 1, 1997, Harleysville Group Inc. acquired Minnesota Fire, a property and casualty insurance company conducting business primarily in Minnesota and neighboring states, for $33,986,000 in cash. The acquisition was accounted for as a purchase and resulted in goodwill of $7,028,000, which is being amortized over 40 years on the straight-line basis. The consolidated financial statements include the results of operations of Minnesota Fire from the date of acquisition. Pro forma consolidated results of operations are not presented because the amounts are not materially different from Harleysville Group's historical results. Supplemental cash flow information for the acquisition is as follows:

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

expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Beginning January 1, 1996, Harleysville Group's participation in the pooling agreement increased from 60% to 65% and Pennland Insurance Company, a subsidiary of Mutual, became a participant in the pooling agreement. Lake States was not a participant in the pooling agreement in 1996. Beginning January 1, 1997, Harleysville Group's participation increased to 70% and Lake States became a participant in the pooling arrangement. Minnesota Fire was acquired as of October 1, 1997, and became a participant in the pool as of January 1, 1998, at which time Harleysville Group's participation increased to 72%. In connection with these changes in pool participation, Harleysville Group received cash and investments from Mutual of $14,962,000, $29,002,000 and $117,800,000, which related to the various insurance liabilities assumed on January 1, 1998, 1997 and 1996, respectively. These liabilities consist of the following at January 1:

                                1998      1997      1996
                              --------  --------  --------
                                    (in thousands)
Unpaid losses and loss
 settlement expenses          $12,392   $28,318   $ 93,966
Unearned premiums               2,271       441     22,225
Other liabilities                 299       243      1,609
                              -------   -------   --------
                              $14,962   $29,002   $117,800
                              =======   =======   ========

    Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net balance with Mutual is a liability at December 31, 1998 and 1997. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $342.1 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 1998.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 3 - TRANSACTIONS WITH AFFILIATES (Continued)

     (a) UNDERWRITING (Continued)

     The  following  amounts  represent reinsurance  transactions
between   Harleysville  Group  and  Mutual  under   the   pooling
arrangement:

                                1998        1997         1996
                              --------    --------     --------
                                       (in thousands)
Ceded:
  Premiums written            $604,196    $533,311     $394,787
                              ========    ========     ========
  Premiums earned             $587,980    $532,456     $383,593
                              ========    ========     ========
  Losses incurred             $471,155    $381,650     $280,421
                              ========    ========     ========

Assumed:
  Premiums written            $689,171    $609,270     $537,648
                              ========    ========     ========
  Premiums earned             $667,629    $617,899     $505,921
                              ========    ========     ========
  Losses incurred             $494,015    $433,886     $386,009
                              ========    ========     ========

Net assumed from Mutual:
  Unearned premiums           $ 30,780    $ 25,453     $ 34,937
                              ========    ========     ========
  Unpaid losses and loss
    settlement expenses       $173,951    $205,756     $205,790
                              ========    ========     ========

     Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $16,200,000 and $15,750,000 for 1998 and 1997, respectively.  This  reinsurance coverage  was  in  excess  of  a retention  of  $1,800,000  and  $1,750,000  for  1998  and  1997,
respectively. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $3,025,000 and $2,615,000, and losses incurred of $29,535,000 and
$1,616,000 for 1998 and 1997, respectively. Beginning January 1, 1999, Harleysville Group's retention increased to $3,600,000 per quarter and the reinsurance premium rate increased by a factor of
2.2 times.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 3 - TRANSACTIONS WITH AFFILIATES (Continued)

     (b) PROPERTY

      Harleysville Ltd. leases the home office to Mutual, which shares most of the facility with Harleysville Group. Rental income under the lease was $2,754,000 for 1998, 1997 and 1996, and is included in other income after elimination of intercompany amounts of $1,685,000, $1,639,000 and $1,552,000 in 1998, 1997
and 1996, respectively.

     (c) MANAGEMENT AGREEMENTS

      Harleysville Group Inc. received $6,293,000, $5,992,000 and $6,628,000 of management fee income in 1998, 1997 and 1996, respectively, under agreements whereby Harleysville Group Inc. provides management services to Mutual and other affiliates.

     (d) INTERCOMPANY BALANCES

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in
Note  8  was $1,157,000, $1,275,000 and $1,212,000 in 1998,  1997
and 1996, respectively.

     Harleysville Group had off-balance-sheet credit risk related to approximately $62,000,000 and $59,000,000 of premium balances due to Mutual from agents and insureds at December 31, 1998 and 1997, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS

      The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:

                                           DECEMBER 31, 1998
                          -----------------------------------------------
                                        GROSS        GROSS     ESTIMATED
                           AMORTIZED  UNREALIZED   UNREALIZED    FAIR
                              COST      GAINS        LOSSES      VALUE
                          ----------- ----------   ----------  ---------
                                            (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies      $    9,949    $   729     $          $   10,678

 Obligations of states
  and political
  subdivisions               354,046     22,216         (89)      376,173

 Corporate securities        274,221     19,200          (4)      293,417

 Mortgage-backed
  securities                     103                                  103
                          ----------    -------     -------    ----------

Total held to maturity       638,319     42,145         (93)      680,371
                          ----------    -------     -------    ----------

Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies          75,415      4,179         (79)       79,515

 Obligations of states
  and political
  subdivisions               360,525     20,951        (116)      381,360

 Corporate securities        143,585      4,486        (298)      147,773

 Mortgage-backed
  securities                 136,800      6,206        (361)      142,645
                          ----------    -------     -------    ----------

Total available for sale     716,325     35,822        (854)      751,293
                          ----------    -------     -------    ----------

Total fixed maturities    $1,354,644    $77,967     $  (947)   $1,431,664
                          ==========    =======     =======    ==========

Total equity securities   $   95,797    $80,161     $(1,026)   $  174,932
                          ==========    =======     =======    ==========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

                                          DECEMBER 31, 1997
                          ------------------------------------------------
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
                          ==========    =======     =======    ==========

      The  amortized  cost  and estimated  fair  value  of  fixed maturity securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

                                                ESTIMATED
                               AMORTIZED          FAIR
                                  COST            VALUE
                               ----------      -----------
                                      (in thousands)
Held to maturity:

  Due in one year or less      $   25,864      $   26,279

  Due after one year
   through five years             153,449         162,688

  Due after five years
   through ten years              309,884         331,840

  Due after ten years             149,019         159,461
                               ----------      ----------

                                  638,216         680,268
  Mortgage-backed
   securities                         103             103
                               ----------      ----------

                                  638,319         680,371
                               ----------      ----------

Available for sale:

  Due in one year or less          29,688          30,175

  Due after one year
   through five years             133,138         138,771

  Due after five years
   through ten years              210,160         222,386

  Due after ten years             206,539         217,316
                               ----------      ----------

                                  579,525         608,648
  Mortgage-backed
   securities                     136,800         142,645
                               ----------      ----------

                                  716,325         751,293
                               ----------      ----------

  Total fixed maturities       $1,354,644      $1,431,664
                               ==========      ==========

      The  amortized  cost of fixed maturities  on  deposit  with various  regulatory authorities at December  31,  1998  and  1997 amounted to $19,848,000 and $17,665,000, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - Investments (Continued)

     A summary of net investment income is as follows:

                                 1998      1997      1996
                               --------  --------  --------
                                        (in thousands)

Interest on fixed maturities   $83,689   $79,765   $75,204
Dividends on equity securities   1,560     1,345       776
Interest on short-term
  investments                    1,780     1,626     2,917
                               -------   -------   -------

Total investment income         87,029    82,736    78,897

Investment expense               1,004       953       889
                               -------   -------   -------

Net investment income          $86,025   $81,783   $78,008
                               =======   =======   =======

      Realized gross gains (losses) from investment sales and redemptions and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                1998       1997       1996
                              ---------  --------  ---------
                                        (in thousands)
Fixed maturity securities:
  Held to maturity:
    Gross gains               $   273    $   255   $    178
    Gross losses                  (17)        (3)        (2)

  Available for sale:
    Gross gains                 1,109      1,263         69
    Gross losses                 (240)      (223)      (323)

Equity securities:
  Gross gains                  16,483      6,934      4,716
  Gross losses                 (1,523)    (1,685)    (1,456)
                              -------    -------   --------

Net realized
  investment gains            $16,085    $ 6,541   $  3,182
                              =======    =======   ========

Change in difference between
 fair value and cost of
 investments<F1>:
  Fixed maturity securities   $15,778    $27,707   $(27,903)
  Equity securities            36,526     28,150     10,222
                              -------    -------   --------

Total                         $52,304    $55,857   $(17,681)
                              =======    =======   ========

[FN]
<F1> Parentheses indicate a net unrealized decline in fair value.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

      Income taxes on realized investment gains were $5,630,000, $2,289,000 and $1,114,000 for 1998, 1997 and 1996, respectively.
Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $39,936,000 and $25,026,000 at December 31, 1998 and 1997, respectively.

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

                              1998       1997        1996
                           ---------- ----------  ---------
                                      (in thousands)
Premiums written:

  Direct                   $689,865   $620,330    $659,053
  Assumed                    25,136     28,871      37,369
  Ceded                     (28,855)   (32,264)    (35,679)
                           --------   --------    --------

Net premiums written       $686,146   $616,937    $660,743
                           ========   ========    ========

Premiums earned:

  Direct                   $669,605   $628,330    $616,543
  Assumed                    26,249     30,559      37,684
  Ceded                     (31,250)   (33,984)    (39,030)
                           --------   --------    --------

Net premiums earned        $664,604   $624,905    $615,197
                           ========   ========    ========


      Losses and loss settlement expenses are net of reinsurance recoveries of $59,474,000, $18,401,000 and $26,907,000 for 1998,
1997 and 1996, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 6 - PROPERTY AND EQUIPMENT

      Property and equipment consisted of land and buildings with a cost of $28,219,000 and $28,060,000, and equipment with a cost of $9,318,000 and $7,281,000 at December 31, 1998 and 1997,
respectively. Accumulated depreciation related to such assets was $12,486,000 and $10,563,000 at December 31, 1998 and 1997,
respectively.

      Rental expense under leases with non-affiliates amounted to $3,770,000, $2,941,000 and $2,497,000 for 1998, 1997 and 1996,
respectively. Operating lease commitments were not material at December 31, 1998.


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES

      Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:

                                  1998       1997       1996
                               ---------  ---------  ---------
                                         (in thousands)

Liability at January 1         $868,393   $796,820   $645,941
 Less reinsurance recoverables   74,830     78,120     69,288
                               --------   --------   --------

Net liability at January 1      793,563    718,700    576,653
                               --------   --------   --------

Net liability of
 acquired company                           34,836
                                          --------

Incurred related to:
 Current year                   507,087    469,216    503,489
 Prior years                    (42,607)   (29,728)   (34,999)
                               --------   --------   --------

        Total incurred          464,480    439,488    468,490
                               --------   --------   --------

Paid related to:
 Current year                   215,902    198,554    220,669
 Prior years                    241,014    229,225    199,740
Adjustments to beginning
   reserves resulting from
   change in pool
   participation percentage     (12,392)   (28,318)   (93,966)
                               --------   --------   --------

        Total paid              444,524    399,461    326,443
                               --------   --------   --------

Net liability at December 31    813,519    793,563    718,700
 Plus reinsurance recoverables   79,901     74,830     78,120
                               --------   --------   --------

Liability at December 31       $893,420   $868,393   $796,820
                               ========   ========   ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES
     (Continued)

      Harleysville Group recognized favorable development in the provision for insured events of prior years of $42,607,000, $29,728,000 and $34,999,000 in 1998, 1997 and 1996, respectively.
The favorable development relates to lower-than-expected claim severity in the workers compensation and automobile lines of business.

      In establishing the liability for unpaid losses and loss settlement expenses, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known losses (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted losses. Estimates of the liabilities are reviewed and updated continually.

      The property and casualty insurance industry has received significant publicity about environmental-related losses from exposures insured many years ago. Since the intercompany pooling agreement pertains to insurance business written or earned on or after January 1, 1986, Harleysville Group has not incurred significant environmental-related losses.

 8 - DEBT

     Debt is as follows:

                                        DECEMBER 31,
                                    --------------------
                                      1998        1997
                                    --------    --------
                                       (in thousands)

     Notes, 6.75%, due 2003         $75,000     $75,000
     Demand term-loan payable
       to Mutual, LIBOR plus
       0.65%, due 2005               18,500      18,500
     Economic Development
       Corporation (EDC)
       Revenue Bond obligation        3,640       3,940
                                    -------     -------

                                    $97,140     $97,440
                                    =======     =======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 8 - DEBT (Continued)

      The fair value of the notes was $76,192,000 and $75,517,000 at December 31, 1998 and 1997, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

      The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (3.25% at December 31, 1998) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

      Interest paid was $6,379,000, $6,493,000 and $6,446,000  in
1998, 1997 and 1996, respectively.

 9 - SHAREHOLDERS' EQUITY

     Comprehensive income consisted of the following:

                                  1998      1997     1996
                                --------  -------- --------
                                         (in thousands)

Net income                      $ 63,413  $54,072  $28,680
                                --------  -------  -------
Other comprehensive
 income:
  Unrealized investment
   holding gains (losses)
   arising during period,
   net of taxes of $20,450,
   $17,006 and $(147)             37,978   31,584     (271)
  Less:
   Reclassification
    adjustment for gains
    included in net income,
    net of taxes of $5,540,
    $2,201 and $1,052            (10,289)  (4,088)  (1,954)
                                --------  -------  -------

Net unrealized
 investment gains (losses)        27,689   27,496   (2,225)
                                --------  -------  -------

Comprehensive income            $ 91,102  $81,568  $26,455
                                ========  =======  =======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 9 - SHAREHOLDERS' EQUITY (Continued)

      A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 1998, $57,000,000 would be available for distribution to Harleysville Group Inc. during 1999 without prior approval.

      The  following  table  contains  selected  information  for
Harleysville   Group  Inc.'s  property  and  casualty   insurance
subsidiaries,   as  determined  in  accordance  with   prescribed
statutory accounting practices:

                                        DECEMBER 31,
                               ----------------------------
                                 1998      1997      1996
                               --------  --------  --------
                                      (in thousands)

Statutory capital and surplus  $489,665  $398,468  $326,455
                               ========  ========  ========

Statutory unassigned surplus   $355,396  $264,199  $209,199
                               ========  ========  ========

Statutory net income           $ 62,133  $ 59,658  $ 15,332
                               ========  ========  ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

10 - INCOME TAXES

      The components of income tax expense (benefit) are as follows:

                                1998      1997      1996
                              --------  --------  --------
                                       (in thousands)

Current                       $16,636   $13,368   $ 9,350
Deferred                          392      (159)   (6,655)
                              -------   -------   -------
                              $17,028   $13,209   $ 2,695
                              =======   =======   =======


      Cash  paid for federal income taxes in 1998, 1997 and  1996 was $14,350,000, $11,564,000 and $10,100,000, respectively.

      The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:

                                1998      1997      1996
                              --------  --------  --------

Statutory federal income
  tax rate                     35.0 %    35.0 %    35.0 %
Tax-exempt interest           (14.0)    (15.6)    (26.8)
Other, net                      0.2       0.2       0.4
                              ------    ------    ------
                               21.2 %    19.6 %     8.6 %
                              ======    ======    ======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

10 - INCOME TAXES (Continued)

      The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:


                                       DECEMBER 31,
                                 -----------------------
                                   1998          1997
                                 --------      --------
                                     (in thousands)
Deferred tax liabilities:
  Deferred policy acquisition
    costs                        $27,644       $25,226
  Unrealized investment gains     39,936        25,026
  Other                            4,229         3,755
                                 -------       -------

    Total deferred tax
        liabilities               71,809        54,007
                                 -------       -------

Deferred tax assets:
  Unearned premiums               21,396        19,889
  Losses incurred                 44,879        44,788
  Tax credit carryforward                           96
  Other                            9,138         8,140
                                 -------       -------

    Total deferred tax
      assets                      75,413        72,913
                                 -------       -------
    Net deferred tax asset       $ 3,604       $18,906
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

                             1998      1997      1996
                           --------  --------  --------
                    (in  thousands,  except  per  share data)
    Net income:
         As reported       $63,413   $54,072   $28,680
         Pro forma         $61,843   $52,726   $27,691

     Basic earnings
      per share:
         As reported       $  2.18   $  1.89   $  1.03
         Pro forma         $  2.13   $  1.85   $   .99

     Diluted earnings
      per share:
         As reported       $  2.15   $  1.86   $  1.02
         Pro forma         $  2.10   $  1.82   $   .99

     The per share weighted-average fair value of options granted during 1998, 1997 and 1996 was $7.23, $5.36 and $3.83, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 1.88%, 2.34% and 2.87%; expected volatility of 27.53%, 26.06% and 26.13%; risk-free interest rate of 5.62%, 6.65% and 6.4%; and an expected life of 5.32 years, 5.75 years and 6.5 years.

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

     Information regarding activity in Harleysville Group's fixed stock option plans is presented below:
                                             WEIGHTED-AVERAGE
                                 NUMBER       EXERCISE PRICE
                               OF SHARES        PER SHARE
                               ----------    ----------------

      Outstanding at
        December 31, 1995      1,883,524         $11.17
      Granted--1996              313,520          13.27
      Exercised--1996           (259,478)          7.16
      Forfeited--1996            (40,200)         13.43
                               ---------         ------

      Outstanding at
        December 31, 1996      1,897,366          12.01
      Granted--1997              318,212          17.94
      Exercised--1997           (377,622)         10.03
      Forfeited--1997            (49,744)         13.43
                               ---------         ------

      Outstanding at
        December 31, 1997      1,788,212          13.45
      Granted--1998              334,870          24.49
      Exercised--1998           (147,557)         11.86
      Forfeited--1998            (25,296)         16.25
                               ---------         ------

      Outstanding at
        December 31, 1998      1,950,229         $15.42
                               =========         ======

      Exercisable at:
        December 31, 1996      1,397,906         $11.67
                               =========         ======

        December 31, 1997      1,292,018         $12.39
                               =========         ======

        December 31, 1998      1,445,877         $13.10
                               =========         ======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

11 - INCENTIVE PLANS (continued)

     The following table summarizes information about fixed stock options at December 31, 1998:

                                  Range of Exercise Prices
                         -----------------------------------------
                         $7.07-10.25   $11.13-13.75   $14.00-24.50
                         -----------   ------------   ------------
Options outstanding at
 December 31, 1998:

 Number of options          144,426      1,099,875        705,928
                         ==========     ==========     ==========

 Weighted-average
  remaining contractual
  life                    2.3 years      5.5 years      8.5 years
                         ==========     ==========     ==========


 Weighted-average
  exercise price              $8.71         $12.95         $20.65
                         ==========     ==========     ==========

Options exercisable at
 December 31, 1998:

 Number of options          144,426      1,082,127        219,324
                         ==========     ==========     ==========

 Weighted-average
  exercise price              $8.71         $12.96         $16.69
                         ==========     ==========     ==========


Other Stock Purchase and Incentive Plans
----------------------------------------

   Harleysville Group Inc. is authorized to issue up to 1,000,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have up to a maximum of 15% of base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 93,991, 97,424 and 99,790 shares to employees in 1998, 1997 and
1996, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

11 - INCENTIVE PLANS (continued)

      Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 1,000,000 shares of common stock available under the plan. There were 53,706, 38,671 and 73,864 shares issued under the plan for which $84,000, $45,000 and $69,000 of expense was recognized in 1998, 1997 and 1996, respectively.

      The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 200,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription period or end-of-the-subscription period fair market value. In 1998 and 1997 respectively, there were 17,880 and 32,538 shares issued under the plan for which $67,000 and $126,000 of expense was recognized. There were no shares issued prior to 1997.

     The Harleysville Group Inc. Directors' Equity Award Program, which was adopted in 1996, granted directors a one-time award totaling 45,168 shares of restricted common stock with a fair value of $13.25 per share. Under the terms of the program, the shares may not be transferred until the director retires after attaining age 72, dies or becomes disabled. The director has the right to receive dividends and the right to vote the shares during the restriction period. Compensation expense of $41,000, $56,000 and $31,000 associated with this award program was recognized in 1998, 1997 and 1996, respectively.

      Harleysville Group has incentive bonus plans. Cash bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. Harleysville Group's expense for such plans was $1,230,000, $842,000 and $627,000 for 1998, 1997 and 1996, respectively.

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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

12 - PENSION AND OTHER BENEFIT PLANS (Continued)

      The following table sets forth the year-end status of the plan including Mutual:

                                          1998       1997
                                        --------   --------
                                           (in thousands)
Change in benefit obligation
  Benefit obligation at January 1       $ 86,648   $ 69,133
  Service cost                             4,325      3,913
  Interest cost                            6,277      5,465
  Amendments                                          1,907
  Net actuarial loss                       3,722      5,710
  Acquisition                                         4,191
  Benefits paid                           (2,768)    (2,219)
  Release of liability due to
   annuity purchase                                  (1,452)
                                        --------   --------

     Benefit obligation at
      December 31                       $ 98,204   $ 86,648
                                        ========   ========

Change in plan assets
  Fair value of plan assets at
   January 1                            $ 87,154   $ 63,161
  Actual return on plan assets            27,781     20,866
  Employer contributions                     925      3,253
  Acquisition                                         3,353
  Benefits paid                           (2,603)    (2,027)
  Annuity purchase                                   (1,452)
                                        --------   --------

     Fair value of plan assets
      at December 31                    $113,257   $ 87,154
                                        ========   ========

Funded status                           $ 15,053   $    506
Unrecognized net actuarial
  gain                                   (32,073)   (13,438)
Unrecognized prior service cost            3,438      4,075
Unrecognized transition obligation
  (asset)                                     51        (66)
                                        --------   --------

     Accrued pension cost               $(13,531)  $ (8,923)
                                        ========   ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

12 - PENSION AND OTHER BENEFIT PLANS (Continued)

     The net periodic pension cost for the plan including Mutual includes the following components:

                             1998       1997        1996
                           --------   --------    --------
                                   (in thousands)

Components of net periodic
  pension cost:
    Service cost           $ 4,325    $ 3,913     $ 3,772
    Interest cost            6,277      5,465       4,728
    Expected return on
     plan assets            (5,683)    (4,464)     (3,826)
    Recognized net
     actuarial loss            257        346         612
    Amortization of prior
     service cost              637        457         457
    Amortization of
     transition asset         (117)      (117)       (117)
                           -------    -------     -------
Net periodic pension cost:
  Entire plan              $ 5,696    $ 5,600     $ 5,626
                           =======    =======     =======
  Harleysville Group
   portion                 $ 3,754    $ 3,601     $ 3,504
                           =======    =======     =======


                             1998       1997        1996
                           ---------  --------    --------

Weighted-average assumptions
  as of December 31
    Discount rate           7.00%       7.25%      7.75%
    Expected long-term rate
     of return on plan
     assets                 9.00%       8.50%      8.50%
    Rate of compensation
     increase               4.50%       4.50%      5.00%


       Harleysville  Group  has  profit-sharing  plans   covering
qualified  employees.   Harleysville Group's  expense  under  the
plans  was  $2,869,000, $2,450,000 and $1,526,000 for 1998,  1997
and 1996, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

13 - SEGMENT INFORMATION

       In 1998, Harleysville Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. As an underwriter of property and casualty insurance, Harleysville Group has three reportable segments, which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, Harleysville Group markets personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.

     Harleysville Group evaluates the performance of the personal lines and commercial lines primarily based upon underwriting results as determined under statutory accounting practices (SAP) for the total pooled business of Harleysville Group and Mutual. The following tables reflect the total pooled business plus the business of Minnesota Fire and Lake States before they began
participation  in  the  pool  on  January  1,  1998   and   1997,
respectively. The eliminations reflect the share of the total pooled business not retained by Harleysville Group and the effect of the catastrophe reinsurance agreement between Harleysville Group and Mutual. Assets are not allocated to the personal and commercial lines, and are reviewed in total by management for purposes of decision making. Harleysville Group operates only in the United States, and no single customer or agent provides 10 percent or more of revenues.

     Financial data by segment is as follows:

                                 1998        1997         1996
                              ---------   ---------    ---------
                                           (in thousands)
Revenues:
  Premiums earned:
     Commercial lines         $ 560,551   $ 542,632    $ 555,750
     Personal lines             366,712     349,701      331,866
     Eliminations              (262,659)   (267,428)    (272,419)
                              ---------   ---------    ---------
       Total premiums earned    664,604     624,905      615,197
     Net investment income       86,025      81,783       78,008
     Realized investment
       gains                     16,085       6,541        3,182
     Other                       12,597      10,950       11,038
                              ---------   ---------    ---------
Total revenues                $ 779,311   $ 724,179    $ 707,425
                              =========   =========    =========

Income before income taxes:
  Underwriting income (loss):
     Commercial lines         $ (55,873)  $ (32,088)   $ (28,709)
     Personal lines             (22,424)      2,132      (53,893)
     Eliminations                49,750      10,793       23,697
                              ---------   ---------    ---------
       SAP underwriting
        loss                    (28,547)    (19,163)     (58,905)
       GAAP adjustments           4,950      (3,119)       7,327
                              ---------   ---------    ---------
       GAAP underwriting
        loss                    (23,597)    (22,282)     (51,578)
     Net investment income       86,025      81,783       78,008
      Realized investment
       gains                     16,085       6,541        3,182
     Other                        1,928       1,239        1,763
                              ---------   ---------    ---------
Income before income taxes    $  80,441   $  67,281    $  31,375
                              =========   =========    =========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

14 - EARNINGS PER SHARE

      The computation of basic and diluted earnings per share is as follows:

                           1998        1997        1996
                         ---------   --------    --------
                   (dollars in thousands, except per share data)
Numerator for basic
  and diluted earnings
  per share:
    Net income           $ 63,413    $ 54,072    $ 28,680
                         ========    ========    ========

Denominator for basic
  earnings per share --
  weighted-average
  shares outstanding   29,029,410  28,573,192  27,844,116

Effect of stock
  incentive plans         490,545     458,846     236,330
                         --------    --------    --------

Denominator for
  diluted earnings
  per share            29,519,955  29,032,038  28,080,446
                       ==========  ==========  ==========

Basic earnings
  per share              $   2.18    $   1.89    $   1.03
                         ========    ========    ========

Diluted earnings
  per share              $   2.15    $   1.86    $   1.02
                         ========    ========    ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

15 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                    1998
               -------------------------------------------------
                    (in thousands, except per share data)
                 FIRST    SECOND    THIRD     FOURTH     TOTAL
               --------- --------  --------  --------  ---------


Revenues       $190,505  $194,022  $192,645  $202,139  $779,311
Losses and
 expenses       173,226   172,810   175,201   177,633   698,870
Net income       13,902    16,552    14,153    18,806    63,413
Earnings per
 common share:
 Basic         $    .48  $    .57  $    .49  $    .65  $   2.18
 Diluted       $    .47  $    .56  $    .48  $    .64  $   2.15



                                     1997
               -------------------------------------------------
                    (in thousands, except per share data)
                 FIRST    SECOND    THIRD     FOURTH     TOTAL
               --------- --------  --------  --------  ---------

Revenues       $180,182  $178,754  $179,893  $185,350  $724,179
Losses ab=nd
 expenses       167,368   162,491   159,583   167,456   656,898
Net income       10,832    13,164    15,830    14,246    54,072
Earnings per
 common share:
 Basic         $    .38  $    .46  $    .55  $    .50  $   1.89
 Diluted       $    .38  $    .46  $    .54  $    .49  $   1.86

                  Independent Auditors' Report

The Board of Directors
 and Shareholders
Harleysville Group Inc.:

We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                   /s/KPMG LLP



Philadelphia, Pennsylvania
February 15, 1999