Form 10-K405, Exhibit 13
period 1999-12-31
HARLEYSVILLE GROUP INC
filed 2000-03-28
CIK 792013

EXHIBIT (13)(A)

SELECTED CONSOLIDATED FINANCIAL DATA

      Harleysville Group Inc. (Company) is 57% owned by
Harleysville   Mutual   Insurance   Company   (Mutual).
Harleysville   Group   Inc.  and   its   wholly   owned
subsidiaries  (Harleysville  Group)  are   engaged   in
property  and  casualty insurance.  These  subsidiaries
are:    Great  Oaks  Insurance  Company  (Great  Oaks),
Harleysville-Atlantic  Insurance  Company   (Atlantic),
Harleysville  Insurance Company of  New  Jersey  (HNJ),
Huron  Insurance Company (Huron), Lake States Insurance
Company  (Lake  States), Mid-America Insurance  Company
(Mid-America),  Minnesota  Fire  and  Casualty  Company
(Minnesota  Fire), New York Casualty Insurance  Company
(New   York  Casualty),  Worcester  Insurance   Company
(Worcester), and Harleysville Ltd., a real estate partnership that owns the home office.

                                        YEAR ENDED DECEMBER 31
                  ------------------------------------------------------------
                     1999         1998         1997         1996        1995
                  ----------   ----------   ----------   ----------  ----------
                               (in  thousands, except per share data)

INCOME STATEMENT DATA <F1>:
-------------------------
Premiums earned  $  707,200   $  664,604   $  624,905   $  615,197   $  477,042
Investment
 income, net         85,894       86,025       81,783       78,008       68,445
Realized
 investment gains    16,222       16,085        6,541        3,182        2,245
Total revenues      824,756      779,311      724,179      707,425      558,549
Income before
 income taxes        47,752       80,441       67,281       31,375       52,642
Income taxes          4,935       17,028       13,209        2,695       11,311
Net income           39,913       63,413       54,072       28,680       41,331
Basic earnings
 per share       $     1.37   $     2.18   $     1.89   $     1.03   $     1.53
Diluted earnings
 per share       $     1.35   $     2.15   $     1.86   $     1.02   $     1.51
Cash dividends
 per share       $      .52   $      .48   $      .44   $      .40   $      .36

BALANCE SHEET DATA AT YEAR END:
------------------------------
Total
 investments     $1,604,022   $1,579,566   $1,451,590   $1,291,279   $1,085,151
Total assets     $2,020,056    1,934,497    1,801,195    1,622,612    1,378,341
Debt and lease
 obligations         96,810       97,140       97,440       97,715       97,965
Shareholders'
 equity             526,894      529,658      446,515      370,245      345,009
Shareholders'
 equity per
 share           $    18.29   $    18.17   $    15.49   $    13.09   $    12.57

----------------------
[FN]
<F1> The  Company's insurance subsidiaries  participate
     in   an  underwriting  pooling  arrangement   with
     Mutual.   Harleysville Group's  participation  was
     60%  for  1995 and 65% for 1996. Lake  States  was
     acquired  as of November 1, 1993, and  was  not  a
     participant  in  the  pool  through  1996.  As  of
     January     1,    1997,    Harleysville    Group's
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