Form 10-K405, Exhibit 13
period 1999-12-31
HARLEYSVILLE GROUP INC
filed 2000-03-28
CIK 792013

EXHIBIT (13)(B)

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION

     RESULTS OF OPERATIONS

       Harleysville Group underwrites property and casualty insurance in both the personal and commercial lines of insurance. The personal lines of insurance include both auto and homeowners, and the commercial lines include auto, commercial multi-peril and workers compensation. The business is marketed primarily in the eastern and midwestern United States through independent agents. The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Beginning January 1, 1997, Harleysville Group's participation increased from 65% to 70% and Lake States became a participant in the pooling agreement. Minnesota Fire was acquired as of October 1, 1997 and became a participant in the pooling agreement as of January 1, 1998, at which time Harleysville Group's participation increased to 72%.

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

      Harleysville Group is reducing the potential impact of future catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $14.4 million, $16.2 million and $15.8 million for 1999, 1998 and 1997, respectively. This reinsurance coverage was in excess of a retention of $3.6 million for 1999 and $1.8 million for 1998 and 1997. The agreement

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     RESULTS OF OPERATIONS (Continued)

excludes catastrophe losses resulting from earthquakes or hurricanes, and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $6.9 million, $3.0 million and $2.6 million and losses incurred of $5.0 million, $29.5 million and $1.6 million for 1999, 1998 and 1997, respectively.
Effective for one year from July 1, 1999, the Company's subsidiaries, and Mutual and its wholly owned subsidiaries are reinsured under a catastrophe reinsurance treaty that provides coverage for 85.5% of up to $147 million in excess of a retention of $20 million for any given catastrophe. Harleysville Group's 2000 pooling share of this coverage would be 85.5% of up to $105.8 million in excess of a retention of $14.4 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $126 million for any catastrophe involving an insured loss of $167 million or greater. Harleysville Group's 2000 pooling share of this maximum recovery would be $90 million for any catastrophe involving an insured loss of $120 million or greater. The treaty includes reinstatement provisions for coverage for a second catastrophe and payment of an additional premium in the event of a first catastrophe occurring.

      Historically, Harleysville Group's results of operations have been influenced by factors affecting the property and casualty insurance industry in general. The operating results of the United States property and casualty insurance industry have been subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.

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

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (CONTINUED)

     1999 COMPARED TO 1998

      Premiums earned increased $42.6 million for the year ended December 31, 1999. Of the increase, $36.2 million was from commercial lines and $6.4 million from personal lines. The increase in commercial lines was primarily due to increased commercial policy counts. The increase in personal lines is primarily due to $8.9 million of earned premium produced through a managing general agency. Such earned premium will not continue as the arrangement with the managing general agent is terminating and the business is being ceded to a reinsurer.

      Investment income declined by $0.1 million for the year ended December 31, 1999 as a lower yield on the investment portfolio was partially offset by an increase in invested assets.

      Realized investment gains increased $0.1 million primarily resulting from $2.2 million of greater gains on investments sold or called partially offset by a $2.1 million loss for an equity investment that declined in value on an other-than-temporary basis.

       Income before income taxes and cumulative effect of accounting change declined $32.7 million primarily due to greater losses incurred relative to premiums earned. Harleysville Group's statutory combined ratio increased to 107.8% for the year ended December 31, 1999, from 103.2% for the year ended December 31, 1998. Hurricane Floyd, which struck the east coast of the United States during the third quarter of 1999, caused losses of $15.1 million ($.33 per basic share after taxes) and adversely affected the statutory combined ratio by 2.1 points for the year ended December 31, 1999. Hurricane Bonnie, which struck North and South Carolina and Virginia during the third quarter of 1998, caused losses of $3.0 million ($.07 per basic share after taxes) and adversely affected the statutory combined ratio by 0.4 points for the year ended December 31, 1998. Hurricane losses are not covered under the aggregate catastrophe reinsurance agreement with Mutual.

      The year ended December 31, 1999 included a pre-tax charge of $2.5 million ($.06 per basic share after taxes) related to the consolidation of 23 claims offices into a centralized direct reporting center and four specialized regional claims service centers. The restructuring is expected to result in a net reduction in claims staff of approximately 125 people. The

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     1999 COMPARED TO 1998 (Continued)

consolidation is expected to be completed by the end of the second quarter of 2000 and result in annualized after-tax savings of approximately $2.3 million based on a preliminary analysis of achievable cost savings. This claims restructuring charge adversely affected the statutory combined ratio by 0.4 points for the year ended December 31, 1999. Excluding the impacts of the hurricanes and claims restructuring charge, the statutory combined ratio increased 2.5 points for the year ended December 31, 1999 primarily due to worse results in the automobile lines of business, particularly commercial automobile. Harleysville Group is effecting price increases that could mitigate the combined ratio trend or cause premium growth to decline.

      Losses ceded under the aggregate catastrophe reinsurance agreement with Mutual decreased by $24.5 million for the year ended December 31, 1999, due to fewer and less severe non-hurricane catastrophes in 1999. In 1998, there were several severe spring and summer storms and a first quarter ice storm in upstate New York.

      Harleysville Group recognized favorable development in the provision for insured events of prior years of $59.5 million and $42.6 million in 1999 and 1998, respectively. The increased favorable development primarily related to a greater variance from expected claim severity in the workers compensation and automobile lines of business.

      The 1999 effective tax expense rate decreased to 10.3% from 21.2% in 1998 primarily due to tax-exempt investment income comprising a greater proportion of income before income taxes in 1999.

     1998 COMPARED TO 1997

      Premiums earned increased $39.7 million for the year  ended
December  31,  1998.   The  increase was  primarily  due  to  the
acquisition of Minnesota Fire on October 1, 1997 and its inclusion in the pooling agreement on January 1, 1998.

      Investment income increased $4.2 million for the year ended
December 31, 1998 resulting from an increase in invested assets provided by operating cash flows including a $15.0 million cash

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     1998 COMPARED TO 1997 (Continued)

transfer  received  for  various  insurance  liabilities  assumed
January  1,  1998 in connection with the increase in Harleysville
Group's pool participation.

      Realized investment gains increased $9.5 million for the year ended December 31, 1998 due to sales of equity securities at greater gains.

      Income before income taxes increased $13.2 million for the year ended December 31, 1998 primarily due to the higher investment income and realized investment gains. Harleysville Group's statutory combined ratio decreased to 103.2% for the year ended December 31, 1998 from 103.5% for the year ended December 31, 1997 primarily due to improved results in the personal and commercial automobile lines of business, partially offset by the effect of Hurricane Bonnie. Hurricane Bonnie, which struck North and South Carolina and Virginia during the third quarter of 1998, caused losses of $3.0 million ($.07 per basic share after taxes) and adversely affected Harleysville Group's combined ratio by 0.4 points. Hurricane losses are not covered under the aggregate catastrophe reinsurance agreement with Mutual.

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

     YEAR 2000

      Harleysville Group has not encountered difficulties to date with respect to the year 2000 millennium change, either internally or with third parties. Harleysville Group will continue to monitor exposure to any year 2000-related problems.

                       HARLEYSVILLE GROUP
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
             OF OPERATIONS AND FINANCIAL CONDITION
                          (Continued)

     YEAR 2000 (Continued)

      Harleysville  Group's expenses since 1996 to  address  year
2000 issues were approximately $3.6 million as of December 31, 1999 and consisted primarily of costs of internal resources.

     Harleysville Group has risk that claims related to year 2000 issues will be made under insurance policies that it underwrites. Harleysville Group has concluded that its policies do not generally provide coverage for losses relating to year 2000 issues and has issued endorsements further clarifying this exclusion. However, due in part to the potential for judicial decisions which expand policies to cover risks that were not contemplated by the policy, which in turn may produce unanticipated claims, and because there is no prior history of such claims at this point in time, the amount of any potential year 2000 coverage liabilities is not determinable. Harleysville Group has not had any material claims related to year 2000 issues.

     NEW ACCOUNTING STANDARDS

      In  June  1999, Statement of Financial Accounting Standards
(SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," was issued deferring the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," from all fiscal quarters of fiscal years beginning after June 15, 1999 to all fiscal quarters of fiscal years beginning after June 15, 2000. Harleysville Group is in the process of determining the effect, if any, of SFAS No. 133 on its financial statements. Harleysville Group has not held or issued derivative financial instruments.

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

      Net cash provided by operating activities was $84.9 million and $81.9 million for 1999 and 1998, respectively. The increase in net cash provided by operating activities in 1999 primarily reflects an increase of $18.8 million in cash held as collateral for security lending transactions, and partially offset by the effect of the 1998 amendment to the pooling agreement with Mutual. A cash transfer of $15.0 million was received effective January 1, 1998 by Harleysville Group related to the various liabilities assumed in connection with such amendment.

      Net cash used by investing activities was $47.9 million and $71.3 million for 1999 and 1998, respectively. The lower amount in 1999 reflects the increases in cash used for financing activities and in cash held as collateral for security lending transactions offset by the investment of the cash provided by operating activities.

      Financing activities used net cash of $20.5 million in 1999 compared to $8.3 million in 1998. The change was primarily due to an increase in dividend payments and the purchase of treasury stock.

      The Company had $1.7 million of cash and marketable securities and $20.0 million of dividends receivable from its subsidiaries at December 31, 1999, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries, acquisitions and the repurchase of stock. In 1999, the Company adopted a stock repurchase plan under which the Company and Mutual may each purchase up to 1.0 million shares of Harleysville Group Inc. common stock, up to a total of 2.0 million shares. As of December 31, 1999, the Company has repurchased 0.7 million shares leaving 0.3 million shares authorized to be repurchased. Harleysville Group has no
other  material  commitments  for  capital  expenditures  as   of
December 31, 1999.

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

      Applying the current regulatory restrictions as of December 31, 1999, $50.3 million would be available for distribution to the Company by its subsidiaries without prior regulatory approval during 2000. In 1999, the Company's insurance subsidiaries declared dividends of $35.0 million to the Company, of which $15.0 million was paid prior to December 31, 1999. See the Business-Regulation section of the Company's 1999 Form 10-K, which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 11 of the Notes to Consolidated Financial Statements.

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

     Harleysville Group had off-balance-sheet credit risk related to $64.0 million of premium balances due to Mutual from agents at December 31, 1999.

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