Form 10-K405, Exhibit 13
period 1999-12-31
HARLEYSVILLE GROUP INC
filed 2000-03-28
CIK 792013

EXHIBIT (13)(C)

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


                                        DECEMBER 31, 1999
                               --------------------------------
                               PRINCIPAL       WEIGHTED-AVERAGE
                               CASH FLOWS      INTEREST RATE
                               ----------      ----------------

Fixed maturities and short-
  term investments:
     2000                      $  154,829           6.46%
     2001                          91,035           6.99%
     2002                         105,511           6.70%
     2003                         119,828           6.31%
     2004                          80,573           6.73%
     Thereafter                   869,491           5.70%
                               ----------

  Total                        $1,421,267
                               ==========

  Market value                 $1,405,960
                               ==========

Debt
     2000                      $      360           4.10%
     2001                             395           4.10%
     2002                             435           4.10%
     2003                          75,475           6.73%
     2004                             520           4.10%
     Thereafter                    19,625           6.95%
                               ----------
  Total                        $   96,810
                               ==========

  Fair value                   $   92,925
                               ==========

      Actual cash flows may differ from those stated as a result of calls and prepayments.

                       HARLEYSVILLE GROUP
   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
                          (Continued)

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

      The combined total of realized and unrealized equity investment gains and losses was $27.8 million, $51.5 million and $33.4 million in 1999, 1998 and 1997, respectively. During these three years, the largest total equity investment gain and loss in a quarter was $32.6 million and $12.1 million, respectively.