Form 10-K405, Exhibit 13
period 1999-12-31
HARLEYSVILLE GROUP INC
filed 2000-03-28
CIK 792013

EXHIBIT 13(D)

                      HARLEYSVILLE GROUP
                  CONSOLIDATED BALANCE SHEETS
               (in thousands, except share data)

                                                 DECEMBER 31,
                                          ------------------------
                                             1999           1998
                                          ----------     ---------
              ASSETS
              ------
Investments:
  Fixed maturities:
     Held to maturity, at amortized
    cost (fair value $597,367
    and $680,371)                         $  597,232    $  638,319
     Available for sale, at fair value
    (cost $761,830 and $716,325)             749,370       751,293
 Equity securities, at fair value
  (cost $106,225 and $95,797)                198,197       174,932
  Short-term investments, at cost,
     which approximates fair value            59,223        15,022
                                          ----------     ---------
       Total investments                   1,604,022     1,579,566
Cash                                          20,273         3,799
Receivables:
  Premiums                                    91,931        91,256
 Reinsurance                                  81,884        84,179
  Accrued investment income                   22,478        22,134
                                          ----------     ---------
       Total receivables                     196,293       197,569

Deferred policy acquisition costs             83,541        78,984
Prepaid reinsurance premiums                  28,907        12,108
Property and equipment, net                   27,368        25,051
Deferred income taxes                         20,478         3,604
Other assets                                  39,174        33,816
                                          ----------    ----------
       Total assets                       $2,020,056    $1,934,497
                                          ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities:
  Unpaid losses and loss
     settlement expenses                  $  901,352    $  893,420
  Unearned premiums                          351,710       317,772
  Accounts payable and
   accrued expenses                          113,369        83,735
  Debt                                        96,810        97,140
  Due to affiliate                            29,921        12,772
                                          ----------    ----------
       Total liabilities                   1,493,162     1,404,839
                                         -----------    ----------

Shareholders' equity:
  Preferred stock, $1 par value,
   authorized 1,000,000 shares;
     none issued
  Common stock, $1 par value,
     authorized 80,000,000 shares;
     issued 1999, 29,498,651
     and 1998, 29,150,518 shares;
     outstanding 1999, 28,812,086
     and 1998, 29,150,518 shares              29,499        29,151
  Additional paid-in capital                 124,798       119,302
  Accumulated other comprehensive
   income                                     51,682        74,167
  Retained earnings                          331,769       307,038
  Treasury stock, at cost,
   686,565 shares                            (10,854)
                                          ----------     ---------
      Total shareholders' equity             526,894       529,658
                                          ----------     ---------
      Total liabilities and
       shareholders' equity               $2,020,056    $1,934,497
                                          ==========    ==========


See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)



                                     YEAR ENDED DECEMBER 31,
                                  1999         1998        1997
                                ---------    ---------   --------
-
Revenues:
 Premiums earned                $707,200     $664,604    $624,905
 Investment income, net
   of investment expense          85,894       86,025      81,783
 Realized investment gains        16,222       16,085       6,541
 Other income                     15,440       12,597      10,950
                                --------     --------    --------


      Total revenues             824,756      779,311     724,179
                                --------     --------    --------


Losses and expenses:
 Losses and loss settlement
   expenses                      523,002      464,480     439,488
 Amortization of deferred
   policy acquisition costs      182,337      169,567     157,591
 Other underwriting expenses      60,226       54,154      50,108
 Interest expense                  6,390        6,470       6,597
 Other expenses                    5,049        4,199       3,114
                                --------     --------    --------
      Total expenses             777,004      698,870     656,898
                                --------     --------    --------


      Income before income taxes
       and cumulative effect of
       accounting change          47,752       80,441      67,281

Income taxes                       4,935       17,028      13,209
                                --------     --------    --------

      Income before cumulative
       effect of accounting
       change                     42,817       63,413      54,072

Cumulative effect of accounting
 change, net of income tax        (2,904)
                                --------     --------    --------
      Net income                $ 39,913     $ 63,413    $ 54,072
                                ========     ========    ========

Per common share:

 Basic:
   Income before cumulative
    effect of accounting
    change                      $   1.47     $   2.18    $   1.89
   Cumulative effect of
    accounting change,
    net of income tax               (.10)
                                --------     --------    --------
   Net income                   $   1.37     $   2.18    $   1.89
                                ========     ========    ========

 Diluted:
   Income before cumulative
    effect of accounting
    change                      $   1.45     $   2.15    $   1.86

  Cumulative effect of
    accounting change, net
    of income tax                   (.10)
                                --------     --------    --------

   Net income                   $   1.35     $   2.15    $   1.86
                                ========     ========    ========

 Cash dividends                 $    .52     $    .48    $    .44
                                ========     ========    ========


See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          For the years ended December 31, 1999, 1998 and 1997
                         (dollars in thousands)

                                  ACCUMULATED
                                  ADDITIONAL  OTHER
                COMMON STOCK      PAID-IN     COMPREHENSIVE    RETAINED   TREASURY
             SHARES     AMOUNT    CAPITAL     INCOME  (LOSS)   EARNINGS   STOCK      TOTAL
           ----------   -------   ----------  -------------    --------   --------   --------
Balance,
 December 31,
 1996      14,139,862   $14,140   $121,033      $ 18,982       $216,090   $          $370,245
Net
 income                                                          54,072                54,072
Other compre-
 hensive
 income,
 net of tax:
  Unrealized
  investment
  gains, net
  of reclassi-
  fication
  adjustment                                      27,496                               27,496
Comprehensive
 income                                                                                81,568
Issuance of
 common stock:
  Incentive
   plans      303,682       304      5,161                                           $  5,465
 Dividend
  Reinvestment
  Plan         15,984        16        500                                                516
Tax benefit
 from stock
 options
 exercised                           1,314                                              1,314
Cash dividends
 paid                                                          (12,593)               (12,593)
Two-for-one
 stock
 split     14,362,445    14,362    (14,362)
           ----------   -------   --------      --------      --------    --------   --------
Balance at
 December 31,
 1997      28,821,973    28,822    113,646        46,478       257,569                446,515
Net income                                                      63,413                 63,413
Other compre-
 hensive income,
 net of tax:
  Unrealized
   investment
   gains, net
   of reclassi-
   fication
   adjustment                                     27,689                               27,689
                                                                                     --------
Comprehensive
 income                                                                                91,102
                                                                                     --------
Issuance of
 common stock:
  Incentive
   plans      303,912       304      4,445                                              4,749
  Dividend
   Reinvestment
   Plan        24,633        25        541                                                566
Tax benefit
 from stock
 options
 exercised                             670                                                670
Cash dividends
 paid                                                           (13,944)              (13,944)
           ----------   -------   --------      --------       --------   -------    --------
Balance at
 December 31,
 1998      29,150,518    29,151    119,302        74,167        307,038               529,658

(Continued)

                           HARLEYSVILLE GROUP
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              (Continued)
          For the years ended December 31, 1999, 1998 and 1997
                     (dollars in thousands)

                                               ACCUMULATED
                                  ADDITIONAL   OTHER
               COMMON  STOCK      PAID-IN      COMPREHENSIVE   RETAINED   TREASURY
            SHARES       AMOUNT   CAPITAL      INCOME (LOSS)   EARNINGS   STOCK      TOTAL
           ----------   -------   ----------   -------------   --------   --------   --------
Net income                                                       39,913                39,913
Other compre-
 hensive
 income, net
 of tax:
  Unrealized
  investment
  losses, net
  of reclassi-
  fication
  adjustment                                         (22,485)                         (22,485)
                                                                                     --------
Comprehensive
 income                                                                                17,428
                                                                                     --------
Issuance of
 common stock:
  Incentive
   plans      309,872      310      4,464                                               4,774
  Dividend
   Reinvestment
   Plan        38,261       38        613                                                 651
Tax benefit
 from stock
 options
 exercised                            419                                                 419
Cash dividends
 paid                                                           (15,182)              (15,182)
Purchase of
 treasury
 stock,
 686,565
 shares                                                                    (10,854)   (10,854)
           ----------   -------  --------       --------       --------   --------   --------
Balance at
 December 31,
 1999      29,498,651   $29,499  $124,798       $ 51,682       $331,769   $(10,854)  $526,894
           ==========   =======  ========       ========       ========   ========   ========


See accompanying notes to consolidated financial statements.

                           HARLEYSVILLE GROUP
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in thousands)

                                             YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1999         1998        1997
                                       ----------   ----------   ---------

Cash flows from operating activities:
 Net income                            $  39,913    $  63,413    $  54,072
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
      Cumulative effect of
      accounting change,
      net of income tax                    2,904
  Change in receivables,
   unearned premiums, prepaid
   reinsurance and due
   affiliate                              35,564          (23)        (132)
  Increase in unpaid losses
   and loss settlement
   expenses                                7,932       12,635        2,502
  Deferred income taxes                   (2,583)         392         (159)
  (Increase) decrease in
   deferred policy
   acquisition costs                      (4,557)      (6,908)         841
  Amortization and
   depreciation                            3,630        2,598        1,794
  Gain on sale of investments            (16,222)     (16,085)      (6,541)
  Other, net                              18,283       10,874        8,430
  Cash from change in pooling
   agreement                                           14,962       29,002
                                       ---------    ---------    ---------
      Net cash provided by
        operating activities              84,864       81,858       89,809
                                       ---------    ---------    ---------
Cash flows from investing activities:
 Held to maturity investments:
  Purchases                                  (11)     (49,037)     (36,419)
  Maturities                              41,586       22,432       28,630
 Available for sale investments:
   Purchases                            (176,297)    (183,793)    (139,859)
   Maturities                             71,280       69,001       28,970
   Sales                                  65,381       59,334       57,427
  Net (purchases) sales or
   maturities of short-term
   investments                           (44,201)      13,328       11,042
  Acquisition, net of cash                                         (32,920)
  Purchases of property and
   equipment                              (5,606)      (2,525)      (1,767)
                                       ---------    ---------    ---------
      Net cash used by
       investing activities              (47,868)     (71,260)     (84,896)
                                       ---------    ---------    ---------
Cash flows from financing activities:
  Issuance of common stock                 5,844        5,985        7,295
  Repayment of debt                         (330)        (300)        (275)
  Dividends paid                         (15,182)     (13,944)     (12,593)
  Purchase of treasury stock             (10,854)
                                       ---------    ---------    ---------
       Net cash used by
        financing activities             (20,522)      (8,259)      (5,573)
                                       ---------    ---------    ---------
Increase (decrease) in cash               16,474        2,339         (660)

  Cash at beginning of year                3,799        1,460        2,120
                                       ---------    ---------    ---------

  Cash at end of year                  $  20,273    $   3,799    $   1,460
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

       Harleysville   Group  is  approximately   57%   owned   by
Harleysville Mutual Insurance Company (Mutual).

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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF   SIGNIFICANT
     ACCOUNTING POLICIES (Continued)

     INVESTMENTS

       Accounting   for   fixed  maturities  depends   on   their
classification as held to maturity, available for sale or trading. Fixed maturities classified as held to maturity are carried at amortized cost. Fixed maturities classified as available for sale are carried at fair value. There were no investments classified as trading. Equity securities are carried at fair value. Short-term investments are recorded at cost, which approximates fair value.

      Realized gains and losses on sales of investments are recognized in net income on the specific identification basis. A decline in the fair value of an investment below its cost that is deemed other than temporary is charged to earnings. Unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in shareholders' equity as a component of comprehensive income and, accordingly, have no effect on net income.


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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF   SIGNIFICANT
     ACCOUNTING POLICIES (Continued)

     LOSSES AND LOSS SETTLEMENT EXPENSES

      The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred, which includes the gross liabilities to Harleysville Group's policyholders plus the net liability to Mutual under the pooling agreement. See Note 3(a). Such estimates may be more or less than the amounts ultimately paid when the claims are settled. These estimates are periodically reviewed and adjusted as necessary; such adjustments are reflected in current operations.

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

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing earnings by the weighted-average number of common shares outstanding during the year. Diluted earnings per share includes the dilutive effect of the stock option and stock purchase plans described in
Note 13.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

2 - ACQUISITION

      On October 1, 1997, Harleysville Group Inc. acquired Minnesota Fire, a property and casualty insurance company conducting business primarily in Minnesota and neighboring states, for $32,920,000 in cash, which is net of cash acquired of $1,066,000. The acquisition was accounted for as a purchase and resulted in goodwill of $7,028,000, which is being amortized over 40 years on the straight-line basis. The consolidated financial statements include the results of operations of Minnesota Fire from the date of acquisition. Pro forma consolidated results of operations are not presented because the amounts are not materially different from Harleysville Group's historical results.


 3 - TRANSACTIONS WITH AFFILIATES

     (a) UNDERWRITING

      The insurance subsidiaries participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Beginning January 1, 1997, Harleysville Group's participation in the pooling agreement increased from 65% to 70% and Lake States became a participant in the pooling arrangement. Minnesota Fire was acquired as of October 1, 1997, and became a participant in the pool as of January 1, 1998, at which time Harleysville Group's participation increased to 72%. In connection with these changes in pool participation, Harleysville Group received cash and investments from Mutual of $14,962,000 and $29,002,000, which related to the various insurance liabilities assumed on January 1, 1998 and 1997, respectively. These liabilities consist of the following at January 1:


                                   1998          1997
                                 --------      --------
                                    (in thousands)
Unpaid losses and loss
 settlement expenses             $12,392       $28,318
Unearned premiums                  2,271           441
Other liabilities                    299           243
                                 -------       -------
                                 $14,962       $29,002
                                 =======       =======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 3 - TRANSACTIONS WITH AFFILIATES (Continued)

     (a) UNDERWRITING (Continued)

    Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net balance with Mutual is a liability at December 31, 1999 and 1998. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $373.4 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 1999.

     The  following  amounts  represent reinsurance  transactions
between   Harleysville  Group  and  Mutual  under   the   pooling
arrangement:

                                1999        1998         1997
                              --------    --------     --------
                                       (in thousands)
Ceded:
  Premiums written            $636,476    $604,196     $533,311
                              ========    ========     ========
  Premiums earned             $623,353    $587,980     $532,456
                              ========    ========     ========
  Losses incurred             $467,636    $471,155     $381,650
                              ========    ========     ========

Assumed:
  Premiums written            $731,273    $689,171     $609,270
                              ========    ========     ========
  Premiums earned             $714,135    $667,629     $617,899
                              ========    ========     ========
  Losses incurred             $528,030    $494,015     $433,886
                              ========    ========     ========

Net assumed from Mutual:
  Unearned premiums           $ 34,795    $ 30,780     $ 25,453
                              ========    ========     ========
  Unpaid losses and loss
    settlement expenses       $160,040    $173,951     $205,756
                              ========    ========     ========

     Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $14,400,000, $16,200,000 and $15,750,000 for
1999, 1998 and 1997, respectively. This reinsurance coverage was in excess of a retention of $3,600,000, $1,800,000 and $1,750,000 for 1999, 1998 and 1997, respectively. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $6,935,000, $3,025,000 and $2,615,000, and losses  incurred  of $5,028,000, $29,535,000 and  $1,616,000  for
1999, 1998 and 1997, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 3 - TRANSACTIONS WITH AFFILIATES (Continued)

     (b) PROPERTY

      Harleysville Ltd. leases the home office to Mutual, which shares most of the facility with Harleysville Group. Rental income under the lease was $2,816,000 for 1999 and $2,754,000 for 1998 and 1997, and is included in other income after elimination of intercompany amounts of $1,723,000, $1,685,000 and $1,639,000 in 1999, 1998 and 1997, respectively.

     (c) MANAGEMENT AGREEMENTS

      Harleysville Group Inc. received $7,298,000, $6,293,000 and $5,992,000 of management fee income in 1999, 1998 and 1997, respectively, under agreements whereby Harleysville Group Inc. provides management services to Mutual and other affiliates.


     (d) INTERCOMPANY BALANCES

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in
Note  8  was $1,108,000, $1,157,000 and $1,275,000 in 1999,  1998
and 1997, respectively.

     Harleysville Group had off-balance-sheet credit risk related to approximately $64,000,000 and $62,000,000 of premium balances due to Mutual from agents and insureds at December 31, 1999 and 1998, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS

      The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:


                                           DECEMBER 31, 1999
                          ------------------------------------------------
                                        GROSS        GROSS     ESTIMATED
                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                              COST      GAINS        LOSSES       VALUE
                          ----------- ----------   ----------  ----------
                                          (in thousands)
Held to maturity:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies      $    9,904    $   215     $    (97)  $   10,022

 Obligations of states
  and political
  subdivisions               328,501      5,456       (1,669)     332,288

 Corporate securities        258,789      2,356       (6,126)     255,019

 Mortgage-backed
  securities                      38                                   38
                          ----------    -------     --------   ----------

Total held to maturity       597,232      8,027       (7,892)     597,367
                          ----------    -------     --------   ----------


Available for sale:
 US Treasury securities
  and obligations of
  US government corpora-
  tions and agencies          64,335        565       (1,625)      63,275

 Obligations of states
  and political
  subdivisions               382,281      4,425       (8,140)     378,566

 Corporate securities        198,216        123       (8,103)     190,236

 Mortgage-backed
  securities                 116,998      1,666       (1,371)     117,293
                          ----------    -------     --------   ----------
Total available for sale     761,830      6,779      (19,239)     749,370
                          ----------    -------     --------   ----------

Total fixed maturities    $1,359,062    $14,806     $(27,131)  $1,346,737
                          ==========    =======     ========   ==========

Total equity securities   $  106,225    $94,261     $ (2,289)  $  198,197
                          ==========    =======     ========   ==========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)


                                           DECEMBER 31, 1998
                          ------------------------------------------------
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
                          ==========    =======      =======     ==========

      The  amortized  cost  and estimated  fair  value  of  fixed maturity securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

                                                ESTIMATED
                                AMORTIZED          FAIR
                                  COST            VALUE
                               ----------      ----------
                                      (in thousands)
Held to maturity:

  Due in one year or less      $   32,905      $   33,207

  Due after one year
   through five years             170,580         172,124

  Due after five years
   through ten years              318,617         316,828

  Due after ten years              75,092          75,170
                               ----------      ----------

                                  597,194         597,329
  Mortgage-backed
   securities                          38              38
                               ----------      ----------
                                  597,232         597,367
                               ----------      ----------

Available for sale:

  Due in one year or less          30,515          30,536

  Due after one year
   through five years             135,120         134,825

  Due after five years
   through ten years              296,716         289,581

  Due after ten years             182,481         177,135
                               ----------      ----------

                                  644,832         632,077
  Mortgage-backed
   securities                     116,998         117,293
                               ----------      ----------
                                  761,830         749,370
                               ----------      ----------

  Total fixed maturities       $1,359,062      $1,346,737
                               ==========      ==========


      The  amortized  cost of fixed maturities  on  deposit  with various  regulatory authorities at December  31,  1999  and  1998 amounted to $21,509,000 and $19,848,000, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

     A summary of net investment income is as follows:

                                   1999        1998         1997
                                 --------    --------     --------
                                          (in thousands)

Interest on fixed maturities     $83,457     $83,689      $79,765
Dividends on equity securities     1,925       1,560        1,345
Interest on short-term
  investments                      1,885       1,780        1,626
                                 -------     -------      -------

Total investment income           87,267      87,029       82,736

Investment expense                 1,373       1,004          953
                                 -------     -------      -------

Net investment income            $85,894     $86,025      $81,783
                                 =======     =======      =======


      Realized gross gains (losses) from investment sales and redemptions and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                  1999        1998          1997
                                ---------   --------     ---------
                                         (in thousands)
Fixed maturity securities:
  Held to maturity:
    Gross gains                 $    393    $   273      $   255
    Gross losses                      (7)       (17)          (3)

  Available for sale:
    Gross gains                    1,341      1,109        1,263
    Gross losses                    (475)      (240)        (223)

Equity securities:
  Gross gains                     18,459     16,483        6,934
  Gross losses                    (3,489)    (1,523)      (1,685)
                                --------    -------      -------

Net realized investment gains   $ 16,222    $16,085      $ 6,541
                                ========    =======      =======

Change in difference between
 fair value and cost of
 investments<F1>:
  Fixed maturity securities     $(89,345)   $15,778      $27,707
  Equity securities               12,837     36,526       28,150
                                --------    -------      -------

Total                           $(76,508)   $52,304      $55,857
                                ========    =======      =======


[FN]
<F1> Parentheses  indicate  a net unrealized  decline  in  fair value.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

 4 - INVESTMENTS (Continued)

      During 1999, an equity investment trading below cost had declined on an other-than-temporary basis. A loss of $2,084,000 was included in realized gains for this investment.

      Income taxes on realized investment gains were $5,480,000, $5,630,000 and $2,289,000 for 1999, 1998 and 1997, respectively.
Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $27,830,000 and $39,936,000 at December 31, 1999 and 1998, respectively.

       At December 31, 1999, Harleysville Group held cash collateral of $18,752,000 related to security lending transactions. Harleysville Group's policy is to require collateral of 102% of the then-current market value of loaned securities as of the close of trading on the preceding business day. Acceptable collateral includes government securities, letters of credit or cash.

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

                              1999         1998         1997
                           ----------   ----------   ----------
                                      (in thousands)
Premiums written:

  Direct                   $762,866     $689,865     $620,330
  Assumed                    25,588       25,136       28,871
  Ceded                     (64,115)     (28,855)     (32,264)
                           --------     --------     --------

Net premiums written       $724,339     $686,146     $616,937
                           ========     ========     ========

Premiums earned:

  Direct                   $729,386     $669,605     $628,330
  Assumed                    25,130       26,249       30,559
  Ceded                     (47,316)     (31,250)     (33,984)
                           --------     --------     --------

Net premiums earned        $707,200     $664,604     $624,905
                           ========     ========     ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 5 - REINSURANCE (Continued)

      Losses and loss settlement expenses are net of reinsurance recoveries of $32,719,000, $59,474,000 and $18,401,000 for 1999,
1998 and 1997, respectively.


 6 - PROPERTY AND EQUIPMENT

      Property and equipment consisted of land and buildings with a cost of $29,087,000 and $28,219,000, and equipment, including software, with a cost of $11,498,000 and $9,318,000 at December 31, 1999 and 1998, respectively. Accumulated depreciation related to such assets was $13,217,000 and $12,486,000 at December 31, 1999 and 1998, respectively.

      In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. This SOP also requires that costs related to the preliminary project stage and the post implementation/operations stage in an internal-use computer software development project be expensed as incurred. Effective January 1, 1999, Harleysville Group adopted SOP 98-1 and accordingly has capitalized costs of $2,256,000 in 1999. As required, prior period financial statements have not been restated.

      Rental expense under leases with non-affiliates amounted to $3,704,000, $3,770,000 and $2,941,000 for 1999, 1998 and 1997,
respectively. Operating lease commitments were not material at December 31, 1999.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 7 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT EXPENSES

      Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:


                                     1999       1998       1997
                                   --------   --------   --------
                                            (in thousands)

Liability at January 1             $893,420   $868,393   $796,820
 Less reinsurance recoverables       79,901     74,830     78,120
                                   --------   --------   --------
Net liability at January 1          813,519    793,563    718,700
Net liability of acquired company                          34,836
                                                         --------

Incurred related to:
 Current year                       582,534    507,087    469,216
 Prior years                        (59,532)   (42,607)   (29,728)
                                   --------   --------   --------

   Total incurred                   523,002    464,480    439,488
                                   --------   --------   --------

Paid related to:
 Current year                       259,635    215,902    198,554
 Prior years                        252,972    241,014    229,225
Adjustments to beginning
 reserves resulting from
 change in pool
 participation percentage                      (12,392)   (28,318)
                                   --------   --------   --------

   Total paid                       512,607    444,524    399,461
                                   --------   --------   --------

Net liability at December 31        823,914    813,519    793,563
 Plus reinsurance recoverables       77,438     79,901     74,830
                                   --------   --------   --------

Liability at December 31           $901,352   $893,420   $868,393
                                   ========   ========   ========



      Harleysville Group recognized favorable development in the provision for insured events of prior years of $59,532,000, $42,607,000 and $29,728,000 in 1999, 1998 and 1997, respectively.
The favorable development relates to lower-than-expected claim severity in the workers compensation and automobile lines of business.

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


 8 - DEBT

     Debt is as follows:

                                       DECEMBER 31,
                                   -------------------
                                     1999       1998
                                   --------   -------
                                      (in thousands)

     Notes, 6.75%, due 2003        $75,000    $75,000
     Demand term-loan payable
       to Mutual, LIBOR plus
       0.65%, due 2005              18,500     18,500
     Economic Development
       Corporation (EDC)
       Revenue Bond obligation       3,310      3,640
                                   -------    -------

                                   $96,810    $97,140
                                   =======    =======


      The fair value of the notes was $71,115,000 and $76,192,000 at December 31, 1999 and 1998, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


 8 - DEBT (Continued)

      The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (4.1% at December 31, 1999) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

      Interest paid was $6,278,000, $6,379,000 and $6,493,000  in
1999, 1998 and 1997, respectively.

 9 - RESTRUCTURING CHARGE

      On July 29, 1999, Harleysville Group announced a plan to consolidate its claims operations from 23 general claims offices into a centralized direct reporting center and four specialized regional claims centers. As a result of this consolidation, Harleysville Group recorded a restructuring charge for employee termination benefits and occupancy charges which is included in losses and loss settlement expenses. The consolidation is expected to be completed by the end of the second quarter of 2000.

       Employee   termination  benefits  of  $1,975,000   include
severance payments and related benefits and outplacement services for approximately 200 employees.

      Included in occupancy charges of $537,000 are future lease obligations, less anticipated sublease benefits, for leased premises that will no longer be used by the claims operations.

      No severance or occupancy payments had been made as of December 31, 1999. Activity in the restructuring accrual is as follows:

                                EMPLOYEE
                                TERMINATION
                                BENEFIT      OCCUPANCY    TOTAL
                                -----------  ---------   -------
                                          (in thousands)

Restructuring charge             $2,017         $594      $2,611
Reversal of prior accrual
  due to voluntary
  terminations and
  additional sublease
  benefits                          (42)         (57)        (99)
                                 ------         ----      ------

Balance at December 31, 1999     $1,975         $537      $2,512
                                 ======         ====      ======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


10 - GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

     In 1997, the AICPA issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which provides guidance for determining when to recognize, and how to determine, a liability for guaranty-fund and other insurance-related assessments. Effective January 1, 1999, Harleysville Group adopted SOP 97-3 and recorded a charge of $2,904,000, net of a tax benefit of $1,564,000, as the cumulative effect of the accounting change. Prior period financial statements have not been restated and pro forma effects of retroactive application are not material.

11 - SHAREHOLDERS' EQUITY

     Comprehensive income consisted of the following:

                                  1999       1998        1997
                                --------   --------    --------
                                        (in thousands)

Net income                      $ 39,913   $ 63,413    $54,072
                                --------   --------    -------
Other comprehensive
 income:
  Unrealized investment
   holding gains (losses)
   arising during period,
   net of taxes (benefits)
   of $(6,565), $20,450
   and $17,006                   (12,192)    37,978     31,584
  Less:
   Reclassification
    adjustment for gains
    included in net income,
    net of taxes of $5,543,
    $5,540 and $2,201            (10,293)   (10,289)    (4,088)
                                --------   --------    -------
Net unrealized
 investment gains (losses)       (22,485)    27,689     27,496
                                --------   --------    -------
Comprehensive income            $ 17,428   $ 91,102    $81,568
                                ========   ========    =======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (CONTINUED)


11 - SHAREHOLDERS' EQUITY (CONTINUED)

      A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Inc. Inc.'s insurance subsidiaries are required bylaw to maintain certain minimum surplus on a statutory bassi, and are subject to risk-based capital requirements and to regulations under whichpayment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 1999, $50,286,000 would be available for distribution to Harleysville Group Inc. during 2000 without prior approval.

     The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:


                                           DECEMBER 31,
                                 -------------------------------
                                   1999       1998       1997
                                 --------   --------   --------
                                          (in thousands)

Statutory capital and surplus    $502,863   $489,665   $398,468
                                 ========   ========   ========

Statutory unassigned surplus     $368,594   $355,396   $264,199
                                 ========   ========   ========

Statutory net income             $ 38,710   $ 62,133   $ 59,658
                                 ========   ========   ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (CONTINUED)


12 - INCOME TAXES

      The components of income tax expense (benefit) are as follows:

                                  1999       1998        1997
                                --------   --------    -------
                                        (in thousands)

Current                         $ 7,518    $16,636     $13,368
Deferred                         (2,583)       392        (159)
                                -------    -------     -------
                                $ 4,935    $17,028     $13,209
                                =======    =======     =======


      Cash paid for federal income taxes in 1999, 1998 and 1997 was $9,820,000, $14,350,000 and $11,564,000, respectively.

      The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:

                                  1999       1998        1997
                                --------   -------     -------

Statutory federal income
  tax rate                       35.0 %     35.0 %      35.0 %
Tax-exempt interest             (24.8)     (14.0)      (15.6)
Other, net                        0.1        0.2         0.2
                                ------     ------      ------
                                 10.3 %     21.2 %      19.6 %
                                ======     ======      ======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


12 - INCOME TAXES (Continued)

      The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:


                                          DECEMBER 31,
                                   -----------------------------
                                     1999              1998
                                   --------          --------
                                         (in thousands)
Deferred tax liabilities:
  Deferred policy acquisition
    costs                           $29,239           $27,644
  Unrealized investment gains       27,830            39,936
  Other                              5,456             4,229
                                   -------           -------
    Total deferred tax
        liabilities                 62,525            71,809
                                   -------           -------

Deferred tax assets:
  Unearned premiums                 22,596            21,396
  Losses incurred                   44,192            44,879
  AMT credit carryforward            3,612
  Other                             12,603             9,138
                                   -------           -------
    Total deferred tax
      assets                        83,003            75,413
                                   -------           -------

    Net deferred tax asset         $20,478           $ 3,604
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

13 - INCENTIVE PLANS

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

                                1999        1998       1997
                              --------    --------   --------
                         (in  thousands, except  per  share data)
     Net income:
         As reported          $39,913     $63,413    $54,072
         Pro forma            $38,094     $61,843    $52,726

     Basic earnings
      per share:
         As reported          $  1.37     $  2.18    $  1.89
         Pro forma            $  1.30     $  2.13    $  1.85

     Diluted earnings
      per share:
         As reported          $  1.35     $  2.15    $  1.86
         Pro forma            $  1.29     $  2.10    $  1.82


     The per share weighted-average fair value of options granted during 1999, 1998 and 1997 was $5.71, $7.23 and $5.36, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 2.55%, 1.88% and 2.34%; expected volatility of 30.42%, 27.53% and 26.06%; risk-free interest rate of 5.65%, 5.62% and 6.65%; and an expected life of 5.25 years, 5.32 years and 5.75 years.

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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


13 - INCENTIVE PLANS (continued)

      The Harleysville Group Inc. Year 2000 Directors' Stock Option Program provides for the granting of options to eligible directors to purchase a maximum of 123,500 shares of common stock. Options are granted at exercise prices equal to fair market value on the date of grant. The options vest immediately, although no option is exercisable until six months after the date of grant. The options have a term of 10 years.

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

     Information regarding activity in Harleysville Group's fixed stock option plans is presented below:

                                             WEIGHTED-AVERAGE
                                 NUMBER       EXERCISE PRICE
                               OF SHARES        PER SHARE
                               ----------    ----------------

      Outstanding at
        December 31, 1996      1,897,366         $12.01
      Granted--1997              318,212          17.94
      Exercised--1997           (377,622)         10.03
      Forfeited--1997            (49,744)         13.43
                               ---------         ------

      Outstanding at
        December 31, 1997      1,788,212          13.45
      Granted--1998              334,870          24.49
      Exercised--1998           (147,557)         11.86
      Forfeited--1998            (25,296)         16.25
                               ---------         ------

      Outstanding at
        December 31, 1998      1,950,229          15.42
      Granted--1999              367,293          19.40
      Exercised--1999           (139,391)         11.22
      Forfeited--1999            (62,187)         19.07
                               ---------         ------
      Outstanding at
        December 31, 1999      2,115,944         $16.30
                               =========         ======

      Exercisable at:
        December 31, 1997      1,292,018         $12.39
                               =========         ======

        December 31, 1998      1,445,877         $13.10
                               =========         ======

        December 31, 1999      1,614,632         $14.84
                               =========         ======

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


13 - INCENTIVE PLANS (continued)

     The following table summarizes information about fixed stock options at December 31, 1999:

                                 RANGE OF EXERCISE PRICES
                         ----------------------------------------
                         $7.50-11.13  $12.50-16.69  $17.94-24.50
                         -----------  ------------  ------------

Options outstanding at
 December 31, 1999:

 Number of options          209,745        969,141     937,058
                         ==========     ==========  ==========

 Weighted-average
  remaining contractual
  life                    3.3 years      4.5 years   8.5 years
                         ==========     ==========  ==========

 Weighted-average
  exercise price             $10.23         $13.31      $20.75
                         ==========     ==========  ==========

Options exercisable at
 December 31, 1999:

 Number of options          209,745        959,141     445,746
                         ==========     ==========  ==========

 Weighted-average
  exercise price             $10.23         $13.28      $20.36
                         ==========     ==========  ==========


Other Stock Purchase and Incentive Plans
----------------------------------------

   Harleysville Group Inc. is authorized to issue up to 1,000,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have up to 15% of base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 114,948, 93,991 and 97,424 shares to employees in 1999, 1998 and 1997, respectively.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


13 - INCENTIVE PLANS (continued)

      Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 1,000,000 shares of common stock available under the plan. There were 57,186, 53,706 and 38,671 shares issued under the plan for which $88,000, $84,000 and $45,000 of expense was recognized in 1999, 1998 and 1997, respectively.

      The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 200,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. In 1999, 1998 and 1997 respectively, there were 7,940, 17,880 and 32,538 shares issued under the plan for which $23,000, $67,000 and $126,000 of expense was recognized.

     The Harleysville Group Inc. Directors' Equity Award Program, which was adopted in 1996, granted directors a one-time award totaling 45,168 shares of restricted common stock with a fair value of $13.25 per share. Under the terms of the program, the shares may not be transferred until the director retires after attaining age 72, dies or becomes disabled. The director has the right to receive dividends and the right to vote the shares during the restriction period. Compensation expense of $23,000, $41,000 and $56,000 associated with this award program was recognized in 1999, 1998 and 1997, respectively.

      Harleysville Group has incentive bonus plans. Cash bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. Harleysville Group's expense for such plans was $1,419,000, $1,230,000 and $842,000 for 1999, 1998 and 1997, respectively.


14 - PENSION AND OTHER BENEFIT PLANS

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

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


14 - PENSION AND OTHER BENEFIT PLANS (Continued)

      The following table sets forth the year-end status of the plan including Mutual:

                                          1999           1998
                                        --------       --------
                                             (in thousands)

Change in benefit obligation
  Benefit obligation at January 1       $ 98,204       $ 86,648
  Service cost                             5,213          4,325
  Interest cost                            6,860          6,277
  Net actuarial (gain) loss              (10,965)         3,722
  Benefits paid                           (2,927)        (2,768)
  Curtailment                               (272)
                                        --------       --------
     Benefit obligation at
      December 31                       $ 96,113       $ 98,204
                                        ========       ========
Change in plan assets
  Fair value of plan assets at
   January 1                            $113,257       $ 87,154
  Actual return on plan assets            13,108         27,781
  Employer contributions                                    925
  Benefits paid                           (2,801)        (2,603)
                                        --------       --------
     Fair value of plan assets
      at December 31                    $123,564       $113,257
                                        ========       ========

Funded status                           $ 27,451       $ 15,053
Unrecognized net actuarial gain          (49,273)       (32,073)
Unrecognized prior service cost            2,748          3,438
Unrecognized transition obligation           168             51
                                        --------       --------
Accrued pension cost:
  Entire plan                           $(18,906)      $(13,531)
                                        ========       ========

  Harleysville Group portion            $(12,913)      $ (9,267)
                                        ========       ========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


14 - PENSION AND OTHER BENEFIT PLANS (Continued)

     The net periodic pension cost for the plan including Mutual includes the following components:

                              1999         1998          1997
                            --------     --------      --------
                                       (in thousands)

Components of net periodic
  pension cost:
    Service cost            $ 5,213      $ 4,325       $ 3,913
    Interest cost             6,860        6,277         5,465
    Expected return on
     plan assets             (6,873)      (5,683)       (4,464)
    Recognized net
     actuarial loss                          257           346
    Amortization of prior
     service cost               637          637           457
    Net transition
     amortization              (117)        (117)         (117)
    Curtailment                (218)
                            -------      -------       -------
Net periodic pension cost:
  Entire plan               $ 5,502      $ 5,696       $ 5,600
                            =======      =======       =======
  Harleysville Group
   portion                  $ 3,647      $ 3,754       $ 3,601
                            =======      =======       =======


                              1999         1998          1997
                            --------     --------      --------

Weighted-average assumptions
  as of December 31
    Discount rate             7.75%        7.00%        7.25%
    Expected long-term rate
     of return on plan
     assets                   9.00%        9.00%        8.50%
    Rate of compensation
     increase                 4.50%        4.50%        4.50%

       Harleysville  Group  has  profit-sharing  plans   covering
qualified employees. Harleysville Group's expense under the plans was $3,220,000, $2,869,000 and $2,450,000 for 1999, 1998 and
1997, respectively.


15 - SEGMENT INFORMATION

       In 1998, Harleysville Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. As an underwriter of property and casualty insurance, Harleysville Group has three reportable segments, which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, Harleysville Group markets personal lines of insurance to individuals, and commercial lines of insurance to small and medium-sized businesses.

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)

15 - SEGMENT INFORMATION (Continued)

     Harleysville Group evaluates the performance of the personal lines and commercial lines primarily based upon underwriting results as determined under statutory accounting practices (SAP) for the total pooled business of Harleysville Group and Mutual. The following tables reflect the total pooled business plus the business of Minnesota Fire before it began participation in the pool on January 1, 1998. The eliminations reflect the share of the total pooled business not retained by Harleysville Group and the effect of the catastrophe reinsurance agreement between Harleysville Group and Mutual. Assets are not allocated to the personal and commercial lines, and are reviewed in total by management for purposes of decision making. Harleysville Group operates only in the United States, and no single customer or agent provides 10 percent or more of revenues.

     Financial data by segment is as follows:

                                  1999         1998         1997
                                ---------    ---------    ---------
                                          (in thousands)
Revenues:
  Premiums earned:
     Commercial lines           $ 614,431    $ 560,551    $ 542,632
     Personal lines               377,422      366,712      349,701
     Eliminations                (284,653)    (262,659)    (267,428)
                                ---------    ---------    ---------
       Total premiums earned      707,200      664,604      624,905
     Net investment income         85,894       86,025       81,783
     Realized investment
       gains                       16,222       16,085        6,541
     Other                         15,440       12,597       10,950
                                ---------    ---------    ---------
Total revenues                  $ 824,756    $ 779,311    $ 724,179
                                =========    =========    =========
Income before income taxes
  and cumulative effect of
  accounting change:
  Underwriting income (loss):
     Commercial lines           $ (60,949)   $ (55,873)   $ (32,088)
     Personal lines               (23,094)     (22,424)       2,132
     Eliminations                  22,893       49,750       10,793
                                ---------    ---------    ---------
       SAP underwriting
        loss                      (61,150)     (28,547)     (19,163)
       GAAP adjustments             2,785        4,950       (3,119)
                                ---------    ---------    ---------
       GAAP underwriting
        loss                      (58,365)     (23,597)     (22,282)
     Net investment income         85,894       86,025       81,783
     Realized investment gains     16,222       16,085        6,541
     Other                          4,001        1,928        1,239
                                ---------    ---------    ---------
Income before income taxes and
  cumulative effect of
  accounting change             $  47,752    $  80,441    $  67,281
                                =========    =========    =========

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


16 - EARNINGS PER SHARE

      The computation of basic and diluted earnings per share is as follows:

                             1999          1998          1997
                           ---------     --------      --------
                       (dollars in thousands, except per share data)

Numerator for basic
  and diluted earnings
  per share:
    Net income              $39,913       $63,413       $54,072
                            =======       =======       =======

Denominator for basic
  earnings per share --
  weighted-average
  shares outstanding     29,238,372    29,029,410    28,573,192

Effect of stock
  incentive plans           327,006       490,545       458,846
                           --------      --------      --------

Denominator for
  diluted earnings
  per share              29,565,378    29,519,955    29,032,038
                         ==========    ==========    ==========

Basic earnings
  per share                 $  1.37       $  2.18       $  1.89
                            =======       =======       =======

Diluted earnings
  per share                 $  1.35       $  2.15       $  1.86
                            =======       =======       =======


      The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                              1999       1998       1997
                              ----       ----       ----
                                    (in thousands)

Number of options             521        193         -
                              ===        ===        ===

                       HARLEYSVILLE GROUP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Continued)


17 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                       1999
                 --------------------------------------------------
                       (in thousands, except per share data)

                   FIRST     SECOND    THIRD     FOURTH     TOTAL
                 ---------  --------  --------  --------  ---------

Revenues         $199,676   $201,310  $207,453  $216,317  $824,756
Losses and
 expenses         181,465    181,928   212,393   201,218   777,004
Income (loss)
 before cumula-
 tive effect of
 accounting
 change            14,765     15,511      (307)   12,848    42,817
Net income
 (loss)            11,861     15,511      (307)   12,848    39,913
Per common
 share:
 Basic:
  Income (loss)
   before cumula-
   tive effect of
   accounting
   change        $    .51   $    .53  $   (.01) $    .44  $   1.47
  Net income
   (loss)        $    .41   $    .53  $   (.01) $    .44  $   1.37
 Diluted:
  Income (loss)
   before cumula-
   tive effect of
   accounting
   change        $    .50   $    .52  $   (.01) $    .44  $   1.45
  Net income
   (loss)        $    .40   $    .52  $   (.01) $    .44  $   1.35


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

                  Independent Auditors' Report


The Board of Directors
 and Shareholders
Harleysville Group Inc.:

We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As   discussed  in  Note  10,  Harleysville  Group  adopted   the
provisions  of  Statement of Position No.  97-3,  "Accounting  by
Insurance    and    Other   Enterprises   for   Insurance-Related
Assessments," effective January 1, 1999.

                                   /s/KPMG LLP



Philadelphia, Pennsylvania
February 14, 2000