Form 10-K405, Exhibit 13
period 1999-12-31
HARLEYSVILLE GROUP INC
filed 2000-03-28
CIK 792013

EXHIBIT (13)(E)


MARKET FOR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     The stock of Harleysville Group Inc. is quoted on the NASDAQ National Market System, and assigned the symbol HGIC. At the close of business on March 1, 2000, the approximate number of holders of record of Harleysville Group Inc.'s common stock was 2,247 (counting all shares held in single nominee registration as one shareholder).

      The payment of dividends is subject to the discretion of Harleysville Group Inc.'s Board of Directors which each quarter considers, among other factors, Harleysville Group's operating results, overall financial condition, capital requirements and general business conditions. The present quarterly dividend of $0.135 per share paid in each of the third and fourth quarters of 1999 is expected to continue during 2000. As a holding company, one of Harleysville Group Inc.'s sources of cash with which to pay dividends is dividends from its subsidiaries. Harleysville Group Inc.'s insurance company subsidiaries are subject to state laws that restrict their ability to pay dividends. See Note 11 of the Notes to Consolidated Financial Statements.

      The following table sets forth the amount of cash dividends declared per share, and the high and low bid quotations as reported by NASDAQ for Harleysville Group Inc.'s common stock for each quarter during the past two years.

                                               CASH
                                               DIVIDENDS
         1999              HIGH      LOW       DECLARED
         ------------------------------------------------------
         First Quarter     $25.75    $18.75      $.125
         Second Quarter     20.69     17.00       .125
         Third Quarter      20.63     13.81       .135
         Fourth Quarter     17.38     12.75       .135
         ------------------------------------------------------


                                               CASH
                                               DIVIDENDS
         1998              HIGH      LOW       DECLARED
         ------------------------------------------------------
         First Quarter     $26.88    $21.13      $.115
         Second Quarter     28.13     20.38       .115
         Third Quarter      27.00     19.00       .125
         Fourth Quarter     25.81     17.25       .125
         ------------------------------------------------------