Form 10-K405, Exhibit 13
period 2000-12-31
HARLEYSVILLE GROUP INC
filed 2001-03-27
CIK 792013

EXHIBIT 13(A)
SELECTED CONSOLIDATED FINANCIAL DATA
Harleysville Group Inc. (Company) is 57% owned by Harleysville Mutual Insurance Company (Mutual).
Harleysville Group Inc. and its wholly owned subsidiaries (Harleysville Group) are engaged in property and casualty
insurance.  These subsidiaries are:   Great Oaks
	Insurance	Company  (Great  Oaks),  Harleysville-
Atlantic
Insurance  Company (Atlantic), Harleysville Insurance
Company of New Jersey (HNJ), Huron Insurance Company (Huron), Lake States Insurance Company (Lake States), Mid-America Insurance Company (Mid-America), Minnesota
Fire and Casualty Company (Minnesota Fire), New York Casualty Insurance Company (New York Casualty), Worcester Insurance Company (Worcester), and Harleysville Ltd., a real estate partnership that owns the home office.

				YEAR ENDED DECEMBER 31,
-------------------------------------------------------
--
					2000		 1999        1998
1997       1996
			----------  ----------  ----------  -------
---  --------
						(in thousands, except per share
data)
INCOME STATEMENT DATA <F1>:
------------------------
Premiums  earned $  688,330	       $  707,200
$   664,604
$	 624,905		$  615,197
Investment
	income,  net			   86,791              85,894
86,025
81,783				 78,008
Realized
	investment  gains		   9,780              16,222
16,085
6,541				  3,182
Total  revenues		  802,571             824,756
779,311
724,179			707,425
Income before
	income  taxes		   57,705              47,752
80,441
67,281				 31,375
Income  taxes			    9,013               4,935
17,028
13,209				  2,695
Net  income			   48,692              39,913
63,413
54,072				 28,680
Basic earnings
	per  share		  $     1.69          $     1.37
$      2.18
$		1.89		$     1.03
Diluted earnings
	per  share		  $     1.67          $     1.35
$      2.15
$		1.86		$     1.02
Cash dividends
	per  share		  $      .55          $      .52
$       .48
$		.44		$      .40
BALANCE SHEET DATA AT YEAR END:
------------------------------
Total
	investments		  $1,599,125          $1,604,022
$1,579,566
$1,451,590		$1,291,279
Total  assets			2,021,862           2,020,056
1,934,497
1,801,195		 1,622,612
Debt				  96,450	            96,810
97,140
97,440	    97,715
Shareholders'
	equity	     566,581	         526,894	529,658
446,515	   370,245
Shareholders'
 equity per
	share	  $    19.54	      $	18.29           $	  18.17
$		15.49	$    13.09

--------------------
[FN]
<F1> The  Company's  insurance  subsidiaries  participate
in  an underwriting  pooling arrangement with Mutual.
Harleysville Group's  participation  was 65% for	1996.  Lake  States  was
		acquired as of November 1, 1993, and was not a participant

		in   the	pool  through  1996.  As  of  January
1,   1997,
Harleysville Group's participation increased to
70% and Lake States became a participant in the
pool.  Minnesota Fire was acquired as of October
1, 1997, and became a participant  in the  pool
as of January 1, 1998, at which time
Harleysville Group's  participation increased to
72%.  See  "Management's Discussion  and
Analysis  of  Results  of  Operations   and
Financial  Condition"  and  Note  2(a)  of  the
Notes	to
		Consolidated Financial Statements.
1