Form 10-K405, Exhibit 13
period 2000-12-31
HARLEYSVILLE GROUP INC
filed 2001-03-27
CIK 792013

EXHIBIT 13(B)
			HARLEYSVILLE GROUP
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL
CONDITION
RESULTS OF OPERATIONS

Harleysville Group underwrites property and casualty
insurance in both the personal and commercial lines
of insurance. The personal lines  of  insurance
include both auto and homeowners,  and  the
commercial lines include auto, commercial multi-peril
and workers compensation.  The business is marketed
primarily in the  eastern and  midwestern  United
States through independent  agents.  The Company's
property and casualty subsidiaries  participate  in
a pooling  agreement  with Mutual.  The pooling
agreement  provides for  the allocation of premiums,
losses, loss settlement expenses and  underwriting
expenses between Harleysville Group and Mutual.
Harleysville Group is not liable for any pooled
losses  occurring prior  to January 1, 1986, the date
the pooling agreement  became effective.  Minnesota
Fire was acquired as of October 1, 1997 and became  a
participant in the pooling agreement as of January
1, 1998,  at which time Harleysville Group's
participation increased from 70% to 72%.
When the Company's subsidiaries' pooling
participation increases, there  is  a  larger
retrocession of this pooled  business  from Mutual.
Through  this  retrocession,  Harleysville  Group
is assuming  a  larger share of premiums, losses  and
expenses  for current and future periods originating
both from its subsidiaries and   Mutual.   An
increase  in  Harleysville  Group's   pooling
participation results in a larger share of the pooled
liabilities being  assumed  by Harleysville Group.
Cash and investments  are received  by  Harleysville
Group equal to this greater  share  of loss
reserves, unearned premiums and other insurance
liabilities (primarily	commissions  and  premium
taxes)  less   a   ceding
commission  based  on  acquisition  costs  related
to   unearned premiums.   An  increase  in  pool
participation  also  increases Harleysville   Group's
leverage   and   exposure   to   adverse development.
Only balance sheet entries have been made as of the
date  of  changes in pool participation, and no gain
or loss  has been recognized on the transactions.
Harleysville  Group is reducing the potential  impact
of  future catastrophes  by  achieving  greater
geographic  distribution  of risks,  reducing
exposure in catastrophe-prone areas and  through
reinsurance.   Effective  January  1,  1997,
Harleysville  Group entered  into a reinsurance
agreement with Mutual whereby Mutual, in  return  for
a  reinsurance  premium,  reinsured  accumulated
catastrophe losses in a quarter up to $14.4 million
for 2000  and 1999, and $16.2 million for	1998.  This reinsurance coverage  was
in  excess of a retention of $3.6 million for 2000
and 1999,  and $1.8 million for 1998.  The agreement
excludes catastrophe losses
2

HARLEYSVILLE GROUP
	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS

OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
RESULTS OF OPERATIONS (Continued)
resulting  from  earthquakes or hurricanes, and
supplements  the existing  external  catastrophe
reinsurance program.  Under  this agreement,
Harleysville Group ceded to Mutual premiums earned
of $6.8  million, $6.9 million and $3.0 million, and
losses incurred of  $4.4  million, $5.0 million and
$29.5 million for 2000,  1999 and  1998,
respectively.  Effective for one year  from  July  1,
2000, the Company's subsidiaries, and Mutual and its
wholly owned subsidiaries are reinsured under a
catastrophe reinsurance treaty that  provides
coverage for 85.5% of up to $147 million in excess of
a  retention  of  $20  million  for  any  given
catastrophe. Harleysville Group's 2000 pooling share
of this coverage would be 85.5%  of up to $105.8
million in excess of a retention of  $14.4 million
for any given catastrophe. Accordingly, pursuant  to
the terms  of the treaty, the maximum recovery would
be $126  million for any catastrophe involving an
insured loss of $167 million  or greater.
Harleysville Group's 2000 pooling share of this
maximum recovery  would be $90 million for any
catastrophe  involving  an insured  loss  of  $120
million or greater.  The treaty  includes
reinstatement  provisions for coverage for a  second
catastrophe and  payment  of an additional premium in
the event  of  a  first catastrophe occurring.
Historically,  Harleysville Group's results  of
operations  have been  influenced by factors
affecting the property  and  casualty insurance
industry  in general.  The operating  results  of
the United States property and casualty insurance
industry have  been subject  to  significant
variations due to competition,  weather, catastrophic
events,  regulation, general  economic  conditions,
judicial trends, fluctuations in interest rates and
other changes in the investment environment.
Harleysville Group's premium growth and underwriting
results have been,  and  continue  to  be, influenced
by  market  conditions. Insurance  industry price
competition has made  it  difficult  to attract and
retain properly priced personal and commercial  lines
business.  It is management's policy to maintain its
underwriting standards, even at the expense of
premium growth.
3
HARLEYSVILLE GROUP
	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
2000 COMPARED TO 1999
Premiums  earned  decreased  $18.9 million  for  the
year  ended December  31,  2000.	Of  the decline, $18.6  million  was  from
personal   lines  of  which  $18.4  million  was
from	personal
automobile  business. There were $8.9 million of
premiums  earned in  1999  for  personal  automobile
business  written  through  a managing  general
agency while there were no premiums earned  for such
business in 2000. Premiums earned for the remaining
personal automobile business declined $9.5 million
primarily due to  fewer policy  counts partially
offset by higher rates. Premiums  earned for
commercial  lines decreased $0.2 million  primarily
due  to fewer policy counts mostly offset by higher
prices.
Investment  income  increased $0.9 million  for  the
year  ended December  31,  2000  primarily due to  an
increase  in  invested
assets.
Realized  investment gains decreased $6.4 million
for  the  year ended December 31, 2000 primarily due
to sales of investments  at lesser gains and a $3.0
million increase in losses recognized for investments
that  declined in value on  an  other-than-temporary
basis.
Income  before  income taxes and cumulative effect of
accounting change  increased $10.0 million for the
year ended  December  31, 2000, primarily due to a
lower underwriting loss partially offset by  the
lower  realized investment gains.  Harleysville
Group's statutory  combined ratio declined to 106.1%
for the  year  ended December  31,  2000 from 107.8%
for the year ended  December  31, 1999.  The year
ended December 31, 2000 included a pre-tax charge of
$1.1 million ($.03 per basic share after taxes)
related to the consolidation of selected non-claims
support services and  office functions  throughout
the field operations.   This  restructuring charge
adversely affected the statutory combined  ratio  by
0.2 points  for  the  year  ended December 31, 2000.
Income  before income  taxes and cumulative effect of
accounting change for  the year  ended  December 31,
2000 also was reduced by  $1.9  million ($.04  per
basic share after taxes) to reflect the effect  of  a
settlement  of litigation between the North Carolina
Rate  Bureau and  the  Commissioner  of  Insurance
over  personal  automobile insurance rate levels
dating back to 1994. The settlement,  which mandates
a refund of premium be made to policyholders,
adversely affected the combined ratio by	0.3
points. Hurricane Floyd, which
struck  the  east  coast of the United States  during
the  third quarter  of 1999, caused losses of $15.1
million ($.33 per  basic share  after taxes) and
adversely affected the statutory combined ratio  by
2.1  points  for  the year ended  December  31,
1999. Hurricane  losses are not covered under the
aggregate catastrophe reinsurance agreement with
Mutual.
4
HARLEYSVILLE GROUP
		MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
2000 COMPARED TO 1999 (Continued)
The  year  ended December 31, 1999 included a pre-tax
charge  of $2.5
million ($.06 per basic share after taxes) related to
the consolidation of 23 claims offices into a
centralized direct reporting center and four
specialized regional claims service centers. This
claims restructuring charge adversely affected the
statutory  combined  ratio  by	0.4  points  for  the
year  ended
December
31, 1999. Excluding the impacts of the field and
claims restructuring charges, the North Carolina Rate
Bureau settlement and Hurricane Floyd, the statutory
combined ratio increased 0.3 points  for  the  year
ended December 31, 2000 primarily  due  to worse
results in personal lines, particularly personal
automobile, partially offset by better results in
commercial lines.
	Losses ceded under the aggregate catastrophe
reinsurance agreement  with  Mutual decreased by $0.6
million  for  the  year ended
December  31,  2000, as there were fewer and less
severe  storms than
in the prior year.
Harleysville Group recognized favorable development
in the provision for insured events of prior years of
$48.9 million and $59.5 million in 2000 and 1999,
respectively. The decreased favorable development
primarily related to a lesser variance from expected
claim   severity  in  the  workers  compensation	and
automobile
lines of business partially offset by a greater
variance from expected levels of loss adjustment
expenses.
The 2000 effective tax expense rate increased to
15.6% from	10.3%
in  1999 primarily due to tax-exempt investment
income comprising a
lesser proportion of income before income taxes in
2000.
5
HARLEYSVILLE GROUP
	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
1999 COMPARED TO 1998
Premiums  earned  increased  $42.6 million  for  the
year  ended December  31,  1999.  Of  the increase,
$36.2  million  was  from commercial  lines and $6.4
million was from personal  lines.  The increase  in
commercial  lines was primarily  due  to  increased
commercial  policy  counts. The increase in  personal
lines  was primarily due to $8.9 million of earned
premium produced  through a managing general agency.
Investment  income declined by $0.1 million for  the
year  ended December  31,  1999 as a lower yield on
the investment  portfolio was partially offset by an
increase in invested assets.
Realized   investment  gains  increased  $0.1
million  primarily resulting from $2.2 million of
greater gains on investments  sold or  called
partially offset by a $2.1 million loss for an
equity investment  that  declined  in value on  an
other-than-temporary basis.
Income  before  income taxes and cumulative effect of
accounting change  declined  $32.7 million primarily
due to  greater  losses incurred  relative  to
premiums  earned.  Harleysville   Group's statutory
combined ratio increased to 107.8% for the year
ended December  31,  1999, from 103.2% for the year
ended December  31, 1998.  Hurricane Floyd, which
struck the east coast of the United States  during
the third quarter of 1999, caused losses of  $15.1
million ($.33 per basic share after taxes) and
adversely affected the  statutory  combined ratio by
2.1 points for the  year  ended December 31, 1999.
Hurricane Bonnie, which struck North and South
Carolina  and  Virginia during the third quarter of
1998,  caused losses  of  $3.0 million ($.07 per
basic share after  taxes)  and adversely affected the
statutory combined ratio by 0.4 points for the  year
ended  December  31, 1998. Hurricane  losses  are
not covered  under  the  aggregate catastrophe
reinsurance  agreement with Mutual.
The  year  ended December 31, 1999 included a pre-tax
charge  of
$2.5  million ($.06 per basic share after taxes)
related  to  the consolidation  of  23  claims
offices into a  centralized  direct reporting  center
and four specialized regional  claims  service
centers. This claims restructuring charge adversely
affected  the statutory  combined  ratio  by	0.4  points  for  the  year  ended
December  31,  1999. Excluding the impacts of the
hurricanes  and claims   restructuring  charge,  the
statutory  combined   ratio increased  2.5  points
for  the year  ended  December  31,  1999 primarily
due  to  worse  results in  the  automobile  lines
of business, particularly commercial automobile.
6
HARLEYSVILLE GROUP
	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
1999 COMPARED TO 1998 (Continued)
Losses   ceded   under  the  aggregate  catastrophe
reinsurance agreement  with Mutual decreased by $24.5
million  for  the  year ended  December  31,  1999,
due to fewer  and  less  severe  nonhurricane
catastrophes  in	1999. In  1998,  there  were
several
severe spring and summer storms and a first quarter
ice storm  in upstate New York.
Harleysville  Group  recognized  favorable
development  in	the
provision for insured events of prior years of $59.5
million  and $42.6  million  in  1999  and 1998,
respectively.  The  increased favorable  development
primarily related to  a  greater  variance from
expected  claim  severity in the workers
compensation  and automobile lines of business.
The 1999 effective tax expense rate decreased to
10.3% from	21.2%
in  1998 primarily due to tax-exempt investment
income comprising a greater proportion of income
before income taxes in 1999.
NEW ACCOUNTING STANDARDS
Harleysville  Group  has  no derivative  instruments
or  hedging activities	as  defined  in  accordance
with  SFAS   No.   133,
"Accounting  for Derivative Instruments and Hedging
Activities," and  SFAS No. 138, "Accounting for
Certain Derivative Instruments and  Certain Hedging
Activities, an amendment of SFAS  No.  133," which
become  effective on January 1, 2001.  Harleysville
Group will transfer investments with an amortized
cost of $81.0 million and  unrealized gains of $1.5
million from the held  to  maturity classification
to  the  available  for  sale  classification  on
January  1 during the first quarter of 2001, under
the provisions of SFAS No. 133 and	138.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity is a measure of the ability to generate
sufficient cash to  meet  cash obligations as they
come due. Harleysville Group's primary sources of
cash are premium income, investment income and
maturing  investments. Cash outflows can be variable
because  of uncertainties  regarding  settlement
dates  for  liabilities  for unpaid  losses  and
because of the potential  for  large  losses either
individually   or   in   the   aggregate.
Accordingly,
Harleysville Group maintains investment and
reinsurance  programs generally  intended  to
provide adequate  funds  to  pay  claims without
7
HARLEYSVILLE GROUP
		MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
(Continued)
	LIQUIDITY AND CAPITAL RESOURCES (Continued)
forced  sales  of  investments.  Harleysville  Group
models  its exposure  to  catastrophes  and has the
ability  to  pay  claims without  selling  held  to
maturity securities  even  for  events having a low
(less than 1%) probability. Even in years of greater
catastrophe  frequency, Harleysville Group has been
able  to  pay claims  without  liquidating any
investments. Harleysville  Group has   also
considered  scenarios  of  declines  in  revenue  and
increases  in  loss payments, and has the ability  to
meet  cash requirements  under  such  scenarios
without  selling  held		to
maturity securities. Harleysville Group's policy with
respect  to fixed maturity investments is to purchase
only those that are  of investment grade quality.
Net  cash  provided by operating activities was $3.6
million  and $84.9  million for 2000 and 1999,
respectively. The  decrease  in net  cash provided by
operating activities primarily reflects  an increase
in cash used by underwriting activities partially
offset by  an  increase  of $7.6 million in cash held
as collateral  for security lending transactions.
Net  cash provided by investing activities was $18.2
million  for 2000,  and  net  cash  of  $47.9 million
was  used  by  investing activities for 1999. The
change is primarily due to the  decrease in  cash
provided by operating activities partially offset by
the decrease in cash used by financing activities.
Financing  activities  used net cash of  $13.7
million  in  2000 compared  to $20.5 million in 1999.
The change was primarily  due to a decrease in the
purchase of treasury stock.
The  Company  had $6.4 million of cash and marketable
securities and  $10.0  million of dividends
receivable from its subsidiaries at  December  31,
2000, which is available for general  corporate
purposes including dividends, debt service, capital
contributions to  subsidiaries, acquisitions and the
repurchase  of  stock.  In 1999, the Company adopted
a stock repurchase plan under which the Company and
Mutual may each purchase up to 1.0 million shares  of
Harleysville  Group  Inc. common stock, up  to  a
total  of  2.0 million  shares.  As  of  December
31,  2000,  the  Company  had repurchased  all  of
the shares authorized  to  be  repurchased.
Harleysville  Group  has  no  material  commitments
for  capital expenditures as of December 31, 2000.
As  a holding company, the Company's principal source
of cash for the  payment of dividends is dividends
from its subsidiaries. The Company's  insurance
subsidiaries are subject to state laws  that restrict
their ability to pay dividends.
8

			HARLEYSVILLE GROUP
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL
CONDITION
(Continued)
LIQUIDITY AND CAPITAL RESOURCES (Continued)

Applying  the current regulatory restrictions as of
December  31, 2000,  $52.9 million would be available
for distribution  to  the Company  by  its
subsidiaries without prior regulatory  approval
during 2001. See the Business-Regulation section of
the Company's 2000 Form 10-K, which includes a
reconciliation of net income and shareholders'
equity  as determined under  statutory  accounting
practices to net income and shareholders' equity as
determined in accordance  with generally accepted
accounting principles.  Also, see Note 10 of the
Notes to Consolidated Financial Statements.
The  National Association of Insurance Commissioners
(NAIC)  has adopted risk-based capital (RBC)
standards that require insurance companies  to
calculate and report statutory capital and  surplus
needs  based on a formula measuring underwriting,
investment  and other	business  risks  inherent  in
an  individual   company's
operations. These RBC standards have not affected the
operations of  Harleysville  Group  since each of
the  Company's  insurance subsidiaries has statutory
capital and surplus in excess  of  RBC requirements.
The  NAIC  has  adopted the Codification of Statutory
Accounting Principles  with  an  effective date  of
January  1,  2001.  The codified principles are
intended to provide a basis of accounting recognized
and adhered to in the absence of, conflict  with,  or
silence  of,  state statutes and regulations. The
impact  of  the codified principles on the statutory
capital and surplus  of  the Company's insurance
subsidiaries is still being determined and is
currently not expected to decrease statutory capital
and surplus.
Harleysville Group had off-balance-sheet credit risk
related  to $65.0  million of premium balances due to
Mutual from  agents  at December 31, 2000.
IMPACT OF INFLATION
Property  and casualty insurance premiums are
established  before the  amount of losses and loss
settlement expenses, or the extent to   which
inflation  may  affect  such  expenses,  are   known.
Consequently, Harleysville Group attempts, in
establishing rates, to  anticipate the potential
impact of inflation.  In  the  past, inflation has
contributed to increased losses and loss settlement
expenses.
9