Form 10-K405, Exhibit 13
period 2000-12-31
HARLEYSVILLE GROUP INC
filed 2001-03-27
CIK 792013

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
		DECEMBER 31, 2000 ------
--------------------------
PRINCIPAL       WEIGHTED-AVERAGE
CASH FLOWS        INTEREST RATE
----------      ----------------
(dollars in thousands)
Fixed maturities and short-
	term investments:
			2001			$  129,736	6.84%

			2002			   111,117	6.67%
			2003			   188,942	5.93%
			2004			   123,391	6.41%
			2005			   146,760	6.33%
			Thereafter			   693,671	5.82%
						----------
	Total			$1,393,617
						==========
	Fair value			$1,421,434
						==========
Debt
			2001			$	   395	4.60%
			2002				   435	4.60%
			2003				75,475	6.74%
			2004				   520	4.60%
			2005				19,065	7.26%
			Thereafter				   560	4.60%
						----------
	Total			$	96,450
						==========
	Fair value			$	93,782
						==========

Actual  cash  flows may differ from those stated as a
result  of calls and prepayments.
10

HARLEYSVILLE GROUP
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
MARKET RISK (Continued)
EQUITY PRICE RISK
Harleysville  Group's  portfolio of equity
securities,  which  is carried on the balance sheet
at fair value, has exposure to price risk.   Price
risk is defined as the potential loss in fair value
resulting   from   an   adverse  change  in  prices.	Portfolio
characteristics  are  analyzed  regularly  and
market  risk	is
actively  managed through a variety of techniques.
The portfolio is  diversified across industries, and
concentrations in any  one company  or  industry  are
limited by parameters  established  by senior
management.
The  combined total of realized and unrealized equity
investment gains  and  losses was $(12.2) million,
$27.8 million  and  $51.5 million in 2000, 1999 and
1998, respectively.  During these three years,  the
largest total equity investment gain and  loss  in  a
quarter was $32.6 million and $23.6 million,
respectively.
11