Form 10-K405, Exhibit 13
period 2000-12-31
HARLEYSVILLE GROUP INC
filed 2001-03-27
CIK 792013

EXHIBIT 13(D)
	HARLEYSVILLE
GROUP CONSOLIDATED
BALANCE SHEETS
						(in thousands, except
share data)

				DECEMBER 31, -
----------------------
---
											2000			1999
									----------     -------
---
					ASSETS
					------
Investments:
	Fixed maturities:
				Held to maturity, at amortized
			cost (fair value $578,662
			and $597,367)			$  562,603     $
597,232
				Available for sale, at fair value
			(cost $800,954 and $761,830)			818,891
	749,370
 Equity securities, at fair value
	(cost $125,517 and $106,225)			193,750
	198,197
	Short-term investments, at cost,
				which approximates fair value				23,881
	59,223
														------
------------
 --
												Total
investments 1,599,125
1,604,022
Cash									28,395
	20,273
Receivables:
	Premiums							 101,511
	91,931
 Reinsurance						 76,841
	81,884
	Accrued investment income				23,316
	22,478
													----
------     ---------
												Total
receivables 201,668
	196,293
Deferred policy acquisition costs				84,759
	83,541

Prepaid reinsurance premiums				18,154				28,907
Property and equipment, net				27,621				27,368
Deferred income taxes					19,545				20,478
Other assets							42,595				39,174

														------
------------
 --

	Total   assets $2,021,862
$2,020,056
									==========
==========
LIABILITIES AND SHAREHOLDERS' EQUITY ----------------------
--------------
Liabilities:
	Unpaid losses and loss
				settlement expenses		$  864,843	$
901,352
	Unearned premiums				 354,098
	351,710
	Accounts payable and
		accrued expenses				 120,210
	113,369
				Debt
96,450
96,810
	Due to affiliate					19,680
	29,921
										----------	------
----
												Total
liabilities 1,455,281
1,493,162
									----------     -------
--Shareholders' equity:
	Preferred stock, $1 par value,

authorized
1,000,000 shares;
none issued
Common stock, $1 par
value, authorized
80,000,000
shares; issued
2000, 30,001,852

and 1999, 29,498,651 shares; outstanding 2000,
29,001,852
and 1999, 28,812,086 shares		 30,002			29,499
	Additional paid-in capital					131,537		 124,798
 Accumulated other comprehensive
	income								56,010		 51,682
 Retained earnings						      364,597		331,769
	Treasury stock, at cost, 2000,
		1,000,000 and 1999, 686,565 shares	(15,565)		 (10,854)

											-----
-----     ---------
										Total
shareholders' equity
566,581	526,894
											-----
-----     ---------
										Total
liabilities and

	shareholders' equity
$2,021,862     $2,020,056

	========== ==========
See accompanying notes to consolidated financial statements.

HARLEYSVILLE GROUP
					CONSOLIDATED STATEMENTS OF INCOME

				(in thousands, except per share
data)
			YEAR ENDED
DECEMBER 31, -----
------------------
------
2000	  1999	1998
							--------	-------
-  --------
Revenues:
Premiums earned              $688,330   $707,200
$664,604
 Investment income,
		net of investment
		expense						86,791
85,894	86,025
 Realized investment
		gains						 9,780
16,222	16,085
 Other income						17,670
15,440	12,597
							--------	-------
-  --------
			Total revenues			802,571
824,756   779,311
							--------	-------
-  --------
Losses and expenses:

 Losses and loss
		settlement expenses			492,801
523,002   464,480
 Amortization of deferred
		policy acquisition
		costs					177,217
182,337   169,567
 Other underwriting
		expenses						60,916
60,226	54,154
 Interest expense					 6,612
6,390	 6,470
 Other expenses						 7,320
5,049	 4,199
							--------	------
--  --------
			Total expenses			744,866
777,004   698,870
							--------   ------
--  -------Income before income

taxes and cumulative effect of accounting
change					 57,705     47,752
80,441
Income taxes					  9,013
4,935    17,028
									--------   ------
--  --------
		Income before
			cumulative effect of
			accounting change				 48,692
42,817    63,413
Cumulative effect of accounting
 change, net of income tax
(2,904)
									--------   ------
--  --------
		Net income				$ 48,692   $
39,913  $ 63,413
									========
========  ========
Per common share:
 Basic:
	Income before cumulative
		effect of accounting
		change					$   1.69   $
1.47  $   2.18
	Cumulative effect of
		accounting change,
		net of income tax
(.10)
									--------   ------
--  --------
	Net income				$   1.69   $
1.37  $   2.18
									========
========  ========
 Diluted:
	Income before cumulative
	effect of accounting
		change					$   1.67   $
1.45  $   2.15
	Cumulative effect of

		accounting change,
		net of income tax						    (.10)
									--------   --------
--------
	Net income				$   1.67   $   1.35
$   2.15
									========   ========
========
Cash dividends               $    .55   $    .52
$    .48
									========   ========
========
See accompanying notes to consolidated financial
statements.
13

								HARLEYSVILLE GROUP
	CONSOLIDATED STATEMENTS OF
SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998
(dollars in thousands)

											ACCUMULATED
						COMMON STOCK			ADDITIONAL
OTHER

									PAID-IN   COMPREHENSIVE
RETAINED TREASURY
										SHARES     AMOUNT       CAPITAL
INCOME  (LOSS) EARNINGS   STOCK    TOTAL
								----------     -------   ----------  --------
-----	---
-----		   -------- --------
Balance at
December 31,
1997         28,821,973      $28,822    $113,646  $ 46,478
$257,569 $
$446,515
Net
				income					63,413
63,413
Other compre-
 hensive
 income,
 net of tax:
	Unrealized
		investment
		gains, net
		of reclassi-
		fication
							adjustment	27,689
27,689
												-------
Comprehensive
											income 91,102
												-------
Issuance of
 common stock:
	Incentive
					plans			          303,912              304	 4,445
4,749
	Dividend
		Reinvestment
					Plan				           24,633               25	   541
566
Tax benefit
 from stock
 options
									exercised	   670
670
Cash dividends
			paid
(13,944)
(13,944)
								----------      -------    --------  --------
-------- ------		   --------
Balance at
 December 31,
1998         29,150,518       29,151     119,302    74,167
307,038
529,658
Net			 income			39,913
39,913
Other compre-
 hensive income,
 net of tax:
	Unrealized
		investment
		losses, net
		of reclassi-
		fication
						adjustment
(22,485) (22,485)
												---
-----
Comprehensive
															income 17,428
																-------
Issuance of
 common stock:
	Incentive
				plans					309,872	         310	 4,464
4,774
	Dividend
		Reinvestment
				Plan					 38,261	          38	   613
651
Tax benefit
 from stock
 options
								exercised					   419
419
Cash dividends
			paid
(15,182)
(15,182)
Purchase of
 treasury
 stock,
 686,565
shares
(10,854)
(10,854)
							----------		-------    --------  --------
-------- --
------		 --------
Balance at
 December 31,
1999         29,498,651       29,499     124,798    51,682
331,769
(10,854)		526,894

(Continued)
HARLEYSVILLE GROUP
						CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
										(dollars in thousands)

														ACCUMULATED
									COMMON STOCK			ADDITIONAL  OTHER
												PAID-IN   COMPREHENSIVE
RETAINED TREASURY
									SHARES	 AMOUNT	  CAPITAL
INCOME  (LOSS)
EARNINGS   STOCK    TOTAL
							----------	  -------	----------  --------
-----	---
-----		 -------- --------
Net income					  $		$	  $         $ 48,692
$		$
48,692
Other compre-
 hensive
 income, net
 of tax:
	Unrealized
		investment
		gains, net
		of reclassi-
		fication
					adjustment						 4,328
4,328
															-------
Comprehensive
														income 53,020
															-------
Issuance of
 common stock:
	Incentive
				plans				466,068              466	 5,279
5,745
	Dividend
		Reinvestment
				Plan					 37,133               37	   637
674
Tax benefit
 from stock
 options
							exercised						   823
823
Cash dividends
			paid
(15,864)
(15,864)
Purchase of
 treasury
 stock,
 313,435
shares
(4,711)
(4,711)
						----------			-------    --------  -------
-------- --
------     --------
Balance at
 December 31,
2000         30,001,852      $30,002    $131,537  $56,010
$364,597
$(15,565)  $566,581
						==========			=======    ========  =======
========
========   ========

See accompanying notes to consolidated financial statements.

HARLEYSVILLE GROUP
								CONSOLIDATED STATEMENTS OF CASH FLOWS

										(in thousands)
				YEAR ENDED
DECEMBER 31, ----------
-----------------------
-
2000         1999
1998
									----------   ----------
--------Cash flows from

operating activities:
	Net income	$  48,692    $  39,913
$  63,413
	Adjustments to
		reconcile net
						income to net

						cash provided
						by operating
						activities:
								Cumulative effect
									of accounting
									change net of
	income tax
2,904 Change in
										receivables,
										unearned
										premiums,
										prepaid
										reinsurance
										and due to
								affiliate
(2,475) 35,564			(23)
								Increase (decrease)
										in unpaid
										losses
										and loss
										settlement
								expenses
(36,509) 7,932	12,635
								Deferred income
											taxes	   (1,397)
(2,583)
		392
								Increase in
										deferred policy
										acquisition
											costs	   (1,218)
(4,557)
			(6,908)
								Amortization and
									depreciation
3,215 3,630	 2,598
								Realized
										investment
											gains	   (9,780)
(16,222)
		(16,085)
							Other, net
3,108 18,283	10,874
				Cash from change
					in pooling
					agreement
14,962
											---------
-----------------
										Net cash
												provided
												by operating
										activities
3,636 84,864	81,858
											---------
-----------------
Cash flows from investing
 activities:
	Held to maturity
		investments:
							Purchases	   (3,895)
(11)
 (49,037)
							Maturities     37,725
41,586
 22,432
	Available for sale

		investments:
			Purchases			(142,691)		(176,297)
(183,793)
			Maturities				 58,240		  71,280
69,001
			Sales					 37,070		  65,381
59,334
	Net (purchases)
		sales or maturities
									of short-term
										investments     35,342
(44,201)
 13,328
	Purchases of property
										and equipment
(3,612)
 (5,606)			(2,525)
															---------
------------
 ------
												Net cash
														provided
													(used) by
													investing
										activities
18,179 (47,868)	     (71,260)
												---------
-----------------
Cash flows from

	financing
	activities:
	Issuance of
		common stock				  7,242		   5,844
5,985
	Repayment of debt					(360)		    (330)
(300)
	Dividends paid				(15,864)		 (15,182)
(13,944)
						Purchase of
						treasury stock
(4,711) (10,854)
												---------
-----------------
												Net cash used
													by financing
										activities
(13,693) (20,522)		(8,259)
												---------
-----------------
Increase in cash				  8,122		  16,474
2,339
	Cash at beginning
		of year					 20,273		   3,799
1,460
									---------	---------
---------
	Cash at end of year		$  28,395	$  20,273
$   3,799
									=========	=========
=========
See accompanying notes to consolidated financial
statements.
16

HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF
SIGNIFICANT
				ACCOUNTING POLICIES
DESCRIPTION OF BUSINESS
Harleysville  Group consists of Harleysville Group
Inc.  and  its subsidiaries (all wholly owned).
Those subsidiaries are:

- Great Oaks Insurance Company (Great Oaks)
- Harleysville-Atlantic Insurance
Company (Atlantic) - Harleysville
Insurance Company of New Jersey (HNJ)

		- Huron Insurance Company (Huron)
- Lake States Insurance Company
(Lake States) - Mid-America
Insurance Company (Mid-America)

- Minnesota Fire and Casualty Company (Minnesota
Fire)
- New York Casualty Insurance Company (New
York Casualty) - Worcester Insurance Company
(Worcester)
-  Harleysville Ltd., a real estate
partnership that  owns the home office
Harleysville  Group  is approximately 57% owned  by
Harleysville Mutual Insurance Company (Mutual).
Harleysville Group underwrites property and casualty
insurance in both the personal and commercial lines
of insurance. The personal lines  of  insurance
include both auto and homeowners,  and  the
commercial lines include auto, commercial multi-peril
and workers compensation.  The business is marketed
primarily in the  eastern and midwestern United
States through independent agents.
PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
The  accompanying financial statements include  the
accounts  of Harleysville   Group  prepared  in
conformity  with   accounting principles  generally
accepted in the United States  of  America, which
differ in some respects from those followed in
reports  to insurance  regulatory authorities.  All
significant  intercompany balances and transactions
have been eliminated in consolidation.
The  preparation  of  financial  statements  in
conformity  with generally  accepted accounting
principles requires management  to make  estimates
and assumptions that affect the reported  amounts of
assets  and liabilities, the disclosure of contingent
assets and  liabilities at the date of the financial
statements, and the reported  amounts of revenues and
expenses during  the  reporting period.  Actual
results could differ from these estimates.
17

HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF
SIGNIFICANT
	ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS
Accounting  for  fixed maturities depends on their
classification as  held  to  maturity,  available for
sale  or  trading.  Fixed maturities  classified  as
held  to  maturity  are  carried   at amortized
cost.   Fixed maturities classified as  available
for sale  are  carried  at  fair value.  There  were
no  investments classified  as  trading.  Equity
securities are carried  at  fair value.  Short-term
investments  are  recorded  at  cost,   which
approximates fair value.
Realized  gains and losses on sales of investments
are recognized in net income on the specific
identification basis.  A decline in the  fair  value
of an investment below its cost that  is  deemed
other   than   temporary  is  charged  to  earnings.
Unrealized investment gains or losses on investments
carried at fair  value, net  of  applicable  income
taxes,  are  reflected  directly  in shareholders'
equity as a component of comprehensive income  and,
accordingly, have no effect on net income.
PREMIUMS
Premiums are recognized as revenue ratably over the
terms of  the respective policies.  Unearned premiums
are calculated on  a  pro rata basis.
POLICY ACQUISITION COSTS
Policy acquisition costs, such as commissions,
premium taxes  and certain other underwriting and
agency expenses that vary with and are  directly
related to the production of business, are deferred
and  amortized over the effective period of the
related insurance policies.   The  method  followed
in  computing  deferred  policy acquisition  costs
limits the amount of such deferred  costs  to their
estimated  realizable value, which  gives  effect  to
the premium to be earned, related investment income,
losses and  loss settlement  expenses,  and certain
other  costs  expected  to  be incurred as the
premium is earned.
18
HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
1 - DESCRIPTION   OF   BUSINESS  AND  SUMMARY   OF
SIGNIFICANT
	ACCOUNTING POLICIES (CONTINUED)
LOSSES AND LOSS SETTLEMENT EXPENSES
The  liability for losses and loss settlement
expenses represents estimates  of  the  ultimate
unpaid cost of all losses  incurred, which  includes
the  gross liabilities to  Harleysville  Group's
policyholders plus the net liability to Mutual under
the  pooling agreement.   See Note 2(a).  Such
estimates may be more  or  less than  the  amounts
ultimately paid when the claims  are  settled. These
estimates  are  periodically  reviewed  and  adjusted
as necessary; such adjustments are reflected in
current operations.
STOCK-BASED COMPENSATION
Stock-based  compensation  plans  are  accounted  for
under  the provisions of Accounting Principles Board
(APB) Opinion  No.  25, "Accounting   for  Stock
Issued  to  Employees,"   and   related
interpretations.  As such, compensation expense would
be recorded on  the  date of a stock option grant
only if the current  market price  of the underlying
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

Deferred income tax assets and liabilities are
recognized for the future  tax consequences
attributable to differences between  the financial
statement  carrying amounts  of  existing  assets
and liabilities and their respective tax bases.
EARNINGS PER SHARE
Basic earnings per share is computed by dividing
earnings by  the weighted-average number of common
shares outstanding  during  the year.  Diluted
earnings per share includes the dilutive effect of
the stock incentive plans described in Note 12.
19

HARLEYSVILLE GROUP
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 2 - TRANSACTIONS WITH AFFILIATES
(a) UNDERWRITING
The  insurance subsidiaries participate in a
reinsurance  pooling agreement  with Mutual whereby
such subsidiaries cede  to  Mutual all  of their
insurance business and assume from Mutual an amount
equal  to  their  participation in the  pooling
agreement.   All losses  and  loss  settlement
expenses  and  other  underwriting expenses  are
prorated  among  the  parties  on  the  basis	of
participation  in the pooling agreement.  The
agreement  pertains to  all  insurance business
written or earned on or after January 1,  1986.
Minnesota Fire was acquired as of October 1, 1997,
and became a participant in the pool as of January 1,
1998, at  which time  Harleysville Group's
participation increased  from  70%  to 72%.  In
connection  with  this change  in  pool
participation, Harleysville Group received cash and
investments from  Mutual  of $14,962,000,  which
related to the various insurance  liabilities assumed
on January 1, 1998, consisting of unpaid losses and
loss settlement   expenses  of  $12,392,000,
unearned   premiums	of
$2,271,000 and other liabilities of $299,000.
Because  this  agreement does not relieve
Harleysville  Group  of primary  liability  as  the
originating  insurer,  there  is   a concentration
of  credit risk arising  from  business  ceded  to
Mutual.  However, the reinsurance pooling agreement
provides  for the  right  of  offset  and  the net
balance  with  Mutual  is  a liability  at December
31, 2000 and 1999.  Mutual has  an  A.  M. Best
rating  of "A" (Excellent) and, in accordance with
certain state  regulatory requirements, maintained
$363.9  million  (fair value)  of  investments in a
trust account to secure  liabilities under the
reinsurance pooling agreement at December 31, 2000.
20

HARLEYSVILLE GROUP
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


	(Continued)
2 - TRANSACTIONS WITH AFFILIATES
(Continued)
(a) UNDERWRITING (Continued)

The  following amounts represent reinsurance
transactions between Harleysville Group and Mutual
under the pooling arrangement:
							2000		  1999
1998
						--------		--------	--
------
									(in thousands)
Ceded:
Premiums written			$606,766		$636,476
	$604,196
						========		========
	========
	Premiums earned			$603,650		$623,353
	$587,980
						========		========
	========
	Losses incurred			$440,973		$467,636
	$471,155
						========		========
	========
Assumed:
	Premiums written			$708,289		$731,273
	$689,171
						========		========
	========
	Premiums earned			$695,147		$714,135
	$667,629
						========		========
	========
	Losses incurred			$497,198		$528,030
	$494,015
						========		========
	========
Net assumed from Mutual:
	Unearned premiums			$ 44,820		$ 34,795	$
30,780
						========		========
	========
	Unpaid losses and loss
		settlement expenses		$145,578		$160,040
	$173,951
						========		========
	========
Harleysville  Group  and  Mutual are  parties  to  a
reinsurance agreement  whereby  Mutual, in return for
a reinsurance  premium, reinsured  accumulated
catastrophe losses  in  a  quarter  up  to
$14,400,000  for  2000 and 1999 and $16,200,000  for
1998.  This reinsurance  coverage was in excess of a
retention of  $3,600,000 for  2000  and  1999  and
$1,800,000 for  1998.	The  agreement
excludes	catastrophe  losses  resulting  from
earthquakes   or
hurricanes  and  supplements  the existing  external
catastrophe reinsurance  program.  Under this
agreement,  Harleysville  Group ceded  to  Mutual
premiums earned of $6,817,000,  $6,935,000  and
$3,025,000,  and  losses incurred of $4,397,000,
$5,028,000  and $29,535,000 for 2000, 1999 and 1998,
respectively.
(b) PROPERTY
Harleysville Ltd. leases the home office to Mutual,
which  shares most  of  the  facility with
Harleysville Group.	Rental  income
under  the  lease was $3,421,000, $2,816,000 and
$2,754,000  for 2000,  1999  and  1998, respectively,
and is  included  in  other income  after elimination
of intercompany amounts of  $2,094,000, $1,723,000
and $1,685,000 in 2000, 1999 and 1998, respectively.
21

HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 2 - TRANSACTIONS WITH AFFILIATES (Continued)
(c) MANAGEMENT AGREEMENTS
Harleysville  Group  Inc.  received  $7,425,000,
$7,298,000  and
$6,293,000  of  management fee income in  2000,  1999
and  1998, respectively,  under agreements whereby
Harleysville  Group  Inc. provides management
services to Mutual and other affiliates.
(d) INTERCOMPANY BALANCES
Intercompany  balances  are created primarily  from
the  pooling arrangement  (settled quarterly),
allocation of common  expenses, collection  of
premium balances and payment of  claims  (settled
monthly).   No  interest is charged or received  on
intercompany balances  due  to the timely settlement
terms and nature  of  the items.   Interest  expense
on the loan from Mutual  described  in Note  7  was
$1,302,000, $1,108,000 and $1,157,000 in 2000,  1999
and 1998, respectively.
Harleysville Group had off-balance-sheet credit risk
related  to approximately $65,000,000 and $64,000,000
of premium balances due to Mutual from agents and
insureds at December 31, 2000 and 1999, respectively.
22

HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

				(Continued)
 3 - INVESTMENTS
The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:

					DECEMBER 31, 2000 -
-----------------------------------
----------
GROSS        GROSS
ESTIMATED
AMORTIZED  UNREALIZED   UNREALIZED
FAIR COST	GAINS        LOSSES
VALUE
----------  ----------   ----------
---------(in
thousands)
Held to maturity:
 US Treasury securities

	and obligations of
	US government corpora-
	tions and agencies		$		9,326	$   266     $   (39)
$    9,553
 Obligations of states
	and political
	subdivisions				317,851	 12,256         (22)
330,085
Corporate securities        235,426      5,513      (1,915)
239,024
				----------	-------     -------
----------
Total held to maturity				562,603	 18,035      (1,976)
578,662
				----------	-------     -------
----------
Available for sale:
 US Treasury securities
	and obligations of
	US government corpora-
	tions and agencies				 70,289		1,956        (104)
72,141

 Obligations of states and political
subdivisions			   380,127     13,264	   (379)
393,012
Corporate securities        245,486      4,749      (4,337)
245,898
 Mortgage-backed
	securities			   105,052      3,146	   (358)
107,840
						----------    -------	-------	----------
Total available for sale     800,954     23,115	 (5,178)
818,891
						----------    -------	-------	----------
Total fixed maturities		$1,363,557    $41,150	$(7,154)
$1,397,553
						==========    =======	=======	==========
Total equity securities	$  125,517    $78,095	$(9,862)
$  193,750
						==========  =======	=======	==========

					HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

						(Continued)
 3 - INVESTMENTS (Continued)

					DECEMBER 31, 1999 -
-----------------------------------
----------
GROSS       GROSS
ESTIMATED
					AMORTIZED   UNREALIZED  UNREALIZED	 FAIR
						COST		GAINS       LOSSES	VALUE
-----------  ----------  ----------
--------(in
thousands)
Held to maturity:

 US Treasury securities and obligations of US government
corpora-
	tions and agencies		$    9,904   $   215       $
(97) $   10,022
 Obligations of
	states and
		political
	subdivisions			328,501		5,456
	(1,669)	 332,288
Corporate securities     258,789     2,356         (6,126)
255,019
 Mortgage-backed
	securities				38				      38
					----------   -------       --------
----------
Total held to
	maturity				597,232		8,027
	(7,892)	 597,367
					----------   -------       --------
----------
Available for sale:

US
Treas
ury
secur
ities
and
oblig
ation
s

of US government corporations and
agencies			 64,335		  565		  (1,625)
63,275
 Obligations of
	states and
	political
	subdivisions		382,281		4,425		  (8,140)
378,566
Corporate securities     198,216       123         (8,103)
190,236
 Mortgage-backed
	securities		116,998		1,666		  (1,371)
117,293
				----------   -------		--------
----------
Total available
	for sale			761,830		6,779		 (19,239)
749,370
				----------   -------		--------
----------
Total fixed
	maturities	$1,359,062   $14,806		$(27,131)
$1,346,737
				==========   =======		=========
==========
Total equity
	securities	$  106,225   $94,261		$ (2,289)
$  198,197
				==========   =======		=========
==========

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 by contractual maturity, are

shown  below.   Expected maturities may differ  from
contractual maturities because borrowers may have the
right to call or prepay obligations with or without
call or prepayment penalties.
24

HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

					(Continued)
 3 - INVESTMENTS (Continued)
			ESTIMATED AMORTIZED		FAIR
							COST		VALUE
----------
-------
--(in
thousan
ds)
Held to maturity:
	Due in one year or less		$   33,033
$   33,237
	Due after one year
		through five years				207,815		212,048
	Due after five years
		through ten years				285,299		294,622
	Due after ten years				 36,456		 38,755
----------
----------
562,603		578,662
						----------
----------
Available for sale:

	Due in one year or less				 48,355
48,681
	Due after one year
		through five years					155,406
156,565
	Due after five years
		through ten years					389,544
399,482
	Due after ten years					102,597
106,323
							----------      ------
----
								695,902
711,051 Mortgage-backed
		securities					105,052
107,840
							----------      ------
----
		800,954
818,891 ----------
----------
	Total fixed maturities		$1,363,557
$1,397,553
							==========
==========
The  amortized cost of fixed maturities on deposit
with  various regulatory authorities at December 31,
2000 and 1999 amounted  to $23,886,000 and
$21,509,000, respectively.
25

HARLEYSVILLE GROUP
				NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)
 3 - INVESTMENTS (Continued)
A	summary of net investment income is as follows:
								2000			  1999	  1998
							--------			-------
-	--------
										(in
thousands) Interest on fixed maturities	$83,958			$83,457	$83,689
Dividends on equity securities   2,007			  1,925	  1,560
Interest on short-term
	investments				1,846			  1,885	  1,780
							-------			-------	-------
Total investment income		 87,811			 87,267	 87,029
Investment expense				1,020			  1,373	  1,004
							-------			-------	-------
Net investment income			$86,791			$85,894	$86,025
							=======			=======	=======

Realized gross gains (losses) from investments and
the change  in difference  between  fair value and
cost of  investments,  before applicable income
taxes, are as follows:
								2000			  1999
1998
							--------			--------
	--------

											(in
thousands) Fixed maturity securities:
	Held to maturity:
			Gross gains			$     48			$
393	$   273
			Gross losses					 (988)
(7)      (17)
	Available for sale:
			Gross gains					   52
1,341	  1,109
			Gross losses					 (916)
(475)     (240)

Equity securities:
	Gross gains			  15,898
18,459	 16,483
	Gross losses			  (4,314)
(3,489)   (1,523)
					--------	-------
-	-------
Net realized investment gains  $  9,780	$
16,222	$16,085
					========
	========	=======
Change in difference between

 fair value and cost of
 investments<F1>:
	Fixed maturity securities	$ 46,321	$(89,345)
$15,778
	Equity securities			 (23,739)    12,837
36,526
					--------	--------
	-------
Total				$ 22,582	$(76,508)
$52,304
					========	========
	=======
[FN]
<F1> Parentheses indicate a net unrealized decline in
fair value.
26

HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 3 - INVESTMENTS (Continued)
During 2000 and 1999, certain investments trading
below cost  had declined  on an other-than-temporary
basis.  Losses of $5,120,000 and   $2,084,000  were
included  in  realized  gains  for  these investments
for 2000 and 1999, respectively.
Income  taxes  on  realized  investment  gains  were
$3,423,000, $5,480,000  and $5,630,000 for 2000, 1999
and 1998, respectively. Deferred  income  taxes
applicable to net unrealized  investment gains
included  in  shareholders' equity  were  $30,160,000
and $27,830,000 at December 31, 2000 and 1999,
respectively.
At  December  31,  2000 and 1999, Harleysville  Group
held  cash collateral of $26,393,000 and $18,752,000,
respectively,  related to  security lending
transactions. Harleysville Group's policy is to
require collateral of 102% of the then-current market
value of loaned  securities as of the close of
trading  on  the  preceding business	day.
Acceptable  collateral   includes   government
securities, letters of credit or cash.
Harleysville  Group  has not held or issued
derivative  financial instruments.
 4 - REINSURANCE
In  the  ordinary  course of business, Harleysville
Group  cedes insurance to, and assumes insurance
from, insurers to  limit  its maximum loss exposure
through diversification of its risks.   See Note 2(a)
for discussion of reinsurance with Mutual.
Reinsurance contracts  do not relieve Harleysville
Group of primary liability as   the	originating
insurer.   After  excluding   reinsurance
transactions  with  Mutual  under the  pooling
arrangement,  the effect  of  Harleysville Group's
share of  other  reinsurance  on premiums written and
earned is as follows:
27

			HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS (Continued)
 4 - REINSURANCE (Continued)
						2000		  1999	  1998
					--------		--------	--------
								(in
thousands)
Premiums written:
	Direct				$740,425		$762,866	$689,865
	Assumed					26,415		  25,588	  25,136
	Ceded				 (65,368)		 (64,115)	 (28,855)
					--------		--------	--------
Net premiums written			$701,472		$724,339	$686,146
					========		========	========
Premiums earned:
	Direct				$738,797		$729,386	$669,605
	Assumed					25,653		  25,130	  26,249
	Ceded				 (76,120)		 (47,316)	 (31,250)
					--------		--------	--------
Net premiums earned			$688,330		$707,200	$664,604
					========		========	========

Losses  and  loss  settlement expenses  are  net  of
reinsurance recoveries of $55,638,000, $32,719,000
and $59,474,000 for  2000, 1999 and 1998,
respectively.
 5 - PROPERTY AND EQUIPMENT
Property  and  equipment consisted of land and
buildings  with  a cost  of  $29,646,000  and
$29,087,000, and equipment,  including software, with
a cost of $11,849,000 and $11,498,000 at  December
31,   2000  and  1999,  respectively.	Accumulated
depreciation
related  to  such  assets  was  $13,874,000  and
$13,217,000  at December 31, 2000 and 1999,
respectively.
Effective  January  1,  1999,  Harleysville  Group
adopted   the American  Institute  of  Certified
Public  Accountants   (AICPA) Statement  of  Position
(SOP) 98-1,  "Accounting  for  Costs  of Computer
Software Developed or Obtained for Internal  Use,"
and accordingly has capitalized costs of $1,991,000
and $2,256,000 in 2000  and 1999, respectively. As
required, prior period financial statements have not
been restated.
28

HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 5 - PROPERTY AND EQUIPMENT (Continued)
Rental  expense  under  leases with  non-affiliates
amounted  to $3,519,000,  $3,704,000 and $3,770,000
for 2000, 1999  and  1998, respectively.  Operating
lease commitments were not  material  at December 31,
2000.
6 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT
EXPENSES
			Activity  in  the  liability for  unpaid
losses  and  loss settlement expenses is summarized
as follows:
									2000			 1999
1998

							--------		--------	--------
											(in
thousands)
Liability at January 1			$901,352		$893,420	$868,393
 Less reinsurance
	recoverables					77,438			 79,901		 74,830
							--------		--------	--------
Net liability at
January 1                  823,914    813,519
793,563
							--------		--------	--------
Incurred related to:
 Current year				541,738			582,534		507,087
 Prior years				(48,937)			(59,532)		(42,607)
							--------		--------	--------
	Total incurred				492,801			523,002		464,480
							--------		--------	--------
Paid related to:
 Current year				244,978			259,635		215,902
 Prior years				279,153			252,972		241,014
Adjustments to beginning

 reserves resulting
 from change in pool
 participation
percentage
(12,392)
							--------		--------	---
-----
	Total paid				524,131			512,607
	444,524
							--------		--------	---
-----
Net liability at
 December 31				792,584			823,914
	813,519
 Plus reinsurance
	recoverables					72,259			 77,438
79,901
							--------		--------	---
-----
Liability at December 31		$864,843		$901,352
	$893,420
							========		========
	========
Harleysville  Group  recognized  favorable
development  in   the provision  for  insured  events
of prior  years  of  $48,937,000, $59,532,000 and
$42,607,000 in 2000, 1999 and 1998, respectively. The
favorable  development relates to lower-than-expected
claim severity  in  the  workers compensation and
automobile  lines  of business.   The  2000 favorable
development includes  $20,186,000 for  loss
adjustment expenses directly related to the
favorable development on losses and to benefits from
initiatives to  reduce costs of adjusting claims.
29

HARLEYSVILLE GROUP
				NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
6 - LIABILITY FOR UNPAID LOSSES AND LOSS SETTLEMENT
EXPENSES
		(Continued)
In   establishing  the  liability  for  unpaid
losses  and  loss settlement  expenses, management
considers facts currently  known and  the  current
state  of  the law		and  coverage  litigation.
Liabilities are recognized for known losses
(including  the  cost of  related  litigation)  when
sufficient  information  has  been developed  to
indicate the involvement of a  specific  insurance
policy, and management can reasonably estimate its
liability.  In addition,  liabilities have been
established to cover  additional exposures on both
known and unasserted losses.  Estimates of  the
liabilities are reviewed and updated continually.
The   property  and  casualty  insurance  industry
has  received significant  publicity  about
environmental-related  losses  from exposures insured
many years ago.  Since the intercompany pooling
agreement pertains to insurance business written or
earned on  or after  January  1,  1986,  Harleysville
Group  has  not  incurred significant environmental-
related losses.
 7 - DEBT
	Debt is as follows:
			DECEMBER 31, -
------------------
								2000	  1999
							--------	-------
									(in thousands)
	Notes, 6.75%, due 2003		$75,000	$75,000
	Demand term-loan payable
		to Mutual, LIBOR plus
		0.65%, due 2005				 18,500	 18,500
	Economic Development
		Corporation (EDC)
		Revenue Bond obligation			2,950	  3,310
							-------	-------
							$96,450	$96,810
							=======	=======
The  fair  value of the notes was $72,332,000 and
$71,115,000  at December 31, 2000 and 1999,
respectively, based on quoted  market prices  for the
same or similar debt.		The carrying value of  the
remaining debt approximates fair value.
30
HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 7 - DEBT (Continued)
The  EDC obligation is secured by Lake States'
building. Interest is  payable semiannually at a
variable rate (4.6% at December 31, 2000)  equal  to
the market interest rate that would  allow  the bonds
to  be remarketed at par value.  The bonds are
subject  to redemption prior to maturity in 2006 at
levels dependent upon the occurrence of certain
events.
Interest paid was $6,507,000, $6,278,000 and
$6,379,000 in  2000, 1999 and 1998, respectively.
 8 - RESTRUCTURING CHARGES
On   July  29,  1999  Harleysville  Group  announced
a  plan  to consolidate its claims operations from 23
general claims  offices into  a  centralized direct
reporting center and four specialized regional claims
centers.  As a result of this consolidation,  the
Company  recorded  a restructuring charge in  1999
for  employee termination  benefits to be paid and
occupancy  charges  that  is included in losses and
loss settlement expenses.
Employee  termination  benefits includes severance
payments  and related  benefits  and outplacement
services for  173  employees. Severance  payments
totaling $1,793,000 have  been  made  to  172
employees,  and  the  remaining accrual for employee
termination benefits  is $10,000 at December 31,
2000.  Included in occupancy charges  are future
lease obligations, less anticipated  sublease
benefits, for leased premises that will no longer be
used by  the claims  operation.  Through December 31,
2000, operations in  the 23  general  claims offices
have been closed.  Payments  totaling $371,000  have
been made, and the remaining accrual for occupancy
charges is $216,000 at December 31, 2000.
On  February  7,  2000  Harleysville Group announced
a  plan  to consolidate  selected  support  services
and  office   functions throughout   its   field
operations.   As  a  result   of   this
consolidation,  the  Company recorded a restructuring
charge  in 2000  for  employee  termination benefits
to be  paid,  occupancy charges and a write-down of
equipment to fair value.  This charge was included in
other underwriting expenses.
Employee  termination  benefits includes severance
payments  and related   benefits  and  outplacement
services  for  109   field employees.  Severance
payments totaling $883,000 have  been  made to  the
109 employees.  Included in occupancy charges is a
future lease  obligation,  less  anticipated sublease
benefits,  for  a leased  premises that will no
longer be used.  Payments  totaling $50,000
31

HARLEYSVILLE GROUP
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
 8 - RESTRUCTURING CHARGES (Continued)
have been made against the accrual for occupancy charges. Also, as a direct result of the consolidation, a loss of $52,000 was realized on the disposal of equipment.
Both consolidations were completed by the end of the second quarter.

ACTIVITY IN THE RESTRUCTURING
ACCRUALS ---------------------
-----------------
								(in thousands)
					CLAIMS
FIELD


	RESTRUCTURING RESTRUCTURING
		------------------------------       --------
---------------------
		EMPLOYEE					     EMPLOYEE
		TERMINATION
TERMINATION
			BENEFITS  OCCUPANCY         TOTAL
BENEFITS  OCCUPANCY
TOTAL
				-----------				 ---------         -------
-----------
---------		-------
Restructuring

charge      $ 2,017   $ 594
$ 2,611
Change in prior

 accrual due to
 voluntary
 terminations
 greater than
 anticipated
 and additional
 sublease
 benefits			   (42)    (57)			    (99)
			-------	-----			-------
Balance at
 December 31,
 1999				  1,975		  537     2,512
Restructuring
 charge									  $ 899
$188    $1,087

Cash   payments		 (1,793)   (371)    (2,164)
(883)    (50)
(933)
Change in prior

 accrual due
 to voluntary
 terminations
 greater than
 anticipated
 and reduced
 sublease
benefits       (172)     50       (122)            (16)
(16)
			-------	-----			------- -----     ----
------
Balance at
 December 31,
	2000				 $    10  $ 216   $   226   $
$138   $
138
			=======	=====			======= =====     ====
======

9	- INSURANCE-RELATED ASSESSMENTS
The  Consolidated Statement of Income for the year
ended December 31,  1999  reflects a $2,904,000 charge,
net of a tax benefit  of $1,564,000,  for  the
cumulative effect of  adopting  SOP  97-3, "Accounting
by  Insurance and Other Enterprises  for  Insurance-
Related Assessments."
32

HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)
10 - SHAREHOLDERS' EQUITY
Comprehensive income consisted of the following:
		2000       1999
1998 --------   --
------   -------
(in
thousands)
Net income						$48,692    $
39,913   $ 63,413
							-------		-------
-   --------
Other comprehensive
 income:
	Unrealized investment
		holding gains (losses)

arising during period,
net of taxes (benefits) of $6,082, $(6,565),
and $20,450				11,296
	(12,192)    37,978
	Less:
		Reclassification
			adjustment for gains

included in net income, net of taxes of $3,752,
$5,543 and $5,540				(6,968)			(10,293)
(10,289)
							-------		--------   -
-------
Net unrealized
investment gains (losses)      4,328     (22,485)
27,689
							-------		--------   -
-------
Comprehensive income			$53,020		$ 17,428   $
91,102
							=======		========
========
A	 source of cash for the payment of dividends is
dividends  from
subsidiaries.   Harleysville Group Inc.'s insurance
subsidiaries are  required  by law to maintain
certain minimum  surplus  on  a statutory   basis,
and  are  subject  to   risk-based   capital
requirements and to regulations under which payment
of a dividend from  statutory  surplus  is restricted
and  may  require  prior approval	of  regulatory
authorities.		Applying  the   current
regulatory  restrictions  as of December  31,  2000,
$52,890,000 would  be  available for distribution to
Harleysville Group  Inc. during 2001 without prior
approval.
The  National Association of Insurance Commissioners
(NAIC)  has adopted the Codification of Statutory
Accounting Principles  with an		effective  date of
January 1, 2001.  The codified  principles
are  intended  to  provide a basis of accounting
recognized  and adhered to in the absence of conflict
with, or silence of,  state statutes  and
regulations.  The impact of the codified principles
on		the  statutory capital and surplus of the
Company's insurance
subsidiaries  is  still being determined  and  is
currently  not expected to decrease statutory capital
and surplus as of  January 1, 2001.
33

HARLEYSVILLE GROUP
				NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
10 - SHAREHOLDERS' EQUITY (Continued)
The   following   table	contains   selected
information   for
Harleysville   Group  Inc.'s  property  and  casualty
insurance subsidiaries,   as  determined  in
accordance  with   prescribed statutory accounting
practices:
			DECEMBER 31,
----------------------
--------
2000			  1999
1998
								--------		--------
--------

										(in
thousands)
Statutory capital and surplus  $515,679			$502,863
$489,665
							========			========
========
Statutory unassigned surplus		$381,410			$368,594
$355,396
							========			========
========
Statutory net income				$ 48,412			$ 38,710
$ 62,133
							========			========
========
11 - INCOME TAXES
The components of income tax expense (benefit) are
as follows:
								2000					 1999	  1998
						--------		--------	-------
											(in
thousands)
Current				$10,410			$ 7,518	$16,636
Deferred					(1,397)			(2,583)	    392
						-------			-------	-------

						$ 9,013			$ 4,935
	$17,028
						=======			=======
	=======
Cash  paid  for federal income taxes in 2000, 1999
and  1998  was $6,499,000, $9,820,000 and
$14,350,000, respectively.
The  actual  income tax rate differed from the
statutory  federal income  tax  rate  applicable to
income before  income  taxes  as follows:
								2000					 1999
1998
						--------		--------	-
-------
Statutory federal income
tax rate					35.0 %				35.0 %
35.0 %
Tax-exempt interest			(19.7)				(24.8)
	(14.0)

Other, net						0.3					 0.1	  0.2
						------				------	------
							15.6 %				10.3
%	 21.2 %
						======				======	======

				HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS
(Continued)
11 - INCOME TAXES (Continued)

The  tax  effects  of the significant temporary
differences  that give rise to deferred tax
liabilities and assets are as follows:
			DECEMBER 31,
------------------
---
										2000
1999
									--------     -----
--
													(in
thousands)
Deferred tax liabilities:

	Deferred policy acquisition
		costs							$29,666
$29,239
	Unrealized investment gains				 30,160
27,830
	Other								5,945
5,456
									-------
-------
		Total deferred tax
						liabilities							 65,771
62,525
														-------
------Deferred tax assets:
	Unearned premiums							 23,516
22,596
	Losses incurred							 42,487
44,192
	AMT credit carryforward					  5,086	3,612
	Other									 14,227
12,603
												-------
------Total deferred tax
				assets							 85,316
83,003
												-------
------Net deferred tax asset				$19,545      $20,478
														=======
=======

A	 valuation  allowance  is required to be
established  for  any
portion  of the deferred tax asset that management
believes  will not be realized.  In the opinion of
management, it is more likely than		not  that  the
benefit of the deferred tax  asset  will  be
realized  and,  therefore, no such valuation
allowance  has  been established.
35

HARLEYSVILLE GROUP
							NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
12 - INCENTIVE PLANS
Harleysville  Group applies APB Opinion No. 25 in
accounting  for its stock-based compensation plans.
Accordingly, no compensation cost		has  been
recognized for its fixed stock option  plans  and
certain  of its stock purchase plans.  Had
compensation cost  for these		stock-based
compensation plans been determined under  SFAS
No.  123, Harleysville Group's net income and
earnings per  share would have been reduced to the
pro forma amounts indicated below:
												2000		  1999
1998

											-------		-------	-------
						(in thousands, except per
share data) Net income:
					As reported				$48,692		$39,913	$63,413

					Pro forma				$46,847		$38,094	$61,843
			Basic earnings
				per share:
					As reported				$		1.69		$  1.37	$  2.18
					Pro forma				$		1.62		$  1.30	$  2.13
			Diluted earnings
				per share:
					As reported				$		1.67		$  1.35	$  2.15
					Pro forma				$		1.61		$  1.29	$  2.10

The  per  share  weighted-average fair value of
options  granted during		 2000,  1999  and  1998
was  $4.80,  $5.71  and   $7.23,
respectively. The fair value of each option grant is
estimated on the  date  of grant using the Black-
Scholes option-pricing  model with		the following
weighted-average assumptions used for  grants
in  2000, 1999 and 1998, respectively:  dividend
yield of  3.31%, 2.55%		and  1.88%;  expected
volatility  of  31.84%,  30.42%  and
27.53%; risk-free interest rate of 6.76%, 5.65% and 5.62%; and an expected life of 5.25 years, 5.25 years and 5.32 years.


Fixed Stock
Option Plans
------------
------------

Harleysville  Group has an Equity Incentive Plan
(EIP)  for  key employees.   Awards  may be made in
the form  of  stock  options, stock  appreciation
rights  (SARs),  restricted  stock  or   any
combination  of  the  above.  The EIP was  amended  in
1997  and limited  future  awards to an aggregate of
4,260,946  shares  of Harleysville  Group Inc.'s
common stock. The plan  provides  that stock  options
may become exercisable from six months to 10 years
from  the  date of grant with an option price not less
than  fair market value on the date of grant.  The
options normally vest 50% at  the end of one year and
50% at the end of two years from  the date of grant.
SARs have not been material.
The  income  tax  benefit related to the difference
between  the market price at the date of exercise and
the option price for nonqualified  stock  options  was
credited  to  additional  paid-in capital.
36

HARLEYSVILLE GROUP
			NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)
12 - INCENTIVE PLANS (continued)
The  Harleysville  Group Inc. Year 2000 Directors'
Stock  Option Program   provides  for  the  granting
of options to eligible directors to purchase a maximum of 123,500 shares of common stock.
Options are granted at exercise prices equal to fair market value on the date of grant. The options vest immediately, although no option is exercisable until six months after the date of grant. The options have a term of 10 years.
Harleysville Group maintains stock option plans for substantially all employees and certain designated agents. The plans provide for the granting of options to purchase a maximum of 850,000 shares of common stock. The plans provide that the options become exercisable from three to 10 years from the date of grant with an option price not less than fair market value on the date of grant.
Information  regarding  activity in  Harleysville
Group's  fixed stock option plans is presented below:
	WEIGHTED-
AVERAGE NUMBER
EXERCISE PRICE

						OF SHARES
PER SHARE
					----------  ----
-----------Outstanding at
		December 31, 1997		1,788,212
$13.45
	Granted--1998				334,870		24.49
	Exercised--1998			 (147,557)		11.86
	Forfeited--1998				(25,296)		16.25
						---------
------
	Outstanding at
		December 31, 1998		1,950,229		15.42
	Granted--1999				367,293		19.40
	Exercised--1999			 (139,391)		11.22
	Forfeited--1999				(62,187)		19.07
						---------
------

		Outstanding at
			December 31, 1999		2,115,944		16.30
		Granted--2000			  434,361		16.48
		Exercised--2000			 (254,567)		12.65
		Forfeited--2000			 (187,948)		18.09
							---------	------
		Outstanding at
			December 31, 2000		2,107,790	$16.62
							=========	======
		Exercisable at:
			December 31, 1998		1,445,877	$13.10
							=========	======
			December 31, 1999		1,614,632	$14.84
							=========	======
			December 31, 2000		1,552,506	$16.37
							=========	======

					HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED
FINANCIAL
STATEMENTS
(Continued)
12 - INCENTIVE PLANS (continued)

The  following  table summarizes information  about
fixed  stock options at December 31, 2000:
		RANGE OF EXERCISE
PRICES -----------------------
--------------$9.42-12.50
$13.25-16.69  $17.94-24.50 ---
--------  ------------  ------
------
Options outstanding
 at December 31, 2000:
Number of options        293,164    1,012,480
802,146
					==========	==========
	==========
 Weighted-average
	remaining
	contractual life	 3.8 years	 5.6 years
7.5 years
					==========	==========
	==========
 Weighted-average
	exercise price		 $11.80	    $14.68
$20.83
					==========	==========
	==========
Options exercisable at
 December 31, 2000:
Number of options        293,164      621,608
637,734
					==========	==========
	==========
 Weighted-average
	exercise price		 $11.80	    $13.65
$21.12
					==========	==========
	==========
Other Stock Purchase and Incentive Plans ------------
----------------------------
Harleysville  Group Inc. is authorized to issue up
to  1,000,000 shares of common stock under the terms
of the 1995 Employee Stock Purchase	Plan.   Virtually
all  employees  are   eligible   to
participate in the plan, under which a participant
may  elect  to have  up  to  15% of base pay withheld
to purchase  shares.   The purchase price of the
stock is 85% of the lower of the beginningof-the-subscription-period or end-of-the-subscription-period fair
market  value.   Each subscription period runs  from
January  15 through July 14, or July 15 through
January 14.  Under the  plan, Harleysville Group Inc.
issued 156,958, 114,948 and 93,991 shares to
employees in 2000, 1999 and 1998, respectively.
38
HARLEYSVILLE GROUP
		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
12 - INCENTIVE PLANS (continued)
Under  Harleysville Group Inc.'s 1995 Agency Stock
Purchase Plan, eligible independent insurance
agencies may invest up to  $12,500 in  shares of
common stock at 90% of the fair market value at the
end  of  each six-month subscription period.  There
are 1,000,000 shares  of  common  stock available
under the plan.   There  were 60,844, 57,186 and
53,706 shares issued under the plan for  which
$66,000,  $88,000 and $84,000 of expense was
recognized in  2000, 1999 and 1998, respectively.
The 1996 Directors' Stock Purchase Plan provides for
the issuance of  up  to 200,000 shares of
Harleysville Group Inc. common stock to  outside
directors of Harleysville Group Inc. and Mutual.  The
purchase price of the stock is 85% of the lower of
the beginningof-the-subscription-period or end-of-the-subscription-period fair market value. In 2000,
1999 and 1998 respectively,  there  were 4,965,
7,940 and 17,880 shares issued under the plan  for
which $20,000, $23,000 and $67,000 of expense was
recognized.
The  Harleysville  Group Inc. Directors'  Equity
Award  Program, which  was  adopted in 1996, granted
directors a  one-time  award totaling  45,168 shares
of restricted common stock  with  a  fair value  of
$13.25 per share.  Under the terms of the program,
the shares  may  not be transferred until the
director retires  after attaining  age 72, dies or
becomes disabled.   The  director  has the  right to
receive dividends and the right to vote the  shares
during  the restriction period.  Compensation expense
of $16,000, $23,000  and  $41,000  associated with
this  award  program  was recognized in 2000, 1999
and 1998, respectively.
Harleysville  Group has incentive bonus plans.  Cash
and  common stock  bonuses are earned on a formula
basis depending  upon  the performance  of
Harleysville Group and  Mutual  in  relation  to
certain  targets.   There  are 600,000  shares  of
common  stock available  under the Long Term
Incentive Plan and none  of  these shares  has been
issued.  Harleysville Group's expense  for  such
plans  was  $2,963,000, $1,419,000 and $1,230,000 for
2000,  1999 and 1998, respectively.
13 - PENSION AND OTHER BENEFIT PLANS
Harleysville   Group  Inc.  has  a  pension  plan
that   covers substantially all full-time employees.
Retirement benefits are a function  of both the years
of service and level of compensation. Harleysville
Group  Inc.'s  funding  policy  is  to   contribute
annually
39

						HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED
FINANCIAL
STATEMENTS
(Continued)
13 - PENSION AND OTHER BENEFIT PLANS
(Continued)

an  amount equal to at least the minimum required
contribution in accordance with minimum funding
standards established  by  ERISA. Contributions  are
intended to provide  not  only  for  benefits
attributed to service to date, but also for those
expected to  be earned in the future.
The  following table sets forth the year-end status
of  the  plan including Mutual:
												2000
1999
											--------	--
------
													(in
thousands)
Change in benefit obligation
	Benefit obligation at January 1	$ 96,113	$
98,204
	Service cost							 4,434
5,213
	Interest cost							 7,482
6,860
	Amendments								295
	Net actuarial (gain) loss					 7,459
(10,965)
	Benefits paid							(3,518)
(2,927)
	Curtailment							(2,199)
(272)
											--------	--
------
			Benefit obligation at
				December 31						$110,066	$
96,113
											========
	========
Change in plan assets
	Fair value of plan assets at
		January 1						$123,564
	$113,257
	Actual return on plan assets			(1,471)
13,108
	Benefits paid							(3,366)
(2,801)
											--------	--
------
			Fair value of plan assets
				at December 31						$118,727
	$123,564
											========
	========
Funded status						$  8,661	$
27,451
Unrecognized net actuarial gain	 (31,285)
(49,273)
Unrecognized prior service cost		 2,196
2,748
Unrecognized transition obligation			285
168
											--------	--
------
Accrued pension cost:
	Entire plan						$(20,143)
	$(18,906)
											========
	========
	Harleysville Group portion			$(13,701)
	$(12,913)
											========
	========
40

HARLEYSVILLE GROUP
					NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
13 - PENSION AND OTHER BENEFIT PLANS (Continued)
The  net  periodic  pension cost for the  plan
including  Mutual includes the following components:
									2000			1999
1998
								--------    --------	--
------

											(in
thousands)
Components of net
	periodic pension cost:
			Service cost			$ 4,434		$ 5,213	$ 4,325
			Interest cost				7,482		  6,860	  6,277
			Expected return on
				plan assets			 (8,580)
(6,873)	 (5,683)
			Recognized net
				actuarial (gain)
				loss						(478)			    257
			Amortization of
				prior service cost				 610		    637	    637
			Net transition
				amortization					(117)
(117)	   (117)
			Curtailment			 (1,962)
(218)
								-------		-------	-------
Net periodic pension
	cost:
		Entire plan			$ 1,389		$ 5,502	$ 5,696
								=======		=======	=======
		Harleysville Group
			portion			$   788		$ 3,647	$ 3,754
								=======		=======	=======
									2000		  1999	  1998
								--------		-------
-	--------
Weighted-average
	assumptions as of

	December 31
			Discount rate				7.50%		 7.75%
7.00%
			Expected long-term
				rate of return on
				plan assets				9.50%		 9.00%
9.00%
			Rate of compensation
				increase				4.50%		 4.50%
4.50%
Harleysville  Group  has profit-sharing plans
covering  qualified employees.   Harleysville Group's
expense  under  the  plans  was $2,821,000,
$3,220,000 and $2,869,000 for 2000, 1999  and  1998,
respectively.
14 - SEGMENT INFORMATION
As			an   underwriter   of  property  and   casualty
insurance,
Harleysville  Group has three reportable segments,
which  consist of		the investment function,
the personal lines of insurance  and
the		commercial  lines  of insurance. Using
independent  agents,
Harleysville  Group  markets  personal  lines  of
insurance   to individuals,  and  commercial lines of
insurance  to  small  and medium-sized businesses.
41

HARLEYSVILLE GROUP
					NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
14 - SEGMENT INFORMATION (Continued)
Harleysville  Group  evaluates the performance  of
the  personal lines  and  commercial  lines primarily
based  upon  underwriting results as determined under
statutory accounting practices (SAP).
Assets  are  not allocated to the personal and
commercial  lines, and  are reviewed in total by
management for purposes of decision making.
Harleysville Group operates only in the United
States, and  no  single customer or agent provides 10
percent or more  of revenues.
Financial data by segment is as follows:
												2000			1999		1998
										---------  ---------  -
--------

													(in
thousands) Revenues:
	Premiums earned:
		Commercial lines				$ 437,873  $
438,111  $ 401,949
		Personal lines						 250,457
269,089    262,655
							---------  --------
-  --------Total premiums earned
688,330    707,200    664,604
		Net investment income					86,791
	85,894		86,025
		Realized investment
			gains								 9,780
	16,222		16,085
		Other								17,670
	15,440		12,597
										---------  --------
-  --------Total revenues					$ 802,571  $
824,756  $ 779,311
										=========
=========  =========
Income before income taxes

	and cumulative effect of
	accounting change:
	Underwriting income (loss):
		Commercial lines				$ (22,925) $
(44,052) $ (31,165)
		Personal lines						 (23,281)
(17,098)		 2,618
							---------  ---------
--------SAP underwriting loss
(46,206)   (61,150)   (28,547)
			GAAP adjustments						 3,602		 2,785		 4,950
							---------  ---------
--------GAAP underwriting
				loss							 (42,604)
(58,365)   (23,597)
		Net investment income					86,791		85,894		86,025
		Realized investment gains			 9,780		16,222		16,085
		Other								 3,738		 4,001		 1,928
										---------  ---------
--------Income before income taxes and

	cumulative effect of
	accounting change				$  57,705  $
47,752  $  80,441
										=========
=========  =========

							HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS (Continued)
15 - EARNINGS PER SHARE

The  computation of basic and diluted earnings per
share  is  as follows:
										2000		  1999		1998
									--------		---------
--------
						(dollars in thousands, except per
share data)
Numerator for basic
	and diluted earnings
	per share:

		Net income						$48,692	$39,913		$63,413
										=======	=======		=======
Denominator for basic

	earnings per share --
	weighted-average
	shares outstanding		28,838,824   29,238,372
29,029,410
Effect of stock
	incentive plans					297,582	327,006		490,545
									--------     --------
-------Denominator for
	diluted earnings
	per share					29,136,406   29,565,378
29,519,955
								==========   ==========
==========
Basic earnings
	per share							$  1.69	$  1.37		$  2.18
										=======	=======		=======
Diluted earnings
	per share							$  1.67	$  1.35		$  2.15
										=======	=======		=======
The following options to purchase shares of common
stock were not included in the computation of diluted
earnings per share because the  exercise price of the
options was greater than  the  average market price:
											2000      1999
	1998

											----      ----	----
													(in thousands)
Number of options						566       521	193
											===       ===	===
43

HARLEYSVILLE GROUP
NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS (Continued)
16 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)
								2000 ----------
-------------------------------------
-
(in thousands, except per share
data)
					FIRST	 SECOND    THIRD	  FOURTH		 TOTAL
				--------  --------  --------  -------
-  -------Revenues		$197,419  $198,934
$200,152  $206,066  $802,571
Losses and
 expenses		 190,644   186,812   184,416
182,994	744,866
Net income			 7,241    10,705	13,040
17,706	 48,692
Earnings
 per common
 share:
	Basic		$		.25  $		.37  $    .45  $    .61
$   1.69
	Diluted		$		.25  $		.37  $    .45  $    .60
$   1.67
44

HARLEYSVILLE GROUP

NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS (Continued)
16 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(continued)
							1999 ------------
-------------------------------------
(in thousands, except per share
data)
					FIRST		SECOND    THIRD
FOURTH	 TOTAL
				---------	--------  --------  ------
--  --------
Revenues		$199,676	$201,310  $207,453
$216,317  $824,756
Losses and
expenses     181,465     181,928   212,393
201,218   777,004
Income (loss)
 before
 cumulative
 effect of
 accounting
change        14,765      15,511      (307)
12,848    42,817
Net income
(loss)        11,861      15,511      (307)
12,848    39,913
Per common
 share:
 Basic:
	Income (loss)
		before
		cumulative
		effect of
		accounting
		change		$			.51	$    .53  $   (.01) $
 .44  $   1.47
	Net income
		(loss)		$			.41	$    .53  $   (.01) $
 .44  $   1.37
 Diluted:
	Income (loss)
		before
		cumulative
		effect of
		accounting
		change		$			.50	$    .52  $   (.01) $
 .44  $   1.45
	Net income
		(loss)		$			.40	$    .52  $   (.01) $
 .44  $   1.35
45

Independent Auditors' Report
The Board of Directors
 and Shareholders
Harleysville Group Inc.:

We  have audited the accompanying consolidated
balance sheets  of Harleysville  Group as of December
31, 2000  and  1999,  and  the related  consolidated
statements of income, shareholders' equity, and  cash
flows  for each of the years in the three-year
period ended December 31, 2000.  These consolidated
financial statements are   the  responsibility  of
the  Company's  management.    Our responsibility  is
to  express an  opinion  on  these  financial
statements based on our audits.
We  conducted  our  audits in accordance with
auditing  standards generally  accepted  in  the
United  States  of  America.   Those standards
require that we plan and perform the audit  to
obtain reasonable  assurance about whether the
financial statements  are
free of material misstatement.  An audit includes
examining, on a test  basis,  evidence supporting the
amounts and disclosures  in the  financial
statements.  An audit also includes assessing  the
accounting  principles  used and significant
estimates  made  by management, as well as evaluating
the overall financial statement presentation.	We
believe that our audits provide  a  reasonable
basis for our opinion.
In our opinion, the consolidated financial statements
referred to above  present  fairly, in all material
respects,  the  financial position of Harleysville
Group as of December 31, 2000 and  1999, and the
results of their operations and their cash flows for
each of the years in the three-year period ended
December 31, 2000, in conformity with accounting
principles generally accepted  in  the United States
of America.
As   discussed  in  Note  10,  Harleysville  Group
adopted   the provisions  of  Statement of Position
No.  97-3,  "Accounting  by Insurance    and    Other
Enterprises   for   Insurance-Related Assessments,"
effective January 1, 1999.
			/s/KPMG LLP
Philadelphia, Pennsylvania
February 14, 2001
46