Form 10-K405, Exhibit 13
period 2000-12-31
HARLEYSVILLE GROUP INC
filed 2001-03-27
CIK 792013

EXHIBIT 13(E)
MARKET FOR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS
The  stock  of  Harleysville Group Inc. is quoted on  the
NASDAQ National  Market System, and assigned the symbol
HGIC.   At  the close  of  business on March 1, 2001, the
approximate  number  of holders  of record of Harleysville
Group Inc.'s common stock  was 2,157 (counting all shares
held in single nominee registration as one shareholder).
The  payment  of  dividends  is  subject  to  the
discretion  of Harleysville  Group Inc.'s Board of
Directors which each  quarter considers,  among  other
factors, Harleysville Group's  operating results,  overall
financial condition, capital requirements  and general
business conditions.  The present quarterly dividend  of
$0.14 per share paid in each of the third and fourth
quarters  of 2000  is expected to continue during 2001.  As
a holding company, one  of  Harleysville Group Inc.'s
sources of cash with which  to pay  dividends is dividends
from its subsidiaries.   Harleysville Group  Inc.'s
insurance company subsidiaries are subject to state laws
that restrict their ability to pay dividends.  See Note  10
of the Notes to Consolidated Financial Statements.
The  following  table  sets forth the amount  of  cash
dividends declared  per  share,  and the high and  low  bid
quotations  as reported by NASDAQ for Harleysville Group
Inc.'s common stock for each quarter during the past two
years.
					CASH
					DIVIDENDS
	1999              HIGH      LOW	DECLARED
------------------------------------------------
	First Quarter     $16.63    $11.63	$.135

	Second Quarter	17.31	13.19		.135
	Third Quarter	19.50	16.31		.14
	Fourth Quarter	30.50	19.00		.14
	------------------------------------
------------
C
A
S
H

D
I
V
I
D
E
N
D
S
	1999              HIGH      LOW	DECLARED
------------------------------------
-----------First Quarter     $25.75
$18.75	$.125
	Second Quarter	20.69	17.00		.125
	Third Quarter	20.63	13.81		.135
	Fourth Quarter	17.38	12.75		.135
	------------------------------------
------------