Form 10-K405, Exhibit 13
period 2001-12-31
HARLEYSVILLE GROUP INC
filed 2002-03-22
CIK 792013

EXHIBIT  13(A)


SELECTED  CONSOLIDATED  FINANCIAL  DATA

     Harleysville Group Inc. (Company) is 56% owned by Harleysville Mutual Insurance Company (Mutual). Harleysville Group Inc. and its wholly owned subsidiaries (Harleysville Group) are engaged in property and casualty insurance. These subsidiaries are: Harleysville-Atlantic Insurance Company (Atlantic), Harleysville Insurance Company (HIC, formerly Minnesota Fire and Casualty Company), Harleysville Insurance Company of New Jersey (HNJ), Harleysville Insurance Company of New York (HIC New York, formerly New York Casualty Insurance Company), Harleysville Insurance Company of Ohio (HIC Ohio, formerly Great Oaks Insurance Company), Harleysville Lake States Insurance Company (Lake States, formerly Lake States Insurance Company), Harleysville Preferred Insurance Company (Preferred, formerly Huron Insurance Company), Harleysville Worcester Insurance Company (Worcester, formerly Worcester Insurance Company), Mid-America Insurance Company (Mid-America), and Harleysville Ltd., a real estate partnership that owns the home office.


                                                    YEAR  ENDED  DECEMBER  31,
                                          -----------------------------------------
                                 2001         2000        1999          1998        1997
                              ----------    ---------   ---------    ----------   --------
                                        (in  thousands,  except  per  share  data)

INCOME  STATEMENT  DATA(1):
---------------------------
Premiums  earned               $  729,889   $  688,330   $  707,200   $  664,604   $  624,905
Investment  income,  net           85,518       86,791       85,894       86,025       81,783
Realized  investment  gains
  (losses)                         (3,071)       9,780       16,222       16,085        6,541
Total  revenues                   827,751      802,571      824,756      779,311      724,179
Income  before  income  taxes      51,800       57,705       47,752       80,441       67,281
Income  taxes                       8,307        9,013        4,935       17,028       13,209
Net  income                        43,493       48,692       39,913       63,413       54,072
Basic  earnings  per  share    $     1.49   $     1.69   $     1.37   $     2.18   $     1.89
Diluted  earnings  per  share  $     1.46   $     1.67   $     1.35   $     2.15   $     1.86
Cash  dividends  per  share    $      .58   $      .55   $      .52   $      .48   $      .44

BALANCE  SHEET  DATA  AT  YEAR  END:
-----------------------------------
Total  investments             $1,611,144   $1,599,125   $1,604,022   $1,579,566   $1,451,590
Total  assets                   2,045,290    2,021,862    2,020,056    1,934,497    1,801,195
Debt                               96,055       96,450       96,810       97,140       97,440
Shareholders' equity              590,298      566,581      526,894      529,658      446,515
Shareholders'  equity
  per  share                   $    20.05   $    19.54   $    18.29   $    18.17   $    15.49


-----------------------

(1) The Company's insurance subsidiaries participate in an underwriting pooling arrangement with Mutual. Harleysville Group's participation was 70% for 1997. HIC was acquired as of October 1, 1997, and became a participant in the pool as of January 1, 1998, at which time Harleysville Group's participation increased to 72%. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 2(a) of the Notes to Consolidated Financial Statements.