Form 10-K405, Exhibit 13
period 2001-12-31
HARLEYSVILLE GROUP INC
filed 2002-03-22
CIK 792013

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

     Harleysville Group's premium growth and underwriting results have been, and continue to be, influenced by market conditions. Insurance industry price competition has often made it difficult to attract and retain properly priced personal and commercial lines business. It is management's policy to maintain its underwriting standards, even at the expense of premium growth.

     TRANSACTIONS  WITH  AFFILIATES

     The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Harleysville Group's participation was 72% for 2001, 2000 and 1999.

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

based on acquisition costs related to unearned premiums. An increase in pool participation also increases Harleysville Group's leverage and exposure to adverse development. Only balance sheet entries have been made as of the date of changes in pool participation, and no gain or loss has been recognized on the transactions. There have been no changes in pool participation since 1998.

     Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net balance with Mutual is a liability at December 31, 2001 and 2000. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $375.5 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 2001.

     Harleysville Group has off-balance-sheet credit risk related to approximately $64 million and $65 million of premium balances due to Mutual from agents and insureds at December 31, 2001 and 2000, respectively. Mutual bills and collects such receivables on behalf of Harleysville Group for efficiency reasons. Harleysville Group recognizes any associated bad debts and such bad debts have not been material.

     Harleysville Group has attempted to reduce the potential impact of future catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $14.4 million for 2001, 2000 and 1999. This reinsurance coverage was in excess of a retention of $3.6 million for 2001, 2000 and 1999. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes, and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $7.0 million, $6.8 million and $6.9 million, and losses incurred of $8.0 million, $4.4 million and $5.0 million for 2001, 2000 and 1999, respectively. The pricing was established in consultation with an independent actuarial firm.

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RESULTS  OF  OPERATIONS  (CONTINUED)

     Harleysville Ltd. leases the home office to Mutual, which shares most of the facility with Harleysville Group. Rental income under the lease was $3.5 million, $3.4 million and $2.8 million for 2001, 2000 and 1999, respectively, and is included in other income after elimination of intercompany amounts of $2.1 million in 2001 and 2000 and $1.7 million in 1999. The lease has a five-year term expiring December 31, 2004 and includes a formula for additional rent for any additions, improvements or renovations. Mutual is responsible for the building operating expenses including maintenance and repairs. The pricing of the lease was based upon an appraisal obtained from an independent real estate appraiser.

     Harleysville Group provides certain management services to Mutual and other affiliates. Harleysville Group received a fee of $7.3 million in 2001 and 1999 and $7.4 million in 2000 for its services under these management agreements. Under related agreements, Harleysville Group serves as the paymaster for Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. The level of fees has been approved by each state insurance department having jurisdiction.

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items.

     Harleysville Group borrowed $18.5 million from Mutual in connection with the acquisition of Mid-America and HIC New York in 1991. It was a demand loan with a stated maturity in March 1998. In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus 0.65%, which was a commercially reasonable market rate in 1998. Interest expense on this loan was $0.9 million, $1.3 million and $1.1 million in 2001, 2000 and 1999, respectively.

     Harleysville Group has no material relationships with current or former members of management other than compensatory plans and arrangements disclosed or described in the Company's public filings.

     HARLEYSVILLE GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

     The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require Harleysville Group to make estimates and assumptions (see Note 1 of the Notes to Consolidated Financial Statements). Harleysville Group believes that of its significant accounting policies, the following may involve a higher degree of judgement and estimation.

     Liabilities for Losses and Loss Settlement Expenses. The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims which have not yet been reported to Harleysville Group. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amounts of loss reserves for unreported claims and loss settlement expense reserves are determined utilizing historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Reserves are closely monitored and are recomputed periodically using the most recent information on reported claims and a variety of statistical techniques. It is expected that such estimates will be more or less than the amounts ultimately paid when the claims are settled. Changes in these estimates are reflected in current operations.

     Investments. Unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in shareholders' equity as a component of comprehensive income and, accordingly, have no effect on net income. A decline in fair value of an investment below its cost that is deemed other than temporary is charged to earnings.
Harleysville Group monitors its investment portfolio and quarterly reviews investments that have experienced a decline in fair value below cost to evaluate whether the decline is other than temporary. Such evaluations involve judgement and consider the magnitude and reasons for a decline and the prospects for the fair value to recover in the near term. Future adverse investment market conditions, or poor operating results of underlying investments, could result in an impairment charge in the future.

     Policy Acquisition Costs. Policy acquisition costs, such as commissions, premium taxes and certain other underwriting and agency expenses that vary with and are directly related to the

     HARLEYSVILLE GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss settlement expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected losses and loss settlement expenses, may require adjustments to deferred policy acquisition costs.

     Contingencies. Besides claims related to its insurance products, Harleysville Group is subject to proceedings, lawsuits and claims in the normal course of business. Harleysville Group assesses the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. There can be no assurance that actual outcomes will not differ from those assessments.

     2001  COMPARED  TO  2000

     Premiums earned increased $41.6 million for the year ended December 31, 2001. The increase is due to an increase in premiums earned for commercial lines of $55.5 million partially offset by a decrease of $13.9 million in personal lines premiums earned. The increase in premiums earned for commercial lines primarily is due to higher rates partially offset by fewer policy counts. The decrease in premiums earned for personal lines primarily is due to fewer policy counts partially offset by higher rates. The decline in personal lines premiums earned is expected to continue in 2002 as Harleysville Group is planning to reduce its personal lines volume in certain less profitable states. Massachusetts personal automobile net written premium totaling $13.3 million (with a combined ratio of 106.5%) was assumed in 2001 from Berkshire Mutual Insurance Company (Berkshire), which is managed by Harleysville Group. This business will not be written in 2002 as Berkshire entered into an agreement to transfer all new and renewal business to another carrier as of January 1, 2002. Harleysville Group received $0.7 million in management fees from Berkshire in 2001 which are expected to be nil in 2002.

     Investment income decreased $1.3 million for the year ended December 31, 2001 due to a lower yield on the investment portfolio.

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2001  COMPARED  TO  2000  (CONTINUED)

     Realized investment gains (losses) decreased $12.9 million for the year ended December 31, 2001 primarily resulting from greater losses on the sale of equity securites and an increase of $5.5 million in losses recognized on investments that were trading below cost on an other-than-temporary basis. Such increased losses were partially offset by greater gains on the sale of fixed maturities.

     Income  before  income  taxes  decreased  $5.9  million  for the year ended
December 31, 2001 due to the lower investment income and lower realized investment gains (losses) partially offset by a lower underwriting loss. Harleysville Group's statutory combined ratio improved to 104.2% for the year ended December 31, 2001 from 106.1% for the year ended December 31, 2000. Such decrease is primarily due to better results in commercial lines partially offset by worse results in personal lines. The commercial lines combined ratio improved to 100.0% for the year ended December 31, 2001 from 104.5% for the year ended December 31, 2000. The personal lines combined ratio worsened to 113.1% for the year ended December 31, 2001 from 108.7% for the year ended December 31, 2000. The improvement in commercial lines primarily is due to benefits from higher pricing, re-underwriting and agency management efforts partially offset by $3.6 million of net estimated losses ($.08 per basic share after taxes) resulting from the September 11, 2001 terrorist acts. Commercial lines results improved in both 2001 and 2000, but the rate of improvement has slowed and future improvement in commercial lines results may not be as rapid as in 2001 and 2000. The trend of improving commercial lines results has slowed as workers compensation losses have been trending higher than those reported in past years. The decline in personal lines profitability primarily is due to higher loss trends in the personal automobile lines. Personal lines profitability declined in 2001 and 2000, but this trend is expected to improve in 2002 as a result of higher prices, re-underwriting and agency management efforts.

     The year ended December 31, 2001 includes a $2.6 million charge ($.06 per basic share after taxes) for guaranty fund and other assessments resulting from the liquidation of Reliance Insurance Company. This charge adversely affected the statutory combined ratio by 0.4 points and the September 11 terrorist losses adversely affected it by 0.5 points. The year ended December 31, 2000 includes a pre-tax charge of $1.1 million ($.03 per basic share after taxes) related to the consolidation of selected non-claims support services and office functions throughout the field operations. This restructuring charge adversely affected the

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2001  COMPARED  TO  2000  (CONTINUED)

statutory combined ratio by 0.2 points for the year ended December 31, 2000. Income before income taxes for the year ended December 31, 2000 also was reduced by $1.9 million ($.04 per basic share after taxes) to reflect the effect of a settlement of litigation between the North Carolina Rate Bureau and the Commissioner of Insurance over personal automobile insurance rate levels dating back to 1994. The settlement, which mandated a refund of premium be made to policyholders, adversely affected the combined ratio by 0.3 points.

     Losses ceded under the aggregate catastrophe reinsurance agreement with Mutual increased by $3.6 million for the year ended December 31, 2001, as there were more severe storms, particularly in the Midwest, than in the prior year.

     Harleysville Group recognized favorable development in the provision for insured events of prior years of $17.4 million and $48.9 million in 2001 and 2000, respectively. The decreased favorable development primarily related to a lesser variance from expected claim severity in the workers compensation and automobile lines of business and a lesser variance from expected levels of loss adjustment expenses.

     The terrorist acts of September 11, 2001 have given rise to concerns about the availability and pricing of reinsurance for the property and casualty industry. Harleysville Group's catastrophe reinsurance treaty provides coverage through June 30, 2002 and the other property and casualty treaties were renewed in early 2002. As Harleysville Group does not market insurance coverage for large landmark properties or large employer groups and does not have substantial concentrations in major metropolitan areas, it was able to obtain reinsurance coverage for terrorist events. Harleysville Group raised its reinsurance retentions modestly in order to moderate the impact of increased reinsurance rates and has added 2% of additional pricing to its 2002 pricing plans in order to offset the increased costs and retained exposures.

     Effective for one year from July 1, 2001, the Company's subsidiaries, and Mutual and its wholly owned subsidiaries, are reinsured under a catastrophe reinsurance treaty that provides coverage ranging from 85.5% to 95% of up to $137 million in excess of a retention of $30 million for any given catastrophe. Harleysville Group's 2001 pooling share of this coverage would range from 85.5% to 95% of up to $99 million in excess of a retention of $22 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2001  COMPARED  TO  2000  (CONTINUED)

$124 million for any catastrophe involving an insured loss of $167 million or greater. Harleysville Group's 2001 pooling share of this maximum recovery would be $89 million for any catastrophe involving an insured loss of $120 million or greater. The treaty includes reinstatement provisions for coverage for a second catastrophe and payment of an additional premium in the event of a first catastrophe occurring.

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

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     NEW  ACCOUNTING  STANDARDS

     Harleysville Group has no derivative instruments or hedging activities as defined in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," which became effective on January 1, 2001. Harleysville Group transferred investments with an amortized cost of $81.0 million and unrealized gains of $1.5 million from the held to maturity classification to the available for sale classification on January 1 2001, under the provisions of SFAS No. 133 and 138.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting to be used for all future business combinations and contains provisions for the accounting for goodwill and intangible assets. SFAS No. 142 became effective January 1, 2002 and requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be evaluated for impairment.

     At December 31, 2001, Harleysville Group has unamortized goodwill in the amount of $23.4 million which will be subject to transition provisions of SFAS No. 142. Amortization expense related to goodwill was $0.8 million for 2001, 2000 and 1999. Harleysville Group has not yet determined an estimate of the impact of adopting SFAS No. 142 on its financial statements at the date of this report.

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

     Net cash provided (used) by operating activities was $45.8 million and $(3.2) million for 2001 and 2000, respectively. The increase in net cash provided by operating activities primarily reflects an increase in cash provided by underwriting activities.

     Net cash used by investing activities was $62.8 million for 2001, and net cash of $25.8 million was provided by investing activities for 2000. The change is primarily due to a decrease in collateral held for security lending transactions, increased net purchases of investments due to the increase in cash provided by operating activities and by the decrease in cash used by financing activities.

     Financing activities used net cash of $9.6 million in 2001 compared to $14.5 million in 2000. The change was primarily due to a decrease in the purchase of treasury stock.

     The Company had $6.4 million of cash and marketable securities and $12.0 million of dividends receivable from its subsidiaries at December 31, 2001, which is available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries, acquisitions and the repurchase of stock. In 1999, the Company adopted a stock repurchase plan under which the Company and Mutual may each purchase up to 1.0 million shares of Harleysville Group Inc. common stock, up to a total of 2.0 million shares. The Company has repurchased all of the shares authorized to be repurchased. Harleysville Group has no material commitments for capital expenditures as of December 31, 2001.

     As a holding company, the Company's principal source of cash for the payment of dividends is dividends from its subsidiaries. The Company's insurance subsidiaries are subject to state laws that restrict their ability to pay dividends.

     Applying the current regulatory restrictions as of December 31, 2001, $54.0 million would be available for distribution to the Company by its subsidiaries without prior regulatory approval during 2002. See the Business-Regulation section of the Company's 2001 Form 10-K, which includes a reconciliation of net income and

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 11 of the Notes to Consolidated Financial Statements.

     The National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) standards that require insurance companies to calculate and report statutory capital and surplus needs based on a formula measuring underwriting, investment and other business risks inherent in an individual company's operations. These RBC standards have not affected the operations of Harleysville Group since each of the Company's insurance subsidiaries has statutory capital and surplus in excess of RBC requirements.

     The NAIC has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of, conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the January 1, 2001 statutory capital and surplus of the Company's insurance subsidiaries ranged from a decrease of $0.4 million to an increase of $6.4 million and was an increase of $21 million on a consolidated basis.

     Harleysville Group had off-balance-sheet credit risk related to $64 million of premium balances due to Mutual from agents at December 31, 2001.

     The following summarizes Harleysville Group's contractual obligations at December 31, 2001.

                                          LESS  THAN                   AFTER
                                TOTAL      1  YEAR     1-3  YEARS     3  YEARS
                               -------    ---------    ----------     --------
                                              (in  thousands)
   Contractual  obligations:
     Debt                      $96,055     $435        $75,995        $19,625


     On December 31, 2001, Mutual received a written request for arbitration from GE Reinsurance Corporation (GE Re) of a reinsurance agreement between Mutual and GE Re relating to certain automobile insurance policies written in California through a managing general agent beginning in 1999. The notice indicated that GE Re intended to seek rescission of the agreement and reimbursement for its losses. Harleysville Group's share of

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

underwriting losses, assumed under the pooling agreement, that have been ceded to GE Re was $33.2 million from inception through December 31, 2001. Of this amount, Harleysville Group has collected $17.1 million in cash. GE Re's claims are apparently based on alleged non-disclosures by Mutual at the time the agreement was entered into in 1999. GE Re terminated payments under the Agreement in January 2002.

     On January 8, 2002, Mutual gave written notice of its election pursuant to the agreement to have GE Re's claims heard in the U.S. District Court in Philadelphia and on January 11, 2002, Mutual filed an action for breach of contract against GE Re in the U.S. District Court in Philadelphia. GE Re filed motions to compel arbitration and to dismiss Mutual's complaint and such motions were denied by the court.

     Since 2000, only renewal business as required by law has been written by Mutual through the managing general agent. Harleysville Group's pooling share of the written premium ceded by Mutual under the agreement was $13.9 million, $22.4 million and $24.5 million in 2001, 2000 and 1999, respectively, and is likely to decline further in 2002.

     Both Mutual and the Company believe GE Re's claims to be wholly without merit and are litigating the matter vigorously. While the Company does not expect this matter to materially affect its financial condition or results of operations, there can be no assurance of any particular outcome.

     Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the

     HARLEYSVILLE  GROUP

     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

outcome of certain factors, which may include changes in property and casualty loss trends and reserves; natural catastrophe losses;
competition in insurance product pricing; government regulation and changes therein which may impede the ability to charge adequate rates; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of labor markets in which the Company operates.

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