Form 10-K405, Exhibit 13
period 2001-12-31
HARLEYSVILLE GROUP INC
filed 2002-03-22
CIK 792013

EXHIBIT  13(C)

     HARLEYSVILLE  GROUP
     QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST  RATE  RISK

     Harleysville Group's exposure to market risk for changes in interest rates is concentrated in its' investment portfolio and, to a lesser extent, its' debt obligations. Harleysville Group monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are modeled regularly.

     Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:


                                     DECEMBER  31,  2001
                             -----------------------------------
                                PRINCIPAL       WEIGHTED-AVERAGE
                               CASH FLOWS       INTEREST RATE
                             --------------     ----------------
                          (dollars in thousands)

Fixed maturities and short-
   term investments:
     2002                    $  145,974             5.36%
     2003                       189,772             6.01%
     2004                       106,301             6.32%
     2005                       141,196             6.46%
     2006                       181,670             5.65%
     Thereafter                 670,721             5.95%
                             ----------

   Total                     $1,435,634
                             ==========

   Fair value                $1,480,547
                             ==========

Debt
     2002                    $      435             2.20%
     2003                        75,475             6.72%
     2004                           520             2.20%
     2005                        19,065             2.62%
     2006                           560             2.20%
                             ----------
   Total                     $   96,055
                             ==========

   Fair value                $   97,443
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

     The combined total of realized and unrealized equity investment gains and (losses) was $(35.9) million, $(12.2) million and $27.8 million in 2001, 2000 and 1999, respectively. During these three years, the largest total equity investment gain and (loss) in a quarter was $22.9 million and $(27.6) million, respectively.