Form 10-K405, Exhibit 13
period 2001-12-31
HARLEYSVILLE GROUP INC
filed 2002-03-22
CIK 792013

EXHIBIT  13(D)
     HARLEYSVILLE  GROUP
     CONSOLIDATED  BALANCE  SHEETS
     (in  thousands,  except  share  data)


                                                     DECEMBER 31,
                                               --------------------------
                                                  2001            2000
                                               ----------      ----------
          ASSETS
 --------------------------
Investments:
  Fixed maturities:
    Held to maturity, at amortized
     cost (fair value $459,588
     and $578,662)                             $  439,499     $  562,603
    Available for sale, at fair value
     (cost $956,047 and $800,954)                 984,264        818,891
    Equity securities, at fair value
     (cost $110,803 and $125,517)                 150,686        193,750
    Short-term investments, at cost,
     which approximates fair value                 36,695         23,881
                                               ----------     ----------
       Total investments                        1,611,144      1,599,125
Cash                                                1,839         28,395
  Receivables:
  Premiums                                        122,508        101,511
  Reinsurance                                      81,640         76,841
  Accrued investment income                        21,862         23,316
                                               ----------     ----------
       Total receivables                          226,010        201,668
Deferred policy acquisition costs                  86,076         84,759
Prepaid reinsurance premiums                       20,096         18,154
Property and equipment, net                        28,873         27,621
Deferred income taxes                              29,435         19,545
Other assets                                       41,817         42,595
                                               ----------     ----------
       Total assets                            $2,045,290     $2,021,862
                                               ==========     ==========

      LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------------
Liabilities:
  Unpaid losses and loss
    settlement expenses                        $  879,056     $  864,843
  Unearned premiums                               373,737        354,098
  Accounts payable and
    accrued expenses                               96,440        120,210
  Debt                                             96,055         96,450
  Due to affiliate                                  9,704         19,680
                                               ----------     ----------
       Total liabilities                        1,454,992      1,455,281
                                               ----------     ----------
Shareholders' equity:
  Preferred stock, $1 par value,
    authorized 1,000,000 shares;
    none issued
  Common stock, $1 par value,
    authorized 80,000,000 shares;
    issued 2001, 30,444,678
    and 2000, 30,001,852 shares;
    outstanding 2001, 29,444,678
    and 2000, 29,001,852 shares                    30,445         30,002
  Additional paid-in capital                      140,065        131,537
  Accumulated other comprehensive
    income                                         44,265         56,010
  Retained earnings                               391,088        364,597
  Treasury stock, at cost, 1,000,000 shares       (15,565)       (15,565)
                                               ----------     ----------
       Total shareholders' equity                 590,298        566,581
                                               ----------     ----------
       Total liabilities and
         shareholders' equity                  $2,045,290     $2,021,862
                                               ==========     ==========


See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     CONSOLIDATED  STATEMENTS  OF  INCOME
     (in  thousands,  except  per  share  data)



                                        YEAR  ENDED  DECEMBER  31,
                                      -----------------------------
                                        2001       2000      1999
                                      ---------  --------  --------
Revenues:
  Premiums earned                     $729,889   $688,330   $707,200
  Investment income, net
    of investment expense               85,518     86,791     85,894
  Realized investment gains (losses)    (3,071)     9,780     16,222
  Other income                          15,415     17,670     15,440
                                      --------   --------   --------

       Total revenues                  827,751    802,571    824,756
                                      --------   --------   --------

Losses and expenses:
  Losses and loss settlement
    expenses                           519,822    492,801    523,002
  Amortization of deferred
    policy acquisition costs           180,283    177,217    182,337
  Other underwriting expenses           64,267     60,916     60,226
  Interest expense                       6,207      6,612      6,390
  Other expenses                         5,372      7,320      5,049
                                      --------   --------   --------

       Total expenses                  775,951    744,866    777,004
                                      --------   --------   --------

       Income before income taxes
        and cumulative effect of
        accounting change               51,800     57,705     47,752

Income taxes                             8,307      9,013      4,935
                                      --------   --------   --------

       Income before cumulative
        effect of accounting change     43,493     48,692     42,817

Cumulative effect of accounting
  change, net of income tax                                   (2,904)
                                      --------   --------   --------

        Net income                    $ 43,493   $ 48,692   $ 39,913
                                      ========   ========   ========

Per common share:

  Basic:
    Income before cumulative effect
     of accounting change             $   1.49   $   1.69   $   1.47
    Cumulative effect of accounting
     change, net of income tax        --------   --------      (.10)
                                                            --------

    Net income                        $   1.49   $   1.69   $   1.37
                                      ========   ========   ========

  Diluted:
    Income before cumulative effect
     of accounting change             $   1.46   $   1.67   $   1.45
    Cumulative effect of accounting
     change, net of income tax                                  (.10)
                                      --------   --------   --------

    Net income                        $   1.46   $   1.67   $   1.35
                                      ========   ========   ========


  Cash dividends                      $    .58   $    .55   $    .52
                                      ========   ========   ========


See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     CONSOLIDATED  STATEMENTS  OF  SHAREHOLDERS'  EQUITY

     FOR  THE  YEARS  ENDED  DECEMBER  31,  2001,  2000  AND  1999
                       (dollars  in  thousands)


                                                ACCUMULATED
                                    ADDITIONAL  OTHER
                  COMMON  STOCK     PAID-IN     COMPREHENSIVE    RETAINED   TREASURY
                SHARES     AMOUNT   CAPITAL     INCOME  (LOSS)   EARNINGS   STOCK       TOTAL
               --------    ------   -------     --------------   --------   -----       -----


Balance at
  December 31,
   1998        29,150,518   $ 29,151  $119,302  $ 74,167         $307,038   $           $529,658
Net income                                                         39,913                 39,913
Other compre-
  hensive
  income,
  net of tax:
   Unrealized
   investment
   losses,
   net of
   reclassifi-
   cation
   adjustment                                    (22,485)                               (22,485)
                                                                                       ---------
Comprehensive
  income                                                                                  17,428
                                                                                       ---------
Issuance of
  common stock:
   Incentive
    plans         309,872        310     4,464                                             4,774
   Dividend
    Reinvestment
    Plan           38,261         38       613                                               651
Tax benefit from
  stock options
  exercised                                419                                               419
Cash
  dividends
  paid                                                            (15,182)               (15,182)
Purchase of
  treasury
  stock,
  686,565 shares                                                             (10,854)    (10,854)
               ----------    -------  --------  --------         --------   --------    --------
Balance at
  December 31,
  1999         29,498,651     29,499   124,798    51,682          331,769    (10,854)    526,894
Net income                                                         48,692                 48,692
Other compre-
  hensive income,
  net of tax:
   Unrealized
   investment
   gains,
   net of
   reclassifi-
   cation
   adjustment                                      4,328                                   4,328
                                                                                        --------
Comprehensive
  income                                                                                  53,020
                                                                                        --------
Issuance of
  common stock:
   Incentive
    plans         466,068        466     5,279                                             5,745
   Dividend
    Reinvestment
    Plan           37,133         37       637                                               674
Tax benefit
  from stock
  options
  exercised                                823                                               823
Cash
  dividends
  paid                                                            (15,864)               (15,864)
Purchase of
  treasury
  stock,
  313,435 shares                                                              (4,711)     (4,711)
              -----------    -------  --------  --------         --------   --------    --------
Balance at
  December 31,
  2000         30,001,852     30,002   131,537    56,010          364,597    (15,565)    566,581


(Continued)

     HARLEYSVILLE  GROUP
     CONSOLIDATED  STATEMENTS  OF  SHAREHOLDERS'  EQUITY
     (CONTINUED)

     FOR  THE  YEARS  ENDED  DECEMBER  31,  2001,  2000  AND  1999
                     (dollars in thousands)


                                                 ACCUMULATED
                                     ADDITIONAL  OTHER
                  COMMON  STOCK      PAID-IN     COMPREHENSIVE    RETAINED   TREASURY
              SHARES       AMOUNT    CAPITAL     INCOME  (LOSS)   EARNINGS   STOCK      TOTAL
             --------      ------    -------     --------------   --------   -----      -----

Net income                   $        $         $                $43,493    $           $ 43,493
Other compre-
  hensive
  income,
  net of tax:
   Unrealized
   investment
   losses,
   net of
   reclassifi-
   cation
   adjustment                                    (11,745)                                (11,745)
                                                                                        --------
Comprehensive
  income                                                                                  31,748
                                                                                        --------
Issuance of
  common stock:
   Incentive
    plans         413,528       414      6,708                                             7,122
   Dividend
    Reinvestment
    Plan           29,298        29        656                                               685
Tax benefit
  from stock
  options
  exercised                              1,164                                              1,164
Cash
  dividends
  paid                                                            (17,002)               (17,002)
               ----------   -------   --------   -------         --------   --------    --------
Balance at
  December 31,
  2001         30,444,678   $30,445   $140,065   $44,265         $391,088   $(15,565)   $590,298
               ==========   =======   ========   =======         ========   =========   ========


See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
     (in  thousands)





                                                 YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                          2001            2000         1999
                                        ---------      ---------     ---------

Cash flows from operating activities:
  Net income                             $  43,493     $  48,692     $  39,913
  Adjustments to reconcile net
   income to net cash provided
   (used) by operating activities:
     Cumulative effect of accounting
      change, net of income tax                                          2,904
     Change in receivables, unearned
       premiums, prepaid reinsurance
       and due to affiliate                (16,621)       (2,475)       35,564
     Increase (decrease) in unpaid
       losses and loss settlement
       expenses                             14,213       (36,509)        7,932
     Deferred income taxes                  (3,425)       (1,397)       (2,583)
     Increase in deferred policy
       acquisition costs                    (1,317)       (1,218)       (4,557)
     Amortization and depreciation           2,854         3,215         3,630
     Realized investment (gains)
       losses                                3,071        (9,780)      (16,222)
     Other, net                              3,520        (3,710)          (50)
                                         ---------     ---------     ---------
       Net cash provided (used)
         by operating activities            45,788        (3,182)       66,531
                                         ---------     ---------     ---------
Cash flows from investing activities:
  Held to maturity investments:
    Purchases                                             (3,895)          (11)
    Maturities                              42,329        37,725        41,586
  Available for sale investments:
    Purchases                             (303,610)     (142,691)     (176,297)
    Maturities                              75,662        58,240        71,280
    Sales                                  165,796        37,070        65,381
  Net (purchases) sales or maturities
    of short-term investments              (12,814)       35,342       (44,201)
  Increase (decrease) in collateral
    held for security lending
    transactions                           (26,393)        7,641        18,752
  Purchases of property and
    equipment                               (3,724)       (3,612)       (5,606)
                                         ---------     ---------     ---------
         Net cash provided (used)
           by investing activities         (62,754)       25,820       (29,116)
                                         ---------     ---------     ---------
Cash flows from financing activities:
  Issuance of common stock                   7,807         6,419         5,425
  Repayment of debt                           (395)         (360)         (330)
  Dividends paid                           (17,002)      (15,864)      (15,182)
  Purchase of treasury stock                              (4,711)      (10,854)
                                         ---------     ---------     ---------
         Net cash used by financing
           activities                       (9,590)      (14,516)      (20,941)
                                         ---------     ---------     ---------
Increase (decrease) in cash                (26,556)        8,122        16,474
  Cash at beginning of year                 28,395        20,273         3,799
                                         ---------     ---------     ---------
  Cash at end of year                    $   1,839     $  28,395     $  20,273
                                         =========     =========     =========



See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

 1  -  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION  OF  BUSINESS

     Harleysville Group consists of Harleysville Group Inc. and its subsidiaries (all wholly owned). Those subsidiaries are:
   -  Harleysville-Atlantic  Insurance  Company  (Atlantic)
   -  Harleysville  Insurance  Company  (HIC,  formerly  Minnesota
      Fire  and  Casualty  Company)
   -  Harleysville  Insurance  Company  of  New  Jersey  (HNJ)
   - Harleysville Insurance Company of New York (HIC New York, formerly New York Casualty Insurance Company)
   -  Harleysville  Insurance  Company  of  Ohio  (HIC  Ohio,  formerly
      Great  Oaks  Insurance  Company)
   - Harleysville Lake States Insurance Company (Lake States, formerly Lake States Insurance Company)
   - Harleysville Preferred Insurance Company (Preferred, formerly Huron Insurance Company)
   - Harleysville Worcester Insurance Company (Worcester, formerly Worcester Insurance Company)
   -  Mid-America  Insurance  Company  (Mid-America)
   - Harleysville Ltd., a real estate partnership that owns the home office

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

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including loss and loss settlement expenses, the disclosure of contingent

     HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 1  -  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (CONTINUED)

assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses, including the determination of other-than-temporary declines in investments, during the reporting period. Actual results could differ from these estimates.

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

     EARNINGS  PER  SHARE

     Basic earnings per share is computed by dividing earnings by the weighted-average number of common shares outstanding during the year. Diluted earnings per share includes the dilutive effect of the stock incentive plans described in Note 13.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 2  -  TRANSACTIONS  WITH  AFFILIATES

     (A)  UNDERWRITING

     The insurance subsidiaries participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Harleysville Group's participation was 72% for 2001, 2000 and 1999.

     Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset and the net pooling balance with Mutual is a liability at December 31, 2001 and 2000. Mutual has an A. M. Best rating of "A" (Excellent) and, in accordance with certain state regulatory requirements, maintained $375.5 million (fair value) of investments in a trust account to secure liabilities under the reinsurance pooling agreement at December 31, 2001.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 2  -  TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     (A)  UNDERWRITING  (CONTINUED)

     The following amounts represent reinsurance transactions between Harleysville Group and Mutual under the pooling arrangement:


                              2001        2000        1999
                            --------    --------    --------
                                     (in  thousands)
Ceded:


  Premiums written          $649,974    $606,766    $636,476
                            ========    ========    ========
  Premiums earned           $633,298    $603,650    $623,353
                            ========    ========    ========
  Losses incurred           $459,906    $440,973    $467,636
                            ========    ========    ========

Assumed:
  Premiums written          $754,621    $708,289    $731,273
                            ========    ========    ========
  Premiums earned           $736,924    $695,147    $714,135
                            ========    ========    ========
  Losses incurred           $527,773    $497,198    $528,030
                            ========    ========    ========

Net assumed from Mutual:
  Unearned premiums         $ 45,841    $ 44,820    $ 34,795
                            ========    ========    ========
  Unpaid losses and loss
    settlement expenses     $155,301    $145,578    $160,040
                            ========    ========    ========


     Harleysville Group and Mutual are parties to a reinsurance agreement whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $14,400,000 for 2001, 2000 and 1999. This reinsurance coverage was in excess of a retention of $3,600,000 for 2001, 2000 and 1999. The agreement excludes catastrophe losses resulting from earthquakes or hurricanes and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $7,035,000, $6,817,000 and $6,935,000, and losses incurred of
$7,951,000,  $4,397,000  and  $5,028,000  for 2001, 2000 and 1999, respectively.

     (B)  PROPERTY

     Harleysville Ltd. leases the home office to Mutual, which shares most of the facility with Harleysville Group. Rental income under the lease was $3,512,000, $3,421,000 and $2,816,000 for 2001, 2000 and 1999, respectively, and is included in other income after elimination of intercompany amounts of $2,149,000, $2,094,000 and $1,723,000 in 2001, 2000 and 1999, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 2  -  TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     (C)  MANAGEMENT  AGREEMENTS

     Harleysville Group Inc. received $7,316,000, $7,425,000 and $7,298,000 of management fee income in 2001, 2000 and 1999, respectively, under agreements whereby Harleysville Group Inc. provides management services to Mutual and other affiliates. Such amounts are included in other income.

     (D)  INTERCOMPANY  BALANCES

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in Note 8 was $936,000, $1,302,000 and $1,108,000 in 2001, 2000 and 1999, respectively.

     Harleysville Group has off-balance-sheet credit risk related to approximately $64,000,000 and $65,000,000 of premium balances due to Mutual from agents and insureds at December 31, 2001 and 2000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS

     The amortized cost and estimated fair value of investments in fixed maturity and equity securities are as follows:




                                         DECEMBER  31,  2001
                           -----------------------------------------------
                                         GROSS        GROSS        ESTIMATED
                           AMORTIZED     UNREALIZED   UNREALIZED   FAIR
                           COST          GAINS        LOSSES       VALUE
                           --------      ---------    ---------    --------
                                            (in  thousands)


Held to maturity:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies        $    6,407   $   320      $   (48)     $    6,679

 Obligations of states
  and political
  subdivisions                 257,833    11,153          (19)        268,967

 Corporate securities          175,259     8,826         (143)        183,942
                            ----------   -------     --------      ----------

Total held to maturity         439,499    20,299         (210)        459,588
                            ----------   -------     --------      ----------

Available for sale:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies            63,546     3,256         (156)         66,646

 Obligations of states
  and political
  subdivisions                 353,826    12,540         (794)        365,572

 Corporate securities          374,232    12,751       (3,106)        383,877

 Mortgage-backed
  securities                   164,443     5,121       (1,395)        168,169
                            ----------   -------     --------      ----------

Total available for sale       956,047    33,668       (5,451)        984,264
                            ----------   -------      -------      ----------

Total fixed maturities      $1,395,546   $53,967      $(5,661)     $1,443,852
                            ==========   =======      =======      ==========

Total equity securities     $  110,803   $47,968      $(8,085)     $  150,686
                            ==========   =======      =======      ==========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)



                                          DECEMBER  31,  2000
                           -------------------------------------------------
                                         GROSS        GROSS        ESTIMATED
                           AMORTIZED     UNREALIZED   UNREALIZED   FAIR
                           COST          GAINS        LOSSES       VALUE
                           ---------     ---------    ---------    ---------
                                            (in  thousands)


Held to maturity:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies       $    9,326    $   266      $   (39)     $    9,553

 Obligations of states
  and political
  subdivisions                317,851     12,256          (22)        330,085

 Corporate securities         235,426      5,513       (1,915)        239,024
                           ----------    -------     --------      ----------

Total held to maturity        562,603     18,035       (1,976)        578,662
                           ----------    -------     --------      ----------

Available for sale:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies           70,289      1,956         (104)         72,141

 Obligations of states
  and political
  subdivisions                380,127     13,264         (379)        393,012

 Corporate securities         245,486      4,749       (4,337)        245,898

 Mortgage-backed
  securities                  105,052      3,146         (358)        107,840
                           ----------    -------     --------      ----------

Total available for sale      800,954     23,115       (5,178)        818,891
                           ----------    -------     --------      ----------

Total fixed maturities     $1,363,557    $41,150      $(7,154)     $1,397,553
                           ==========    =======      =======      ==========

Total equity securities    $  125,517    $78,095      $(9,862)     $  193,750
                           ==========    =======      =======      ==========



     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2001 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)



                                               ESTIMATED
                                AMORTIZED        FAIR
                                  COST           VALUE
                                ---------      ---------
                                     (in  thousands)


Held to maturity:
  Due in one year or less       $   47,995     $   49,056

  Due after one year
   through five years              179,222        188,470

  Due after five years
   through ten years               192,133        200,714

  Due after ten years               20,149         21,348
                                ----------     ----------

                                   439,499        459,588
                                ----------     ----------

Available for sale:

  Due in one year or less           27,982         28,577

  Due after one year
   through five years              222,266        231,602

  Due after five years
   through ten years               457,942        472,138

  Due after ten years               83,414         83,778
                                ----------     ----------

                                   791,604        816,095
  Mortgage-backed
   securities                      164,443        168,169
                                ----------     ----------

                                   956,047        984,264
                                ----------     ----------

Total fixed maturities          $1,395,546     $1,443,852
                                ==========     ==========



     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2001 and 2000 amounted to $25,261,000 and $23,886,000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)

     A  summary  of  net  investment  income  is  as  follows:



                                    2001        2000        1999
                                   -------    --------     -------

                                             (in thousands)
Interest on fixed maturities       $83,191     $83,958     $83,457
Dividends on equity securities       1,768       2,007       1,925
Interest on short-term
  investments                        1,712       1,846       1,885
                                   -------     -------     -------

Total investment income             86,671      87,811      87,267

Investment expense                   1,153       1,020       1,373
                                   -------     -------     -------

Net investment income              $85,518     $86,791     $85,894
                                   =======     =======     =======


     Realized gross gains (losses) from investments and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:





                                 2001         2000         1999
                               ---------    ---------    ---------
                                         (in thousands)
Fixed maturity securities:
Held to maturity:
    Gross gains                $    183     $     48     $    393
    Gross losses                     (1)        (988)          (7)

  Available for sale:
    Gross gains                   5,717           52        1,341
    Gross losses                 (1,394)        (916)        (475)

Equity securities:
  Gross gains                    11,217       15,898       18,459
  Gross losses                  (18,793)      (4,314)      (3,489)
                               ---------    --------    ---------

Net realized investment
  gains (losses)               $ (3,071)    $  9,780     $ 16,222
                               ========     ========     ========

Change in difference between
 fair value and cost of
 investments(1):
  Fixed maturity securities    $ 14,310     $ 46,321     $(89,345)
  Equity securities             (28,350)     (23,739)      12,837
                               --------     --------     --------

Total                          $(14,040)    $ 22,582     $(76,508)
                               ========     ========     ========


(1)  Parentheses  indicate  a  net  unrealized  decline  in  fair  value.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)

     Income taxes (benefit) on realized investment gains (losses) were $(1,075,000), $3,423,000 and $5,480,000 for 2001, 2000 and 1999, respectively.

     Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $23,835,000 and $30,160,000 at December 31, 2001 and 2000, respectively.

     At December 31, 2000, Harleysville Group held cash collateral of $26,393,000 related to securities on loan with a market value of $25,371,000. Harleysville Group's policy is to require collateral of 102% of the then-current market value of loaned securities as of the close of trading on the preceding business day. Acceptable collateral includes government securities, letters of credit or cash.

     Under provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," fixed maturity investments classified as held to maturity with an amortized cost of $81,021,000 and unrealized gains of $1,547,000 were transferred to the available for sale classification on January 1, 2001.

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

     HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 4  -  REINSURANCE  (CONTINUED)





                            2001        2000         1999
                         ---------    ---------    ---------
                                    (in thousands)
Premiums written:

  Direct                 $781,190     $740,425     $762,866
  Assumed                  29,683       26,415       25,588
  Ceded                   (63,286)     (65,368)     (64,115)
                         --------     --------     --------

Net premiums written     $747,587     $701,472     $724,339
                         ========     ========     ========

Premiums earned:

  Direct                 $761,792     $738,797     $729,386
  Assumed                  29,442       25,653       25,130
  Ceded                   (61,345)     (76,120)     (47,316)
                         --------     --------     --------

Net premiums earned      $729,889     $688,330     $707,200
                         ========     ========     ========


     Losses and loss settlement expenses are net of reinsurance recoveries of $68,852,000, $55,638,000 and $32,719,000 for 2001, 2000 and 1999, respectively.

 5  -  CONTINGENCY

     On December 31, 2001, Mutual received a written request for arbitration from GE Reinsurance Corporation (GE Re) of a reinsurance agreement between Mutual and GE Re relating to certain automobile insurance policies written in California through a managing general agent beginning in 1999. The notice indicates that GE Re intends to seek rescission of the agreement and reimbursement for its losses. Harleysville Group's share of underwriting losses, assumed under the pooling agreement, that have been ceded to GE Re was $33,220,000 from inception through December 31, 2001. GE Re's claims are apparently based on alleged non-disclosures by Mutual at the time the agreement was entered into in 1999. GE Re terminated payments under the agreement in January 2002.

     On January 8, 2002, Mutual gave written notice of its election pursuant to the agreement to have GE Re's claims heard in the U.S. District Court in Philadelphia, and on January 11, 2002, Mutual filed an action for breach of contract against GE Re in the U.S. District Court in Philadelphia. GE Re filed motions to compel arbitration and to dismiss Mutual's complaint and such motions were denied by the court.

     HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 5  -  CONTINGENCY  (CONTINUED)

     Since 2000, only renewal business as required by law has been written by Mutual through the managing general agent. Harleysville Group's pooling share of the written premium ceded by Mutual under the agreement was $13,897,000, $22,389,000 and $24,502,000 in 2001, 2000 and 1999, respectively, and is likely to  decline  further  in  2002.

     Both Mutual and the Company believe GE Re's claims to be wholly without merit and are defending the matter vigorously. While the Company does not expect this matter to materially affect its financial condition or results of operations, there can be no assurance of any particular outcome.

 6  -  PROPERTY  AND  EQUIPMENT

     Property and equipment consisted of land and buildings with a cost of $29,867,000 and $29,646,000, and equipment, including software, with a cost of $14,782,000 and $11,849,000 at December 31, 2001 and 2000, respectively.
Accumulated depreciation related to such assets was $15,776,000 and $13,874,000 at December 31, 2001 and 2000, respectively.

     Rental expense under leases with non-affiliates amounted to $2,832,000, $3,519,000 and $3,704,000 for 2001, 2000 and 1999, respectively. Operating lease  commitments  were  not  material  at  December  31,  2001.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 7  -  LIABILITY  FOR  UNPAID  LOSSES  AND  LOSS  SETTLEMENT  EXPENSES

     Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:




                                     2001       2000        1999
                                   --------   --------    --------
                                          (in  thousands)


Liability at January 1             $864,843   $901,352   $893,420
  Less reinsurance recoverables      72,259     77,438     79,901
                                   ---------  --------   --------
Net liability at January 1          792,584    823,914    813,519
                                   --------   --------   --------

Incurred related to:
  Current year                      537,172    541,738    582,534
  Prior years                       (17,350)   (48,937)   (59,532)
                                   --------   --------   --------

    Total incurred                  519,822    492,801    523,002
                                   --------   --------   --------

Paid related to:
  Current year                      229,435    244,978    259,635
  Prior years                       282,110    279,153    252,972
                                   --------   --------   --------

    Total paid                      511,545    524,131    512,607
                                   --------   --------   --------

Net liability at December 31        800,861    792,584    823,914
  Plus reinsurance recoverables      78,195     72,259     77,438
                                   --------   --------   --------

Liability at December 31           $879,056   $864,843   $901,352
                                   ========   ========   ========

     Harleysville Group recognized favorable development in the provision for insured events of prior years of $17,350,000, $48,937,000 and $59,532,000 in
2001, 2000 and 1999, respectively. The favorable development for 2001 primarily relates to lower-than-expected loss adjusting expenses and, for 2000 and 1999, lower-than-expected claim severity in the workers compensation and automobile lines of business. The 2001 and 2000 favorable development includes $14,772,000 and $20,186,000 of reductions in loss adjustment expenses. In both years, such reductions are related to benefits from initiatives to reduce costs of adjusting claims and to the favorable development on losses.

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

 8  -  DEBT

     Debt  is  as  follows:




                                   DECEMBER  31,
                                -------------------
                                  2001       2000
                                --------    -------
                                  (in  thousands)


    Notes, 6.75%, due 2003       $75,000    $75,000
    Demand term-loan payable
     to Mutual, LIBOR plus
     0.65%, due 2005              18,500     18,500
    Economic Development
     Corporation (EDC)
     Revenue Bond obligation       2,555      2,950
                                 -------    -------

    Total debt                   $96,055    $96,450
                                 =======    =======


     The fair value of the notes was $76,388,000 and $72,332,000 at December 31, 2001 and 2000, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

     The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (2.2% at December 31, 2001) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

     Interest  paid  was $6,134,000, $6,507,000 and $6,278,000 in 2001, 2000 and
1999,  respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 9  -  RESTRUCTURING  CHARGES

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

     Employee termination benefits includes severance payments and related benefits and outplacement services for 173 employees. Severance payments totaling $1,793,000 have been made to 172 employees, and the remaining accrual for employee termination benefits is $10,000 at December 31, 2001. Included in occupancy charges are future lease obligations, less anticipated sublease benefits, for leased premises that are no longer being used by the claims operation. Operations in the 23 general claims offices have been closed. Payments totaling $593,000 have been made, and the remaining accrual for occupancy charges is $112,000 at December 31, 2001.

     On February 7, 2000, Harleysville Group announced a plan to consolidate selected support services and office functions throughout its field operations. As a result of this consolidation, the Company recorded a restructuring charge in 2000 for employee termination benefits to be paid, occupancy charges and a write-down of equipment to fair value. This charge was included in other underwriting expenses.

     Employee termination benefits includes severance payments and related benefits and outplacement services for 109 field employees. Severance payments totaling $883,000 have been made to the 109 employees. Included in occupancy charges is a future lease obligation, less anticipated sublease benefits, for leased premises that will no longer be used. Payments totaling $116,000 have been made against the accrual for occupancy charges. Also, as a direct result of the consolidation, a loss of $52,000 was realized on the disposal of equipment in 2000.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 9  -  RESTRUCTURING  CHARGES  (CONTINUED)

     Both  consolidations  were  completed  by  June  30,  2000.





                                     ACTIVITY IN THE RESTRUCTURING ACCRUALS
                                     --------------------------------------
                                               (IN THOUSANDS)

                        CLAIMS                             FIELD
                        RESTRUCTURING                      RESTRUCTURING
                        ---------------------------------  -------------------------------
                        EMPLOYEE                            EMPLOYEE
                        TERMINATION                         TERMINATION
                        BENEFITS      OCCUPANCY   TOTAL     BENEFITS    OCCUPANCY    TOTAL
                        -----------   ---------   --------  ----------  -----------  ------
Restructuring charge    $ 2,017       $ 594       $ 2,611
Change in prior
 accrual due to
 voluntary
 terminations greater
 than anticipated
 and additional
 sublease benefits          (42)        (57)          (99)
                        -------       -----        ------

Balance at
 December 31, 1999        1,975         537         2,512
Restructuring
 charge                                                     $ 899       $188         $1,087
Cash payments            (1,793)       (371)       (2,164)   (883)       (50)          (933)
Change in prior
 accrual due to
 voluntary
 terminations
 greater than
 anticipated and
 reduced sublease
 benefits                  (172)         50         (122)     (16)                      (16)
                        -------       -----      -------     -----       ----         ------

Balance at
 December 31, 2000           10         216          226                  138            138
Cash payments                          (222)        (222)                 (66)           (66)
Change in prior
 accrual due to
 reduced sublease
 benefits                               118           118
                        -------       -----       -------   -----       ----         ------
Balance at
 December 31, 2001      $    10       $ 112       $   122               $ 72         $   72
                        =======       =====       =======   =====       ====         ======

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

10  -  INSURANCE-RELATED  ASSESSMENTS

     The Consolidated Statement of Income for the year ended December 31, 1999 reflects a $2,904,000 charge, net of a tax benefit of $1,564,000, for the cumulative effect of adopting American Institute of Certified Public, Statement of Position (SOP) No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments."

11  -  SHAREHOLDERS'  EQUITY

     Comprehensive  income  consisted  of  the  following:




                               2001       2000      1999
                             ---------  --------  --------
                                     (in thousands)
Net income                   $ 43,493   $48,692   $ 39,913
                             --------   -------   --------
Other comprehensive
 income:
  Unrealized investment
   holding gains (losses)
   arising during period,
   net of taxes (benefits)
   of $(7,463), $6,082
   and $(6,565)               (13,859)   11,296    (12,192)
 Less:
  Reclassification
   adjustment for (gains)
   losses included in net
   income, net of taxes
   (benefits) of $(1,139),
   $3,752 and $5,543            2,114    (6,968)   (10,293)
                             --------   -------   --------

Net unrealized
 investment gains (losses)    (11,745)    4,328    (22,485)
                             --------   -------   --------

Comprehensive income         $ 31,748   $53,020   $ 17,428
                             ========   =======   ========


     A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2001, $54,022,000 would be available for distribution to Harleysville Group Inc. during 2002 without prior approval.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

11  -  SHAREHOLDERS'  EQUITY  (CONTINUED)

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles which were effective January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of, conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the January 1, 2001 statutory capital and surplus of the Company's insurance subsidiaries ranged from a decrease of $442,000 to an increase of $6,397,000 and was an increase of $21,003,000 on a consolidated basis.

     The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:




                                          DECEMBER 31,
                                 ------------------------------
                                   2001       2000       1999
                                 --------   -------    --------
                                        (in thousands)
Statutory capital and surplus    $538,878   $515,679   $502,863
                                 ========   ========   ========

Statutory unassigned surplus     $404,609   $381,410   $368,594
                                 ========   ========   ========

Statutory net income             $ 41,095   $ 48,412   $ 38,710
                                 ========   ========   ========


12  -  INCOME  TAXES

     The  components  of  income  tax  expense  (benefit)  are  as  follows




                  2001        2000        1999
                --------    --------    --------
                       (in thousands)
Current         $11,732     $10,410     $ 7,518
Deferred         (3,425)     (1,397)     (2,583)
                -------     -------     -------

                $ 8,307     $ 9,013     $ 4,935
                =======     =======     =======

     Cash paid for federal income taxes in 2001, 2000 and 1999 was $13,158,000, $6,499,000 and $9,820,000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

12  -  INCOME  TAXES  (CONTINUED)

     The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:




                             2001       2000       1999
                            ------     ------     ------
Statutory federal income
  tax rate                  35.0 %     35.0 %     35.0 %
Tax-exempt interest        (19.3)     (19.7)     (24.8)
Other, net                   0.3        0.3        0.1
                           ------     ------     ------
                           16.0 %      15.6%      10.3%
                           ======     ======     ======

     The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:




                                       DECEMBER 31,
                                  --------------------
                                    2001        2000
                                  -------      -------
(in thousands)
Deferred tax liabilities:
  Deferred policy acquisition
    costs                         $30,127      $29,666
  Unrealized investment gains      23,835       30,160
  Other                             6,169        5,945
                                  -------      -------

    Total deferred tax
      liabilities                  60,131       65,771
                                  -------      -------

Deferred tax assets:
  Unearned premiums                24,755       23,516
  Losses incurred                  41,811       42,487
  AMT credit carryforward           4,811        5,086
  Other                            18,189       14,227
                                  -------      -------

    Total deferred tax
      assets                       89,566       85,316
                                  -------      -------

    Net deferred tax asset        $29,435      $19,545
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




                                   2001       2000      1999
                                 -------    -------    -------
                             (in thousands, except per share data)
     Net income:
         As reported             $43,493    $48,692    $39,913
         Pro forma               $40,995    $46,847    $38,094

     Basic earnings
      per share:
         As reported             $  1.49    $  1.69    $  1.37
         Pro forma               $  1.40    $  1.62    $  1.30

     Diluted earnings
      per share:
         As reported             $  1.46    $  1.67    $  1.35
         Pro forma               $  1.38    $  1.61    $  1.29

     The per share weighted-average fair value of options granted during 2001, 2000 and 1999 was $8.45, $4.80 and $5.71, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 2.12%, 3.31% and 2.55%; expected volatility of 34.89%, 31.84% and 30.42%; risk-free interest rate of 4.77%, 6.76% and 5.65%; and an expected life of 5.25 years.

Fixed  Stock  Option  Plans
---------------------------

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

     Information regarding activity in Harleysville Group's fixed stock option plans is presented below:




                                          WEIGHTED-AVERAGE
                             NUMBER        EXERCISE PRICE
                             OF SHARES       PER SHARE
                             ---------    ---------------
     Outstanding at
       December 31, 1998     1,950,229        $15.42
     Granted--1999             367,293         19.40
     Exercised--1999          (139,391)        11.22
     Forfeited--1999           (62,187)        19.07
                             ---------        ------

     Outstanding at
       December 31, 1999     2,115,944         16.30
     Granted--2000             434,361         16.48
     Exercised--2000          (254,567)        12.65
     Forfeited--2000          (187,948)        18.09
                             ---------        ------

     Outstanding at
       December 31, 2000     2,107,790         16.62
     Granted--2001             475,850         26.36
     Exercised--2001          (259,912)        14.26
     Forfeited--2001           (84,180)        16.31
                             ---------        ------

     Outstanding at
       December 31, 2001     2,239,548        $18.97
                             =========        ======

     Exercisable at:
       December 31, 1999     1,614,632        $14.84
                             =========        ======

       December 31, 2000     1,552,506        $16.37
                             =========        ======

       December 31, 2001     1,608,426        $17.21
                             =========        ======

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

13  -  INCENTIVE  PLANS  (CONTINUED)

     The following table summarizes information about fixed stock options at December 31, 2001:



                                     RANGE OF EXERCISE PRICES
                           -------------------------------------------

                           $9.50-13.63    $13.75-19.63    $20.13-26.36
                           -----------    ------------    ------------
Options outstanding at
  December 31, 2001:

  Number of options           648,145        841,681        749,722
                           ==========     ==========     ==========

  Weighted-average
   remaining contractual
   life                     2.2 years      7.2 years      8.3 years
                           ==========     ==========     ==========

  Weighted-average
   exercise price              $13.03         $17.68         $25.57
                           ==========     ==========     ==========

Options exercisable at
  December 31, 2001:

  Number of options           648,145        662,994        297,287
                           ==========     ==========     ==========

  Weighted-average
   exercise price              $13.03         $18.03         $24.52
                           ==========     ==========     ==========

Other  Stock  Purchase  and  Incentive  Plans
---------------------------------------------

     Harleysville Group Inc. is authorized to issue up to 1,000,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have up to 15% of base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 93,637, 156,958 and 114,948 shares to employees in 2001, 2000 and 1999, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

13  -  INCENTIVE  PLANS  (CONTINUED)

     Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 1,000,000 shares of common stock available under the plan. There were 29,980, 60,844 and 57,186 shares issued under the plan for which $180,000, $66,000 and $88,000 of expense was recognized in 2001, 2000 and 1999, respectively.

     The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 200,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. In 2001, 2000 and 1999 respectively, there were 7,999, 4,965 and 7,940 shares issued under the plan for which $75,000, $20,000 and $23,000 of expense was recognized.

     Harleysville Group has incentive bonus plans. Cash and common stock bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. There are 600,000 shares of common stock available under the Long Term Incentive Plan and none of these shares has been issued. Harleysville Group's expense for such plans was $1,808,000, $2,963,000 and $1,419,000 for 2001, 2000 and 1999, respectively.

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

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

14  -  PENSION  AND  OTHER  BENEFIT  PLANS  (CONTINUED)

     The  following  table  sets forth the year-end status of the plan including
Mutual:




                                       2001        2000
                                     --------    --------
                                        (in thousands)
Change in benefit obligation
  Benefit obligation at January 1    $110,066    $ 96,113
  Service cost                          4,745       4,434
  Interest cost                         8,348       7,482
  Amendments                                          295
  Net actuarial loss                    8,035       7,459
  Benefits paid                        (4,294)     (3,518)
  Curtailment                                      (2,199)
                                     --------    --------

      Benefit obligation at
       December 31                   $126,900    $110,066
                                     ========    ========

Change in plan assets
  Fair value of plan assets at
    January 1                        $118,727    $123,564
  Actual return on plan assets        (12,657)     (1,471)
  Benefits paid                        (4,103)     (3,366)
                                     --------    --------

      Fair value of plan assets
       at December 31                $101,967    $118,727
                                     ========    ========

Funded status                        $(24,933)   $  8,661
Unrecognized net actuarial gain          (845)    (31,285)
Unrecognized prior service cost         1,608       2,196
Unrecognized transition obligation        266         285
                                     --------    --------
Accrued pension cost:
  Entire plan                        $(23,904)   $(20,143)
                                     ========    ========

  Harleysville Group portion         $(16,364)   $(13,701)
                                     ========    ========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

14  -  PENSION  AND  OTHER  BENEFIT  PLANS  (CONTINUED)

     The net periodic pension cost for the plan including Mutual includes the following components:



                                 2001       2000       1999
                               --------   --------   --------
                                      (in thousands)
Components of net periodic
  pension cost:
    Service cost               $ 4,745    $ 4,434    $ 5,213
    Interest cost                8,348      7,482      6,860
    Expected return on
     plan assets                (9,596)    (8,580)    (6,873)
    Recognized net
     actuarial gain               (152)      (478)
    Amortization of prior
     service cost                  588        610        637
    Net transition
     amortization                   19       (117)     (117)
    Curtailment                            (1,962)     (218)
                               -------    -------    -------
Net periodic pension cost:
  Entire plan                  $ 3,952    $ 1,389    $ 5,502
                               =======    =======    =======
  Harleysville Group
   portion                     $ 2,663    $   788    $ 3,647
                               =======    =======    =======


                                  2001     2000     1999
                                 ------   ------   ------

Weighted-average assumptions
  as of December 31
    Discount rate                 7.25%    7.50%    7.75%
    Expected long-term rate
     of return on plan
     assets                       9.50%    9.50%    9.00%
    Rate of compensation
     increase                     4.50%    4.50%    4.50%

     Harleysville Group has profit-sharing plans covering qualified employees. Harleysville Group's expense under the plans was $1,601,000, $2,821,000 and $3,220,000 for 2001, 2000 and 1999, respectively.

15  -  SEGMENT  INFORMATION

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

     Financial  data  by  segment  is  as  follows:



                               2001       2000       1999
                             --------   --------   --------
                                     (in thousands)
Revenues:
  Premiums earned:
    Commercial lines         $493,362   $437,873   $438,111
    Personal lines            236,527    250,457    269,089
                             --------   --------   --------
      Total premiums
       earned                 729,889    688,330    707,200
    Net investment income      85,518     86,791     85,894
    Realized investment
      gains (losses)           (3,071)     9,780     16,222
    Other                      15,415     17,670     15,440
                             --------   --------   --------
Total revenues               $827,751   $802,571   $824,756
                             ========   ========   ========

Income before income taxes
  and cumulative effect
  of accounting change:
  Underwriting loss:
    Commercial lines         $ (7,128)  $(22,925)  $(44,052)
    Personal lines            (29,372)   (23,281)   (17,098)
                             --------   --------   --------
      SAP underwriting
       loss                   (36,500)   (46,206)   (61,150)
      GAAP adjustments          2,017      3,602      2,785
                             --------   --------   --------
      GAAP underwriting
       loss                   (34,483)   (42,604)   (58,365)
    Net investment income      85,518     86,791     85,894
    Realized investment
      gains (losses)           (3,071)     9,780     16,222
    Other                       3,836      3,738      4,001
                             --------   --------   --------
Income before income taxes
  and cumulative effect
  of accounting change       $ 51,800   $ 57,705   $ 47,752
                             ========   ========   ========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

16  -  EARNINGS  PER  SHARE

     The  computation  of  basic  and  diluted earnings per share is as follows:




                                   2001         2000         1999
                               -----------  -----------  -----------
                          (dollars in thousands, except per share data)
Numerator for basic
  and diluted earnings
  per share:
    Net income                   $ 43,493      $ 48,692      $ 39,913
                                 ========      ========      ========

Denominator for basic
  earnings per share --
  weighted-average
  shares outstanding           29,267,587    28,838,824    29,238,372

Effect of stock
  incentive plans                 550,942       297,582       327,006
                                 --------      --------      --------

Denominator for
  diluted earnings
  per share                    29,818,529    29,136,406    29,565,378
                               ==========    ==========    ==========

Basic earnings
  per share                       $  1.49       $  1.69       $  1.37
                                  =======       =======       =======

Diluted earnings
  per share                       $  1.46       $  1.67       $  1.35
                                  =======       =======       =======

     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:




                       2001     2000     1999
                       ----     ----     ----
                       (in thousands)
Number of options      284      566      521
                       ===      ===      ===

Page  50

     HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

17  -  QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)




                                             2001
                    -----------------------------------------------------
                           (in thousands, except per share data)

                       FIRST     SECOND     THIRD      FOURTH     TOTAL
                    ---------   --------   --------   --------   --------
Revenues             $200,320   $203,442   $205,821   $218,168   $827,751
Losses and
 expenses             189,523    190,309    197,396    198,723    775,951
Net income              9,718     10,978      7,855     14,942     43,493
Earnings per
 common share:
  Basic              $    .33   $    .38   $    .27   $    .51   $   1.49
  Diluted            $    .33   $    .37   $    .26   $    .50   $   1.46



                                              2000
                     ---------------------------------------------------
                            (in thousands, except per share data)

                       FIRST     SECOND     THIRD      FOURTH     TOTAL
                     --------   --------   --------   --------   --------

Revenues             $197,419   $198,934   $200,152   $206,066   $802,571
Losses and
 expenses             190,644    186,812    184,416    182,994    744,866
Net income              7,241     10,705     13,040     17,706     48,692
Earnings per
 common share:
  Basic              $    .25   $    .37   $    .45   $    .61   $   1.69
  Diluted            $    .25   $    .37   $    .45   $    .60   $   1.67

     Independent  Auditors'  Report

The  Board  of  Directors
 and  Shareholders
Harleysville  Group  Inc.:

We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10, Harleysville Group adopted the provisions of Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for
Insurance-Related  Assessments,"  effective  January  1,  1999.

          /s/KPMG  LLP



Philadelphia,  Pennsylvania
February  14,  2002