Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE GROUP INC
filed 2003-03-26
CIK 792013

EXHIBIT  13(A)

SELECTED  CONSOLIDATED  FINANCIAL  DATA

     At December 31, 2002, Harleysville Group Inc. (Company) was approximately 56% owned by Harleysville Mutual Insurance Company (Mutual). Harleysville Group Inc. and its wholly owned subsidiaries (collectively, Harleysville Group) are engaged in property and casualty insurance. These subsidiaries are:
Harleysville-Atlantic Insurance Company (Atlantic), Harleysville Insurance Company (HIC), Harleysville Insurance Company of New Jersey (HNJ), Harleysville Insurance Company of New York (HIC New York), Harleysville Insurance Company of Ohio (HIC Ohio), Harleysville Lake States Insurance Company (Lake States), Harleysville Preferred Insurance Company (Preferred), Harleysville Worcester Insurance Company (Worcester), Mid-America Insurance Company (Mid-America), and Harleysville Ltd., a real estate partnership that owns the home office.




                                                      YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------
                                 2002         2001         2000         1999         1998
                              ----------   ----------   ----------   ----------   ----------
                                           (in thousands, except per share data)
INCOME STATEMENT DATA(1):
---------------------
Premiums earned               $  764,636   $  729,889   $  688,330   $  707,200   $  664,604
Investment income, net            86,265       85,518       86,791       85,894       86,025
Realized investment gains
  (losses)                       (18,448)      (3,071)       9,780       16,222       16,085
Total revenues                   847,736      827,751      802,571      824,756      779,311
Income before income taxes        56,482       51,800       57,705       47,752       80,441
Income taxes                      10,227        8,307        9,013        4,935       17,028
Net income                        46,255       43,493       48,692       39,913       63,413
Basic earnings
 per share                    $     1.56   $     1.49   $     1.69   $     1.37   $     2.18
Diluted earnings
 per share                    $     1.53   $     1.46   $     1.67   $     1.35   $     2.15
Cash dividends
 per share                    $      .63   $      .58   $      .55   $      .52   $      .48

BALANCE SHEET DATA AT YEAR END:
------------------------------
Total investments             $1,706,900   $1,611,144   $1,599,125   $1,604,022   $1,579,566
Total assets                   2,311,524    2,045,290    2,021,862    2,020,056    1,934,497
Debt                              95,620       96,055       96,450       96,810       97,140
Shareholders' equity             632,112      590,298      566,581      526,894      529,658
Shareholders' equity
 per share                    $    21.13   $    20.05   $    19.54   $    18.29   $    18.17


-------------------

(1) The Company's insurance subsidiaries participate in an underwriting pooling arrangement with Mutual. Harleysville Group's participation was 72% for all years presented. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 2(a) of the Notes to Consolidated Financial Statements.