Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE GROUP INC
filed 2003-03-26
CIK 792013

EXHIBIT  13(B)

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION


     Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to the Company's growth and economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; natural catastrophe losses; competition in insurance product pricing; government regulation and changes therein which may impede the ability to charge adequate rates; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of labor markets in which the Company operates.

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

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     Harleysville Group's premium growth and underwriting results have been, and continue to be, influenced by market conditions. Insurance industry price competition has often made it difficult both to obtain and to retain properly priced personal and commercial lines business. It is management's policy to maintain its underwriting standards, even at the expense of premium growth.

     The key elements of Harleysville Group's business model are the sales of properly priced and underwritten personal and commercial property and casualty insurance through independent agents and the investment of the premiums in a manner that assures claims and expenses can be paid while providing a return on the capital employed. Loss trends and investment performance are critical factors in influencing the success of the business model. These factors are affected by the factors impacting the insurance industry in general as described above and factors unique to Harleysville Group as described in the following discussion.

     TRANSACTIONS  WITH  AFFILIATES

     The Company's property and casualty subsidiaries participate in a pooling agreement with Mutual. The pooling agreement provides for the allocation of premiums, losses, loss settlement expenses and underwriting expenses between Harleysville Group and Mutual. Harleysville Group is not liable for any pooled losses occurring prior to January 1, 1986, the date the pooling agreement became effective. Harleysville Group's participation in the pool has been 72% since January 1, 1998.

     Because the pooling agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the pooling agreement provides for the right of offset and the net balance of Harleysville Group with Mutual was not material at December 31, 2002 and 2001. Mutual has an A. M. Best rating of "A" (Excellent).

     Harleysville Group has off-balance-sheet credit risk related to approximately $68 million and $64 million of premium balances due to Mutual from agents and insureds at December 31, 2002 and 2001, respectively. Mutual bills and collects such receivables on behalf of Harleysville Group for efficiency reasons. Harleysville Group recognizes any associated bad debts, which have not been material.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     Harleysville Group has attempted to reduce the potential impact of future catastrophes by achieving greater geographic distribution of risks, reducing exposure in catastrophe-prone areas and through reinsurance, including an agreement with Mutual. Effective January 1, 1997, Harleysville Group entered into a reinsurance agreement with Mutual whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses up to $14.4 million in a quarter for 2002, 2001 and 2000. This reinsurance coverage was in excess of a retention of $3.6 million in a quarter for 2002, 2001 and 2000. The agreement excludes catastrophe losses resulting from earthquakes, terrorism or hurricanes, and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $7.8 million, $7.0 million and $6.8 million, and losses incurred of $0.3 million, $8.0 million and $4.4 million for 2002, 2001 and 2000, respectively. The premiums for this reinsurance were established in consultation with an independent actuarial firm.

     Harleysville Ltd. is a subsidiary of the Company and leases the home office to Mutual, which shares the facility with Harleysville Group. Rental income under the lease was $3.5 million for both 2002 and 2001 and $3.4 million for 2000 and is included in other income after elimination of intercompany amounts of $2.2 million in 2002 and $2.1 million in both 2001 and 2000. The lease has a five-year term expiring December 31, 2004 and includes a formula for additional rent for any additions, improvements or renovations. Mutual is responsible for the building operating expenses including maintenance and repairs. The pricing of the lease was based upon an appraisal obtained from an independent real estate appraiser.

     Harleysville Group provides certain management services to Mutual and other affiliates. Harleysville Group received a fee of $6.8 million, $7.3 million and $7.4 million in 2002, 2001 and 2000, respectively, for its services under these management agreements. Under related agreements, Harleysville Group serves as the paymaster for Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. The level of fees has been approved by each state insurance department having jurisdiction.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items.

     Harleysville Group borrowed $18.5 million from Mutual in connection with the acquisition of Mid-America and HIC New York in 1991. It was a demand loan with a stated maturity in March 1998. In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus 0.65%, which was a commercially reasonable market rate in 1998. Interest expense on this loan was $0.5 million, $0.9 million and $1.3 million in 2002, 2001 and 2000, respectively.

     Harleysville Group has no material relationships with current or former members of management other than compensatory plans and arrangements disclosed or described in the Company's public filings.

     CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

     The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require Harleysville Group to make estimates and assumptions (see Note 1 of the Notes to Consolidated Financial Statements). Harleysville Group believes that of its significant accounting policies, the following may involve a higher degree of judgment and estimation. The judgments, or the methodology on which the judgments are made, are reviewed quarterly with the Audit Committee.

     Liabilities for Losses and Loss Settlement Expenses. The liability for losses and loss settlement expenses represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims which have been incurred but not yet been reported to Harleysville Group. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amounts of loss reserves for incurred but unreported claims and loss settlement expense reserves are determined utilizing historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES  (CONTINUED)

results. Reserves are closely monitored and are recomputed periodically using the most recent information on reported claims and a variety of statistical techniques. It is expected that such estimates will be more or less than the amounts ultimately paid when the claims are settled. Changes in these estimates are reflected in current operations.

     Investments. Generally, unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in shareholders' equity as a component of comprehensive income and, accordingly, have no effect on net income. However, if the fair value of an investment declines below its cost and that decline is deemed other than temporary, the amount of the decline below cost is charged to earnings. Harleysville Group monitors its investment portfolio and reviews investments that have experienced a decline in fair value below cost each quarter to evaluate whether the decline is other than temporary. Such evaluations consider, among other things, the magnitude and reasons for a decline and the prospects for the fair value to recover in the near term. Future adverse investment market conditions, or poor operating results of underlying investments, could result in an impairment charge in the future.

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

     Contingencies. Besides claims related to its insurance products, Harleysville Group is subject to proceedings, lawsuits and claims in the normal course of business. Harleysville Group assesses the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. There can be no assurance that actual outcomes will be consistent with those assessments.

     The application of certain of these critical accounting policies to the years ended December 31, 2002 and 2001 is discussed in greater detail below.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001

     Premiums earned increased $34.7 million, or 5% for the year ended December 31, 2002. The increase was primarily due to an increase in premiums earned for commercial lines of $59.8 million, or 12%, partially offset by a decrease of $25.1 million, or 11%, in personal lines premiums earned. The increase in premiums earned for commercial lines primarily was due to higher rates and was partially offset by fewer policy counts. The decline in policy counts was primarily in the workers compensation line of business. The decrease in premiums earned for personal lines primarily was due to fewer policy counts and was partially offset by higher rates. The reduction in personal lines volume was driven primarily by a planned reduction of business in certain less profitable states and the implementation of other more stringent underwriting processes. The trend of double-digit percentage growth in commercial lines premiums earned is expected to continue in 2003 while the decline in personal lines premiums earned is expected to be much lower in 2003 and may turn positive later in 2003.

     Investment income increased $0.7 million, or 1%, for the year ended December 31, 2002, resulting from an increase in invested assets, partially offset by a lower yield on the fixed maturity investment portfolio.

     Realized investment losses increased $15.4 million for the year ended December 31, 2002, primarily due to a $3.9 million decrease in gains on the sale of fixed maturity securities and an $11.5 million increase in losses from equity securities.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

     During 2002, Harleysville Group recognized other-than-temporary impairment charges as follows:






                             FIRST      SECOND    THIRD     FOURTH
                             QUARTER    QUARTER   QUARTER   QUARTER
                             -------    -------   -------   -------
                                         (in thousands)
EQUITY SECURITIES:
-----------------
 WorldCom                    $2,444     $1,366    $         $
 AOL Time Warner                         3,641
 AT&T                                    1,358
 AT&T Wireless                           1,162
 Bristol-Myers                           2,677
 Corning Inc.                            1,374
 Solectron Corp.                         1,205
 Sun Microsystems                        1,757
 Tyco                                    2,480
 Williams Cos.                           3,559
 Bank of NY                                        1,273
 EMC Corp.                                         2,090
 Schering-Plough                                   1,186
 Household Intl.                                             670
                             ------    -------    ------    ----
  Total equity securities     2,444     20,579     4,549     670
                             ------    -------    ------    ----

FIXED MATURITIES:
----------------
 MCI Communications                        665
 United Airlines                                             206
                             ------   --------    ------    ----
  Total fixed maturities                   665               206
                             ------    -------    ------    ----

   Total investments         $2,444    $21,244    $4,549    $876
                             ======    =======    ======    ====


     During the third and fourth quarters, Harleysville Group began to sell equity securities as part of a plan to carry back realized tax losses to recover taxes previously paid. All but two of the equity securities recognized as impaired were sold in a subsequent quarter of 2002.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

     Harleysville Group had gross realized equity investment losses of $28.6 million in 2002, which consisted of impairment charges of $28.2 million and $0.4 million from equity securities that were sold. Harleysville Group had gross realized fixed maturity losses of $2.7 million in 2002, which consisted of impairment charges of $0.9 million, $1.8 million from sales of one issuer's bonds with a cost of $8.3 million that had been below cost for approximately six months at the time of sale.

     Harleysville Group evaluates its investment portfolio quarterly to determine if a decline in fair value below cost is other than temporary. Harleysville Group has written down to fair value, without exception, any equity security that has declined below cost by more than 20% and maintained such decline for six months, or by 50% or more, in the quarter in which either such decline occurred. In some cases, securities that have declined by a lesser amount or for a shorter period of time are written down if the evaluation indicates the decline is other than temporary. For example, one equity security had declined for a short period of time but was written down when the sale of the company at a value less than our cost was announced. Fair value of equity securities is based on the closing market value as reported by a national stock exchange or Nasdaq. The fair value of fixed maturities is based upon data supplied by an independent pricing service. It can be difficult to determine the fair value of non-traded securities but these are not material.

     Harleysville Group holds securities with unrealized losses at December 31, 2002 as follows:




                                                  LENGTH OF UNREALIZED LOSS
                                               -------------------------------
                                   UNREALIZED   LESS THAN   6 TO 12    OVER 12
                      FAIR VALUE      LOSS      6 MONTHS    MONTHS     MONTHS
                      ----------   ----------   ---------   --------   -------
                                      (in thousands)
Equity securities     $49,886      $9,871       $3,439      $3,351     $3,081
                      =======      ======       ======      ======     ======
Fixed maturities:
 Obligations of state
  and political
  subdivisions        $21,064      $  256       $  256      $          $
 Corporate bonds       31,655       4,206           35          19     $4,152
                      -------      ------       ------      ------     ------
   Total bonds        $52,719      $4,462       $  291      $   19     $4,152
                      =======      ======       ======      ======     ======


     Substantially all of the fixed maturity securities are classified as available for sale and are carried at fair value on the balance sheet.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

     There are 24 positions that comprise the unrealized loss in equity investments at December 31, 2002. While 10 of these positions have been below cost for more than six months, they have had volatile price movements and have not been significantly below cost for significant continuous amounts of time. Harleysville Group has been monitoring these securities and it is possible that some may be written down in the income statement in 2003.

     There are $30.3 million in fixed maturity securities, at amortized cost, that at December 31, 2002, had been below amortized cost for over 12 months. These primarily are comprised of airline enhanced equipment trust certificates
(EETC)  as  follows:





                                FAIR       MATURITY
                     COST       VALUE      DATES
                     -------    -------    -----------
                            (in thousands)
American Airlines    $14,472    $12,371         2011
United Airlines        7,012      5,311    2010-2012
Other airlines         2,842      2,693    2011-2015
Other                  6,014      5,813    2004-2008
                     -------    -------

                     $30,340    $26,188
                     =======    =======

     After the events of September 11, 2001, air travel and the value of these airlines' EETC securities declined. The EETCs are all "A tranche" holdings, which means they are in a senior credit position to the underlying airplane collateral value as compared to B and C tranche holders. At the time of issuance, the collateral was appraised at approximately twice the value of the A tranche EETCs. At year end, major investment banks had estimated that in a distressed sale scenario, the value of the collateral would be approximately the same as the EETCs' cost. During the fourth quarter of 2002, United Airlines declared bankruptcy. At December 31, 2002, all of the EETCs continued to carry an investment grade rating. In the first quarter of 2003, the debt rating of American Airlines was downgraded by Moody's to non-investment grade. Harleysville Group is participating in certain EETC creditor committees and is monitoring developments. It is possible that these EETCs may be written down in the income statement in 2003, depending upon developments involving both the issuers and the threats of terrorism and war. During the fourth quarter of 2002, a $0.2 million impairment charge was recognized for United Airlines bonds, which were not EETCs and were not collateralized.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

     Income before income taxes increased $4.7 million, or 9%, for the year ended December 31, 2002 due to the higher investment income and a lower underwriting loss, partially offset by the increased realized investment losses.

     The statutory combined ratio is a standard measure of underwriting profitability. This ratio is the sum of (1) the ratio of incurred losses and loss settlement expenses to net earned premium; (2) the ratio of expenses incurred for commissions, premium taxes, administrative and other underwriting expenses to net written premium; and (3) the ratio of dividends to policyholders to net earned premium. The combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. Harleysville Group's statutory combined ratio improved to 101.9% for the year ended December 31, 2002 from 104.2% for the year ended December 31, 2001. Such decrease was due to improved results in both commercial lines and personal lines. The commercial lines combined ratio improved to 99.5% for the year ended December 31, 2002 from 100.0% for the year ended December 31, 2001. The personal lines combined ratio improved to 108.1% for the year ended December 31, 2002 from 113.1% for the year ended December 31, 2001. The improvement in commercial lines primarily was due to improved results in the commercial automobile and commercial multi-peril lines of business, partially offset by worse results in the workers compensation line of business, where losses have trended higher. The improvement in personal lines primarily was due to benefits from higher pricing, re-underwriting and agency management efforts, partially offset by higher loss trends in the personal automobile lines. The year ended December 31, 2001 also included estimated losses of $3.6 million resulting from the September 11, 2001 terrorist acts and a $2.6 million charge for guaranty fund and other assessments resulting from the liquidation of Reliance Insurance Company. These charges adversely affected the statutory combined ratio by 0.5 points and 0.4 points, respectively.

     Losses ceded under the aggregate catastrophe reinsurance agreement with Mutual decreased by $7.6 million for the year ended December 31, 2002, as there were fewer severe storms than in the prior year.

     Harleysville Group recognized favorable development in the provision for insured events of prior years of $4.6 million and $17.4 million in 2002 and 2001, respectively. Such development represents 0.6% and 2.2% of the net liability for unpaid losses and loss settlement expenses of $800.9 million and $792.6 million

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

at December 31, 2001 and 2000, respectively. The favorable development for 2002 primarily related to lower-than-expected claim severity in both the commercial and personal lines of business. The favorable development for 2001 primarily related to lower-than-expected loss settlement expenses.

     Of the $4.6 million of favorable development in 2002, $2.9 million was from commercial lines and was net of $6.7 million of favorable development in the 2001 accident year and $4.8 million of adverse development in the 1999 accident year and smaller amounts of development in every other accident year. The net liability for commercial lines unpaid losses and loss settlement expenses at December 31, 2001 for the 2001 and 1999 accident years was $236.2 million and $91.9 million, respectively. Favorable development in personal lines was $1.7 million for 2002 and was net of $3.8 million of favorable development in the 2001 accident year and $0.9 million of adverse development in the 1998 accident year and smaller amounts of development in every other accident year. The net liability for personal lines unpaid losses and loss settlement expenses at December 31, 2001 for the 2001 and 1998 accident years was $71.5 million and $11.7 million, respectively. Actuarial loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied during the periods presented. Changes in the estimate of the liability for unpaid losses and loss settlement expenses were not actuarially significant and reflect actual payments and evaluations of new information and data since the last reporting date. These changes correlate with actuarial trends and primarily relate to lower-than-expected claim severity.

     Of the $17.4 million of favorable development in 2001, $14.8 million was derived from a reduction in anticipated loss settlement expenses. During 2000, Harleysville Group completed a plan to consolidate its claims operations from 23 general claims offices into a centralized direct reporting center and four specialized regional claims centers, which resulted in the termination of 173 employees. At December 31, 2000, the liability for loss settlement expenses of $151.0 million was established based on historical trends with consideration given to benefits from staffing reductions that were expected from the claims reorganization. When establishing this liability, Harleysville Group did not have historical experience or data regarding such a reorganization that indicated that additional benefits were likely to be realized. During 2001, the actual loss settlement payments and actuarial data indicated, with increasing certainty, that the benefits from the claims reorganization were greater than originally anticipated due to the benefits of

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

greater specialization of the staff and the favorable development was recognized throughout 2001 as the experience developed. Of the $14.8 million favorable development from loss settlement expenses, $13.5 million is from commercial lines and is from all of the accident years roughly in proportion to the loss reserves in those accident years. In addition to the $14.8 million of favorable loss settlement expense development, there was $2.6 million of net favorable loss development with no significant variances from a varied mix of accident years and lines.

     The net liability at December 31, 2002 for unpaid losses and loss settlement expenses was $702.7 million for commercial lines and $154.5 million for personal lines. Harleysville Group has recorded the actuarial best estimate of the ultimate unpaid cost of all losses and loss settlement expenses incurred, including losses for claims that have been incurred but not yet been reported to Harleysville Group. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amounts of loss reserves for unreported claims and loss settlement expense reserves are determined utilizing historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. A statistically determined range of estimates for commercial lines is $616.4 million to $822.1 million and for personal lines is $129.7 million to $176.4 million. The range of estimates around the actuarial best estimates is statistically determined in order to provide information regarding the variability of the actuarial best estimates. The ranges were determined using both paid and incurred loss development data with a 1,000 trial simulation run against each set of data. Development factors within each 12-month development period were assumed to be normally distributed with the means equal to the estimated age-to-age factors, and the standard deviations equal to the actual standard deviations of the data used. The resulting ranges produced by the simulation were then used to create a reasonable representation of a 90% confidence interval using the 5% point as the low end of the range and the 95% point as the high end of the range.

     Because of the nature of insurance claims, there are uncertainties inherent in the estimates of ultimate losses. The aforementioned reorganization of the claims operation has resulted in new people and processes involved in settling claims.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2002  COMPARED  TO  2001  (CONTINUED)

As a result, more recent statistical data reflects different patterns than in the past. For example, the rate of settlement of liability cases is generally slower than it had been before the reorganization. Harleysville Group believes that this reflects the impact of more specialized claims settlement activity and a related increase in litigation and has considered this in establishing its best estimates. On the other hand, smaller, routine property claims are being handled by a centralized claims unit that has led to faster settlement of such claims. These changes resulting from the claims reorganization give rise to uncertainty as to the pattern of future loss settlements. There are uncertainties regarding future loss cost trends particularly related to medical treatments and automobile repair. Court decisions, regulatory changes and economic conditions can affect the ultimate cost of claims that occurred in the past. Accordingly, the ultimate liability for unpaid losses and loss settlement expenses is likely to differ from the amount recorded at December 31, 2002. For every 1% change in the estimate, the effect on pre-tax income would be $8.6 million.

     The property and casualty industry has had substantial aggregate loss experience from claims related to asbestos-related illnesses, environmental remediation, product and construction defect liability, mold, and other uncertain exposures. Harleysville Group has not experienced significant losses from such claims.

     Effective for one year from July 1, 2002, the pool in which Harleysville Group and Mutual participate is reinsured under a catastrophe reinsurance treaty that provides coverage ranging from 84.8% to 94.3% of up to $140 million in excess of a retention of $30 million for any given catastrophe. Harleysville Group's 2002 pooling share of this coverage would range from 84.8% to 94.3% of up to $100.8 million in excess of a retention of $21.6 million for any given catastrophe. Accordingly, pursuant to the terms of the treaty, the maximum recovery would be $126.5 million for any catastrophe involving an insured loss of $170 million or greater. Harleysville Group's 2002 pooling share of this maximum recovery would be $91.1 million for any catastrophe involving an insured loss of $122.4 million or greater. The treaty includes reinstatement provisions for coverage for a second catastrophe and payment of an additional premium in the event of a first catastrophe occurring. Most terrorism losses would not be covered by the treaty. A separate property per risk reinsurance treaty covers certain terrorism losses. The maximum recovery by Harleysville Group on such terrorism losses would be $27 million.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2001  COMPARED  TO  2000

     Premiums earned increased $41.6 million, or 6%, for the year ended December 31, 2001. The increase was due to an increase in premiums earned for commercial lines of $55.5 million, partially offset by a decrease of $13.9 million in personal lines premiums earned. The increase in premiums earned for commercial lines primarily was due to higher rates, partially offset by fewer policy counts. The decrease in premiums earned for personal lines primarily was due to fewer policy counts, partially offset by higher rates.

     Investment income decreased $1.3 million, or 1%, for the year ended December 31, 2001 due to a lower yield on the investment portfolio.

     Realized investment gains (losses) decreased $12.9 million for the year ended December 31, 2001 primarily resulting from greater losses on the sale of equity securities and an increase of $5.5 million in losses recognized on investments that were trading below cost on an other-than-temporary basis. Such increased losses were partially offset by greater gains on the sale of fixed maturities.

     Income before income taxes decreased $5.9 million, or 10%, for the year ended December 31, 2001, due to the lower investment income and lower realized investment gains (losses), partially offset by a lower underwriting loss. Harleysville Group's statutory combined ratio improved to 104.2% for the year ended December 31, 2001 from 106.1% for the year ended December 31, 2000. Such decrease is primarily due to improved results in commercial lines, partially offset by worse results in personal lines. The commercial lines combined ratio improved to 100.0% for the year ended December 31, 2001 from 104.5% for the year ended December 31, 2000. The personal lines combined ratio declined to 113.1% for the year ended December 31, 2001 from 108.7% for the year ended December 31, 2000. The improvement in commercial lines primarily was due to benefits from higher pricing, re-underwriting and agency management efforts, partially offset by $3.6 million of net estimated losses ($.08 per basic share after taxes) resulting from the September 11, 2001 terrorist acts. The decline in personal lines profitability primarily was due to higher loss trends in the personal automobile lines.

     The year ended December 31, 2001 included a $2.6 million charge ($.06 per basic share after taxes) for guaranty fund and other assessments resulting from the liquidation of Reliance Insurance Company. This charge adversely affected the statutory

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     2001  COMPARED  TO  2000  (CONTINUED)

combined ratio by 0.4 points and the September 11 terrorist losses adversely affected it by 0.5 points. The year ended December 31, 2000 included a pre-tax charge of $1.1 million ($.03 per basic share after taxes) related to the consolidation of selected non-claims support services and office functions throughout the field operations. This restructuring charge adversely affected the statutory combined ratio by 0.2 points for the year ended December 31, 2000. Income before income taxes for the year ended December 31, 2000 also was reduced by $1.9 million ($.04 per basic share after taxes) to reflect the effect of a settlement of litigation between the North Carolina Rate Bureau and the Commissioner of Insurance over personal automobile insurance rate levels dating back to 1994. The settlement, which mandated a refund of premium be made to policyholders, adversely affected the combined ratio by 0.3 points.

     Losses ceded under the aggregate catastrophe reinsurance agreement with Mutual increased by $3.6 million for the year ended December 31, 2001, as there were more severe storms, particularly in the Midwest, than in the prior year.

     Harleysville Group recognized $48.9 million of favorable development in the provision for insured events of prior years in 2000, of which $20.2 million was from loss settlement expenses and $28.7 million is from losses. At December 31, 1999, the liability for loss settlement expenses of $158.5 million was established based on historical trends. The aforementioned claims reorganization plan was being implemented and was not complete at that time. As a result, Harleysville Group was unable to accurately estimate the benefits to the ultimate loss settlement expenses associated with claims that occurred prior to December 31, 1999. During 2000, the claims reorganization was completed and staffing efficiencies were achieved and the estimate of the liability for loss settlement expenses was adjusted in correlation with this information.

     Of the $28.7 million of favorable loss development in 2000, $21.0 million was from commercial lines and $7.7 million was from personal lines. For both of these lines, the favorable development correlated with actuarial trends and primarily was in the three most recent accident years. Within the commercial lines, workers compensation claims developed favorably by $8.9 million primarily due to benefits of reform legislation that was passed in Pennsylvania and resulted in a reduction of medical cost trends from rules that controlled medical fees and a reduction in indemnity costs through rules that resulted in injured workers returning to work quicker. Such benefits affected almost all accident years.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     NEW  ACCOUNTING  STANDARDS

     In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was issued. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Harleysville Group adopted the provisions of SFAS No. 142 effective January 1, 2002, at which time Harleysville Group ceased to record amortization expense related to its goodwill. The adoption of SFAS No. 142 resulted in a $0.8 million reduction in amortization expense in 2002 as compared to 2001. Harleysville Group's goodwill balance was $23.4 million at December 31, 2002. Harleysville Group completed its analysis of any potential impairment of the goodwill during the second quarter of 2002 and no adjustment was necessary.

     Other new accounting standards that have been issued did not, or are not expected to, have a material impact on the consolidated financial statements.

     LIQUIDITY  AND  CAPITAL  RESOURCES

     Liquidity is a measure of the ability to generate sufficient cash to meet cash obligations as they come due. Harleysville Group's primary sources of cash are premium income, investment income and maturing investments. Cash outflows can be variable because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in the aggregate. Accordingly, Harleysville Group maintains investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments. Harleysville Group models its exposure to catastrophes and has the ability to pay claims without selling held to maturity securities even for events having a low (less than 1%) probability. Even in years of greater catastrophe frequency, Harleysville Group has been able to pay claims without liquidating any investments. Harleysville Group has also considered scenarios of declines in revenue and increases in loss payments, and has the ability to meet cash requirements under such scenarios without selling held to maturity securities. Harleysville Group's policy with respect to fixed maturity investments is to purchase only those that are of investment grade quality.

     Net cash provided by operating activities was $113.2 million and $45.8 million for 2002 and 2001, respectively. The increase in net cash provided by operating activities primarily consists of an increase in cash provided by underwriting activities.

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

     Net cash used by investing activities was $100.9 million and $36.4 million for 2002 and 2001, respectively. The change is primarily due to increased net purchases of investments due to the increase in cash provided by operating activities.

     Financing activities used net cash of $11.1 million in 2002 compared to $9.6 million in 2001. The change was primarily due to an increase in dividends paid, partially offset by an increase in the issuance of common stock.

     Harleysville Group participates in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for a short period of time in return for a fee. At December 31, 2002, Harleysville Group held cash collateral of $139.2 million related to securities on loan with a market value of $135.5 million. Harleysville Group's policy is to require initial collateral of 102% of the market value of loaned securities plus accrued interest, which is required to be maintained daily by the borrower at no less than 100% of such market value plus accrued interest over the life of the loan. Acceptable collateral includes cash and money market instruments, government securities, "A" rated corporate obligations, "AAA" rated asset-backed securities or GICs and Funding Agreements from issuers rated "A" or better.

     The Company had $8.7 million of cash and marketable securities and $42.0 million of dividends receivable from its subsidiaries at December 31, 2002, which are available for general corporate purposes including dividends, debt service, capital contributions to subsidiaries, acquisitions and the repurchase of stock. The Company's $75.0 million of notes payable are due in November 2003 and are expected to be refinanced. The Company has adopted a stock repurchase plan under which the Company may purchase up to 500,000 shares of Harleysville Group Inc. common stock. Mutual has authorized purchases of the common shares of Harleysville Group Inc. in an equal amount. At March 6, 2003, the Company and Mutual each have repurchased 1,250 of the shares authorized to be repurchased. Harleysville Group has no material commitments for capital expenditures as of December 31, 2002.

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

     HARLEYSVILLE  GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

     Applying the current regulatory restrictions as of December 31, 2002, $11.0 million would be available for distribution to the Company by its subsidiaries without prior regulatory approval until October 1, 2003, after which $52.9 million would be available for distribution to Harleysville Group Inc. without prior approval. See the Business-Regulation section of the Company's 2002 Form 10-K, which includes a reconciliation of net income and shareholders' equity as determined under statutory accounting practices to net income and shareholders' equity as determined in accordance with generally accepted accounting principles. Also, see Note 10 of the Notes to Consolidated Financial Statements.

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

     The NAIC has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of, conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the January 1, 2001 statutory capital and surplus of the Company's insurance subsidiaries ranged from a decrease of $0.4 million to an increase of $6.4 million and was an increase of $21.0 million on a consolidated basis.

     Harleysville Group had off-balance-sheet credit risk related to $68.0 million of premium balances due to Mutual from agents and insureds at December 31, 2002.

     The following summarizes Harleysville Group's contractual obligations at December 31, 2002.


                                      LESS THAN                 AFTER
                            TOTAL     1 YEAR       1-3 YEARS    3 YEARS
                           -------    ---------    ---------    -------
(in thousands)
Contractual obligations:
Debt                       $95,620    $75,475      $19,585      $560

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     LIQUIDITY  AND  CAPITAL  RESOURCES  (CONTINUED)

     In 2001, GE Reinsurance Corporation (GE Re) sought rescission of a reinsurance agreement between Mutual and GE Re relating to certain automobile insurance policies written in California through a managing general agent beginning in 1999. On December 13, 2002, Mutual and GE Re settled this matter by agreeing to a commutation and termination of the reinsurance agreement effective December 31, 2002. The settlement agreement did not materially impact Harleysville Group's financial statements.

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

     RISK  FACTORS

     You should consider carefully the following risks, as well as the other information contained in our 2002 Report on Form 10-K. If any of the following risks actually occur, our business, financial condition and results of operations could be adversely affected. You should refer to the other information set forth in our 2002 Report on Form 10-K including our consolidated financial statements and the related notes.

OUR RESERVES MAY NOT BE ADEQUATE TO COVER OUR ULTIMATE LIABILITY FOR LOSSES AND LOSS SETTLEMENT EXPENSES.

     We are required to maintain loss reserves for our estimated liability for losses and loss settlement expenses associated with reported and unreported claims for each accounting period. We regularly review our reserving techniques and our overall amount of reserves and, based on our estimated liability, raise or lower the levels of our reserves accordingly. If our estimates are incorrect and our reserves are inadequate, we are obligated to increase our reserves. An increase in reserves results in an increase in losses and a reduction in our net income for the period in which the deficiency in reserves is identified. Accordingly, an increase in reserves could have a material adverse effect on our results of operations, liquidity and

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

financial condition. Our reserve amounts are estimated based on what we expect our ultimate liability for losses and loss settlement expenses to be. These estimates are based on facts and circumstances of which we are aware, predictions of future events, trends in claims severity and frequency and other subjective factors. Although we use a number of methods to project our ultimate liability, there is no method that can always exactly predict our ultimate liability for losses and loss settlement expenses.

     In addition to reviewing our reserving techniques, as part of our reserving process we also consider:

   -  information  regarding  each  claim  for  losses;

   -  our  loss  history  and  the  industry's  loss  history;

   - legislative enactments, judicial decisions and legal developments regarding damages;

   -  changes  in  political  attitudes;  and

   -  trends  in  general  economic  conditions,  including  inflation.

     We cannot be certain that the reserves we establish are adequate now or will be adequate in the future.

CATASTROPHIC EVENTS CAN HAVE A SIGNIFICANT IMPACT ON OUR FINANCIAL AND OPERATIONAL CONDITION.

     Results of property insurers are subject to weather and other events prevailing in any given year. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results for that year to be materially worse than for other years.

     Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of our insurance subsidiaries, thereby limiting the ability of our insurance subsidiaries to pay dividends to us.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

     Various events can cause catastrophes, including severe winter weather, hurricanes, windstorms, earthquakes, hail, terrorism, explosions and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event.

     Our insurance subsidiaries seek to reduce the impact on our business of a catastrophe through geographic diversification and through the purchase of reinsurance covering various categories of catastrophes, which generally excludes terrorism. Nevertheless, reinsurance may prove inadequate if:

   -  a  major  catastrophic  loss  exceeds  the  reinsurance  limit,  or

   - an insurance subsidiary pays a number of smaller catastrophic loss claims that, individually, fall below the subsidiary's retention level.

WE FACE SIGNIFICANT COMPETITION FROM OTHER REGIONAL AND NATIONAL INSURANCE COMPANIES, AGENTS AND FROM SELF-INSURANCE.

     We compete with local, regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and many have greater financial, technical and operating resources. In addition, we face competition within each insurance agency that sells our insurance because we sell through independent agencies that represent more than one insurance company.

     The property and casualty insurance industry is highly competitive on the basis of product, price and service. If our competitors offer products with more coverage, or price their products more aggressively, our ability to grow or renew our business may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which we operate. The internet also could emerge as a significant source of new competition, both from existing competitors using their brand name and resources to write business through this new distribution channel and from new competitors.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

     We also face competition because of entities that self-insure, primarily in the commercial insurance market. From time to time, certain of our customers and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

     A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

   - the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

   - programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

   - changing practices caused by the internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

     New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

WE  ARE  HEAVILY  REGULATED  IN  THE  STATES  IN  WHICH  WE  OPERATE.

     We are subject to extensive supervision and regulation in the states in which we transact business. The primary purpose of supervision and regulation is to protect individual policyholders and not shareholders or other investors. Our business can be adversely affected by private passenger automobile insurance regulations and any other regulations affecting property and casualty insurance companies. For example, laws and regulations can reduce or set rates at levels that we do not believe are adequate for the risks we insure. Other laws and regulations can limit our ability to cancel or refuse to renew policies and require us to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance, including workers compensation, may also have an adverse effect on our business. Although the federal government does not directly regulate the insurance industry, federal initiatives, such as federal terrorism backstop legislation, from time to time, also can impact the insurance industry.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

     In addition, proposals intended to control the cost and availability of health care services have been debated in the U.S. Congress and state legislatures. Although we do not write health insurance, rules affecting health care services can affect other insurance that we write, including workers compensation, and commercial and personal automobile and liability insurance. We cannot determine whether or in what form health care reform legislation may be adopted by the U.S. Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of health care legislation or regulations, or changing interpretations, at the federal or state level would have on us.

THE  PROPERTY  AND  CASUALTY  INSURANCE  INDUSTRY  IS  CYCLICAL.

     Historically, the results of the property and casualty insurance industry have been subject to significant fluctuations over time due to competition and due to unpredictable developments, including:

   -  natural  and  man-made  disasters;

   - fluctuations in interest rates and other changes in the investment environment that affect returns on our investments;

   -  inflationary  pressures  that  affect  the  size  of  losses;
      and

   - legislative and regulatory changes and judicial decisions that affect insurers' liabilities.

     The demand for property and casualty insurance, particularly commercial lines, also can vary with the overall level of economic activity. In addition to the cyclicality of the property and casualty industry, our surety business is affected adversely by economic downturns that make it difficult for the insureds whose obligations we guarantee to fulfill their obligations.

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

OUR ABILITY TO REDUCE OUR EXPOSURE TO RISKS DEPENDS ON THE AVAILABILITY AND COST OF REINSURANCE.

     We transfer a portion of our exposure to selected risks to other insurance and reinsurance companies through reinsurance arrangements. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk when we obtain reinsurance because we are still liable for the transferred risks if the reinsurer cannot meet the transferred obligations. Therefore, the inability of any of our reinsurers to meet its financial obligations could materially and adversely affect our operations.

     Many reinsurers experienced significant losses related to the terrorist acts of September 11, 2001, and future terrorist acts may have similar effects. As a result, we may incur significantly higher reinsurance costs and more restrictive terms and conditions, or may be unable to attain reinsurance for some types of commercial exposures.

OUR PERFORMANCE IS TIED TO THE ECONOMIC AND REGULATORY CONDITIONS AND WEATHER-RELATED EVENTS IN THE EASTERN AND MIDWESTERN UNITED STATES.

     We write property and casualty insurance business in the eastern and midwestern United States. Consequently, unusually severe storms or other natural or man-made disasters that destroy property in these states could adversely affect our operations. Our revenues and profitability also are subject to prevailing economic and regulatory conditions in the states in which we write insurance. We may be exposed to risks of adverse developments that are greater than if we conducted business nationwide.

WE DEPEND ON OUR INVESTMENTS TO SUPPORT OUR OPERATIONS AND TO PROVIDE A SIGNIFICANT PORTION OF OUR REVENUES AND EARNINGS.

     We, like many other property and casualty insurance companies, depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income as a result of

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our results. Any significant decline in the market value of our investments would reduce our shareholders' equity and our policyholders' surplus, which could impact our ability to write additional business.

WE  DEPEND  ON  INDEPENDENT  INSURANCE  AGENTS.

     We market and sell our insurance products through independent, non-exclusive insurance agencies. These agencies are not obligated to sell our insurance products, and generally they also sell our competitors' insurance products. As a result, our business depends in part on the marketing and sales efforts of these agencies. If we diversify and expand our business geographically, then we may need to expand our network of agencies to successfully market our products. If these agencies fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies or other businesses. Changes in ownership of agencies, or expansion of agencies through acquisition, could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting our business.

WE  MAY  BE  ADVERSELY  IMPACTED  BY  A  CHANGE  IN  OUR  RATING.

     Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors that they believe are relevant to policyholders. Ratings are not recommendations to buy, hold or sell our securities.

     The principal agencies that cover the property and casualty industry are A.M. Best Company, Standard & Poor's and Moody's. We believe our ability to write business is most influenced by our rating from A.M. Best. According to A.M. Best, its ratings are designed to assess an insurer's financial strength and ability to meet ongoing obligations to policyholders. A rating below "A-" from A.M. Best could materially adversely affect the business we write. We believe that ratings from Standard & Poor's or Moody's, although important, have less of an impact on our

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

business. An unfavorable change in either of these ratings, however, could make it more expensive for us to access capital markets. We cannot be sure that we will maintain our current A.M. Best, Standard & Poor's or Moody's ratings.

BECAUSE  WE  ARE  AN  INSURANCE  HOLDING  COMPANY, WE RELY ON RECEIVING ADEQUATE
DIVIDENDS  FROM  OUR  INSURANCE  SUBSIDIARIES.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying corporate expenses and dividends to shareholders. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as other regulatory restrictions. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our obligations or to allow us to pay dividends.

APPLICABLE INSURANCE LAWS MAKE IT DIFFICULT TO EFFECT A CHANGE OF CONTROL, AND A LARGE SHAREHOLDER MAY HAVE SIGNIFICANT INFLUENCE OVER POTENTIAL CHANGE OF CONTROL TRANSACTIONS.

     Under applicable insurance laws and regulations of the states in which our subsidiaries are domiciled, no person may acquire control of us unless that person has filed a statement containing specified information with the insurance commissioner of each state and obtains advance approval for such acquisition. Under applicable laws and regulations, any person acquiring, directly or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our common stock without obtaining advance approval of the insurance commissioner of each state would be in violation of applicable insurance laws and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the insurance commissioner of each such state.

     In addition, many state insurance laws require prior notification to the state insurance department of a change of control of a non-domiciliary insurance company licensed to transact insurance in that state. Although these pre-

     HARLEYSVILLE GROUP
     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  RESULTS
     OF  OPERATIONS  AND  FINANCIAL  CONDITION
     (Continued)

     RISK  FACTORS  (CONTINUED)

notification statutes do not authorize the state insurance departments to disapprove the change of control, they authorize regulatory action - including a possible revocation of our authority to do business - in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change of control of us may require prior notification in the states that have pre-acquisition notification laws.

     As of December 31, 2002, Mutual owned approximately 56% of our outstanding common stock. Mutual's stock ownership and ability, by reason of such ownership, to elect our board of directors, provides it with significant influence over potential change of control transactions.

     Finally, our certificate of incorporation permits the Board of Directors to issue up to one million shares of preferred stock having such terms, including voting rights, as the Board shall fix and determine.

WE  DEPEND  ON  KEY  PERSONNEL.

     The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers, and key management, sales, information systems, underwriting, claims and corporate personnel. Competition to attract and retain key personnel is intense. Although we have change of control agreements with a number of key managers, in general we do not have employment contracts or non-compete arrangements with our employees, including our key employees.