Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE GROUP INC
filed 2003-03-26
CIK 792013

EXHIBIT  13(C)


     HARLEYSVILLE  GROUP
     QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST  RATE  RISK

     Harleysville Group's exposure to market risk for changes in interest rates is concentrated in its investment portfolio and, to a lesser extent, its debt obligations. Harleysville Group monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are modeled regularly.

     Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:





                              DECEMBER 31, 2002
                      ---------------------------------
                      PRINCIPAL       WEIGHTED-AVERAGE
                      CASH FLOWS      INTEREST RATE
                      ----------      -----------------
                         (dollars in thousands)
Fixed maturities and short-
  term investments:
    2003              $  279,888          4.48%
    2004                 138,912          6.24%
    2005                 173,976          6.20%
    2006                 237,249          5.74%
    2007                 164,395          5.87%
    Thereafter           527,504          5.73%
                      ----------
  Total               $1,521,924
                      ==========
  Fair value          $1,631,503
                      ==========
Debt
    2003              $   75,475          6.72%
    2004                     520          1.70%
    2005                  19,065          2.04%
    2006                     560          1.70%
                      ----------
  Total               $   95,620
                      ==========
  Fair value          $   96,689
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

     The combined total of realized and unrealized equity investment losses was $48.7 million, $35.9 million and $12.2 million in 2002, 2001 and 2000, respectively. During these three years, the largest total equity investment gain and (loss) in a quarter was $14.6 million and $(29.1) million, respectively.