Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE GROUP INC
filed 2003-03-26
CIK 792013

EXHIBIT  13(D)


     HARLEYSVILLE  GROUP
     CONSOLIDATED  BALANCE  SHEETS
     (in  thousands,  except  share  data)




                                              DECEMBER 31,
                                       ------------------------
                                         2002            2001
                                       ---------       ---------
ASSETS
---------
Investments:
  Fixed maturities:
    Held to maturity, at amortized
      cost (fair value $411,235
      and $459,588)                     $  379,940     $  439,499
    Available for sale, at fair value
      (cost $932,889 and $956,047)         995,032        984,264
  Equity securities, at fair value
    (cost $96,849 and $110,803)            107,177        150,686
  Short-term investments, at cost,
    which approximates fair value           89,692         36,695
  Fixed maturity securities on loan:
    Held to maturity, at amortized
      cost (fair value $5,707)               5,222
    Available for sale, at fair value
      (amortized cost $118,991)            129,837
                                        ----------     ----------
      Total investments                  1,706,900      1,611,144
Cash                                         2,944          1,839
Receivables:
  Premiums                                 138,905        122,508
  Reinsurance                               75,488         81,640
  Accrued investment income                 21,552         21,862
                                        ----------     ----------
      Total receivables                    235,945        226,010
Deferred policy acquisition costs           94,896         86,076
Prepaid reinsurance premiums                19,421         20,096
Property and equipment, net                 27,556         28,873
Deferred income taxes                       25,784         29,435
Security lending collateral                139,215
Due from affiliate                          10,709
Other assets                                48,154         41,817
                                        ----------     ----------
      Total assets                      $2,311,524     $2,045,290
                                        ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities:
  Unpaid losses and loss
    settlement expenses                 $  928,335     $  879,056
  Unearned premiums                        406,277        373,737
  Accounts payable and accrued
    expenses                               109,965         96,440
  Security lending obligation              139,215
  Debt                                      95,620         96,055
  Due to affiliate                                          9,704
                                        ----------     ----------
      Total liabilities                  1,679,412      1,454,992
                                        ----------     ----------
Shareholders' equity:
  Preferred stock, $1 par value,
    authorized 1,000,000 shares;
    none issued
  Common stock, $1 par value,
    authorized 80,000,000 shares;
    issued 2002, 30,917,575 and
    2001, 30,444,678 shares;
    outstanding 2002, 29,917,575
    and 2001, 29,444,678 shares             30,918         30,445
  Additional paid-in capital               149,091        140,065
  Accumulated other comprehensive
    income                                  49,086         44,265
  Retained earnings                        418,582        391,088
  Treasury stock, at cost,
    1,000,000 shares                       (15,565)       (15,565)
                                        ----------     ----------
      Total shareholders' equity           632,112        590,298
                                        ----------     ----------
      Total liabilities and
       shareholders' equity             $2,311,524     $2,045,290
                                        ==========     ==========


See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     CONSOLIDATED  STATEMENTS  OF  INCOME
     (in  thousands,  except  per  share  data)



                                             YEAR ENDED DECEMBER 31,
                                       -----------------------------------
                                          2002         2001        2000
                                        --------     --------     --------
Revenues:
  Premiums earned                       $764,636     $729,889     $688,330
  Investment income, net
    of investment expense                 86,265       85,518       86,791
  Realized investment gains (losses)     (18,448)      (3,071)       9,780
  Other income                            15,283       15,415       17,670
                                        --------     --------     --------

      Total revenues                     847,736      827,751      802,571
                                        --------     --------     --------
Expenses:
  Losses and loss settlement
    expenses                             521,617      519,822      492,801
  Amortization of deferred
    policy acquisition costs             185,547      180,283      177,217
  Other underwriting expenses             74,105       64,267       60,916
  Interest expense                         5,698        6,207        6,612
  Other expenses                           4,287        5,372        7,320
                                        --------     --------     --------
      Total expenses                     791,254      775,951      744,866
                                        --------     --------     --------

      Income before income taxes          56,482       51,800       57,705

Income taxes                              10,227        8,307        9,013
                                        --------     --------     --------

      Net income                        $ 46,255     $ 43,493     $ 48,692
                                        ========     ========     ========
Per common share:

  Basic earnings                        $   1.56     $   1.49     $   1.69
                                        ========     ========     ========

  Diluted earnings                      $   1.53     $   1.46     $   1.67
                                        ========     ========     ========

  Cash dividends                        $    .63     $    .58     $    .55
                                        ========     ========     ========

See  accompanying  notes  to  consolidated  financial  statements.




     HARLEYSVILLE GROUP
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
     (dollars in thousands)

                                                ACCUMULATED
                                    ADDITIONAL  OTHER
                  COMMON STOCK      PAID-IN     COMPREHENSIVE    RETAINED   TREASURY
               SHARES      AMOUNT   CAPITAL     INCOME (LOSS)    EARNINGS   STOCK     TOTAL
               ----------  -------  ---------   -------------    --------   --------  --------

Balance at
December 31,
 1999          29,498,651  $29,499   $124,798   $ 51,682        $331,769   $ (10,854)  $526,894
Net income                                                        48,692                 48,692
Other compre-
  hensive
  income,
  net of tax:
   Unrealized
   investment
   gains,
   net of
   reclassify-
   cation
   adjustment                                      4,328                                 4,328
                                                                                      --------
Comprehensive
  income                                                                                53,020
                                                                                      --------
Issuance of
  common stock:
   Incentive
   plans          466,068      466      5,279                                            5,745
   Dividend
    Reinvestment
    Plan           37,133       37        637                                              674
Tax benefit from
  stock options
  exercised                               823                                              823
Cash dividends
  paid                                                           (15,864)              (15,864)
Purchase of
  treasury
   stock,
   313,435 shares                                                            (4,711)    (4,711)
               ----------  -------   --------   --------        --------   --------   --------
Balance at
  December 31,
 2000          30,001,852   30,002    131,537     56,010         364,597    (15,565)   566,581
Net income                                                        43,493                43,493
Other compre-
  hensive income,
  net of tax:
   Unrealized
   investment
   losses,
   net of
   reclassify-
   cation
   adjustment                                    (11,745)                              (11,745)
                                                                                      --------
Comprehensive
  income                                                                                31,748
                                                                                      --------
Issuance of
  common stock:
   Incentive
   plans          413,528      414      6,708                                            7,122
   Dividend
    Reinvestment
    Plan           29,298       29        656                                              685
Tax benefit
  from stock
  options
  exercised                             1,164                                            1,164
Cash
  dividends
  paid                                                           (17,002)              (17,002)
               ----------  -------   --------   --------        --------   --------   --------
Balance at
  December 31,
2001           30,444,678   30,445    140,065     44,265         391,088    (15,565)   590,298




(Continued)




     HARLEYSVILLE GROUP
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     (Continued)
     FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
     (dollars in thousands)

                                                ACCUMULATED
                                    ADDITIONAL  OTHER
                  COMMON STOCK      PAID-IN     COMPREHENSIVE    RETAINED   TREASURY
               SHARES      AMOUNT   CAPITAL     INCOME (LOSS)    EARNINGS   STOCK     TOTAL
               ----------  -------  ---------   -------------    --------   --------  --------

Balance at
Net  income                $         $          $               $ 46,255   $          $ 46,255
Other  compre-
  hensive
   income,
   net  of  tax:
  Unrealized
   investment
   gains,  net  of
   reclassifi-
   cation
   adjustment                                     9,891                                  9,891
  Minimum
   pension
   liability
   adjustment                                    (5,070)                                (5,070)
                                                                                       --------
Other  compre-
  hensive  income                                                                         4,821
                                                                                       --------
Comprehensive
  income                                                                                 51,076
                                                                                       --------
Issuance of
  common stock:
   Incentive
    plans         446,982      447     6,920                                              7,367
   Dividend
    Reinvestment
    Plan           25,915       26       658                                                684
Tax  benefit
  from  stock
  options
  exercised                            1,448                                              1,448
Cash
  dividends
  paid                                                           (18,761)               (18,761)
               ----------  -------   --------   --------        --------   --------   --------
Balance  at
 December  31,
 2002          30,917,575  $30,918   $149,091   $ 49,086        $418,582   $(15,565)  $632,112
               ==========  =======   ========   ========        ========   ========   ========


See  accompanying  notes  to  consolidated  financial  statements.




     HARLEYSVILLE GROUP
     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (in thousands)

                                                 YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                               2002         2001         2000
                                            ----------   ----------   ----------
Cash flows from operating activities:
  Net income                                $  46,255    $  43,493    $  48,692
  Adjustments to reconcile net
    income to net cash provided
    (used) by operating activities:
       Change in receivables, unearned
         premiums, prepaid reinsurance
         and due to affiliate                   2,867      (16,621)      (2,475)
       Increase (decrease) in unpaid
         losses and loss settlement
         expenses                              49,279       14,213      (36,509)
       Deferred income taxes                    1,055       (3,425)      (1,397)
       Increase in deferred policy
         acquisition costs                     (8,820)      (1,317)      (1,218)
       Amortization and depreciation            3,116        2,854        3,215
       Realized investment (gains)
         losses                                18,448        3,071       (9,780)
       Other, net                                 967        3,520       (3,710)
                                            ---------    ---------     ---------
         Net cash provided (used)
           by operating activities            113,167       45,788       (3,182)
                                            ---------    ---------     ---------
Cash flows from investing activities:
  Held to maturity investments:
    Purchases                                  (1,038)                    (3,895)
    Maturities                                 55,547       42,329        37,725
  Available for sale investments:
    Purchases                                (260,262)    (303,610)     (142,691)
    Maturities                                 56,950       75,662        58,240
    Sales                                     103,322      165,796        37,070
  Net (purchases) sales or maturities
    of short-term investments                 (52,997)     (12,814)       35,342
  Purchases of property and
    equipment                                  (2,439)      (3,724)      (3,612)
                                            ---------    ---------    ---------
         Net cash provided (used)
           by investing activities           (100,917)     (36,361)      18,179
                                            ---------    ---------    ---------
Cash flows from financing activities:
  Issuance of common stock                      8,051        7,807        6,419
  Repayment of debt                              (435)        (395)        (360)
  Dividends paid                              (18,761)     (17,002)     (15,864)
  Purchase of treasury stock                                             (4,711)
                                            ---------    ---------    ---------
         Net cash used by financing
           activities                         (11,145)      (9,590)     (14,516)
                                            ---------    ---------    ---------

Increase (decrease) in cash                     1,105         (163)         481

  Cash at beginning of year                     1,839        2,002        1,521
                                           ---------     ---------    ---------

  Cash at end of year                      $   2,944     $   1,839    $   2,002
                                           =========     =========    =========

See  accompanying  notes  to  consolidated  financial  statements.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

 1  -     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION  OF  BUSINESS

     Harleysville Group consists of Harleysville Group Inc. and its subsidiaries
(all  wholly  owned).   Those  subsidiaries  are:
     -     Harleysville-Atlantic  Insurance  Company  (Atlantic)
     -     Harleysville  Insurance  Company  (HIC)
     -     Harleysville  Insurance  Company  of  New  Jersey  (HNJ)
     -     Harleysville  Insurance  Company  of  New  York  (HIC  New  York)
     -     Harleysville  Insurance  Company  of  Ohio  (HIC  Ohio)
     -     Harleysville  Lake  States  Insurance  Company  (Lake  States)
     -     Harleysville  Preferred  Insurance  Company  (Preferred)
     -     Harleysville  Worcester  Insurance  Company  (Worcester)
     -     Mid-America  Insurance  Company  (Mid-America)
     - Harleysville Ltd., a real estate partnership that owns the home office

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

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including loss and loss settlement expenses, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses, including the determination of other-than-temporary declines in investments, during the reporting period. Actual results could differ from these estimates.

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

     STOCK-BASED  COMPENSATION

     Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recognized for fixed stock option grants and an employee stock purchase plan. Compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. The following table illustrates the effect on net income and earnings per share as if the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (as amended by SFAS No. 148), "Accounting for
Stock-Based  Compensation,"  had  been  applied  to  all  periods  presented.




                                          2002        2001       2000
                                        --------    --------    --------
                                     (in thousands, except per share data)
  Net income, as reported               $46,255     $43,493     $48,692
  Plus:  Stock-based employee
    compensation expense included
    in reported net income, net
    of related tax effects                2,631         687       1,258
  Less:  Total stock-based
   employee compensation expense
   determined under fair value
   based method for all awards,
   net of related tax effects            (5,212)     (3,185)    (3,103)
                                        -------     -------     -------
  Pro forma net income                  $43,674     $40,995     $46,847
                                        =======     =======     =======

  Basic earnings
   per share:
    As reported                         $  1.56     $  1.49     $  1.69
    Pro forma                           $  1.47     $  1.40     $  1.62

  Diluted earnings
   per share:
    As reported                         $  1.53     $  1.46     $  1.67
    Pro forma                           $  1.44     $  1.38     $  1.61


     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

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

 2  -  TRANSACTIONS  WITH  AFFILIATES

     (A)  UNDERWRITING

     The insurance subsidiaries participate in a reinsurance pooling agreement with Mutual whereby such subsidiaries cede to Mutual all of their insurance business and assume from Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement expenses and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986. Harleysville Group's participation was 72% for 2002, 2001 and 2000.

     Because this agreement does not relieve Harleysville Group of primary liability as the originating insurer, there is a concentration of credit risk arising from business ceded to Mutual. However, the reinsurance pooling agreement provides for the right of offset, and the net pooling balance with Mutual is not material at December 31, 2002 and 2001. Mutual has an A. M. Best rating of "A" (Excellent).

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 2  -  TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     (A)  UNDERWRITING  (CONTINUED)

     The following amounts represent reinsurance transactions between Harleysville Group and Mutual under the pooling arrangement:




                             2002        2001       2000
                           --------    --------    --------
                                   (in thousands)
Ceded:
  Premiums written         $689,597    $649,974    $606,766
                           ========    ========    ========
  Premiums earned          $664,576    $633,298    $603,650
                           ========    ========    ========
  Losses incurred          $451,105    $459,906    $440,973
                           ========    ========    ========

Assumed:
  Premiums written         $805,641    $754,621    $708,289
                           ========    ========    ========
  Premiums earned          $772,426    $736,924    $695,147
                           ========    ========    ========
  Losses incurred          $521,948    $527,773    $497,198
                           ========    ========    ========

Net assumed from Mutual:
  Unearned premiums        $ 54,035    $ 45,841    $ 44,820
                           ========    ========    ========
  Unpaid losses and loss
    settlement expenses    $166,188    $155,301    $145,578
                           ========    ========    ========


     Harleysville Group and Mutual are parties to a reinsurance agreement whereby Mutual, in return for a reinsurance premium, reinsured accumulated catastrophe losses in a quarter up to $14,400,000 for 2002, 2001 and 2000. This reinsurance coverage was in excess of a retention of $3,600,000 for 2002, 2001 and 2000. The agreement excludes catastrophe losses resulting from earthquakes, terrorism or hurricanes and supplements the existing external catastrophe reinsurance program. Under this agreement, Harleysville Group ceded to Mutual premiums earned of $7,791,000, $7,035,000 and $6,817,000, and losses incurred of $334,000, $7,951,000 and $4,397,000 for 2002, 2001 and 2000, respectively.

     (B)  PROPERTY

     Harleysville Ltd. leases the home office to Mutual, which shares the facility with Harleysville Group. Rental income under the lease was $3,531,000, $3,512,000 and $3,421,000 for 2002, 2001 and 2000, respectively, and is included in other income after elimination of intercompany amounts of $2,161,000, $2,149,000 and $2,094,000 in 2002, 2001 and 2000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 2  -  TRANSACTIONS  WITH  AFFILIATES  (CONTINUED)

     (C)  MANAGEMENT  AGREEMENTS

     Harleysville Group Inc. received $6,808,000, $7,316,000 and $7,425,000 of management fee income in 2002, 2001 and 2000, respectively, under agreements whereby Harleysville Group Inc. provides management services to Mutual and other affiliates. Such amounts are included in other income.


     (D)  INTERCOMPANY  BALANCES

     Intercompany balances are created primarily from the pooling arrangement (settled quarterly), allocation of common expenses, collection of premium balances and payment of claims (settled monthly). No interest is charged or received on intercompany balances due to the timely settlement terms and nature of the items. Interest expense on the loan from Mutual described in Note 8 was $483,000, $936,000 and $1,302,000 in 2002, 2001 and 2000, respectively.

     Harleysville Group has off-balance-sheet credit risk related to approximately $68,000,000 and $64,000,000 of premium balances due to Mutual from agents and insureds at December 31, 2002 and 2001, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS

     The amortized cost and estimated fair value of investments, including amounts on loan under the securities lending agreement, in fixed maturity and equity securities are as follows:



                                             DECEMBER 31, 2002
                             -------------------------------------------------
                                        GROSS        GROSS         ESTIMATED
                           AMORTIZED    UNREALIZED   UNREALIZED    FAIR
                           COST         GAINS        LOSSES        VALUE
                           ---------    ----------   ----------    -----------
                                             (in thousands)
Held to maturity:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies       $    5,324    $    354    $             $    5,678

 Obligations of states
  and political
  subdivisions                228,438      16,878                     245,316

 Corporate securities         151,400      14,554         (6)         165,948
                           ----------    --------    -------       ----------

Total held to maturity        385,162      31,786         (6)         416,942
                           ----------    --------    -------       ----------

Available for sale:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies           62,965       7,189        (33)          70,121

 Obligations of states
  and political
  subdivisions                446,115      29,261       (256)         475,120

 Corporate securities         328,347      26,932     (4,018)         351,261

 Mortgage-backed
  securities                  214,453      14,063       (149)         228,367
                           ----------    --------    -------       ----------

Total available for sale    1,051,880      77,445     (4,456)       1,124,869
                           ----------    --------    -------       ----------

Total fixed maturities     $1,437,042    $109,231    $(4,462)      $1,541,811
                           ==========    ========    =======       ==========

Total equity securities    $   96,849    $ 20,199    $(9,871)      $  107,177
                           ==========    ========    =======       ==========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)




                                            DECEMBER 31, 2001
                             ------------------------------------------------
                                          GROSS         GROSS         ESTIMATED
                           AMORTIZED      UNREALIZED    UNREALIZED    FAIR
                           COST           GAINS         LOSSES        VALUE
                           ----------     ----------    ----------    -----------
                                              (in thousands)
Held to maturity:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies        $    6,407    $   320       $   (48)      $    6,679

 Obligations of states
  and political
  subdivisions                 257,833     11,153           (19)         268,967

 Corporate securities          175,259      8,826          (143)         183,942
                            ----------    -------       -------       ----------


Total held to maturity         439,499     20,299          (210)         459,588
                            ----------    -------       -------       ----------

Available for sale:
 U.S. Treasury securities
  and obligations of
  U.S. government corpora-
  tions and agencies            63,546      3,256          (156)          66,646

 Obligations of states
  and political
  subdivisions                 353,826     12,540          (794)         365,572

 Corporate securities          374,232     12,751        (3,106)         383,877

 Mortgage-backed
  securities                   164,443      5,121        (1,395)         168,169
                            ----------    -------       -------       ----------

Total available for sale       956,047     33,668        (5,451)         984,264
                            ==========    =======       =======       ==========
Total fixed maturities      $1,395,546    $53,967       $(5,661)      $1,443,852
                            ==========    =======       =======       ==========

Total equity securities     $  110,803    $47,968       $(8,085)      $  150,686
                            ==========    =======       =======       ==========



     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2002 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)



                                            ESTIMATED
                             AMORTIZED      FAIR
                             COST           VALUE
                             ----------     ------------
                                   (in thousands)
Held to maturity:
  Due in one year or less    $   56,446     $     57,432

  Due after one year
   through five years           189,633          205,841

  Due after five years
   through ten years            128,086          141,707

  Due after ten years            10,997           11,962
                             ----------       ----------
                                385,162          416,942
                             ----------       ----------

Available for sale:

  Due in one year or less        66,963           68,243

  Due after one year
   through five years           227,052          245,800

  Due after five years
   through ten years            442,297          473,614

  Due after ten years           101,115          108,845
                             ----------       ----------


                                837,427          896,502
  Mortgage-backed
   securities                   214,453          228,367
                             ----------       ----------
                              1,051,880        1,124,869
                             ----------       ----------
Total fixed maturities       $1,437,042       $1,541,811
                             ==========       ==========

     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2002 and 2001 amounted to $25,555,000 and $25,261,000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)

     A  summary  of  net  investment  income  is  as  follows:




                                   2002       2001       2000
                                 -------    --------   --------
                                       (in thousands)
Interest on fixed maturities     $84,438    $83,191    $83,958
Dividends on equity securities     1,787      1,768      2,007
Interest on short-term
  investments                      1,078      1,712      1,846
                                 -------    -------    -------

Total investment income           87,303     86,671     87,811

Investment expense                 1,038      1,153      1,020
                                 -------    -------    -------
Net investment income            $86,265    $85,518    $86,791
                                 =======    =======    =======

     Realized gross gains (losses) from investments and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:




                                  2002       2001        2000
                               ---------   ---------    ---------
                                        (in thousands)
Fixed maturity securities:
Held to maturity:
    Gross gains                $    410    $    183    $    48
    Gross losses                   (226)         (1)      (988)

  Available for sale:
    Gross gains                   2,944       5,717          52
    Gross losses                 (2,470)     (1,394)       (916)

Equity securities:
  Gross gains                     9,479      11,217      15,898
  Gross losses                  (28,585)    (18,793)     (4,314)
                               --------    --------    --------
Net realized investment
  gains (losses)               $(18,448)   $ (3,071)   $  9,780
                               ========    ========    ========

Change in difference between
 fair value and cost of
 investments(1):
  Fixed maturity securities    $ 56,463    $ 14,310    $ 46,321
  Equity securities             (29,555)    (28,350)    (23,739)
                               --------    --------    --------

Total                          $ 26,908    $(14,040)   $ 22,582
                               ========    ========    ========


(1)  Parentheses  indicate  a  net  unrealized  decline  in  fair  value.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 3  -  INVESTMENTS  (CONTINUED)

     Income taxes (benefit) on realized investment gains (losses) were $(6,441,000), $(1,075,000) and $3,423,000 for 2002, 2001 and 2000, respectively.

     Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $29,161,000 and $23,835,000 at December 31, 2002 and 2001, respectively.

     At December 31, 2002, Harleysville Group held cash collateral of $139,215,000 related to securities on loan with a market value of $135,544,000. Harleysville Group's policy is to require initial collateral of 102% of the market value of loaned securities plus accrued interest, which is required to be maintained daily by the borrower at no less than 100% of such market value plus accrued interest over the life of the loan. Acceptable collateral includes cash and money market instruments, government securities, "A" rated corporate obligations, "AAA" rated asset-backed securities or GICs and Funding Agreements from issuers rated "A" or better.

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

                               HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 4  -  REINSURANCE  (CONTINUED)




                         2002        2001         2000
                       --------    --------     --------
                                 (in thousands)
Premiums written:
  Direct               $842,897    $781,190     $740,425
  Assumed                22,189      29,683       26,415
  Ceded                 (67,236)    (63,286)    (65,368)
                       --------    --------     --------

Net premiums written   $797,850    $747,587     $701,472
                       ========    ========     ========

Premiums earned:

  Direct               $807,332    $761,792     $738,797
  Assumed                25,215      29,442       25,653
  Ceded                 (67,911)    (61,345)    (76,120)
                       --------    --------     --------
Net premiums earned    $764,636    $729,889     $688,330
                       ========    ========     ========


     Losses and loss settlement expenses are net of reinsurance recoveries of $38,172,000, $68,852,000 and $55,638,000 for 2002, 2001 and 2000, respectively.

 5  -  CONTINGENCY

     GE Reinsurance Corporation (GE Re) had sought rescission of a reinsurance agreement between Mutual and GE Re relating to certain automobile insurance policies written in California through a managing general agent beginning in 1999.

     On December 13, 2002, Mutual and GE Re settled this matter by agreeing to a commutation and termination of the reinsurance agreement effective December 31, 2002. The settlement agreement did not materially impact Harleysville Group's financial statements.

 6  -  PROPERTY  AND  EQUIPMENT

     Property and equipment consisted of land and buildings with a cost of $30,511,000 and $29,867,000, and equipment, including software, with a cost of $15,569,000 and $14,782,000 at December 31, 2002 and 2001, respectively.
Accumulated depreciation related to such assets was $18,524,000 and $15,776,000 at December 31, 2002 and 2001, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

6  -  PROPERTY  AND  EQUIPMENT  (CONTINUED)

     Rental expense under leases with non-affiliates amounted to $1,960,000, $2,832,000 and $3,519,000 for 2002, 2001 and 2000, respectively. Operating lease  commitments  were  not  material  at  December  31,  2002.

 7  -  LIABILITY  FOR  UNPAID  LOSSES  AND  LOSS  SETTLEMENT  EXPENSES

     Activity in the liability for unpaid losses and loss settlement expenses is summarized as follows:




                                      2002         2001        2000
                                    --------     --------     --------
                                            (in thousands)
Liability at January 1              $879,056     $864,843     $901,352
  Less reinsurance recoverables       78,195       72,259       77,438
                                    --------     --------     --------

Net liability at January 1           800,861      792,584      823,914
                                    --------     --------     --------

Incurred related to:
  Current year                       526,265      537,172      541,738
  Prior years                         (4,648)     (17,350)     (48,937)
                                    --------     --------     --------

    Total incurred                   521,617      519,822      492,801
                                    --------     --------     --------


Paid related to:
  Current year                       199,874      229,435      244,978
  Prior years                        265,422      282,110      279,153
                                    --------     --------     --------

    Total paid                       465,296      511,545      524,131
                                    --------     --------     --------

Net liability at December 31         857,182      800,861      792,584
  Plus reinsurance recoverables       71,153       78,195       72,259
                                    --------     --------     --------

Liability at December 31            $928,335     $879,056     $864,843
                                    ========     ========     ========

     Harleysville Group recognized favorable development in the provision for insured events of prior years of $4,648,000, $17,350,000 and $48,937,000 in
2002, 2001 and 2000, respectively. The favorable development for 2002 primarily relates to lower-than-expected claim severity in the commercial and personal lines of business. The favorable development for 2001 primarily relates to lower-than-expected loss settlement expenses and, for 2000, lower-than-expected loss settlement expenses and lower-than-expected claim severity in the commercial and personal lines of business. The 2001 and 2000 favorable development includes

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 7  -  Liability  for  Unpaid  Losses  and  Loss  Settlement  Expenses
     (Continued)

$14,772,000 and $20,186,000 of reductions in loss settlement expenses. In both years, such reductions are related to benefits from initiatives to reduce costs of adjusting claims and to the favorable development on losses.

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

 8  -  DEBT

     Debt  is  as  follows:




                                  DECEMBER 31,
                              --------------------
                                2002        2001
                              -------     -------
                                 (in thousands)
  Notes, 6.75%, due 2003      $75,000     $75,000
  Demand term-loan payable
    to Mutual, LIBOR plus
    0.65%, due 2005            18,500      18,500
  Economic Development
    Corporation (EDC)
    Revenue Bond obligation     2,120       2,555
                              -------     -------

  Total debt                  $95,620     $96,055
                              =======     =======

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

 8  -  DEBT  (CONTINUED)

     The fair value of the notes was $76,069,000 and $76,388,000 at December 31, 2002 and 2001, respectively, based on quoted market prices for the same or similar debt. The carrying value of the remaining debt approximates fair value.

     The EDC obligation is secured by Lake States' building. Interest is payable semiannually at a variable rate (1.7% at December 31, 2002) equal to the market interest rate that would allow the bonds to be remarketed at par value. The bonds are subject to redemption prior to maturity in 2006 at levels dependent upon the occurrence of certain events.

     Interest  paid  was $5,599,000, $6,134,000 and $6,507,000 in 2002, 2001 and
2000,  respectively.

 9  -  RESTRUCTURING  CHARGES

     In 1999 and 2000, Harleysville Group recorded restructuring charges in connection with the consolidation of its claims offices and field operations. There is no remaining liability for these restructurings at December 31, 2002. The charge (benefit) to earnings for these restructuring charges was $15,000, $(118,000) and $949,000 for 2002, 2001 and 2000, respectively. The 2002 and
2001  amounts  primarily  are  from  changes in the estimate of occupancy costs.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

10  -  SHAREHOLDERS'  EQUITY

     Comprehensive  income  consisted  of  the  following:



                                2002        2001        2000
                              -------     --------     -------
(in thousands)
Net income                    $46,255     $ 43,493    $48,692
                              -------     --------    -------
Other comprehensive
 income:
  Unrealized investment
   holding gains (losses)
   arising during period,
   net of taxes (benefits)
   of $(1,195), $(7,463)
   and $6,082                  (2,220)     (13,859)     11,296
 Less:
  Reclassification
   adjustment for (gains)
   losses included in net
   income, net of taxes
   (benefits) of $(6,521),
   $(1,139) and $3,752         12,111        2,114      (6,968)
                              -------     --------     -------

  Net unrealized
   investment gains (losses)    9,891      (11,745)      4,328
                              -------     --------     -------

  Minimum pension liability
   net of taxes (benefits)
   of $(2,730)                 (5,070)
                              -------     --------     -------
Other comprehensive income      4,821      (11,745)      4,328
                              -------     --------     -------

Comprehensive income          $51,076     $ 31,748     $53,020
                              =======     ========     =======


     A source of cash for the payment of dividends is dividends from subsidiaries. Harleysville Group Inc.'s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2002, $10,960,000 would be available for distribution to Harleysville Group Inc. without prior approval until October 1, 2003, after which $52,860,000 would be available for distribution to Harleysville Group Inc. without prior approval.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

10  -  SHAREHOLDERS'  EQUITY  (CONTINUED)

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles, which were effective January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of, conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the January 1, 2001 statutory capital and surplus of the Company's insurance subsidiaries ranged from a decrease of $442,000 to an increase of $6,397,000 and was an increase of $21,003,000 on a consolidated basis.

     The following table contains selected information for Harleysville Group Inc.'s property and casualty insurance subsidiaries, as determined in accordance with prescribed statutory accounting practices:




                                          DECEMBER 31,
                                -------------------------------
                                   2002       2001        2000
                                 --------    --------    --------
                                         (in thousands)
Statutory capital and surplus    $509,344    $538,878    $515,679
                                 ========    ========    ========

Statutory unassigned surplus     $375,075    $404,609    $381,410
                                 ========    ========    ========

Statutory net income             $ 42,338    $ 41,095    $ 48,412
                                 ========    ========    ========



11  -  INCOME  TAXES

     The  components  of  income  tax  expense  (benefit)  are  as  follows:




                2002      2001       2000
              -------    -------    -------
Current       $ 9,172    $11,732    $10,410
Deferred        1,055     (3,425)    (1,397)
              -------    -------    -------
              $10,227    $ 8,307    $ 9,013
              =======    =======    =======


     Cash paid for federal income taxes in 2002, 2001 and 2000 was $13,250,000, $13,158,000 and $6,499,000, respectively.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

11  -  INCOME  TAXES  (CONTINUED)

     The actual income tax rate differed from the statutory federal income tax rate applicable to income before income taxes as follows:




                             2002      2001      2000
                            ------    ------    ------
Statutory federal income
  tax rate                   35.0%     35.0%     35.0%
Tax-exempt interest         (16.8)    (19.3)    (19.7)
Other, net                   (0.1)      0.3       0.3
                            -----     -----     -----
                             18.1%    16.0%      15.6%
                            =====    =====      =====

     The tax effects of the significant temporary differences that give rise to deferred tax liabilities and assets are as follows:



                                       DECEMBER 31,
                                --------------------------
                                 2002        2001
                               --------    --------
                                   (in thousands)
Deferred tax liabilities:
  Deferred policy acquisition
    costs                       $33,214    $30,127
  Unrealized investment          29,161     23,835
  Other                           9,373      6,169
                                -------    -------
    Total deferred tax
      liabilities                71,748     60,131
                                -------    -------

Deferred tax assets:
  Unearned premiums              27,080     24,755
  Losses incurred                42,494     41,811
  Pension plan                    8,077      4,842
  AMT credit carryforward         6,141      4,811
  Other                          13,740     13,347
                                -------    -------
    Total deferred tax
      assets                     97,532     89,566
                                -------    -------
    Net deferred tax asset      $25,784    $29,435
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

12  -  INCENTIVE  PLANS

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

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

12  -  INCENTIVE  PLANS  (CONTINUED)

     Information regarding activity in Harleysville Group's fixed stock option plans is presented below:



                                          WEIGHTED-AVERAGE
                           NUMBER         EXERCISE PRICE
                           OF SHARES      PER SHARE
                          ----------      ----------------
Outstanding at
    December 31, 1999     2,115,944          $16.30
  Granted--2000             434,361           16.48
  Exercised--2000          (254,567)          12.65
  Forfeited--2000          (187,948)          18.09
                          ---------           ------

  Outstanding at
    December 31, 2000     2,107,790            16.62
  Granted--2001             475,850            26.36
  Exercised--2001          (259,912)           14.26
  Forfeited--2001           (84,180)           16.31
                          ---------           ------

  Outstanding at
    December 31, 2001     2,239,548            18.97
  Granted--2002             495,917            27.20
  Exercised--2002          (323,611)           14.98
  Forfeited--2002          (291,313)           15.93
                          ---------           ------

  Outstanding at
    December 31, 2002     2,120,541           $21.92
                          =========           ======

  Exercisable at:
    December 31, 2000     1,552,506           $16.37
                          =========           ======

    December 31, 2001     1,608,426           $17.21
                          =========           ======

    December 31, 2002     1,455,606           $19.64
                          =========           ======

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

12  -  INCENTIVE  PLANS  (CONTINUED)

     The following table summarizes information about fixed stock options at December 31, 2002:




                                  RANGE OF EXERCISE PRICES
                          ----------------------------------------
                          $11.13-16.69   $17.94-24.50   $26.36-27.20
                          ------------   ------------   ------------
Options outstanding at
  December 31, 2002:

  Number of options          546,240        664,556        909,745
                          ==========     ==========     ==========

  Weighted-average
   remaining contractual
   life                    5.3 years      5.5 years      8.9 years
                          ==========     ==========     ==========

  Weighted-average
   exercise price         $    14.76     $    21.12     $    26.81
                          ==========     ==========     ==========

Options exercisable at
  December 31, 2002:

  Number of options          546,240        662,556        246,810
                          ==========     ==========     ==========

  Weighted-average
   exercise price         $    14.76     $    21.13     $    26.45
                          ==========     ==========     ==========



     The per share weighted-average fair value of options granted during 2002, 2001 and 2000 was $9.04, $8.45 and $4.80, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 2.21%, 2.12% and 3.31%; expected volatility of 37.34%, 34.89% and 31.84%; risk-free interest rate of 4.60%, 4.77% and 6.76%; and an expected life of 5.25 years.

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

12  -  INCENTIVE  PLANS  (CONTINUED)

Other  Stock  Purchase  and  Incentive  Plans
----------------------------------------

     Harleysville Group Inc. is authorized to issue up to 1,000,000 shares of common stock under the terms of the 1995 Employee Stock Purchase Plan. Virtually all employees are eligible to participate in the plan, under which a participant may elect to have up to 15% of base pay withheld to purchase shares. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. Each subscription period runs from January 15 through July 14, or July 15 through January 14. Under the plan, Harleysville Group Inc. issued 92,175, 93,637 and 156,958 shares to employees in 2002, 2001 and 2000, respectively.

     Under Harleysville Group Inc.'s 1995 Agency Stock Purchase Plan, eligible independent insurance agencies may invest up to $12,500 in shares of common stock at 90% of the fair market value at the end of each six-month subscription period. There are 1,000,000 shares of common stock available under the plan. There were 43,174, 29,980 and 60,844 shares issued under the plan for which $76,000, $180,000 and $66,000 of expense was recognized in 2002, 2001 and 2000, respectively.

     The 1996 Directors' Stock Purchase Plan provides for the issuance of up to 200,000 shares of Harleysville Group Inc. common stock to outside directors of Harleysville Group Inc. and Mutual. The purchase price of the stock is 85% of the lower of the beginning-of-the-subscription-period or end-of-the-subscription-period fair market value. In 2002, 2001 and 2000 respectively, there were 9,647, 7,999 and 4,965 shares issued under the plan for which $31,000, $75,000 and $20,000 of expense was recognized.

     Harleysville Group has incentive bonus plans. Cash and common stock bonuses are earned on a formula basis depending upon the performance of Harleysville Group and Mutual in relation to certain targets. There are 600,000 shares of common stock available under the Long Term Incentive Plan and none of these shares has been issued. Harleysville Group's expense for such plans was $7,291,000, $1,808,000 and $2,963,000 for 2002, 2001 and 2000, respectively.

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

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

13  -  PENSION  AND  OTHER  BENEFIT  PLANS  (CONTINUED)

     The  following  table  sets forth the year-end status of the plan including
Mutual:




                                           2002         2001
                                         --------     --------
                                              (in thousands)
Change in benefit obligation
  Benefit obligation at January 1        $126,900     $110,066
  Service cost                              5,632        4,745
  Interest cost                             9,137        8,348
  Amendments                                  28
  Net actuarial loss                      12,780         8,035
  Benefits paid                           (4,645)       (4,294)
                                         -------      --------

      Benefit obligation at
       December 31                       $149,832     $126,900
                                         ========     ========

Change in plan assets
  Fair value of plan assets at
    January 1                            $101,967     $118,727
  Actual return on plan assets            (17,549)     (12,657)
  Contributions                             2,493
  Benefits paid                            (4,448)      (4,103)
                                         --------     --------

      Fair value of plan assets
       at December 31                    $ 82,463     $101,967
                                         ========     ========

Funded status                            $(67,369)    $(24,933)
Unrecognized net actuarial loss
  (gain)                                   39,559         (845)
Unrecognized prior service cost             1,229        1,608
Unrecognized transition obligation            213          266
                                         --------     --------
Accrued pension cost:
  Entire plan                            $(26,368)    $(23,904)
                                         ========     ========

  Harleysville Group portion             $(18,159)    $(16,364)
                                         ========     ========

Amounts recognized in the statement
 of financial position consist of:
  Accrued pension cost                   $(26,780)    $(16,608)
  Intangible asset                            821          244
  Accumulated other comprehensive
    income                                  7,800
                                         --------     --------
     Net amount recognized               $(18,159)    $(16,364)
                                         ========     ========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

13  -  PENSION  AND  OTHER  BENEFIT  PLANS  (CONTINUED)

     The net periodic pension cost for the plan including Mutual consists of the following components:



                                 2002         2001        2000
                               --------      --------    --------
                                          (in thousands)
Components of net periodic
  pension cost:
    Service cost                $  5,632     $ 4,745     $4,434
    Interest cost                  9,137       8,348      7,482
    Expected return on
     plan assets                 (10,076)     (9,596)    (8,580)
    Recognized net actuarial
     loss (gain)                       1        (152)      (478)
    Amortization of prior
     service cost                    407         588        610
    Net transition
     amortization                     53          19       (117)
    Curtailment                   (1,962)
                                --------     -------     -------

Net periodic pension cost:
  Entire plan                   $  5,154     $ 3,952     $ 1,389
                                ========     =======     =======
  Harleysville Group
   portion                      $  3,477     $ 2,663     $   788
                                ========     =======     =======


                                   2002        2001       2000
                                 --------    --------   --------

Weighted-average assumptions
  as of December 31:
    Discount rate                  6.75%      7.25%       7.50%
    Expected long-term rate
     of return on plan
     assets                        9.00%      9.50%       9.50%
    Rate of compensation
     increase                      4.50%      4.50%       4.50%

     Harleysville Group has profit-sharing plans covering qualified employees. Harleysville Group's expense under the plans was $1,573,000, $1,601,000 and $2,821,000 for 2002, 2001 and 2000, respectively.

                               HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

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

     Financial  data  by  segment  is  as  follows:



                                 2002        2001       2000
                               --------     --------     --------
                                         (in thousands)
Revenues:
  Premiums earned:
    Commercial lines           $553,194     $493,362     $437,873
    Personal lines              211,442      236,527      250,457
                               --------     --------     --------
      Total premiums
       earned                   764,636      729,889      688,330
    Net investment income        86,265       85,518       86,791
    Realized investment
      gains (losses)            (18,448)      (3,071)       9,780
    Other                        15,283       15,415       17,670
                               --------     --------     --------


Total revenues                 $847,736     $827,751     $802,571
                               ========     ========     ========

Income before income taxes:
  Underwriting loss:
    Commercial lines           $(11,473)    $ (7,128)    $(22,925)
    Personal lines              (13,963)     (29,372)     (23,281)
                               --------     --------     --------
      SAP underwriting
      loss                      (25,436)     (36,500)     (46,206)
      GAAP adjustments            8,803        2,017        3,602
                               --------     --------     --------

      GAAP underwriting
       loss                     (16,633)     (34,483)     (42,604)
    Net investment income        86,265       85,518       86,791
    Realized investment
      gains (losses)            (18,448)      (3,071)       9,780
    Other                         5,298        3,836        3,738
                               --------     --------     --------

Income before income taxes     $ 56,482     $ 51,800     $ 57,705
                               ========     ========     ========

     HARLEYSVILLE  GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

15  -  EARNINGS  PER  SHARE

     The  computation  of  basic  and  diluted earnings per share is as follows:




                               2002          2001         2000
                            ---------      --------     --------
                       (dollars in thousands, except per share data)
Numerator for basic
  and diluted earnings
  per share:
    Net income              $46,255        $43,493       $48,692
                            =======        =======       =======

Denominator for basic
  earnings per share --
  weighted-average
  shares outstanding     29,699,201     29,267,587     28,838,824

Effect of stock
  incentive plans           596,748        550,942        297,582
                           --------       --------       --------
Denominator for
  diluted earnings
  per share              30,295,949     29,818,529     29,136,406
                         ==========     ==========     ==========

Basic earnings
  per share                 $  1.56        $  1.49        $  1.69
                            =======        =======        =======

Diluted earnings
  per share                 $  1.53        $  1.46        $  1.67
                            =======        =======        =======


     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:


                      2002    2001    2000
                      ----    ----    ----
                       (in  thousands)

Number of options     491     284     566
                      ===     ===     ===

     HARLEYSVILLE GROUP
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     (Continued)

16  -  QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)


                                             2002
                  -------------------------------------------------------
                           (in thousands, except per share data)

                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                   ---------    --------     --------     --------     ---------
Revenues            $208,210     $192,149     $222,287     $225,090    $847,736
Losses and
 expenses            191,287      195,353      202,562      202,052     791,254
Net income            13,340          296       15,216       17,403      46,255
Earnings per
 common share:
  Basic             $    .45     $    .01     $    .51     $    .58     $  1.56
  Diluted           $    .44     $    .01     $    .50     $    .57     $  1.53


                                             2001
                  -------------------------------------------------------
                           (in thousands, except per share data)

                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                   ---------    --------     --------     --------     ---------
Revenues           $200,320     $203,442     $205,821     $218,168     $827,751
Losses and
 expenses           189,523      190,309      197,396      198,723      775,951
Net income            9,718       10,978        7,855       14,942       43,493
Earnings per
 common share:
  Basic            $    .33     $    .38     $    .27     $    .51     $   1.49
  Diluted          $    .33     $    .37     $    .26     $    .50     $   1.46

     Independent  Auditors'  Report


The  Board  of  Directors
 and  Shareholders
Harleysville  Group  Inc.:


We have audited the accompanying consolidated balance sheets of Harleysville Group as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville Group as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


          /s/KPMG  LLP



Philadelphia,  Pennsylvania
February  14,  2003