Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE GROUP INC
filed 2003-03-26
CIK 792013

EXHIBIT  13(E)

MARKET  FOR  COMMON  STOCK  AND  RELATED  SECURITY  HOLDER  MATTERS

     The stock of Harleysville Group Inc. is quoted on the Nasdaq National Market System, and assigned the symbol HGIC. At the close of business on March 5, 2003, the approximate number of holders of record of Harleysville Group Inc.'s common stock was 2,404 (counting all shares held in single nominee registration as one shareholder).

     The payment of dividends is subject to the discretion of Harleysville Group Inc.'s Board of Directors which each quarter considers, among other factors, Harleysville Group's operating results, overall financial condition, capital requirements and general business conditions. The present quarterly dividend of $0.165 per share paid in each of the third and fourth quarters of 2002 is expected to continue during 2002. As a holding company, one of Harleysville Group Inc.'s sources of cash with which to pay dividends is dividends from its subsidiaries. Harleysville Group Inc.'s insurance company subsidiaries are subject to state laws that restrict their ability to pay dividends. See Note 10 of the Notes to Consolidated Financial Statements.

     The following table sets forth the amount of cash dividends declared per share, and the high and low bid quotations as reported by Nasdaq for Harleysville Group Inc.'s common stock for each quarter during the past two years.

                                                CASH
                                                DIVIDENDS
     2002                 HIGH       LOW        DECLARED
     -----------------------------------------------------
     First  Quarter       $27.26     $22.60     $.15
     Second  Quarter       32.37      24.46      .15
     Third  Quarter        27.87      19.57      .165
     Fourth  Quarter       29.05      23.32      .165

                                                 CASH
                                                 DIVIDENDS
      2002                HIGH         LOW       DECLARED
     -----------------------------------------------------
     First  Quarter       $30.06      $20.44     $.14
     Second  Quarter       30.01       21.44      .14
     Third  Quarter        30.15       19.10      .15
     Fourth  Quarter       26.72       23.14      .15